Exhibit 2.7

MODIVCARE TOPCO, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS DRAFT REMAINS SUBJECT TO CONTINUING NEGOTIATIONS WITH ALL PARTIES AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS, INCLUDING SUCH PARTIES’ CONSENT RIGHTS UNDER RESTRUCTURING SUPPORT AGREEMENT.

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6.5	Place of Meetings	32
6.6	Notice of Meetings	32
6.7	Meetings by Remote Communication	32
6.8	Quorum; Acts of Managers	33
6.9	Organization, Agenda and Procedures	33
6.10	Waiver of Notice	33
6.11	Managers’ Action By Written Consent	33
6.12	Removal	34
6.13	Resignation	34
6.14	Vacancies	34
6.15	Committees	35
6.16	Compensation of Managers	35
6.17	Subsidiary Governing Bodies	36
6.18	Affiliate Transactions	36
6.19	Required Approval of Board and Majority Members for Certain Actions	36
6.20	Observers	37

ARTICLE 7 OFFICERS; POWERS OF OFFICERS		38

7.1	Election and Tenure	38
7.2	Resignation, Removal and Vacancies	38
7.3	Chairperson	38
7.4	Chief Executive Officer	39
7.5	Chief Financial Officer	39
7.6	Vice Presidents	39
7.7	Secretary	39
7.8	Treasurer	39
7.9	Assistant Secretaries and Assistant Treasurers	39
7.10	Salaries	40
7.11	Borrowing	40
7.12	Checks and Endorsements	40
7.13	Deposits	40
7.14	Proxies	40

ARTICLE 8 EXCULPATION AND INDEMNIFICATION		41

8.1	Exculpation	41
8.2	Indemnification	42
8.3	No Member Liability	44
8.4	Settlements	44
8.5	Business Opportunities; Fiduciary Duties	44
8.6	Subrogation	47
8.7	Insurance	47
8.8	Amendments	47

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ARTICLE 9 TRANSFERS		48

9.1	Restrictions on Transfers	48
9.2	Transfer Agents; Regulations	54
9.3	Drag-Along Transactions	54
9.4	Tag-Along Transactions	59
9.5	Appointment of Purchaser Representative	63
9.6	Preemptive Rights	63
9.7	Right of First Offer	65

ARTICLE 10 FISCAL YEAR; BOOKS OF ACCOUNT; REPORTS		67

10.1	Fiscal Year	67
10.2	Books and Records	67
10.3	Tax Election	67
10.4	Required Records	68
10.5	Audits of Books and Accounts	68

ARTICLE 11 DISTRIBUTIONS		68

11.1	Distributions	68
11.2	Limitations on Distributions	69
11.3	No Other Distributions	69
11.4	Withholding Tax	70

ARTICLE 12 WITHDRAWALS; ACTION FOR PARTITION		70

12.1	Waiver of Partition	70
12.2	Covenant Not to Withdraw or Dissolve	70

ARTICLE 13 DISSOLUTION AND LIQUIDATION		71

13.1	Events Causing Dissolution	71
13.2	Liquidation and Winding Up	71

ARTICLE 14 AMENDMENTS		71

14.1	Amendments	71

ARTICLE 15 INFORMATION RIGHTS		73

15.1	Information Rights	72
15.2	Delivery of Information	74
15.3	Termination of Information Rights	74

ARTICLE 16 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS		75

16.1	Representations and Warranties of the Members	75

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16.2	Survival of Representations and Warranties	75

ARTICLE 17 MISCELLANEOUS		77

17.1	Entire Agreement	77
17.2	Counterparts	77
17.3	Severability	77
17.4	Successors and Assigns	77
17.5	Notices	78
17.6	Headings	78

17.7	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL	78

17.8	No Third-Party Beneficiaries	79
17.9	Binding Effect	79
17.10	Additional Actions and Documents	79
17.11	Injunctive Relief	79
17.12	Assignment	80
17.13	Redaction	80
17.14	Spousal Consent	80
17.15	Financial Crimes Matters	80
17.16	Termination	80

ARTICLE 18 CONFIDENTIALITY		81

18.1	Confidentiality	81
18.2	Permitted Disclosure of Confidential Information	81

ARTICLE 19 IPO		83

19.1	IPO Approval	83
19.2	Required Actions	83
19.3	Registration Rights Agreement	84

SCHEDULES AND EXHIBITS

Schedule A	Specified Members
Schedule B	Actions Requiring Approval of the Board and the Majority Members
Schedule C	Initial Officers

Exhibit A	Form of AI Questionnaire
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Transferee Confidentiality Agreement

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
MODIVCARE TOPCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, together with all schedules, exhibits and annexes hereto, this “Agreement”) of ModivCare Topco, LLC (the “Company”), is made as of [●] (the “Effective Date”), by and among (a) the Company and (b) each of the members of the Company from time to time (each, a “Member” and, collectively, the “Members”).

WHEREAS, on November 13, 2025, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq. (as amended from time to time, the “Act”), by filing with the Secretary of State of the State of Delaware a Certificate of Formation of the Company (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Certificate of Formation”);

WHEREAS, on November 13, 2025, the sole member of the Company, Bradley Scher (the “Initial Member”), entered into a Limited Liability Company Agreement of the Company dated as of November 13, 2025 (as amended, supplemented, amended and restated or otherwise modified prior to the Effective Date, together with all schedules, exhibits and annexes thereto, the “Initial LLC Agreement”); and

WHEREAS, on the Effective Date, the Plan of Reorganization (as defined below) became effective and, pursuant thereto, or as contemplated thereby, (a) ModivCare Buyer, LLC, a Delaware limited liability company, purchased substantially all of the assets of ModivCare Inc., a Delaware corporation (“ModivCare Inc.”), in exchange for (among other things) (i) all of the common limited liability company interests of the Company (“Initial Common Units”) that are to be issued and outstanding on the Effective Date (prior to the effectiveness of this Agreement), subject to dilution by (among other things) Initial Common Units issued upon exercise of the Subscription Rights (as defined below) (the Initial Common Units referred to in this clause (i), the “Exchange Units”), and (ii) rights to purchase up to $200,000,000 of the Initial Common Units pursuant to the Equity Rights Offering (as defined in the Plan of Reorganization) (the “Subscription Rights”), (b) ModivCare Inc. distributed the Exchange Units and the Subscription Rights to the recipients thereof as set forth in, or as contemplated by, the Plan of Reorganization, (c) the Company issued Initial Common Units to the recipients of Subscription Rights that had validly exercised the Subscription Rights (such Initial Common Units, together with the Exchange Units, the “Existing Common Units”), (d) the Initial LLC Agreement was amended and restated in its entirety as set forth in, and replaced by, this Agreement, (e) each of the Persons that received Existing Common Units became a party to this Agreement as a “Member” hereunder, became fully bound by, and subject to, all of the covenants, terms, conditions and provisions of this Agreement as a “Member” party hereto, and is deemed to have signed this Agreement, and (f) the Initial Member withdrew as a member of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and other obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Certain Definitions. As used herein:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under common control with the specified Person, and shall also include (a) any Related Fund of such Person and (b) in the case of a specified Person who is an individual, any Family Member or Personal Representative of such Person. The term “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise).

“AI Questionnaire” means an Accredited Investor Questionnaire in the form of Exhibit A attached hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and any other bribery, fraud, kickback or other similar applicable laws or regulations of any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations of any Governmental Authority that relate to money laundering, counter-terrorist financing, or record keeping and reporting requirements in any jurisdiction in which the Company or any of its Subsidiaries is located or doing business.

“Award Agreement” means any agreement, contract or other instrument or document evidencing or governing an award issued under any Management Incentive Plan, including any award consisting of Class B Units or any award that is convertible, exercisable or exchangeable for or into, or which provides for the delivery of, Class B Units.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board Information” means materials and other information given to Managers or members of any committee of the Board, excluding any materials or information provided to Members pursuant to Section 15.1.

“BOI Laws” means the Corporate Transparency Act, 31 U.S.C. § 5336, and all rules, regulations and guidance promulgated thereunder or in connection therewith, and any beneficial ownership reporting law, rule, regulation or guidance of any state or other applicable jurisdiction, as each may be amended, supplemented, updated or replaced from time to time.

“Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by law to close.

“Chairperson” means, as of any time of determination, the chairperson of the Board as of such time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competitor” means, as of any time of determination, (a) any Person that is identified by name on the Restricted List as of such time of determination, which may include one or more Investment Funds, (b) any Person that is engaged in competition with the Company or any of its Subsidiaries as of such time, as reasonably determined by the Board, and (c) any Person that is an Affiliate of any Person referred to in clause (a) or clause (b) that is reasonably identifiable as an Affiliate of any such Person on the basis of such Affiliate’s name; provided, that, (x) solely with respect to clause (a), a Competitor shall not include (i) any Person that is a Member at the time the Board determines to identify such Person on the Restricted List or (ii) any Affiliate of any Person described in clause (x)(i), which Affiliate is an Investment Fund or any Entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer or assignment of Units or other securities or indebtedness of the Company or any of its Subsidiaries), directly or indirectly, Units or other securities or indebtedness of the Company or any of its Subsidiaries, and (y) solely with respect to clause (b), a Competitor shall not include (i) any Investment Fund or (ii) any Entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer or assignment of Units or other securities or indebtedness of the Company or any of its Subsidiaries), directly or indirectly, Units or other securities or indebtedness of the Company or any of its Subsidiaries (it being understood that a Person described in clause (y)(i) or clause (y)(ii) may be a Competitor under clause (a) or clause (c)).

“Covered Person” means (a) any Member, (b) any Affiliate of a Member, (c) any Manager or any member of any committee of the Board, (d) any officer of the Company, (e) any Observer, and (f) any partner, shareholder, member, officer, director, manager, fund adviser, investment adviser, investment manager, controlling person, employee, consultant, counsel, representative or agent of a Member or any Affiliate of a Member (other than any Affiliate that is the Company or any of its Subsidiaries), in each of the foregoing cases, in any such Person’s capacity as such.

“Designating Group” means any of the following groups of Members: (a) the HG Vora Members, (b) the Q Investments Members, (c) the Redwood Members and (d) the TCW Members; provided, that any group of Members described in clauses (a)-(d) of this definition will cease to be a “Designating Group” once the Members in such group do not have a Designation Right.

“Designating Members” means, as of any time of determination, the Members that are included in any Designating Group as of such time; and “Designating Member” means any one of the Designating Members.

“Designation Right” means the right of any Member(s) to designate any Managers pursuant to Section 6.2(b)(i), Section 6.2(b)(ii), Section 6.2(b)(iii), or Section 6.2(b)(iv), as applicable.

“Distribution” means any distribution by the Company to any Member (in its capacity as such), including distributions payable in cash, property or securities and including by means of distribution, redemption, repurchase or liquidation, except that none of the following shall be a Distribution: (a) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of all outstanding Units of any class or series, and (b) any repurchases by the Company of Units from a Management Holder following termination of his or her employment with the Company or any of its Subsidiaries or termination of his or her service as a Manager or any member of any Subsidiary Governing Body.

“Entity” means any corporation, partnership, limited liability company, limited liability partnership, joint stock company, joint venture, estate, association, trust, unincorporated organization or association, business trust, tenancy in common or other legal entity.

“Equity Interests” means, with respect to any Person, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person (however designated).

“Excepted Transaction” means (a) any transaction or agreement entered into, consummated or effected on the Effective Date pursuant to the Plan of Reorganization and (b) any transaction expressly permitted or required by this Agreement, including (i) any Distributions pursuant to Article 11 or Article 13, and (ii) issuances of Additional Securities in accordance with Section 9.6, other than the sale or issuance of any Additional Securities to an Accelerated Acquirer pursuant to Section 9.6(d) (including the payment of any fee or premium in connection therewith).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means any issuance of Additional Securities (a) by means of a pro rata distribution to all holders of any class or series of Units, (b) pursuant to any Management Incentive Plan or other compensation, incentive or similar plan, agreement or arrangement approved by the Board to managers, officers, employees or consultants of the Company or any of its Subsidiaries in connection with their service as managers or directors of the Company or any of its Subsidiaries, their employment by the Company or any of its Subsidiaries, or their retention by the Company or any of its Subsidiaries, (c) in a public offering of equity securities of the Company or any of its Subsidiaries or any Reorganized Issuer, (d) pursuant to the conversion, exchange or exercise of any options, warrants or other securities granted after the Effective Date so long as the initial sale, issuance or grant of such options, warrants or other securities complied with the terms of Section 9.6, (e) as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company or any of its Subsidiaries of another Person (or portion thereof) so long as such Additional Securities are only issued to the counterparty to such acquisition (or to such counterparty’s Affiliates) and in no event to any Member or any Affiliate of a Member, (f) in connection with the financing or refinancing of any indebtedness or debt securities of the Company or any of its Subsidiaries (including as an equity kicker in connection therewith) where such lender or investor is not then a Member or an Affiliate of a Member, (g) in connection with a joint venture, partnership or strategic alliance by the Company or any of its Subsidiaries with another Person so long as such Additional Securities are only issued to such Person (or to such Person’s Affiliates) and in no event to any Member or an Affiliate of a Member, (h) by any Subsidiary of the Company to the Company or to another Subsidiary of the Company or (i) upon exercise of any of the New Warrants.

“Excluded ROFO Transfer” means, with respect to any Member, any Transfer of Units made by such Member: (a) to any Affiliate of such Member, (b) in the case of any Member that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders (including any such distribution that is made in connection with a winding up or liquidation of such Member), (c) in the case of any Member that is a nominee, investment manager, advisor or subadvisor for a beneficial owner of Units, to such beneficial owner or to a Person that will serve as a nominee, investment manager, advisor or subadvisor for such beneficial owner with respect to such Units, (d) in connection with a Drag-Along Transaction pursuant to Section 9.3 and such Member is a Dragged Member or a Selling Member, (e) in connection with a Tag-Along Transaction pursuant to Section 9.4 and such Member is a Tag-Along Seller, (f) to the Company following termination of such Member’s employment with the Company or any of its Subsidiaries or termination of such Member’s service as a Manager or any member of any Subsidiary Governing Body or (g) to the Company in exchange for no consideration.

“Excluded Tag-Along Transfer” means, with respect to any Member, any Transfer of Class A Units made by such Member: (a) to any Affiliate of such Member, (b) in the case of any Member that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders (including any such distribution that is made in connection with a winding up or liquidation of such Member), (c) in the case of any Member that is a nominee, investment manager, advisor or subadvisor for a beneficial owner of Class A Units, to such beneficial owner or to a Person that will serve as a nominee, investment manager, advisor or subadvisor for such beneficial owner with respect to such Class A Units, (d) in connection with a Drag-Along Transaction pursuant to Section 9.3 and such Member is a Dragged Member or a Selling Member, (e) in connection with a Tag-Along Transaction pursuant to Section 9.4 and such Member is a Tag-Along Seller or (f) to the Company pursuant to Section 9.7.

“Fair Market Value” means, with respect to any property or asset, the amount at which a willing buyer would pay to a willing seller for such property or asset in an arms’ length transaction, where neither party is under any compulsion to buy or sell, and both such parties are ready, willing and able to engage in such transaction and well informed about such property or asset, as reasonably determined by the Board.

“Family Member” means, with respect to any individual, (a) any Related Person of such individual or (b) any trust, limited partnership, limited liability company or other Entity, the sole owners or beneficiaries of which are such individual and/or one or more of such individual’s Related Persons.

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any successor bureau or agency.

“Fiscal Quarter” means each quarterly accounting period as may be established by the Board or as required by the Code.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

“HG Vora Members” means, collectively, any Affiliates of HG Vora Capital Management, LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of HG Vora Capital Management, LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the HG Vora Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the HG Vora Members that own or hold a majority of the Class A Units owned or held by all of the HG Vora Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a HG Vora Member as of such time.

“Holder Managers” means the individuals designated by any Designating Group to serve as a Manager pursuant to the Designation Right of such Designating Group; and each such individual shall be referred to, individually, as a “Holder Manager”.

“Interest” means all or any part of a Member’s equity, ownership, membership, profit or other right, title and interest in the Company in such Member’s capacity as a Member, including all of such Member’s rights in Distributions and all of such Member’s rights under this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Fund” means a bona fide investment fund or other investment vehicle, such as a hedge fund, a private equity fund, an account, a share trust, an investment trust, an investment company, a pension fund or an insurance company, in each case, the business, operations or assets of which are held for investment purposes and the investments in which are professionally managed.

“IPO” means the first underwritten public offering of the common equity securities of the Company (or any successor or Subsidiary or parent Entity of the Company, including any Reorganized Issuer) following the Effective Date pursuant to an effective registration statement under the Securities Act filed with the SEC that results in such common equity being listed on a national securities exchange (or comparable non-U.S. securities exchange) or quoted on the Nasdaq Stock Market.

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit B attached hereto.

“Liens” means any lien, encumbrance, claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, judgment, conditional sale or other title retention agreement and all other impositions, imperfections, defects, limitations or restrictions of any nature or kind whatsoever.

“Majority Members” means, as of any time of determination, Members that collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Units as of such time; provided, that, solely for purposes of determining “Majority Members” under Section 13.1(a), the reference to “Class A Units” set forth in the portion of this definition preceding this proviso shall be deemed to be a reference to “Class A Units and Class B Units (treated as one class of Units)”.

“Majority Specified Members” means, as of any time of determination, Specified Members as of such time who collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Units owned or held by all Specified Members as of such time.

“Management Holders” means (a) members of the Board or any of the Subsidiary Governing Bodies and (b) employees of or consultants to the Company or any of its Subsidiaries, in any such case who are selected by the Board (or any applicable committee thereof) to participate in any Management Incentive Plan.

“Management Incentive Plan” means any management incentive plan established by the Board to provide incentives to Management Holders in the form of Class B Units or other equity or equity-based awards (including options), as may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Manager” means a manager serving on the Board at any given time.

“New Warrants” has the meaning given to such term in the Plan of Reorganization.

“Non-Employee Individual” means, as of any time of determination, an individual who is not employed by any Designating Member or any of its Affiliates as of such time of determination.

“Permitted Liens” means Liens that are imposed (a) by this Agreement or (b) under applicable securities laws.

“Person” means an individual, an Entity, or a Governmental Authority.

“Personal Representative” means the legal representative (including a guardian, executor, administrator or conservator) of a deceased or incompetent Member that is an individual.

“Plan Asset Regulation” means the regulation issued by the U.S. Department of Labor at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan of Reorganization” means the [●] Amended Joint Chapter 11 Plan of ModivCare Inc. and its Debtor Affiliates, as confirmed by the Bankruptcy Court on [●], and including all exhibits and supplements thereto.

“Q Investments Members” means, collectively, any Affiliates of Q Global Advisors, LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of Q Global Advisors, LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the Q Investments Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the Q Investments Members that own or hold a majority of the Class A Units owned or held by all of the Q Investments Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Q Investments Member as of such time.

“Redwood Members” means, collectively, any Affiliates of Redwood Capital Management, LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of Redwood Capital Management, LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the Redwood Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the Redwood Members that own or hold a majority of the Class A Units owned or held by all of the Redwood Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Redwood Member as of such time.

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, managed or advised by (a) such Person, (b) an Affiliate of such Person or (c) the same investment manager, advisor or subadvisor that controls, manages or advises such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Related Person” means, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

“Restricted List” means a schedule or list of disqualified Transferees as determined by the Board, as such schedule or list may be amended, supplemented, updated or modified from time to time by the Board. With respect to any proposed Transfer, any reference in this Agreement to the Restricted List shall mean the schedule or list referred to in the immediately preceding sentence that was most recently provided by the Company to the Members that own or hold Class A Units, including by posting any such schedule or list to the website referred to in Section 15.2, as of prior to delivery of the applicable Transfer Notice.

“ROFO Transaction” means a Transfer to any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of all or any portion of a Member’s Class A Units representing less than two and a half percent (2.5%) of all of the Class A Units that are issued and outstanding as of the time of such Transfer (excluding any Transfer that constitutes an Excluded ROFO Transfer). For purposes of determining whether the Class A Units subject to a Transfer represent less than two and a half percent (2.5%) of all of the Class A Units that are issued and outstanding as of the time of such Transfer, such Transfer shall be aggregated with all related Transfers made by the applicable Member and/or any other Person with whom such Member is acting in concert with respect to such Transfers and, in the case of a series of related Transfers by the applicable Member and/or any such other Person, the number of Class A Units that are issued and outstanding as of the time of such Transfers shall be measured as of the time of the first Transfer in such series of related Transfers.

“Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (a) all or substantially all of the consolidated assets of the Company and its Subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of at least a majority of the aggregate voting power of the Voting Securities of any direct and/or indirect Subsidiary or Subsidiaries of the Company if substantially all of the consolidated assets of the Company and its Subsidiaries are held by such Subsidiary or Subsidiaries) or (b) at least a majority of the then-issued and outstanding Class A Units (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership) to (in either case of clause (a) or clause (b)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“Sanctioned Person” means, as of any time of determination, any Person that is the target of Sanctions as of such time or owned or controlled, directly or indirectly, by a Person that is the target of Sanctions as of such time.

“Sanctions” means any economic, trade, or financial sanctions laws, regulations, embargoes, restrictive measures or other similar measures enacted, administered, imposed or enforced by any Sanctions Authority.

“Sanctions Authority” means any relevant Governmental Authority in the United States, the United Kingdom, the European Union or its member States, or other relevant jurisdiction, including but not limited to: the U.S. Treasury Department’s Office of Foreign Asset Control (OFAC), the U.S. State Department, the United Nations Security Council, and His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Members” means, as of any time of determination, Members who are Affiliates of any of the Persons listed on Schedule A attached hereto as of such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Specified Member as of such time.

“Specified Vacancy” means any vacancy on the Board resulting from (a) the resignation or removal of a Holder Manager on account of the reduction or termination of the Designation Right pursuant to which such Holder Manager was designated or (b) the resignation or removal of a Manager (other than a Holder Manager), or resulting from any such Manager becoming unable to serve on the Board as a result of death, disability or otherwise.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other Entity (a) more than fifty percent (50.0%) of the aggregate voting power of the Voting Securities of which is, as of such time, directly or indirectly owned by such Person, or (b) in which such Person, directly or indirectly, owns more than fifty percent (50.0%) of the equity economic interest thereof.

“Subsidiary Governing Body” means the board of directors, the board of managers or other governing body (including any committee of any such governing body) of any direct or indirect Subsidiary of the Company.

“Super-Majority Members” means, as of any time of determination, Members that collectively own or hold at least 66-2/3% of the issued and outstanding Class A Units as of such time.

“Tag-Along Transaction” means any transaction or series of related transactions involving a Transfer (excluding any Excluded Tag-Along Transfer) by one or more Members of Class A Units that represent, in the aggregate, fifty percent (50.0%) or more of all of the Class A Units that are issued and outstanding at the time of such transaction (or, in the case of a series of related transactions, at the time of the first transaction in such series of related transactions) to any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“TCW Members” means, collectively, any Affiliates of TCW Investment Management Company LLC, Metropolitan West Asset Management, LLC or TCW Asset Management Company LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of TCW Investment Management Company LLC, Metropolitan West Asset Management, LLC or TCW Asset Management Company LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the TCW Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the TCW Members that own or hold a majority of the Class A Units owned or held by all of the TCW Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a TCW Member as of such time.

“Transfer” means any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Units (including (x) a disposition under judicial order, legal process, execution, attachment, foreclosure or enforcement of a Lien and (y) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Units), whether voluntary or involuntary, whether of record, constructively or beneficially, whether with or without consideration, and whether by operation of law or otherwise, including by recapitalization, merger, consolidation, division, liquidation, dissolution, dividend, distribution or otherwise. Notwithstanding the foregoing, any transaction in which a Member lends, borrows or sells with an agreement to repurchase any Units to or from brokers, banks, or other financial institutions for the purpose of effecting margin transactions, or pledges, hypothecates, grants a security interest in, lien on or otherwise encumbers Units in connection with such Member’s or any of its Affiliates’ financing arrangements, in any such case in the ordinary course of business of such Member, shall not constitute a Transfer of Units for purposes of this Agreement; provided, however, that any foreclosure (including the retention of Units in satisfaction of any obligations) on Units by any such broker, bank or other financial institution in accordance with such margin transactions and financing arrangements shall be deemed a Transfer of Units for purposes of this Agreement. The terms “Transferee,” “Transferring,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” means any bank, trust company or other Person (including the Company or one of its Affiliates, or any officer of the Company) as shall be appointed from time to time by the Company to act as registrar and transfer agent (or a substantially similar capacity in all material respects acting in accordance with such Person’s customary procedures) for the Units or any other Interests.

“United States” or “U.S.” means the United States of America.

“Voting Securities” means, with respect to any Person, the Equity Interests of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location

“Accelerated Acquiror”	9.6(d)

“Acceptance Notice”	9.4(b)

“Act”	Recitals

“Additional Securities”	9.6(a)

“Affiliate Transaction”	6.18

“Agreement”	Preamble

“Assistant Treasurers”	7.10

“Assistant Secretaries”	7.10

“BB Act”	10.5(a)

“Board”	6.1(a)

“BOI Reports”	4.7(a)

“Certificate of Formation”	Recitals

“Chief Executive Officer”	7.4

“Chief Financial Officer”	7.5

“Class A Units”	5.1

“Class B Units”	5.1

“Company”	Preamble

“Company Information”	9.7(c)

“Company Securities”	19.3

Defined Term	Location

“Confidential Information”	18.1

“Confidentiality Period”	18.1

“control”	Definition of “Affiliate”

“Controller”	7.6

“Conversion Units”	9.1(a)(ii)

“Corporate Conversion”	19.2

“Damages”	8.2(a)

“Designation Notice”	6.2(d)

“Drag-Along Transaction”	9.3(a)

“Drag-Along Transaction Documents”	9.3(b)(iv)

“Drag Notice”	9.3(a)

“Dragged Members”	9.3(a)

“Effective Date”	Preamble

“e-mail”	17.5

“Exchange Units”	Recitals

“Existing Common Units”	Recitals

“Fiscal Year”	10.1

“Identified Person”	8.5(a)

“Indebtedness”	5.8

“Initial Common Units”	Recitals

“Initial LLC Agreement”	Recitals

“Initial Member”	Recitals

“Initiating Holders”	9.4(a)

“Interested Member”	6.2(h)

Defined Term	Location

“Investment Documents”	9.3(b)(v)

“Meeting”	6.20(a)

“Member”	Preamble

“Member Beneficial Ownership Information”	4.7(b)

“ModivCare Inc.”	Recitals

“Nomination Notice”	4.2(l)(ii)(3)

“Observer”	6.20(a)

“Offered Units”	9.7(a)

“Offering Members”	9.7(a)

“Opportunity”	8.5(a)

“Other Entity”	8.2(a)

“Preemptive Members”	9.6(a)

“Preemptive Rights Notice”	9.6(a)

“Principal Office”	2.4

“Pro Rata Portion”	9.6(a)

“Proceeding”	8.2(a)

“Proposed Terms”	9.7(a)

“Proposing Member”	4.3(l)(ii)(2)

“Purchase Notice”	9.7(b)

“Qualified Member Nomination”	4.3(l)(i)

“Register of Members”	4.1

“Registered Holder”	19.3

“Related Companies”	8.5(c)

Defined Term	Location

“Reorganized Issuer”	19.2

“Representatives”	18.2(a)(i)

“Right of First Offer”	9.7(b)

“ROFO Notice”	9.7(a)

“ROFO Period”	9.7(b)

“Sale Notice”	9.4(a)

“Secretary”	7.8

“Selling Members”	9.3(a)

“Specified Insurance”	8.7

“Subscription Rights”	Recitals

“Surviving Entity”	9.3(b)(v)

“Tag-Along Sellers”	9.4(a)

“Tag-Along Transaction Documents”	9.4(c)

“Third Party Purchaser”	9.3(a)

“Transfer Notice”	9.1(c)

“Treasurer”	7.9

“Unit Reclassification”	5.2(a)

“Units”	5.1

“Vice Presidents”	7.7

1.2    Rules of Construction. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)    All references in this Agreement to Articles, Sections, clauses, Schedules and Exhibits shall be deemed to refer to Articles, Sections, clauses, Schedules and Exhibits to, or contained in, this Agreement.

(b)    All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)    The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(d)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(e)    Any reference in this Agreement to Units being owned or held “collectively” by more than one Member and/or other Persons shall not require that such Members and/or other Persons own or hold such Units jointly or otherwise require that all such Members and/or other Persons have ownership interests in, or rights to, all such Units, but rather is intended to describe Units that are owned by all such Members or other Persons in combination with one another.

(f)    Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.

(g)    Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(h)    The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

ARTICLE 2
GENERAL

2.1    Limited Liability Company Agreement. The Members agree that this Agreement (a) constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(9) of the Act, (b) shall be effective as of the Effective Date and (c) shall govern the rights, duties and obligations of the Members and the Managers, except as otherwise expressly required by the Act.

2.2    Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “ModivCare Topco, LLC” or under such other name or names as the Board may determine from time to time.

2.3    Term. The term of the Company commenced on November 13, 2025, and shall continue perpetually until a certificate of cancellation with respect to the Certificate of Formation shall be filed with the Secretary of State of the State of Delaware and become effective, and the Company is dissolved in accordance with Article 13.

2.4    Business Offices. The location of the principal place of business of the Company shall be [6900 E Layton Avenue, 12th Floor, Denver, CO 80237], or such other place as the Board may from time to time determine (the “Principal Office”). The Company may have one or more offices at such place or places, either within or outside the State of Delaware, as the Board may from time to time determine or as the business of the Company may require.

2.5    Registered Office and Agent. The Company’s registered agent and registered office in the State of Delaware is Corporation Service Company, located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. At any time and from time to time, the Board may change the Company’s registered agent and registered office in the State of Delaware.

2.6    Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or as the Board determines to be desirable. Any officer or other authorized person of the Company, each as duly authorized by the Board, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.7    No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and that neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE 3
PURPOSE OF THE BUSINESS

The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary, advisable, convenient or incidental thereto.

ARTICLE 4
MEMBERS; MEETINGS

4.1    Members. The name of each Member, its address, contact information, and class or series and number of Units shall be reflected in a register held and maintained by the Transfer Agent (the “Register of Members”). For the avoidance of doubt, the Company may serve as the Transfer Agent with respect to any of the Units or other Interests. Upon the Effective Date, the Transfer Agent shall maintain the Register of Members. The Transfer Agent upon the Effective Date shall be [●]. The Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members from time to time to reflect the change(s) in any of the information contained therein (including the withdrawal of one or more Members, the admission of one or more additional Members, forfeitures of Units, Transfers and the issuance of additional Units) only to the extent that the actions resulting in such change(s) were taken pursuant to, and in accordance with, the terms and conditions of this Agreement, and, if applicable, any applicable Management Incentive Plan and Award Agreement, and that any consents of the Members to such actions required hereunder, if any, were obtained. Any reference in this Agreement to the Register of Members shall be deemed to be a reference to the Register of Members, as amended and updated from time to time. If the Transfer Agent is any Person other than the Company or one of its Affiliates or officers, and such Transfer Agent will not include any particular information in the Register of Members that the Company deems necessary or desirable to include, then the Company shall maintain a register or other record to reflect such information and shall amend and update such register or other record from time to time to reflect any change in any of the information contained therein to the same extent that the Register of Members would be required to be amended and updated by the Transfer Agent pursuant to this Agreement if such information was set forth therein and the Company served as the Transfer Agent, and any requirement or reference in this Agreement that such information shall be, or is, included or set forth in the Register of Members shall instead be a reference to any such register or other record.

4.2     Additional Members.

(a)    In connection with a Transfer of Units that is permitted pursuant to, and is effected in compliance with, the applicable terms of this Agreement, the Transferee of the Units subject to such Transfer shall become, and shall be admitted as, a Member, effective on the date of such Transfer (which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer set forth herein), entitled to all of the rights (excluding any rights of a Member that are not assignable or otherwise transferable pursuant to the terms of this Agreement), and subject to all of the obligations and restrictions, of the transferor Member to the extent of the Units so Transferred. Upon the admission of a transferee Member, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect the admission of such transferee Member. Any duly admitted Member shall be considered a “Member” for all purposes of this Agreement and the Act. Notwithstanding the requirement that Transferees execute a Joinder Agreement pursuant to Section 9.1(c), this Agreement shall bind all holders of Units, regardless of whether any such holder executes this Agreement or a Joinder Agreement and by acceptance of Units each holder agrees to be so bound.

(b)    Subject to the provisions of this Agreement (including Section 9.6 hereof), the Board may, from time to time in its sole discretion (and without the requirement of any consent or approval of any Member), admit additional Persons as Members and issue Units to such Persons on such terms and conditions (including the series and class of Units to be issued, the number of Units to be issued and, if applicable, the vesting schedule of such Units and any forfeiture provisions applicable thereto) as the Board shall determine in its sole discretion. The admission of an additional Member to the Company, and the issuance to such Person by the Company of Units in connection with such admission as a Member, shall be subject to the satisfaction of the following conditions: (i) such additional Member shall have become a party to this Agreement by executing and delivering to the Company a Joinder Agreement (duly completed) and such other written documentation as the Board may require in connection with such admission and issuance (including an AI Questionnaire and an IRS Form W-9 or appropriate IRS Form W-8, as applicable (or successor forms)), (ii) such issuance of Units shall not require the Company to register any Units under the Exchange Act (as a result of the number of holders of Units or otherwise), unless, at the time of such issuance, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act, (iii) the compliance with all applicable laws and regulations (including securities laws) relating to such admission and issuance, (iv) such issuance of Units shall not cause the Company to be required to register as an “investment company” under the Investment Company Act, (v) such issuance of Units shall not cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (vi) such additional Member shall not be a Competitor or a Sanctioned Person. Upon the admission of a new Member, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect the addition of such new Member. Any duly admitted new Member shall be considered a “Member” for all purposes of this Agreement and the Act. Notwithstanding the requirement that additional Members execute a Joinder Agreement, this Agreement shall bind all holders of Units, regardless of whether any such holder executes this Agreement or a Joinder Agreement, and by acceptance of Units each holder agrees to be so bound.

4.3     Member Meetings.

(a)    Meetings. Meetings of the Members may be called for any purpose at any time by the Board or by Members who collectively own or hold at least twenty-five percent (25.0%) of the issued and outstanding Class A Units (determined as of the time that such meeting is called). Anything in this Agreement to the contrary notwithstanding, no regular, special or other meetings of the Members are required to be held.

(b)    Place of Meetings. Member meetings may be held (i) at any place within or outside the State of Delaware designated by the Board or the Members calling any such meeting, and/or (ii) if the Board or the Members calling any such meeting so determine, by means of remote communication in accordance with Section 4.3(k). In the absence of any other designation by the Board or the Members calling any such meeting, Member meetings shall be held at the Principal Office.

(c)    Notice of Meetings. Not less than five (5) Business Days prior to any Member meeting, notice of the place, if any, the purpose and the date and time of such meeting shall be delivered by the Secretary to each Member entitled to vote at such meeting in accordance with Section 17.5; provided, however, that any Member meeting called for the purpose of electing any Manager shall be called on no less than twenty (20) Business Days’ prior notice. Presence of a Member (in person or by duly authorized proxy) at a meeting shall constitute waiver of notice by such Member, except where a Member (in person or by duly authorized proxy) participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and does not at such meeting vote for or assent to action taken at such meeting.

(d)    Quorum. The holders of more than fifty percent (50.0%) of the aggregate voting power of the then-issued and outstanding Units entitled to vote on a matter to be presented at a Member meeting, either present in person or represented by proxy, shall constitute a quorum with respect to action on such matter, and action may be taken with respect to any matter presented at the meeting only if a quorum exists with respect to such matter.

(e)    Voting. Every Member entitled to vote its Units on any matter to be presented at a Member meeting shall be entitled, with respect to such matter, to one (1) vote for each such Unit held of record by such Member on the record date designated for such meeting. Whenever any action is to be taken with respect to any matter by vote of the Members, such action shall be authorized by the affirmative vote of holders of a majority of the aggregate voting power of the then-issued and outstanding Units entitled to vote on such matter, unless the express provisions of this Agreement require a different vote (including any provision of this Agreement that requires any matter to be approved by the Majority Members, the Majority Specified Members or the Super-Majority Members), in which case such express provisions shall govern and control.

(f)    Adjournment. Notwithstanding any other provision of this Agreement, if a quorum is not present at any Member meeting, such meeting may be adjourned by announcement of the chairperson of the meeting or by affirmative vote of the holders of a majority of the aggregate voting power of the Units that are present in person or represented by proxy at such meeting and are entitled to vote on one or more matters to be presented at such meeting. Notice of an adjournment need not be given to the Members if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. However, if the adjournment is for more than thirty (30) days from the date of the original meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting shall be given in accordance with Section 4.3(c) to each Member of record entitled to vote at such adjourned meeting.

(g)    Record Date. Unless otherwise determined by the Board, the date on which notice of a Member meeting is first sent shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining Members entitled to express consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

(h)    Proxies. Each Member may authorize another Person or Persons to act for him, her or it by proxy by an instrument executed in writing and delivered to the Company in accordance with Section 17.5 before or at the time of the meeting or execution of a written consent, as the case may be. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one such Person is present, then such powers may be exercised by that Person; or if an even number of such Persons attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue. The appointment of a proxy shall be effective for eleven (11) months from the date of such appointment unless a different period is expressly specified in the appointment form. A proxy may only be voted or acted upon by its holder in accordance with written instructions of the Member granting such proxy. Except as otherwise limited therein, proxies shall entitle the individuals authorized to vote at a meeting thereby to vote at any adjournment or postponement of such meeting. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is delivered to the Company in accordance with Section 17.5.

(i)    Conduct of Member Meetings. The Chairperson or, in the Chairperson’s absence, the Chief Executive Officer (or, in the Chief Executive Officer’s absence, any Vice President) shall call meetings of the Members to order and act as chairperson of such meetings. In the absence of said officers, any Member entitled to vote at the meeting, or any proxy of any such Member, may call the meeting to order and a chairperson shall be elected by the affirmative vote of holders of a majority of the voting power of the Units present in person or represented by proxy and entitled to vote on any matter to be presented at such meeting. The Secretary or any Assistant Secretary or any person appointed as secretary of a meeting of the Members by the chairperson at any meeting of the Members may act as secretary of such meeting. The chairperson of any Member meeting shall determine the order of business and the procedure at such meeting, including such regulation of the manner of voting and the conduct of discussion.

(j)    Action by Written Consent. Notwithstanding anything contained in this Agreement to the contrary, any action required or permitted by applicable law to be taken at any Member meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members that own or hold Units representing not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 17.5. An action by written consent of the Members shall become effective as of the time the last written consent necessary to effect the contemplated action is received by the Company, unless all consents necessary to effect the contemplated action specify a later time, in which case the later time shall be the effective time of such action. Prompt notice (and in any event within ten (10) Business Days after receipt of the written consent by the Company) of the taking of Member action without a meeting by less than unanimous written consent shall be given by the Company to those Members who have not consented in writing and were entitled to vote on the matters that were the subject of such action. Without limiting the foregoing, any provision of this Agreement that requires any matter to be approved by, or permits any action to be taken by, the Majority Members, the Majority Specified Members or the Super-Majority Members may be approved or taken by such applicable Members by written consent.

(k)    Meetings by Remote Communication. One or more, or all, Members may participate in any meeting of the Members through the use of any means of remote communication by which all Persons participating can hear each other at the same time. Any Member participating in a meeting by any such means of remote communication is deemed to be present in person at such meeting, except as set forth in Section 4.3(c).

(l)      Manager Nominations.

(i)    To the extent appliable in accordance with Section 6.14(b) or Section 6.14(c), Members who are entitled to vote for the election of Managers shall be entitled to submit nominees for election as Managers to be voted upon by such Members at any meeting of the Members called for such purpose; provided, that (x) such nominations comply with the procedures set forth in this Section 4.3(l) and (y) the number of nominees any Member, together with its Affiliates, may nominate for election at any such meeting shall not exceed the number of Managers to be elected at such meeting. Only those nominations which satisfy all requirements specified in this Section 4.3(l) shall be deemed a “Qualified Member Nomination”.

(ii)    In order for a nominee to constitute “Qualified Member Nomination”, all of the following requirements must be satisfied:

(1)    the nomination must be made for an election to be held at a meeting of Members called for such purpose;

(2)    the nominee must be submitted by a Member who shall be (A) entitled to vote on the election of Managers and (B) a record holder of Units on the date such Members delivers its Nomination Notice (a “Proposing Member”);

(3)    the Proposing Member must deliver a written notice (a “Nomination Notice”) identifying the nominee to the Company’s Secretary in accordance with Section 17.5 at least ten (10) Business Days prior to the applicable meeting of the Members;

(4)    the Proposing Member’s Nomination Notice must include (A) the name and address of the Proposing Member, as it appears on the Transfer Agent’s books, and the telephone number at which the Proposing Member may be contacted during normal business hours through the time for which the applicable meeting of the Members is scheduled, (B) the class or series of Units and number of such Units which are owned by the Proposing Member as of the date such Nomination Notice is delivered to the Company’s Secretary, (C) the name, age, business address, residence address, the principal occupation and employment, and qualifications of each nominee of the Proposing Member, (D) a general description of all direct and indirect compensation and other material monetary arrangements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among each nominee of such Proposing Member, on the one hand, and such Proposing Member or any of its Affiliates, on the other hand, and (E) the consent of each nominee of such Proposing Member to such person being named as a nominee of such Proposing Member and to serving as a Manager if elected; and

(5)    the Proposing Member must provide to the Company’s Secretary such other information as any officer of the Company shall reasonably deem relevant with respect to the nominee within such time limits as any officer of the Company shall reasonably impose for such information.

A Proposing Member shall update and supplement its Nomination Notice from time to time to the extent necessary so that the information provided or required to be provided in such Nomination Notice shall be true and correct as of the record date of notice of the meeting of Members. Any such update and supplement shall be delivered in writing to the Company’s Secretary not later than five (5) Business Days prior to the date for the meeting.

4.4      Authority of the Members.

(a)    Notwithstanding Section 18-402 of the Act, except as expressly authorized in writing by the Board or this Agreement (including Article 7 hereof), no Member, nor any officer, employee or agent of any Member, as such, shall have the authority or power to manage the Company or to act for the Company for any purpose, or to engage in any transaction, make any commitment, enter into any contract or incur any obligation or responsibility (whether as principal, surety or agent) on behalf of, or in the name of, the Company, or bind the Company, or hold itself out to any third party as acting for or on behalf of the Company, all such powers being vested in the Board. To the fullest extent permitted by applicable law, any attempted action in contravention of this Section 4.4 shall be null and void ab initio and not binding upon the Company. The Company shall not be responsible or liable for any indebtedness or obligation (including any legal and other professional fees or disbursements) of any Member incurred or arising either before, on or after the Effective Date, except as provided in Article 8.

(b)    Except (i) pursuant to a duly authorized proxy in accordance with Section 4.3(h), and (ii) as set forth in Section 9.3, no Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, any other Member. No Member shall, by virtue of being a Member, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before, on or after the Effective Date.

4.5    Limitation on Liability. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising under contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The immediately preceding sentence shall constitute a compromise to which all the Members have consented within the meaning of the Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on a Covered Person.

4.6    AI Questionnaire. If any Member that is an Accredited Investor on the date on which such Member became a party to this Agreement shall thereafter cease to be an Accredited Investor, then such Member shall promptly (but in any event no later than ten (10) Business Days after the date on which such Member ceased to be an Accredited Investor) inform the Company in writing of such fact. In addition, the Company shall have the right, at any time and from time to time, to request that any Member complete, execute and deliver to the Company an AI Questionnaire. The Company shall make any such request in writing delivered to the applicable Member in accordance with Section 17.5. If any Member receives any such request, then such Member shall promptly (but in any event no later than ten (10) Business Days after the date on which such Member receives such written request) complete, execute and deliver to the Company an AI Questionnaire. Nothing in this Section 4.6 shall amend, alter or otherwise modify the restriction against Transferring Units to any Person that is not an Accredited Investor pursuant to Section 9.1(a)(vii).

4.7    Beneficial Ownership Reporting. The Members agree to cooperate in a commercially reasonable manner in connection with the compliance by the Company or any of its Subsidiaries with all applicable BOI Laws, including making any adjustments and/or amendments to this Section 4.7 that may be reasonably necessary or appropriate in consideration of additional guidance issued by FinCEN or any other Governmental Authority in respect of the implementation of BOI Laws. Without limitation of the preceding sentence:

(a)    The Board shall make or cause to be made any beneficial ownership or related filings or reports (“BOI Reports”) required pursuant to any BOI Laws for the Company or any of its Subsidiaries. The Board shall be entitled to rely on the Member Beneficial Ownership Information provided by the Member(s) pursuant to clause (b) (if any). Each Member shall be entitled to review the portion of the BOI Report (or a summary thereof) of the Company or any of its Subsidiaries that relates to such Member upon reasonable request made at least fifteen (15) days before such BOI Report is due; provided, that a Member’s entitlement to review the portion of the BOI Report relating to such Member will be limited if such review would result in a delay in the filing of the BOI Report beyond its due date. For the avoidance of doubt, the Board (which may delegate the completion of any reporting requirements) shall make the final determination regarding the reporting requirements applicable to the Company and its Subsidiaries under BOI Laws, including the applicability of reporting under the BOI Laws to the Company and its Subsidiaries, the application of an exemption from such reporting for the Company or any of its Subsidiaries, the timing for filing a BOI Report, the contents of a BOI Report, and the need to update any BOI Report.

(b)    Each Member shall be responsible for (i) initially determining whether there are any reportable “beneficial owners” under any applicable BOI Laws in respect of the Company or any of its Subsidiaries as a result of such Member’s direct or indirect ownership and/or control of the Company or any such Subsidiary, (ii) providing “FinCEN identifiers” and such other identifying information, in each case, to the extent such information is required to comply with any applicable BOI Laws (the “Member Beneficial Ownership Information”) in respect of any such beneficial owners to the Company and the Board as is needed to enable the Company or any of its Subsidiaries to timely comply with its disclosure obligations under any applicable BOI Laws, and (iii) promptly responding to any information and other requests by the Company or the Board in connection with the Company’s or any of its Subsidiaries’ compliance with all applicable BOI Laws, including the Board’s independent assessment to identify reportable beneficial owners under applicable BOI Laws. Each Member further represents, warrants and agrees that (x) within a reasonable time after a request by the Company, but no later than five (5) Business Days after the Company makes such request, it will provide the Company and the Board with all of such Member’s applicable Member Beneficial Ownership Information; provided, that if the Company requires a response within five (5) Business Days of such request, then the Company will provide notice to such Member in such request and such Member will use commercially reasonable efforts to provide the requested Member Beneficial Ownership Information within the timeframe set forth in such request, (y) it will notify the Company and the Board promptly of any updates to or changes to any of its Member Beneficial Ownership Information that would reasonably be expected to require an updated BOI Report in respect of the Company or any of its Subsidiaries under any applicable BOI Laws, and (z) it will use reasonable efforts to ensure that any filings or profiles associated with any Member Beneficial Ownership Information that it has provided in connection with the application for a “FinCEN identifier” will be kept current as and to the extent required by any applicable BOI Laws. Each Member authorizes the disclosure by the Company or any of its Subsidiaries of its Member Beneficial Ownership Information provided pursuant to this clause (b) to the extent necessary to comply with any applicable BOI Laws.

(c)    To the extent legally permissible and reasonably practicable, the Members shall keep the Company promptly informed of each notice or other communication received from FinCEN or any other Governmental Authority concerning any BOI Reports relating to the Company and/or any of its Subsidiaries, and shall consult in a reasonable manner with the Company prior to communicating with FinCEN or any other Governmental Authority concerning any BOI Reports or compliance with any applicable BOI Laws by the Company and/or any of its Subsidiaries.

(d)    Each Member agrees, severally and not jointly, to indemnify and hold harmless the Company, its Subsidiaries, the Board and the other Members from and against any and all liability, damage, cost or expense (including reasonable attorneys’ fees) incurred by them that directly results from any default by such Member in its representations, warranties and agreements under this Section 4.7.

ARTICLE 5
CAPITAL STRUCTURE

5.1    Units. All of the Interests shall be issued in unit increments (each, a “Unit” and, collectively, the “Units”). The Units shall initially be divided into the following classes: (a) Class A Voting Common Units (the “Class A Units”) and (b) Class B Limited-Voting Common Units (the “Class B Units”). The rights and privileges associated with the Units are as set forth in this Agreement and, in the case of the Class B Units, in any applicable Management Incentive Plan and Award Agreement. References herein to any class or series of Units shall apply to limited liability company interests or other Equity Interests of the Company issued to Members in respect of, in exchange for, or in substitution of, such class or series of Units by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, split-up, sale of assets, distribution to unitholders or combination of such class or series of Units or any other change in the Company’s capital structure (including shares or interests of a surviving corporation or other Entity or successor into which units or interests of the Company are exchanged).

5.2     Issuance of Units.

(a)   Effective as of the Effective Date, each of the Existing Common Units are hereby reclassified as one (1) Class A Unit (the “Unit Reclassification”) such that, effective as of the Effective Date immediately following the Unit Reclassification, there are [●] Class A Units issued and outstanding, all of which are duly authorized and validly issued, fully paid and non-assessable, and free and clear of any Liens, other than Permitted Liens and Liens created by the applicable Member. Except for the [●] Class A Units referred to in the immediately preceding sentence and the New Warrants, no other Units or Interests, or options, warrants or other securities that are convertible into, or exchangeable or exercisable for, Units or Interests shall be issued or outstanding on, or immediately after, the Effective Date after giving effect to the consummation of the transactions contemplated by the Plan of Reorganization and the consummation of the Unit Reclassification.

(b)    Subject to compliance with its obligations under Section 9.6 hereof (to the extent applicable), the Board may from time to time cause the Company to authorize, create and/or issue additional Units (of existing or new classes or series) or other equity or equity-based securities of the Company (including creating additional classes or series thereof having such ranking, powers, designations, preferences, rights and obligations as may be determined by the Board in its sole discretion, including ranking, powers, preferences, rights and obligations different from, senior or junior to or more or less favorable than existing classes or series of Units or other equity or equity-based securities of the Company). Such Units or other equity or equity-based securities may be issued for any amount and form of consideration as the Board may determine, including cash or other property, tangible or intangible, received or to be received by the Company or any of its Subsidiaries, or services rendered or to be rendered to the Company or any of its Subsidiaries. In connection with the foregoing, the Board shall have the power to make such amendments or modifications to this Agreement (including any amendment and restatement of this Agreement) in order to provide for such additional Units or equity or equity‑based securities (including any Class B Units), and such ranking, powers, designations, preferences, rights and obligations as the Board in its discretion deems necessary or appropriate to give effect to such authorization, creation and/or issuance (including amending or amending and restating this Agreement to incorporate the terms of such class or series of Units or other equity or equity-based securities of the Company, including economic and governance rights which may be different from, senior or junior to or more or less favorable than the other existing classes or series of Units or other equity or equity-based securities of the Company), all without further vote or action of the Members; provided, however, that if any such amendments or modifications would otherwise require any vote or consent pursuant to any of clauses (i)-(ix) of Section 14.1(a) (other than immaterial amendments or modifications), then such vote or consent shall be obtained as a condition to any such amendment or modification.

(c)    The Class B Units may be issued from time to time by the Company pursuant to grants to Management Holders under the terms of any Management Incentive Plan; provided, that no Units other than Class B Units can be designated as incentives under any Management Incentive Plan. In addition to the terms and conditions set forth in this Agreement that are applicable to the Class B Units, the Class B Units shall be subject to all of the terms and conditions set forth in any applicable Management Incentive Plan and/or Award Agreement, including any terms relating to vesting and forfeiture, repurchase or redemption rights of the Company and restrictions on Transfer. The Members and the Company agree that in the event of any conflict or inconsistency between the terms of any Management Incentive Plan or any Award Agreement and this Agreement, the terms of this Agreement shall control; provided, however, that any Management Incentive Plan or any Award Agreement may impose greater restrictions on, and/or grant lesser rights to, the Class B Units and the holders thereof than the restrictions and rights set forth in this Agreement.

5.3    Certificated Units. If the Board so elects, the Units shall be certificated in such form as the Board may from time to time determine; provided, however, that the Class A Units that are issued and outstanding on the Effective Date (after giving effect to the Unit Reclassification) shall not be certificated. Such certificates shall be signed by any two (2) authorized officers of the Company, and may, but need not, be sealed with the seal of the Company. Any or all of the signatures on the certificate may be by facsimile or electronic signature. In case any officer of the Company who shall have signed, or whose facsimile or electronic signature shall have been placed on, any certificate evidencing Units shall cease for any reason to be such officer before such certificate shall have been issued or delivered by the Company, such certificate may nevertheless be issued and delivered by the Company as though the person who signed such certificate, or whose facsimile or electronic signature shall have been placed thereon, had not ceased to be such officer of the Company.

5.4     Voting Rights.

(a)    Except as otherwise provided by non-waivable provisions of applicable law or this Agreement, the Members who hold Class A Units (in their capacity as such) shall have full voting rights and powers to vote on all matters submitted to the Members for vote, consent or approval (including the matters listed on Schedule B attached hereto), and each Member who holds Class A Units shall be entitled to one (1) vote for each Class A Unit held of record by such Member on any matter submitted to the Members for approval.

(b)    Except as provided in Section 13.1(a), or as otherwise provided by non-waivable provisions of applicable law, the Members who hold Class B Units (in their capacity as such) shall have no right to vote on any matter submitted to the Members for vote, consent or approval, and the Class B Units shall not be included in determining the number of Units voting or entitled to vote on such matters (including for purposes of determining whether a quorum is present at any meeting of the Members or whether the requisite number of Member consents have been received for purposes of determining whether an action has been properly authorized by written consent of the Members).

(c)    Except as this Agreement expressly provides otherwise or as otherwise expressly provided by non-waivable provisions of applicable law, the Units shall be non-voting Interests, no Member shall have or be entitled to any voting rights, and any action which would otherwise be subject to the vote or consent of Members under the Act may be taken by the Company by approval of the Board.

5.5    Record. The Company shall keep and maintain, or cause to be kept and maintained, a record of the name of each Person holding Units, the class or series and number of Units held by each such Person, any Transfer thereof and, in case any Unit is represented by a certificate and such certificate is cancelled, the date of cancellation thereof. Unless otherwise determined by the Board, the Register of Members shall serve as such record. The Person in whose name Units are registered on the Register of Members or such other record as determined by the Board shall be deemed the owner thereof, and thus a holder of record of such Units, for all purposes as regards the Company.

5.6    No Appraisal Rights. The Members agree that no appraisal rights, dissenter’s rights or other similar rights shall be available with respect to the Units, and waive all such rights in connection with any amendment of this Agreement or the Certificate of Formation, any merger or consolidation in which the Company is a constituent party, any conversion of the Company to another business form, any division of the Company into two or more other Entities, any transfer to or domestication in any jurisdiction by the Company, the sale of all or substantially all of the Company’s assets or otherwise.

5.7    Lost, Destroyed or Mutilated Certificates. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder in customary form will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Units, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Units represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

5.8    Creditor Relationships. Anything in this Agreement to the contrary notwithstanding (including Section 6.18), the Company and each of the Members hereby agree and acknowledge that certain Members and/or their Affiliates are also holders of indebtedness and debt securities of, and guarantees thereof by, the Company and/or its Subsidiaries (collectively, “Indebtedness”), and in such capacity may have interests that are divergent from the Company, its Subsidiaries and/or the other Members, and, that, to the fullest extent permitted by law, under no circumstances will any such Member or any such Affiliate be prohibited from taking any action or enforcing any right entitled to it under the terms of the documentation relating to or governing the Indebtedness held by such Member or such Affiliate or to which it is entitled under law. To the fullest extent permitted by law, no holder of Indebtedness shall be liable to the Company, any of its Subsidiaries or the other Members for breach of this Agreement or any fiduciary duty by reason of any such activities of such holder, including exercising any rights of such holder under documentation relating to or governing such Indebtedness or to which such holder may be entitled under law, and the Company and each Member hereby irrevocably waive any and all rights to claim any such actions are a breach of this Agreement or the fiduciary duties (if any) of such holder. In addition, any holder of Indebtedness, in exercising its rights as a lender or creditor of the Company or any of its Subsidiaries, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (a) its status or the status of any of its Affiliates as a Member, (b) the interests of the Company, any of its Subsidiaries or any of the Members, or (c) any duty it may have to any other Member, except as may be required under the applicable financing documents relating to such Indebtedness. Any agent, trustee or other representative of holders of Indebtedness shall be treated as a holder of Indebtedness for purposes of applying the provisions of this Section 5.8.

ARTICLE 6
MANAGEMENT; OPERATION OF THE COMPANY BUSINESS

6.1     Management of the Company.

(a)    Subject to the terms and conditions of this Agreement, the business, affairs and properties of the Company shall be managed by the board of managers of the Company (the “Board”), which shall direct, manage and control the business, affairs and properties of the Company. Except where the approval of the Members (including the Majority Members, the Majority Specified Members or the Super-Majority Members) is expressly required by this Agreement or by non-waivable provisions of applicable law, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, affairs and properties. The enumeration of powers of the Board in this Agreement shall not limit the general or implied powers of the Board or any additional powers provided by applicable law. Each Manager shall possess and may enjoy and exercise all of the rights and powers of a “manager” as provided in the Act, and each Manager shall be a “manager” as provided in the Act; provided, however, that (i) no individual Manager shall have the authority to act for or bind the Company without the requisite consent of the Board and (ii) each Manager will be subject only to the obligations, limitations and duties expressly set forth in this Agreement. Except pursuant to a duly authorized delegation of authority by the Board, no Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner.

(b)    Except as expressly provided for in this Agreement or expressly required by non-waivable provisions of applicable law, the Members shall not have voting rights with respect to the management of the Company and shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company.

6.2     Board.

(a)    The Board shall consist of seven (7) Managers. Managers must be natural persons at least eighteen (18) years of age but need not be Members, residents of the State of Delaware or citizens of the United States.

(b)     The Board shall be comprised of the following individuals:

(i)    (A) for so long as the Q Investments Members collectively own or hold twenty percent (20.0%) of the issued and outstanding Class A Units, two (2) Managers designated by the Q Investments Members, and (B) for so long as the Q Investments Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, but less than twenty percent (20.0%) of the issued and outstanding Class A Units, one (1) Manager designated by the Q Investments Members;

(ii)    for so long as the HG Vora Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, one (1) Manager designated by the HG Vora Members;

(iii)    for so long as the TCW Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, one (1) Manager designated by the TCW Members;

(iv)    for so long as the Redwood Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, one (1) Manager designated by the Redwood Members; and

(v)    two (2) Managers elected by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of electing any such individual as a Manager (or by the Majority Members acting by written consent).

(c)    Any Designating Group’s Designation Right shall be reduced or terminated (as applicable) if the Persons included within the definition of such Designating Group cease to own or hold Class A Units that are equal to or greater than any applicable percentage set forth in Section 6.2(b)(i), Section 6.2(b)(ii), Section 6.2(b)(iii) or Section 6.2(b)(iv), as applicable, and any such reduction or termination shall be permanent upon the occurrence thereof and shall not be reversed if the Persons included within the definition of such Designating Group shall thereafter own or hold Class A Units that are equal to or greater than such applicable percentage. Anything herein to the contrary notwithstanding, if Additional Securities are issued or sold to an Accelerated Acquirer pursuant to Section 9.6(d), then the determination as to whether a Designating Group’s Designation Right is reduced or terminated shall not be made until after the consummation of the issuance or sale of Additional Securities to the Preemptive Members pursuant to Section 9.6(d), if any. The termination or reduction of any Designating Group’s Designation Right shall not adversely affect the Designation Right of any other Designating Group.

(d)    With respect to (i) any designation of a Manager by a Designating Group pursuant to the Designation Right of such Designating Group (including any such designation made by such Designating Group to fill a vacancy pursuant to Section 6.14(a)) or (ii) any removal of a Manager from the Board that was previously designated by a Designating Group pursuant to the Designation Right of such Designating Group which removal is made by such Designating Group pursuant to Section 6.12, the applicable Designating Group shall execute and deliver to the Company a written notice (a “Designation Notice”) and such Designation Notice shall (A)(1) identify the individual that such Designating Group is designating or (2) specify the identity of the Manager to be removed from the Board, (B) certify to the Company that the Person(s) executing and delivering such Designation Notice own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within such Designating Group, and (C) include such additional information such that the Company can reasonably conclude that the certification in clause (B) is accurate (including the names of each Member included in such Designating Group and the number of Class A Units owned or held by each such Member). The Company shall confirm, based on the information set forth in the Register of Members, whether the Person(s) executing and delivering such Designation Notice own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group. If the Company confirms that a Designation Notice has been executed and delivered by the Person(s) that own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group, then the designation and/or removal specified in such Designation Notice shall be automatically effective, without a need for any action on the part of or notice to any Member or other Person, and the Company shall deliver notice thereof to the Members. If the Company concludes that it cannot confirm that a Designation Notice has been executed and delivered by the Person(s) that own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group, then such Designation Notice shall be deemed void and invalid.

(e)    The Designation Right of a Designating Group shall not be assignable or transferable to any Person.

(f)    The Chairperson shall be a Manager appointed, removed and/or replaced from time to time by a vote of the Board; provided that the initial Chairperson shall be selected by the Majority Specified Members.

(g)    A Non-Employee Individual may only be designated as a Manager by a Designating Group pursuant to such Designating Group’s Designation Right if such Non-Employee Individual is approved by the Majority Specified Members.

(h)    None of the Members, and no officer, director, manager, stockholder, partner, member, employee or agent of any Member, makes any representation or warranty as to the fitness or competence of the designee or nominee of any party hereunder to serve as a member on the Board (or any committee thereof) or any Subsidiary Governing Body by virtue of being a party to this Agreement.

(i)    Each Manager shall execute and deliver a confidentiality agreement that is acceptable to the Board (which may be in the form of an acknowledgment by a Manager that he or she is bound by and subject to the obligations of confidentiality and disclosure set forth in Article 18 of this Agreement as if such obligations applied to such Manager).

6.3    Regular Meetings. Regular meetings of the Board shall be held at such time or times and with such frequencies as may be determined by the Board.

6.4     Special Meetings. Special meetings of the Board may be called from time to time by (a) the Chairperson or (b) any two (2) Managers.

6.5    Place of Meetings. Any meeting of the Board may be held at such place or places as shall from time to time be determined by the Manager(s) calling such meeting and as shall be designated in the notice of the meeting. If no other place is designated in the notice of the meeting, such meeting shall be held at the Principal Office.

6.6    Notice of Meetings. Notwithstanding Section 17.5, notice of each meeting of the Board, whether regular or special, shall be given by the Company to each Manager (unless such notice is waived by such Manager as provided in Section 6.10) (a) if such notice is sent by overnight delivery, at least two (2) Business Days prior to such meeting or, (b) if such notice is sent by electronic mail, at least one (1) day prior to such meeting; provided, however, that if a special meeting of the Board is being called due to exigent circumstances, as reasonably determined by the Manager(s) calling such meeting, then notice of such meeting may be provided to each Manager (unless such notice is waived by such Manager as provided in Section 6.10) by electronic mail at least twelve (12) hours prior to such meeting. Any such notice shall be sent to each Manager at such Manager’s usual or last known business or residence address or electronic mail address, as applicable. The notice shall state the purpose, date, time and location (if such location is not the Principal Office) of the meeting.

6.7    Meetings by Remote Communication. One or more, or all, members of the Board or any committee designated by the Board may participate in a meeting of the Board or such committee through the use of any means of remote communication by which all persons participating can hear each other at the same time or by any other means permitted by the Act. Any Manager or committee member participating in a meeting by any such means of remote communication or by any such other means permitted by the Act is deemed to be present in person at such meeting, except as set forth in Section 6.10.

6.8    Quorum; Acts of Managers. A quorum for any meeting of the Board will require the attendance of Managers with a majority of the votes of all authorized Managers. The vote of a majority of the votes of all of the Managers present and entitled to vote at a meeting of the Board at which a quorum is present shall be the act of the Board, unless the express provisions of this Agreement (including Sections 6.18 and 6.19) or applicable non-waivable law require a different vote, in which case such express provisions shall govern and control. In the absence of a quorum at any meeting of the Board, a majority of the votes of the Managers present and entitled to vote may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present. Notwithstanding the foregoing, if, as a result of a Specified Vacancy, the total number of Managers then in office is less than the number of Managers that is required to constitute a quorum, then such Specified Vacancy may be filled with an individual designated by a majority of the Managers then in office or by the sole remaining Manager, as applicable. Each Manager shall have one (1) vote on all matters submitted to the Board for the vote, consent or approval of the Board (other than matters for which such Manager is not entitled to vote, as expressly set forth in this Agreement). Decisions of the Board shall be decisions of the “manager” for all purposes of the Act.

6.9    Organization, Agenda and Procedures. The Chairperson, if any, shall preside over the meetings of the Board; provided, however, that, if there shall not be a Chairperson or if the Chairperson shall not be present at a meeting of the Board or shall refuse to preside over a meeting of the Board, then the Managers with a majority of the votes of all Managers that are present at such meeting shall choose a chairperson to preside over such meeting. The Secretary, any Assistant Secretary, or any other person appointed as secretary of a meeting of the Board by the Chairperson or any such other chairperson of such meeting shall act as secretary of each meeting of the Board. The agenda of and procedure for such meetings shall be as determined by the Chairperson or any such other chairperson of such meeting.

6.10    Waiver of Notice. A Manager may waive any notice of a meeting of the Board, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. Any such waiver shall be in writing, be signed by the Manager entitled to the notice, and be delivered to the Company in accordance with Section 17.5, but such delivery shall not be a condition of the effectiveness of the waiver. Attendance or participation by a Manager at a meeting of the Board (a) shall be deemed a waiver of objection to lack of required notice or defective notice of the meeting, unless the Manager, at the beginning of the meeting or promptly upon his or her later arrival, expressly objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting, and (b) shall be deemed a waiver of objection to consideration of a particular matter at the meeting, unless the Manager expressly objects to considering the matter when it is presented and does not thereafter vote for or assent to action taken at the meeting with respect to such matter.

6.11    Managers’ Action By Written Consent. Any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting, without prior notice and without a vote if all then-serving members of the Board or any such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or any such committee. Unless the Managers or committee members (as the case may be) specify a different effective time in such written consent, a written consent of the Board or any committee thereof, with respect to an action of the Board or such committee, shall become effective when the written consent to such action has been signed (and not revoked) by all then-serving Managers or committee members (as the case may be) and delivered to the Company in accordance with Section 17.5, unless before such time the Company has received a written revocation of the consent of any Manager or committee member (as the case may be).

6.12    Removal.

(a)    If at any time the Designation Right of any Designating Group terminates or is reduced, then the applicable number of Holder Managers previously designated by such Designating Group pursuant to such Designation Right (if any) shall be automatically removed from the Board, without a need for any further action on the part of or notice to any Member or other Person. For purposes of this Section 6.12(a), if at any time the Designation Right of the Q Investments Members is reduced from the right to designate two (2) Holder Managers to one (1) Holder Manager and two (2) Holder Managers designated by the Q Investments Members pursuant to their Designation Right sit on the Board at the time of such reduction, then the Holder Manager that should be removed from the Board pursuant to this Section 6.12(a) as a result of such reduction shall be the applicable Holder Manager specified by the Q Investments Members in writing to the Company or, if the Q Investments Members shall not so specify at or prior to the time of such reduction, the applicable Holder Manager whose last name appears first in alphabetical sequence among both such applicable Holder Managers.

(b)    Except for the automatic removal of a Holder Manager on account of the reduction or termination of a Designation Right, the Designating Group holding a Designation Right shall have the exclusive right to remove, whether with or without cause, any Holder Manager designated by such Designating Group pursuant to such Designation Right (but not any other Manager).

(c)    Any Manager that is not designated pursuant to a Designation Right may be removed, with or without cause, by the Majority Members at the time of such removal.

6.13    Resignation. Any Manager may resign at any time by giving written notice of such Manager’s resignation to the Company in accordance with Section 17.5. Such resignation shall take effect on the date of delivery of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation by the Company shall not be necessary to make it effective.

6.14    Vacancies.

(a)    Except for any vacancy on the Board described in clause (a) of the definition of “Specified Vacancy”, any vacancy on the Board resulting from the resignation or removal of a Holder Manager, or resulting from a Holder Manager becoming unable to serve as a result of death, disability or otherwise, shall be filled by the Designating Group that holds the Designation Right pursuant to which such Holder Manager was designated to be a Manager.

(b)    Any Specified Vacancy may be filled (i) with an individual selected by the Board so long as there remains any Managers on the Board or (ii) with an individual elected by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling such Specified Vacancy (or by the Majority Members acting by written consent).

(c)    Any newly created seat on the Board (including any new seat on the Board that was created on the Effective Date as a result of the formation of the Board upon the effectiveness of this Agreement and was not filled as of the Effective Date) shall be filled with an individual elected by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling such newly created seat (or by the Majority Members acting by written consent).

6.15    Committees. The Board, by resolution or written consent, may from time to time designate from among the Managers one or more committees to exercise the powers of the Board. The Board may (and if the Board does not, a majority of the votes of the committee members may) designate a chairperson of each such committee from among its members. Each such committee, to the extent provided in such resolution or written consent, shall have and may exercise all of the authority of the Board in the management of the Company, subject to the limitations set forth in the Act and in this Agreement. Subject to the penultimate sentence of this Section 6.15, any or all members of any such committee may be removed, with or without cause, by a duly adopted resolution or written consent of the Board. Rules governing the procedures for meetings of each committee designated by the Board shall be as established by the Board from time to time (or, if the Board does not establish such procedures, as established by a majority of the votes of the committee members). Each Holder Manager shall have the right (but shall not be obligated) to serve on any committee of the Board (other than any committee that is established to evaluate, consider, approve, negotiate or otherwise deal with any contract, transaction or other matter with respect to which such Holder Manager or the Members that designated such Holder Manager has/have a conflict of interest) with at least the same proportional voting rights as such Holder Manager has on the Board. For the avoidance of doubt, no committee of the Board shall be authorized to take any action that the Board could not take itself.

6.16    Compensation of Managers. Managers that are not employed by the Company or any of its Subsidiaries shall be paid market-rate compensation from the Company, in such form (which may be in the form of cash fees and/or equity incentives granted under any Management Incentive Plan) and amount as may be reasonably determined and approved by the Board, for the performance of such Manager’s duties as a Manager or a member of any committee of the Board. Managers who are employed by the Company or any of its Subsidiaries shall not receive compensation from the Company for the performance of such Manager’s duties as a Manager or a member of any committee of the Board. Each Manager and committee member shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Manager or committee member in connection with the performance of such Manager’s or committee member’s duties as a Manager or a member of any committee of the Board (including expenses incurred in attending meetings of the Board or any committee thereof). Nothing herein contained shall be construed to preclude any Manager or committee member from serving the Company or any of its Subsidiaries in any other capacity and receiving proper compensation therefor.

6.17    Subsidiary Governing Bodies. Each Subsidiary Governing Body (other than a Subsidiary Governing Body of any Subsidiary of the Company which is (a) a limited liability company that is managed by its member(s), (b) a limited partnership that is managed by its general partner or (c) required by law or contract to have a different composition) shall be comprised of one or more executive employees of the Company or any of its Subsidiaries or other individuals selected by the Board that are not employees of any of the Members or any of their respective Affiliates (other than the Company or any of its Subsidiaries). The Company agrees to take all necessary and desirable actions to ensure that any such Subsidiary Governing Body does not adopt any resolutions, execute any consents, grant any approvals or take any other action, or otherwise cause or permit any such Subsidiary to do anything, that would be inconsistent with, or contrary to, any resolution, consent, approval or other action adopted, executed, granted or taken by the Board, or that would be in subversion of the rights of the Members under this Agreement or that would otherwise be a breach of this Agreement if the Company did the same.

6.18    Affiliate Transactions. Other than any Excepted Transaction, any direct or indirect transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any Member who, together with its Affiliates, owns or holds five percent (5.0%) or more of the issued and outstanding Class A Units, or any Affiliate of any such Member, on the other hand (an “Affiliate Transaction”), involving aggregate payments, fundings or other consideration in excess of $1,000,000.00 per annum shall require the approval of a majority of the votes of the Managers then in office that are disinterested with respect to such Affiliate Transaction.

6.19    Required Approval of Board and Majority Members for Certain Actions. The Company shall not take (whether by amendment, merger, consolidation, division, recapitalization or otherwise) any of the actions listed on Schedule B attached hereto, and the Company shall not cause or permit any of its Subsidiaries to take (whether by amendment, merger, consolidation, division, recapitalization or otherwise) the action listed in Item 2 on Schedule B attached hereto, in any such case without the prior approval or consent of the Board and the Majority Members; provided, however, that nothing in this Section 6.19 (including anything listed on Schedule B attached hereto) shall be deemed to impair, diminish, alter or otherwise affect the rights and obligations of the Members under Section 9.3 (it being understood that the consummation of a Sale Transaction with respect to which the Selling Members initiate a Drag-Along Transaction shall not require the approval of the Board).

6.20    Observers.

(a)    Each Designating Group shall have the right to appoint one (1) individual to attend each meeting of the Board and each meeting of each committee of the Board (each such meeting, a “Meeting”) as an observer in a non-voting capacity (each, an “Observer”); provided, however, that any Designating Group that owns or holds (together with its Affiliates) twenty percent (20.0%) or more of the issued and outstanding Class A Units shall be entitled to appoint two (2) Observers for so long as such Designating Group owns or holds (together with its Affiliates) twenty percent (20.0%) or more of the issued and outstanding Class A Units; provided, further, that (i) a Designating Group that has the right to appoint one (1) Observer shall not be entitled to appoint an Observer at any time when any of the Managers is an employee of such Designating Group or any of its Affiliates (other than the Company or any of its Subsidiaries) and (ii) a Designating Group that has the right to appoint two (2) Observers (A) shall not be entitled to appoint an Observer at any time when two (2) Managers are employees of such Designating Group or any of its Affiliates (other than the Company or any of its Subsidiaries) and (B) shall be entitled to appoint one (1) Observer at any time when one (1) Manager is an employee of such Designating Group or any of its Affiliates (other than the Company or any of its Subsidiaries). For so long as a Designating Group has the right to appoint an Observer, such Designating Group may from time to time, in its sole discretion and by providing the Company with prior written notice thereof, remove any individual serving as such Designating Group’s Observer and appoint a new individual to serve as such Designating Group’s Observer following such removal. If a group of Members ceases to be a Designating Group or if a Designating Group ceases to have the right to appoint one (1) or more Observers under any of the circumstances described in the second proviso of the first sentence of this Section 6.20, then any individual then serving as such group of Members’ or Designating Group’s Observer (or, in the case of a Designating Group that has the right to appoint two (2) Observers, but is only entitled to appoint one (1) Observer as a result of the circumstances described in clause (ii) of the second proviso of the first sentence of this Section 6.20, one (1) of the individuals then serving as one of such Designating Group’s Observers, as selected by such Designating Group) will not be entitled to continue serving as an Observer immediately upon the occurrence of such cessation; provided, that if a Designating Group ceases to have the right to appoint an Observer or Observers under any of the circumstances described in the second proviso of the first sentence of this Section 6.20, then the individual or individuals serving as such Designating Group’s Observer or Observers (or any replacement individual or individuals) may resume serving as such Designating Group’s Observer or Observers when such circumstances no longer exist. For the avoidance of doubt, a group of Members shall cease to have the right to appoint an Observer at such time as such group of Members is no longer a Designating Group.

(b)    The Company shall give each Observer advance notice of all Meetings and all final drafts of materials (including minutes of Meetings and written consents in lieu of Meetings) and other information given to Managers or committee members, as applicable, to be discussed at any Meeting. Notwithstanding the foregoing, an Observer shall not be entitled to observe any portion of a Meeting (or any portion of a notice of a Meeting) or to receive any materials or other information that the Board or the applicable committee, as the case may be, determines (i) would jeopardize or impair the ability of the Company or any of its Subsidiaries to take advantage of the attorney-client, work product or similar privilege if such portion of such Meeting were observed or if such portion of such notice, such materials or such other information was received by such Observer, (ii) is necessary or advisable (in the judgment of the Board or the applicable committee, as the case may be) to comply with the terms and conditions of confidentiality agreements with third parties or applicable law, or (iii) such Observer or the Designating Group that appointed such Observer has a conflict of interest with respect to the subject matter of such portion of the Meeting (or such portion of such notice of a Meeting) or such materials or other information. The failure of any Observer to attend any Meeting (or to receive any portion of a notice of a Meeting) or to receive any materials or other information shall not prevent any such Meeting from proceeding or otherwise affect the validity of such Meeting (or any written consent in lieu of a Meeting) or any actions taken at such Meeting (or any written consent in lieu of such Meeting). An Observer shall not be entitled to vote on any matters submitted to a vote at any Meeting. No Observer shall be entitled to any fees or other compensation for acting as an Observer. Each Observer shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Observer in connection with attending any Meeting.

(c)    The rights of each Designating Group to appoint an Observer, and to remove and replace any individual serving as such Designating Group’s Observer with a new individual appointed by such Designating Group, shall be subject to the execution and delivery by such Observer of a confidentiality agreement that is acceptable to the Board. The rights of each Designating Group under this Section 6.20 shall not be assignable or transferable to any Person. The termination of any Designating Group’s right to appoint an Observer shall not affect the right of any other Designating Group to appoint an Observer.

(d)    Any Observer shall be entitled to participate in any Meeting through the use of any means of remote communication by which all persons attending can hear each other at the same time.

ARTICLE 7
OFFICERS; POWERS OF OFFICERS

7.1    Election and Tenure. The officers of the Company may (but shall not be required to) consist of the Chairperson, the Chief Executive Officer, the Chief Financial Officer, a Secretary, a Treasurer, and such other officers and assistant officers as the Board may deem necessary or advisable, each of whom shall be appointed by the Board. The persons holding officer positions with the Company as of the Effective Date are listed on Schedule C attached hereto. The Board may expressly delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. Any two or more offices may be held by the same person. Each officer so appointed shall continue in office until a successor shall be appointed and shall qualify, or until the officer’s earlier death, resignation or removal. Each officer shall be a natural person who is eighteen (18) years of age or older.

7.2    Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice of resignation to the Company, to the attention of the Board or the Chief Executive Officer. Such resignation shall take effect when the notice is delivered in accordance with Section 17.5 unless the notice specifies a later date, and acceptance of the resignation shall not be necessary to render such resignation effective unless such resignation so states. Any officer may at any time be removed by the Board. If any office becomes vacant for any reason, the vacancy may be filled by the Board. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer’s predecessor in office (if any) and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer’s earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal or resignation of an officer shall not affect the officer’s contract rights, if any, with the Company or the Company’s contract rights, if any, with the officer.

7.3    Chairperson. The Chairperson shall preside over the meetings of the Members and the Board and have such powers and responsibilities as are incident thereto. However, the Chairperson shall not have responsibility for the day-to-day business operations of the Company. The Chairperson shall be a Manager.

7.4    Chief Executive Officer. The chief executive officer of the Company (the “Chief Executive Officer”), if any, shall (a) have general and active management of the business of the Company, and preside over the day-to-day business operations of the Company, (b) see that all orders and resolutions of the Board are carried into effect, and (c) perform all duties as may from time to time be assigned to him or her by the Board or as may be expressly set forth in this Agreement. The Chief Executive Officer shall also be the President of the Company.

7.5    Chief Financial Officer. The chief financial officer of the Company (the “Chief Financial Officer”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement, and shall perform such duties and have such powers and responsibilities as are incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer shall have, along with the Chief Executive Officer, responsibility for the day-to-day business operations of the Company.

7.6    Vice Presidents. The vice presidents of the Company (the “Vice Presidents”), if any, shall perform such duties and possess such powers as may from time to time be assigned to them by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

7.7    Secretary. The secretary of the Company (the “Secretary”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary, including the duty and power to give notice of all meetings of Members (if any), the Board and any committee of the Board, to prepare and maintain minutes of any such meetings, to maintain other records and information of the Company, to authenticate records of the Company, to be custodian of the Company seal and to affix and attest to the Company seal on documents.

7.8    Treasurer. The treasurer of the Company (the “Treasurer”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company in depositories selected in accordance with this Agreement, to disburse such funds as ordered by the Board, making proper accounts thereof, and to render as required by the Board statements of all such transactions and of the financial condition of the Company.

7.9    Assistant Secretaries and Assistant Treasurers. The assistant secretaries and assistant treasurers of the Company (the “Assistant Secretaries” and the “Assistant Treasurers”), if any, shall perform such duties as may from time to time be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer or the Board, or as may be expressly set forth in this Agreement. In the absence, inability or refusal to act of the Secretary or the Treasurer, the Assistant Secretaries or the Assistant Treasurers, respectively, in the order designated by the Board, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

7.10    Salaries. Officers of the Company shall be entitled to such salaries, emoluments, compensation or reimbursement, if any, as shall be fixed or allowed from time to time by the Board or in such manner as the Board shall provide.

7.11    Borrowing. No loan shall be contracted on behalf of the Company, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless authorized by the Board or a committee designated by the Board so to act. Such authority may be general or confined to specific instances. When so authorized, an officer may (a) effect loans at any time for the Company from any bank or other Entity and for such loans may execute and deliver promissory notes or other evidences of indebtedness of the Company, and (b) mortgage, pledge or otherwise encumber any real or personal property, or any interest therein, owned or held by the Company as security for the payment of any loans or obligations (including any guarantees) of the Company, and to that end may execute and deliver for the Company such instruments as may be necessary or proper in connection with such transaction.

7.12    Checks and Endorsements. All checks, drafts or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts, trade acceptances and other such instruments shall be signed or endorsed for the Company by such officers or agents of the Company as shall from time to time be determined by resolution of the Board, which resolution may provide for the use of facsimile or electronic signatures.

7.13    Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the Company’s credit in such banks or other depositories as shall from time to time be determined by resolution of the Board, which resolution may specify the officers or agents of the Company who shall have the power, and the manner in which such power shall be exercised, to make such deposits and to endorse, assign and deliver for collection and deposit checks, drafts and other orders for the payment of money payable to the Company or its order.

7.14    Proxies. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer, the Chief Financial Officer or any Vice President: (a) may from time to time appoint one (1) or more agents of the Company, in the name and on behalf of the Company, (i) to cast the votes which the Company may be entitled to cast, as the holder of Equity Interests or other securities in any other Entity whose Equity Interests or other securities may be held by the Company, at meetings of the holders of the Equity Interests or other securities of such other Entity, or (ii) to consent in writing to any action by such other Entity; (b) may instruct the person so appointed as to the manner of casting such votes or giving such consent; and (c) may execute or cause to be executed in the name and on behalf of the Company and under the Company’s seal, or otherwise, all such written proxies or other instruments as may be deemed necessary or proper in connection with the foregoing clauses (a) and (b).

ARTICLE 8
EXCULPATION AND INDEMNIFICATION

8.1     Exculpation.

(a)    Notwithstanding any other provisions of this Agreement (whether express or implied) or obligation or duty at law or in equity, to the fullest extent permitted by applicable law, no Covered Person shall be liable to any Member, the Company or any other Person (including any creditor or claimant of the Company or any of its Subsidiaries) for any losses, claims, expenses, damages or liabilities arising from any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, by a Covered Person in connection with the Company or any of its Subsidiaries, nor shall any Covered Person be liable to any Member, the Company or any other Person for any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, by any employee or other agent of the Company or any of its Subsidiaries, except to the extent that any such losses, expenses, claims, damages or liabilities, (i) in any such case, are attributable to such Covered Person’s material breach of this Agreement, and (ii) in the case of any current or former Manager (other than any current or former Manager that is not a current or former employee of the Company or any of its Subsidiaries) or any current or former officer of the Company (other than any current or former officer that is not a current or former employee of the Company or any of its Subsidiaries), (A) are attributable to such Manager’s or officer’s acts or omissions not in good faith, (B) are attributable to such Manager’s or officer’s breach of the duty of loyalty to the Members, the Company or any of its Subsidiaries, (C) arise from a transaction in which such Manager or officer derived an improper personal benefit or (D) are attributable to acts or omissions of such Manager or officer that constitute a knowing violation of law. No amendment to or repeal of this Section 8.1 shall apply to or have any effect on the liability or alleged liability of the Covered Persons for or with respect to their acts or omissions occurring prior to such amendment or repeal.

(b)    In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article 11 or Article 13 shall be deemed a return of money or other property paid or distributed in violation of the Act or other applicable law. The return of such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of any other Member.

8.2      Indemnification.

(a)    The Company shall, to the fullest extent permitted by applicable law (as now or hereafter in effect), indemnify, defend and hold harmless each Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, (i) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (ii) by reason of the fact that such Covered Person is serving or has served in one or more of the capacities set forth in the definition of “Covered Person”, or (iii) by reason of the fact that such Covered Person, or a Person of whom such Covered Person is the legal representative, is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other Entity (an “Other Entity”), from and against any losses, claims, expenses, damages and liabilities (collectively, “Damages”) suffered or incurred by, imposed on, or to which such Covered Person may become subject in connection with such Proceeding; provided, that no right of indemnification shall be available to a Covered Person under this Article 8 (A) to the extent that it shall have been determined by a final, non-appealable decision by a court of competent jurisdiction that any such Damages are attributable to such Covered Person’s material breach of this Agreement, and, (B) in the case of any current or former Manager (other than any current or former Manager that is not a current or former employee of the Company or any of its Subsidiaries) or any current or former officer of the Company (other than any current or former officer that is not a current or former employee of the Company or any of its Subsidiaries), to the extent that any such Damages (1) are attributable to such Managers’ or officer’s acts or omissions not in good faith, (2) are attributable to such Managers’ or officer’s breach of the duty of loyalty to the Members, the Company or any of its Subsidiaries, (3) arise from a transaction in which such Manager or officer derived an improper personal benefit, (4) are attributable to acts or omissions of such Manager or officer that constitute a knowing violation of law, (5) are attributable to any Proceeding (except an action to enforce the indemnification rights set forth in this Section 8.2(a) or to enforce the rights to advancement of expenses set forth in Section 8.2(b)) initiated by such Covered Person unless if such Proceeding was authorized in the specific case by the Board, or (6) are attributable to any Proceeding by or in the right of the Company or any of its Subsidiaries unless if the Board authorizes the indemnification of any such Damages (except that, to the extent any such Covered Person has been successful on the merits or otherwise in the defense of any such Proceeding by or in the right of the Company or any of its Subsidiaries or in defense of any claim, issue or matter therein, then such Covered Person shall be indemnified against expenses actually and reasonably incurred by such Covered Person in connection therewith). If for any reason the foregoing indemnification is unavailable to a Covered Person, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of the applicable Damages in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(b)    If a Covered Person is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, (i) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (ii) by reason of the fact that such Covered Person is serving or has served in one or more of the capacities set forth in the definition of “Covered Person” or (iii) by reason of the fact that such Covered Person, or a Person of whom such Covered Person is the legal representative, is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any Other Entity, the Company shall pay, within a reasonable period of time following the Company’s receipt of reasonably detailed supporting documentation, to such Covered Person such Covered Person’s reasonable and documented out-of-pocket legal and other expenses (including legal and other professional fees and disbursements, and the cost of any investigation and preparation) incurred in connection therewith in advance of the final disposition of such Proceeding; provided, that such Covered Person shall promptly repay to the Company the amount of any such expenses paid to it if it shall be determined that such Covered Person is not entitled to be indemnified by the Company in connection with such Proceeding as provided in the proviso contained in Section 8.2(a); provided, further that, with respect to a Covered Person described in clause (B) of Section 8.2(a), the Company shall not be required to pay in advance or otherwise any such expenses incurred by any such Covered Person in connection with (A) any Proceeding initiated by such Covered Person unless if such Proceeding was authorized in the specific case by the Board or (B) any Proceeding by or in the right of the Company or any of its Subsidiaries unless if the Board authorizes the payment of any such expenses.

(c)    The rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification, reimbursement or advancement of expenses, or contribution may have or hereafter be entitled under any statute, this Agreement, any other agreement (including any policy of insurance purchased or provided by the Company under which any Covered Person is covered), any vote of the Members or Managers, or otherwise. The rights conferred upon any Covered Person in Section 8.1 and Section 8.2 shall be contract rights that vest upon the occurrence or alleged occurrence of any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, or any other fact, circumstance or matter, giving rise to any losses, claims, expenses, damages or liabilities (whether or not arising out of a Proceeding) that are covered by Section 8.1 and/or Section 8.2, and such rights shall apply to a Person that was a Covered Person even after such Person ceases to be a Covered Person, but only with respect to any such losses, claims, expenses, damages or liabilities arising from any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, or any other fact, circumstance or matter that occurred, during the period in which such Person was a Covered Person.

(d)    The rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall inure to the benefit of the successors, heirs, executors and administrators of a Covered Person.

(e)    The Company shall have the power to purchase and maintain insurance on behalf of any Covered Person to protect such Covered Person against any Damages, whether or not the Company would have the power to indemnify such Covered Person against any such Damages under the provisions of this Section 8.2 or under any provision of law.

(f)    Anything in this Agreement to the contrary notwithstanding, the rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall not apply to losses, claims, expenses, damages or liabilities that arise out of, relate to, result from or are in connection with acts, omissions, occurrences, matters or circumstances that occur or happen prior to the Effective Date.

(g)    No amendment or repeal of any part of this Section 8.2 shall apply to or have any effect on any right to indemnification, reimbursement and advancement of expenses, and contribution provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

8.3    No Member Liability. Any indemnification, reimbursement and advancement of expenses, or contribution provided under this Article 8 shall be satisfied solely out of assets of the Company, as an expense of the Company. No Member shall be subject to personal liability by reason of the indemnification, reimbursement and advancement of expenses, or contribution provisions set forth in this Article 8.

8.4    Settlements. The Company shall not be liable for any settlement by a Covered Person of any Proceeding effected without its written consent, but if settled with such written consent, or if there is a final judgment against such Covered Person in any such Proceeding, the Company agrees to indemnify and hold harmless such Covered Person to the extent provided above from and against any Damages by reason of such settlement or judgment.

8.5     Business Opportunities; Fiduciary Duties.

(a)    The Company and each Member acknowledge that (i) each Member (other than any Member who is an employee of the Company or any of its Subsidiaries, any Member that is a Family Member of any employee of the Company or any of its Subsidiaries, or any Member that is controlled by any employee of the Company or any of its Subsidiaries or controlled by any such employee’s Family Members), (ii) each Manager (other than a Manager who is an employee of the Company or any of its Subsidiaries or is a Family Member of any employee of the Company or any of its Subsidiaries) (whether such Manager is serving as a member of the Board, a member of a committee of the Board or a member of any Subsidiary Governing Body), and (iii) each Affiliate, manager, director, principal, officer, employee and other representative of any Member described in clause (i) or any Manager described in clause (ii) (other than any such Person that is an employee of the Company or any of its Subsidiaries, any such Person that is a Family Member of any employee of the Company or any of its Subsidiaries, or any such Person that is controlled by any employee of the Company or any of its Subsidiaries or controlled by any such employee’s Family Members) (the foregoing Persons being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to, or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall have any duty to refrain, directly or indirectly, from (x) engaging in any Opportunity, (y) offering or directing any Opportunity to another Person (including any Affiliate of such Identified Person) or (z) otherwise competing with the Company or any of its Subsidiaries. No Identified Person shall have any duty or obligation to refer or offer to the Company or any of its Subsidiaries any Opportunity, and the Company hereby renounces, on behalf of itself and each of its Subsidiaries, any interest or expectancy of the Company or any of its Subsidiaries in, or in being offered, an opportunity to participate in any Opportunity engaged in by any Identified Person which may be a corporate (or analogous) or business opportunity for the Company or any of its Subsidiaries.

(b)    In the event that any Identified Person acquires knowledge of an Opportunity which may be a corporate (or analogous) or business opportunity for the Company or any of its Subsidiaries, such Identified Person shall have no duty to communicate, offer or otherwise make available such Opportunity to the Company or any of its Subsidiaries and shall not be liable to the Company, any of its Subsidiaries or any of the Members for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person).

(c)    The Company, on behalf of itself and each of its Subsidiaries, and each Member (i) acknowledge that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other Entities (each such Entity, a “Related Company” and all such Entities, collectively, “Related Companies”), including Entities that are competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person shall, by reason of such ownership, affiliation, action or omission, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates, (C) nothing in this Agreement and none of the duties imposed on an Identified Person, whether by contract or law, if any, do or shall limit or impair the right of any Identified Person to, directly or indirectly, purchase or sell the securities or indebtedness of any other Entity or to compete with the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement and (D) the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates in any such business or as to any such opportunities.

(d)    To the fullest extent permitted by law, this Agreement is not intended to, and does not, create or impose any fiduciary or other duty on any Identified Person, other than those non-fiduciary duties that are expressly set forth in this Agreement and a duty to act in accordance with the implied contractual covenant of good faith and fair dealing to the extent required by Delaware law. Further, to the fullest extent permitted by law, the Company and each Member hereby irrevocably waive any and all fiduciary duties owed to the Company or such Member by any Identified Person (including those fiduciary duties that, absent such waiver, may be implied by law), and in doing so, the Company and each Member recognize, acknowledge and agree that the duties and obligations of the Identified Persons to the Company, each other Member and each other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement are only as expressly set forth in this Agreement. To the fullest extent permitted by law, no Identified Person shall owe any duty (including any fiduciary duty) to the Company or to any Member or to any other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement other than those non-fiduciary duties that are expressly set forth in this Agreement and a duty to act in accordance with the implied contractual covenant of good faith and fair dealing to the extent required by Delaware law. The parties acknowledge and agree that any Identified Person acting in accordance with this Agreement shall (i) be deemed to be acting in compliance with such implied contractual covenant, and (ii) not be liable to the Company, to any Member or to any other Person that is a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Identified Person otherwise existing at law or in equity in respect of the Company, any of the Members or any other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement, are agreed (and shall be deemed to have been agreed) by the Company, the Members or all such other Persons to replace fully and completely such other duties and liabilities.

(e)    Each Manager that is an employee of the Company or any of its Subsidiaries, in his or her capacity as such, shall have the same fiduciary duties as those of a member of a board of directors of a corporation organized under the laws of the State of Delaware, subject to the obligations of the Managers and the Company under this Agreement; provided, that no Manager shall be personally liable for any monetary damages to the Company or any of the Members for breach of the duty of care, subject to the same limitations on such limitation as contemplated by Section 102(b)(7) of the Delaware General Corporation Law. Each officer of the Company (other than any officer of the Company that is not an employee of the Company or any of its Subsidiaries), in its capacity as such, shall have the same fiduciary duties as an officer of a corporation organized under the laws of the State of Delaware, subject to the obligations of the officers of the Company and the Company under this Agreement; provided, that, to the extent determined by the Board, no officer shall be personally liable for any monetary damages to the Company or any of the Members for breach of the duty of care, subject to the same limitations on such limitation as contemplated by Section 102(b)(7) of the Delaware General Corporation Law.

(f)    Nothing in this Section 8.5 shall be deemed to limit any Member’s obligations under Section 18.1.

8.6    Subrogation. In the event that any Covered Person who is or was a partner, shareholder, member, officer, director, manager, fund adviser, investment adviser, investment manager, controlling person, employee, consultant, counsel, representative or agent of a Member or any of its Affiliates is entitled to indemnification under Section 8.2 for which such Covered Person is also entitled to indemnification from such Member or any of its Affiliates (other than the Company or any of its Subsidiaries), the Company hereby agrees that its duties to indemnify such Covered Person, whether pursuant to this Agreement or otherwise, shall be primary to those of such Member or such Affiliate, and to the extent that such Member or such Affiliate actually indemnifies any such Covered Person, such Member or such Affiliate shall be subrogated to the rights of such Covered Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of each Member and its Affiliates under such circumstances and agrees to execute and deliver such further documents and/or instruments as such Member or its Affiliate may reasonably request in order to evidence any such subrogation rights, whether before or after such Member or its Affiliate makes any such indemnification payment. The Company shall pay any amounts due under this Section 8.6, in cash, promptly, and in any event within fifteen (15) days, upon written demand therefor (accompanied by reasonably detailed supporting documentation) from a Member. The Company hereby waives any right against each of the Members and their respective Affiliates to indemnification, subrogation, or contribution. Furthermore, the Company and the Members expressly agree that each Covered Person is an intended third-party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions. The provisions of this Section 8.6 shall equally apply to a Covered Person’s rights to reimbursement and advancement of expenses and contribution under Section 8.2.

8.7    Insurance. The Company shall purchase and maintain, at the Company’s expense, insurance (the “Specified Insurance”) on behalf of all managers (including Managers), directors and officers of the Company and its Subsidiaries to protect any such Person against any expense, liability or loss suffered or incurred by, imposed on, or to which such Person may become subject (a) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (b) by reason of the fact that such Person is serving or has served as an officer, manager or director of the Company or any of its Subsidiaries or (c) by reason of the fact that such Person is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any Other Entity, in any such case based on acts, omissions, facts, circumstances or matters occurring or arising on or after the Effective Date; provided, however, that the Specified Insurance shall be subject to (i) exclusions and exceptions that are customary for such insurance, and (ii) retentions and limitations as the Board determines to be reasonable in light of the premiums to be paid for the Specified Insurance. Any Specified Insurance shall be satisfactory to the Board.

8.8    Amendments. Notwithstanding anything herein to the contrary, no amendment, repeal or modification of this Article 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

ARTICLE 9
TRANSFERS

9.1     Restrictions on Transfers.

(a)    Prohibited Transfers. Without limiting any other provisions, restrictions or conditions of this Article 9, unless otherwise waived by the Board in its sole discretion, no Units shall be Transferred by any Member (regardless of the manner in which the Transferor initially acquired such Units), if:

(i)    such Transfer would, if consummated, result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries;

(ii)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the New Warrants for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), result in the Company having, in the aggregate, (A) [1,500] or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act), or (B) [400] or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) that are not Accredited Investors, of either (x) the class of Units proposed to be Transferred (assuming, for purposes of this clause (x), that all issued and outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, directly or indirectly, the class of Units proposed to be Transferred were exercised, exchanged or converted at the time of such Transfer) or (y) any class of Units into which the Units proposed to be Transferred are convertible (such Units, “Conversion Units”) (assuming, for purposes of this clause (y), that all issued and outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, directly or indirectly, Conversion Units were exercised, exchanged or converted at the time of such Transfer), unless at the time of such Transfer the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act; provided, that the numbers [1,500] and [400] as used in this Section 9.1(a)(ii) shall be increased by the number of such holders that acquire from the Company, after the Effective Date, Units of the class proposed to be Transferred, Conversion Units, or securities of the Company that are exercisable or exchangeable for, or convertible into, Units of the class proposed to be Transferred or Conversion Units, in any such case other than any such acquisition (1) that was made by a holder who held any such Units, Conversion Units or securities prior to such acquisition (including in connection with a distribution to all holders of any such Units, Conversion Units or securities), (2) made through a distribution under the Plan of Reorganization or (3) made upon exercise of any of the New Warrants;

(iii)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the New Warrants for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), require the Company to register any class of Units or other equity securities of the Company under the Exchange Act (as a result of the number of holders of such Units or equity securities or otherwise), unless, at the time of such Transfer, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

(iv)    such Transfer would, in the judgment of the Board, cause the Company to be required to register as an “investment company” under the Investment Company Act;

(v)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the New Warrants for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(vi)      such Transfer is not to an Accredited Investor;

(vii)     such Transfer is to any Competitor; or

(viii)    such Transfer is to any Sanctioned Person.

(b)    Certificates; Legal Opinion. In addition to the restrictions set forth in Section 9.1(a), no Units shall be Transferred by any Member unless (i) the certificates (if any) representing such Units bear legends as provided in Section 9.1(e) (or, with respect to uncertificated Units, notice of such legends is provided in accordance with applicable law), for so long as such legends are applicable; (ii) either (A) the Transferee is an Affiliate of the Transferor or (B) prior to such Transfer (unless waived by the Company in its sole discretion), (1) the Transferee and the Transferor shall have delivered to the Company representation letters in such form as may be approved from time to time by the Company (including a representation from the Transferee that the Transferee is an Accredited Investor) and (2) the Transferor shall have delivered to the Company a legal opinion, reasonably acceptable to the Company, stating that the registration of the Units that are the subject of such proposed Transfer is not required under the Securities Act or any applicable state securities or “blue sky” laws.

(c)    Notice of Transfer. Subject to Section 9.3, and unless otherwise waived by the Company, any Member proposing to effect a Transfer of Units must submit to the Company, not less than five (5) Business Days prior to such Transfer, a written notice of such Transfer (a “Transfer Notice”). A Transfer Notice shall be delivered to the Company, to the attention of (i) the Secretary or Chief Financial Officer, or any of their designees, and (ii) the Chairperson, in each case in accordance with Section 17.5. A Transfer Notice shall include or be accompanied by (A) the name, address, e-mail address and telephone number of the Transferor and the Transferee, (B) a certification from the Transferee regarding whether the Transferee is an Affiliate of the Transferor, (C) a certification from the Transferee that the Transferee is not a Sanctioned Person, (D) a certification from the Transferee that the Transferee is not a Competitor under clause (a) or clause (c) of the definition of “Competitor” and is not engaged in competition with the Company or any of its Subsidiaries, (E) the number and class and/or series of Units proposed to be Transferred to, and acquired by, the Transferee, (F) the date on which the Transfer is proposed to be effective, (G) the percentage of the Transferor’s total number of Units of the same class and/or series to be Transferred, (H) a Joinder Agreement, duly completed and executed by the Transferee to the extent such Transferee has not already signed a counterpart of this Agreement or executed a Joinder Agreement, (I) an AI Questionnaire, duly completed and executed by the Transferee, (J) an IRS Form W-9 or appropriate IRS Form W-8, as applicable (or successor forms), duly completed and executed by the Transferee to the extent such Transferee has not already delivered to the Company such a duly completed and executed tax form that is not obsolete, inaccurate or expired, and (K) a request that the Company instruct the Transfer Agent to register the Transfer in the Register of Members. So long as the other provisions of this Section 9.1 are satisfied and complied with, the Company shall, within five (5) Business Days after a Transfer Notice is delivered to the Company (but in no event earlier than the proposed effective date of Transfer specified in the Transfer Notice), instruct and use commercially reasonable efforts to cause the Transfer Agent to register the Transfer in the Register of Members unless, (I) prior to the expiration of such five (5) Business Day period, the Company requests information demonstrating that the Transfer complies with this Section 9.1 (including information demonstrating that the Transferee is not a Competitor or a Sanctioned Person) or (II) the Transferor by written notice to the Company withdraws the related Transfer Notice prior to registration of the Transfer. If any such request for information is made, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to register the Transfer in the Register of Members no later than five (5) Business Days after the Company receives such information (but in no event earlier than the proposed effective date of Transfer specified in the Transfer Notice), unless the Company determines during any such five (5)-Business Day period that the Transfer is not permitted pursuant to the terms of this Section 9.1, in which case the Company shall promptly inform the Transferor of such determination. Upon the closing of each Transfer that is permitted by this Agreement and the Transferee becoming a party to this Agreement, (x) such Transferee shall be admitted as, and deemed to be, a Member for purposes of this Agreement, (y) such Transferee shall be entitled to the rights (excluding any rights of a Member that are not assignable or otherwise transferable pursuant to the terms of this Agreement), and subject to the obligations, of a Member with respect to the Transferred Units and (z) the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect such Transfer.

(d)    Prohibited Transfers Void. The Company shall not instruct or cause the Transfer Agent to register the Transfer of any Units in the Register of Members except for Transfers that are consummated in accordance with the terms and provisions of this Agreement and, in the case of any Class B Units, the terms and provisions of any applicable Management Incentive Plan and/or Award Agreement. Any purported Transfer of Units in violation of such terms and provisions shall be void ab initio and shall not be recognized by the Company.

(e)     Legends.

(i)    All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units that were issued under the Plan of Reorganization (including Units that are issued from time to time upon exercise of any of the New Warrants), other than any Units issued in connection with Equity Rights Offering (as defined in the Plan of Reorganization) shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] WERE ORIGINALLY ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145. THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAWS, AND TO THE EXTENT THE HOLDER OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(ii)    All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units (excluding Units that were issued under the Plan of Reorganization (other than any Units issued in connection with Equity Rights Offering), and excluding Units that are issued from time to time upon exercise of any of the New Warrants) shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(iii)    All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER, AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MODIVCARE TOPCO, LLC (THE “COMPANY”) DATED AS OF [●] (AS AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLC AGREEMENT”) BY AND AMONG THE COMPANY AND THE MEMBERS OF THE COMPANY. NO REGISTRATION OR TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] WILL BE MADE ON THE BOOKS OF THE COMPANY OR ITS TRANSFER AGENT UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE COMPANY OR ITS TRANSFER AGENT WILL FURNISH, WITHOUT CHARGE, TO EACH HOLDER OF RECORD OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] A COPY OF THE LLC AGREEMENT, CONTAINING THE ABOVE-REFERENCED TERMS, PROVISIONS AND CONDITIONS, INCLUDING RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(iv)    In the event that any Units shall be registered for Transfer under the Securities Act, the Company shall, upon the written request of the holder of such Units, issue to such holder a new certificate or statement of book-entry position, as applicable, representing or otherwise evidencing such Units without the legend required by Section 9.1(e)(i) or Section 9.1(e)(ii). In the event that any Units shall cease to be subject to the restrictions on Transfer set forth in this Section 9.1, the Company shall, upon the written request of the holder of such Units, issue to such holder a new certificate or statement of book-entry position, as applicable, representing or otherwise evidencing such Units without the legend required by Section 9.1(e)(iii).

(v)    In the case of uncertificated Units, the Company shall provide notice to the Members of the applicable legends required by Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iii) in accordance with applicable law.

(vi)    Each Member shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in this Agreement (including the restrictions on Transfer set forth in this Section 9.1) for all purposes of this Agreement and applicable law (including the Act and the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction), whether or not any certificate or statement of book-entry position, as applicable, representing or otherwise evidencing any Units owned or held by such Member bears the applicable legends set forth in Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iii) and whether or not any such Member received a separate notice of such terms, provisions, restrictions and conditions.

(f)    Transfers of Class B Units. Anything in this Agreement to the contrary notwithstanding, Class B Units shall not be Transferred by any Member unless such Transfer also complies with any restrictions on Transfer set forth in the applicable Management Incentive Plan and/or any applicable Award Agreement (which restrictions may be in addition to, and/or more restrictive than, the restrictions on Transfer of Units set forth in this Agreement).

(g)    Certain Members. If any Member is an Entity that has no substantial assets other than Units and/or indebtedness of, or securities in, the Company or any of its Subsidiaries, then such Member agrees that no Equity Interests in such Member may be sold, transferred or otherwise disposed to any Person other than in accordance with the terms and provisions of this Section 9.1 as if such Equity Interests were Units; provided, that a sale, transfer or other disposition of Equity Interests in such Member to any Affiliate of such Member (other than to any Affiliate of such Member that is a portfolio company of such Member or any of its other Affiliates) shall not be subject to this Section 9.1(g).

(h)    No Requirement to List. The Company shall have no obligation under this Agreement to list any of the Units or other Interests on any securities exchange, automated quotation system or over-the-counter marketplace.

(i)    Transfers to the Company. A Transfer of Units to the Company shall not be subject to the requirements of this Section 9.1.

(j)    Reimbursement of Company Expenses. The Transferor and the Transferee shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket third-party costs and expenses (including legal fees) incurred by the Company in connection with any Transfer or proposed Transfer of such Transferor’s Units (excluding any Transfer or proposed Transfer pursuant to Section 9.3 or otherwise pursuant to a Sale Transaction).

(k)     Modifications to Procedural Provisions. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, waive or modify the application of any term or provision of a procedural nature set forth herein to any Transfer so long as such waiver or modification (i) is for administrative convenience purposes to facilitate the consummation of such Transfer, (ii) does not adversely affect the rights of any of the Members, (iii) does not subject any of the Members to any additional obligations or liabilities, and (iv) is approved by the Transferor and the ultimate Transferee of such Transfer (which approval may be provided by e-mail to the Company in accordance with Section 17.5). The right of the Company to make any such waiver or modification need not be uniform among Transfers and may be made by it selectively among any Transfers (whether or not such Transfers are similar in nature). Any such waiver or modification shall not require any consents or approvals of the Members under Section 14.1.

9.2    Transfer Agents; Regulations. The Company, by resolution or written consent of the Board, may from time to time appoint a Transfer Agent (which may be the Company) under such arrangements and upon such terms and conditions as the Board deems advisable. Unless the Board has appointed some other Person as its Transfer Agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary, or any Person designated by the Secretary, shall be the Transfer Agent without the necessity of any formal action of the Board, and the Secretary, or any Person designated by the Secretary, shall perform all of the duties of the Transfer Agent. The Board may make such rules and regulations as it may deem expedient and as are not inconsistent with this Agreement, concerning the issue, registration and Transfer of certificates for Units.

9.3     Drag-Along Transactions.

(a)    In the event that the Majority Members at the time of the delivery of a Drag Notice (for purposes of this Section 9.3, each, a “Selling Member” and, collectively, the “Selling Members”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a Member vote is required) to or with any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than the Selling Members or any Affiliates thereof (a “Third Party Purchaser”) (any such Sale Transaction, a “Drag-Along Transaction”), the Company or the Selling Members (or a designated representative acting on behalf of the Selling Members) will have the right (but not the obligation) to deliver written notice thereof (a “Drag Notice”) to all other Members (each, a “Dragged Member” and, collectively, the “Dragged Members”), including any holders of Class B Units. Such written notice shall be delivered to the Dragged Members in accordance with Section 17.5 and shall contain a general description of the material terms and conditions of the Drag-Along Transaction, including the amount and form of consideration to be paid by the Third Party Purchaser, copies of any Drag-Along Transaction Documents or Investment Documents that the Dragged Members will be required to execute and deliver in connection with such Drag-Along Transaction (to the extent such documents exist and are in substantially final form at the time such Drag Notice is delivered to the Dragged Members), and the proposed date (which may be an estimated date or range of dates) for the closing of the Drag-Along Transaction; provided, that the Selling Members may elect to omit from the Drag Notice any such terms and conditions of, or information relating to, the Drag-Along Transaction if the Selling Members determine that the disclosure thereof to the Dragged Members would have an adverse effect on the Drag-Along Transaction or the consummation thereof, but the omission of any such terms, conditions or information shall not have any effect on the validity of the Drag Notice.

(b)    If a Drag Notice is delivered by the Company or by or on behalf of the Selling Members to the Dragged Members, each of the Dragged Members shall:

(i)    if such Drag-Along Transaction is structured as a Transfer of Units (including any Transfer of Units by way of a merger of the Company with any other Person), be obligated to Transfer to the Third Party Purchaser (subject to the other terms of this Section 9.3(b)), at the closing of such Drag-Along Transaction, all Units held by such Dragged Member (or the applicable portion of such Dragged Member’s Units that are required to be Transferred in connection with such Drag-Along Transaction, as determined in accordance with Section 9.3(c)) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Units of the Selling Members of the same class or series (excluding any investment or reinvestment opportunity given to management of the Company or any of its Subsidiaries), free and clear of any Liens (other than Permitted Liens); provided, that (A) each Dragged Member will receive, in respect of such Dragged Member’s Units that are Transferred in such Drag-Along Transaction, no less than the same portion of the aggregate net consideration paid in such Drag-Along Transaction that such Dragged Member would have received if such aggregate net consideration had been distributed by the Company pursuant to Section 11.1(a) (presuming for such purpose that the Units sold or otherwise Transferred in such Drag-Along Transaction are all outstanding Units) (and such aggregate net consideration shall be treated as if it was distributed by the Company pursuant to Section 11.1(a)), unless otherwise approved by such Dragged Member, and (B) if the Selling Members are given an option as to the form of consideration to be received in exchange for their Units of any class or series, then each of the Dragged Members need only be given the same option with respect to their Units of the same class or series and clause (A) of this proviso is subject to such option;

(ii)    if such Drag-Along Transaction is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of the Equity Interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct and/or indirect Subsidiary or Subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its Subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;

(iii)    (A) be required to vote (including by written consent) such Dragged Member’s Units (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favor of such Drag-Along Transaction, and (B) not raise any objection against such Drag-Along Transaction (including objections relating to the consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;

(iv)    execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag-Along Transaction (on terms substantially the same as those terms applicable to the Selling Members) that the Company, the Selling Members or the Third Party Purchaser may request and which are executed and delivered by the Selling Members (the “Drag-Along Transaction Documents”), and (A) agree to or provide the same covenants, obligations, indemnities and agreements as agreed to or provided by the Selling Members set forth therein and (B) make the same representations and warranties as the Selling Members, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Member, the power and authority of such Dragged Member to enter into the Drag-Along Transaction, due authorization, execution and delivery by such Dragged Member of the Drag-Along Transaction Documents and the Investment Documents, enforceability against such Dragged Member of the Drag-Along Transaction Documents and the Investment Documents, good and marketable title (free and clear of all Liens) of the Units of such Dragged Member, the consents and notices required to be obtained or made by such Dragged Member in connection with such Drag-Along Transaction, no conflicts with organizational documents, contracts or law applicable to such Dragged Member, no legal proceedings against such Dragged Member, no brokers’ fees owed by such Dragged Member in connection with such Drag-Along Transaction, and other matters reasonably requested by the Third Party Purchaser with respect to such Dragged Member and related to such Drag-Along Transaction; provided, however, that (x) no Dragged Member shall be required to provide any indemnity relating to such Drag-Along Transaction that is in excess of the amount of gross proceeds payable to such Dragged Member in connection with such Drag-Along Transaction (other than on account of such Dragged Member’s own fraud) and (y) no Dragged Member that is an Entity shall be required to provide any non-competition, non-solicitation or similar covenant other than customary confidentiality covenants;

(v)    if the Members will receive any Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the continuing, acquiring, resulting or surviving entity in the Drag-Along Transaction, or any Affiliate thereof (the “Surviving Entity”), execute and deliver any applicable limited liability company agreement, stockholders agreement, partnership agreement, investor rights agreement, voting agreement or similar agreement which relates to the internal governance of the Surviving Entity and/or the rights or obligations of the owners of the Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the Surviving Entity that the Company, the Selling Members or the Third Party Purchaser may request and which are executed and delivered by the Selling Members (the “Investment Documents”), and agree to or provide the same covenants, obligations and agreements as agreed to or provided by the Selling Members set forth therein;

(vi)    use commercially reasonable efforts to obtain or make any consents or filings required to allow such Dragged Member to participate in the Drag-Along Transaction;

(vii)    without limiting the provisions of Section 5.6, waive and refrain from exercising any appraisal, dissenters or similar rights with respect to such Drag-Along Transaction;

(viii)    not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag-Along Transaction, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body or any other Member or any of its Affiliates (including any Selling Member and any of its Affiliates) in connection with such Drag-Along Transaction, or (C) except as permitted under and pursuant to Article 18, disclose to any Person any information related to such Drag-Along Transaction (including the identity of the Third Party Purchaser, the fact that discussions or negotiations are taking place concerning such Drag-Along Transaction, or any of the terms, conditions or other information with respect to such Drag-Along Transaction); and

(ix)    take all necessary or desirable actions reasonably requested by the Selling Members, the Third Party Purchaser and/or the Company in connection with the consummation of such Drag-Along Transaction, including voting such Dragged Member’s Units (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favor of such Drag-Along Transaction and, if applicable, in favor of a Corporate Conversion in connection with such Drag-Along Transaction.

(c)    In the case of a Drag-Along Transaction pursuant to which the Selling Members are collectively Transferring less than one hundred percent (100%) of all of the Units owned or held by the Selling Members in the aggregate, each Dragged Member shall be required to Transfer a percentage of the Units owned or held by such Dragged Member equal to the quotient obtained by dividing (i) the total number of Units owned or held by the Selling Members that are proposed to be Transferred in such Drag-Along Transaction by (ii) the total number of Units owned or held by the Selling Members in the aggregate.

(d)    At the closing of any Drag-Along Transaction that is structured as a sale or other Transfer of Units in which the Selling Members have exercised their rights under this Section 9.3, each Dragged Member shall deliver at such closing, against payment of the purchase price therefor in accordance with the terms of the Drag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Third Party Purchaser) representing such Dragged Member’s Units to be sold, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by any one or more of the Selling Members, the Third Party Purchaser and/or the Company for the proper transfer of such Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens).

(e)    Each Selling Member and each Dragged Member will bear its pro rata share (based upon the allocation among each such Member of the consideration payable in respect of Units in the Drag-Along Transaction) of the costs and expenses of any Drag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all Members or the Company and are not otherwise paid by the Company or the Third Party Purchaser. Costs and expenses incurred by any Member on its own behalf will not be considered costs and expenses of the Drag-Along Transaction and will be borne solely by such Member.

(f)    The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Drag-Along Transaction and not take any action which would reasonably be expected to impede or be prejudicial to any such Drag-Along Transaction. Pending the completion of any proposed Drag-Along Transaction, the Company shall use commercially reasonable efforts to operate the Company and its Subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Drag-Along Transaction Documents) and otherwise comply with the terms of the Drag-Along Transaction Documents to which it is a party.

(g)    The Company shall cooperate with the Selling Members to enter into a Drag-Along Transaction and to take any and all such further action in connection therewith as the Selling Members may deem reasonably necessary or reasonably appropriate in order to consummate (or, if directed by the Selling Members, abandon) any such Drag-Along Transaction. Neither the Company, any of its Subsidiaries nor any of the Selling Members shall have any liability if any Drag-Along Transaction is not consummated for any reason (including if the Selling Members elect to abandon such Drag-Along Transaction for any reason or for no reason). Subject to the provisions of this Section 9.3, the Selling Members, in exercising their rights under this Section 9.3, shall have complete discretion over the terms and conditions of any Drag-Along Transaction effected hereby, including price, payment terms, conditions to closing, timing of closing, representations, warranties, affirmative covenants, negative covenants, indemnification, releases, holdbacks and escrows. At the request of the Selling Members, the Board shall authorize and direct the Company and/or any now or hereafter created Subsidiary of the Company to execute such agreements, documents, applications, authorizations, registration statements and instruments as they may deem reasonably necessary or reasonably appropriate in connection with any Drag-Along Transaction.

(h)    IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED MEMBER TO VOTE SUCH DRAGGED MEMBER’S UNITS IN FAVOR OF A DRAG-ALONG TRANSACTION AND (WITHOUT LIMITING THE PROVISIONS OF SECTION 5.6) TO WAIVE ANY APPRAISAL, DISSENTERS OR SIMILAR RIGHTS THAT SUCH DRAGGED MEMBER HAS (OR MAY HAVE) WITH RESPECT TO ANY DRAG-ALONG TRANSACTION, IN EACH CASE, AS SET FORTH IN SECTION 9.3(b), EACH DRAGGED MEMBER HEREBY IRREVOCABLY APPOINTS THE SELLING MEMBERS (AND EACH OF THEM) AS SUCH DRAGGED MEMBER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL UNITS OWNED OR HELD BY SUCH DRAGGED MEMBER OR OVER WHICH SUCH DRAGGED MEMBER HAS VOTING CONTROL TO EFFECTUATE SUCH VOTES AND WAIVERS FOR THE DURATION OF THE EXISTENCE OF THE COMPANY. IN ADDITION, IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED MEMBER TO EXECUTE AND DELIVER THE DRAG-ALONG TRANSACTION DOCUMENTS AND, IF APPLICABLE, THE INVESTMENT DOCUMENTS, AND TO TAKE ACTIONS IN CONNECTION WITH THE CONSUMMATION OF A DRAG-ALONG TRANSACTION, IN EACH CASE, AS SET FORTH IN SECTION 9.3(b), EACH DRAGGED MEMBER HEREBY IRREVOCABLY GRANTS TO THE SELLING MEMBERS (AND EACH OF THEM) A POWER-OF-ATTORNEY TO SIGN ANY AND ALL SUCH DRAG-ALONG TRANSACTION DOCUMENTS AND, IF APPLICABLE, INVESTMENT DOCUMENTS, AND TO TAKE ANY AND ALL SUCH ACTIONS, IN THE NAME AND ON BEHALF OF SUCH DRAGGED MEMBER. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY EACH DRAGGED MEMBER PURSUANT TO THIS SECTION 9.3(h) ARE COUPLED WITH AN INTEREST, ARE IRREVOCABLE, AND SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE DEATH, INCOMPETENCY, INCAPACITY, DISABILITY, MERGER, CONSOLIDATION, BANKRUPTCY, INSOLVENCY, LIQUIDATION OR DISSOLUTION OF ANY DRAGGED MEMBER.

(i)    At the election of the Board, any Class B Units Transferred in a Drag-Along Transaction by a Selling Member or a Dragged Member shall immediately and automatically convert into Class A Units upon the consummation of such Drag-Along Transaction.

(j)    A Transfer of Units in a Drag-Along Transaction by a Selling Member or a Dragged Member pursuant to this Section 9.3 shall not be subject to the requirements of (i) Section 9.1 (other than Section 9.1(a)(i)) or (ii) Section 9.7.

(k)    For the avoidance of doubt, the obligations of the Company and the Dragged Members pursuant to this Section 9.3 shall apply irrespective of the amount of consideration (if any) to be paid to each Dragged Member pursuant to the Drag-Along Transaction.

9.4     Tag-Along Transactions.

(a)    In the event that one or more Members (acting alone or with other Members) who own or hold Class A Units (each, an “Initiating Holder” and, collectively, the “Initiating Holders”) desire to effect a Tag-Along Transaction, the Initiating Holders (or a designated representative acting on their behalf) shall deliver written notice (a “Sale Notice”) to all other Members that own or hold Class A Units (each, a “Tag-Along Seller” and, collectively, the “Tag-Along Sellers”) and the Company, in accordance with Section 17.5, at least ten (10) Business Days prior to the consummation of such Tag-Along Transaction, offering the Tag-Along Sellers the opportunity to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (which terms and conditions shall be substantially the same as those terms and conditions (including at the same form of consideration and price) applicable to the Initiating Holders (except that if the Initiating Holders are given an option as to the form of consideration to be received in exchange for their Class A Units, each of the Tag-Along Sellers shall only need to be given the same option with respect to their Class A Units)); provided, however, that if the consideration to be paid in such Tag-Along Transaction consists, in whole or in part, of securities or any other non-cash consideration, then any Member that is not an Accredited Investor or any Member who does not, promptly following the request of the Initiating Holders or the Transferee in such Tag-Along Transaction (but in any event within three (3) Business Days after receipt of any such request), certify to the Initiating Holders and the Transferee in such Tag-Along Transaction that such Member is an Accredited Investor shall not be offered the opportunity to participate in such Tag-Along Transaction and shall not be deemed a Tag-Along Seller for purposes of such Tag-Along Transaction. The Sale Notice shall contain a general description of the material terms and conditions of the Tag-Along Transaction, including the total number of Class A Units proposed to be Transferred, the proposed amount and form of consideration for the Class A Units proposed to be Transferred and copies of any Tag-Along Transaction Documents that the Tag-Along Sellers will be required to execute and deliver in connection with such Tag-Along Transaction (to the extent such documents exist and are in substantially final form at the time such Sale Notice is delivered to the Tag-Along Sellers).

(b)    Each Tag-Along Seller may, by written notice (each, an “Acceptance Notice”) delivered to the Initiating Holders (or their designated representative) within five (5) Business Days after delivery of the Sale Notice to such Tag-Along Seller, elect to Transfer Class A Units in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice; provided, however, that if the proposed Transferee in the Tag-Along Transaction desires to purchase a number of Class A Units that is less than the aggregate number of Class A Units proposed to be Transferred by the Initiating Holders and all Tag-Along Sellers electing to Transfer Class A Units in the Tag-Along Transaction, then the Initiating Holders may elect to either (i) terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (ii) consummate such Tag-Along Transaction on the basis of such lesser number of Class A Units and, upon such election to consummate the Tag-Along Transaction, each Initiating Holder and each electing Tag-Along Seller shall be permitted to Transfer to such Transferee up to that number of Class A Units owned or held by such Initiating Holder or such Tag-Along Seller, as the case may be, equal to the product of (x) the total number of Class A Units to be acquired by the Transferee in the proposed Tag-Along Transaction and (y) such Initiating Holder’s or such Tag-Along Seller’s (as applicable) proportionate percentage of the issued and outstanding Class A Units collectively owned or held by the Initiating Holders and all electing Tag-Along Sellers; provided, further, that if at any time after delivery of a Sale Notice there is a change in the price or other material change in the terms or conditions of the proposed Tag-Along Transaction described in such Sale Notice, then the Initiating Holders shall deliver a revised Sale Notice to all Tag-Along Sellers indicating such revised price and/or other material change, and each Tag-Along Seller shall have an additional five (5) Business Days after delivery of the revised Sale Notice to indicate whether or not it elects to Transfer Class A Units in such Tag-Along Transaction, on the terms and conditions set forth in the revised Sale Notice (it being understood and agreed that if a Tag-Along Seller elected to Transfer Class A Units in such Tag-Along Transaction prior to the commencement of such additional five-Business Day period, then such election will remain in effect, unless such Tag-Along Seller revokes, amends or otherwise modifies such election in writing prior to the expiration of such additional five-Business Day period).

(c)    In connection with any Tag-Along Transaction in which any Tag-Along Seller elects to participate pursuant to this Section 9.4, each such Tag-Along Seller shall take all necessary or desirable actions reasonably requested by the Initiating Holders and/or the Transferee in such Tag-Along Transaction in connection with the consummation of such Tag-Along Transaction, including (A) executing and delivering the applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal, release or other agreements or documents governing or relating to such Tag-Along Transaction that the Initiating Holders or the Transferee in such Tag-Along Transaction may request (the “Tag-Along Transaction Documents”), and (B) if the Initiating Holders and the Tag-Along Sellers will receive any Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the Transferee or any other Person in connection with such Tag-Along Transaction, executing and delivering any applicable limited liability company agreement, stockholders agreement, partnership agreement, investor rights agreement, voting agreement or similar agreement which relates to the internal governance of such Transferee or such other Person and/or the rights or obligations of the owners of the Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in such Transferee or such other Person that Initiating Holders or the Transferee may request and which are executed and delivered by the Initiating Holders. In connection with any Tag-Along Transaction that complies with this Section 9.4, no Member (whether or not a Tag-Along Seller) shall (i) take any action that would reasonably be expected to impede or be prejudicial to such Tag-Along Transaction, (ii) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body or any other Member or any of their respective Affiliates (including any Initiating Holder and any of its Affiliates) in connection with such Tag-Along Transaction, or (iii) except as permitted under and pursuant to Article 18, disclose to any Person any information related to such Tag-Along Transaction (including the identity of the Transferee, the fact that discussions or negotiations are taking place concerning such Tag-Along Transaction, or any of the terms, conditions or other information with respect to such Tag-Along Transaction).

(d)    At the closing of any Tag-Along Transaction in which any Tag-Along Seller has elected to participate under this Section 9.4, such Tag-Along Seller shall deliver at such closing, against payment of the consideration therefor in accordance with the terms of the Tag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Transferee in such Tag-Along Transaction) representing its Class A Units to be Transferred, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Initiating Holders, the Transferee in such Tag-Along Transaction and/or the Company for the proper Transfer of such Class A Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens).

(e)    Each Initiating Holder and each Tag-Along Seller electing to participate in a Tag-Along Transaction under this Section 9.4 will bear its pro rata share (based upon the allocation among each such Member of the consideration payable in respect of Class A Units in the Tag-Along Transaction) of the costs and expenses of any such Tag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or the Transferee. Costs and expenses incurred by any such Member on its own behalf will not be considered costs of the Tag-Along Transaction and will be borne solely by such Member.

(f)    Subject to the provisions of this Section 9.4, the Initiating Holders shall have complete discretion over the terms and conditions of any Tag-Along Transaction, including price, payment terms, conditions to closing, timing of closing, representations, warranties, affirmative covenants, negative covenants, indemnification, releases, holdbacks and escrows. Neither the Company, any of its Subsidiaries nor any of the Initiating Holders shall have any liability if any Tag-Along Transaction is not consummated for any reason (including if the Initiating Holders elect to abandon such Tag-Along Transaction for any reason or for no reason).

(g)    The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag-Along Transaction and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag-Along Transaction. Pending the completion of any proposed Tag-Along Transaction, the Company shall use commercially reasonable efforts to operate the Company and its Subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag-Along Transaction Documents) and otherwise comply with the terms of the Tag-Along Transaction Documents to which it is a party.

(h)    If any Tag-Along Seller electing to participate in a Tag-Along Transaction materially breaches any of its obligations under this Section 9.4 in respect of such Tag-Along Transaction or any of its representations or obligations under any of the Tag-Along Transaction Documents, then, (i) at the option of the Initiating Holders, such Tag-Along Seller will not be permitted to participate in such Tag-Along Transaction and the Initiating Holders can proceed to close such Tag-Along Transaction excluding the sale of such Tag-Along Seller’s Class A Units therefrom and, (ii) at the option of the Initiating Holders, the number of Class A Units to be Transferred by the Initiating Holders and the Tag-Along Sellers (excluding the breaching Tag-Along Seller) shall be recalculated pursuant to clause (ii) of Section 9.4(b) excluding the breaching Tag-Along Seller from such calculation.

(i)    The Initiating Holders shall have the right for a period of ninety (90) days after the expiration of the latest five (5) Business Day period referred to in Section 9.4(b) to consummate the Tag-Along Transaction. In the event that the Initiating Holders have not consummated the Tag-Along Transaction within such ninety-day period, the Initiating Holders shall not thereafter consummate such Tag-Along Transaction unless the Initiating Holders again comply with the terms of this Section 9.4; provided, however, that if such Tag-Along Transaction is unable to be consummated within such ninety-day period as a result of antitrust or other regulatory delay, then such ninety-day period shall be extended on account of such delay as necessary to permit the Initiating Holders to effect such Tag-Along Transaction.

(j)    The exercise or non-exercise of the rights of any of the Members under this Section 9.4 to participate in one or more Tag-Along Transactions shall not adversely affect their rights to participate in subsequent Tag-Along Transactions subject to this Section 9.4.

(k)    In no event shall any Member have any rights under this Section 9.4 or otherwise with respect to a sale or other transfer by any other Member of any debt securities or other Indebtedness of the Company or any of its Subsidiaries.

9.5    Appointment of Purchaser Representative. If the Selling Members enter into any negotiation or transaction for which Rule 506 of Regulation D (or any similar rule then in effect) promulgated by the SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Dragged Member who is not an Accredited Investor shall, at the request of the Company or the Selling Members, appoint a “purchaser representative” (as such term is defined in Rule 501 of Regulation D) reasonably acceptable to the Company and the Selling Members in connection with such negotiation or transaction.

9.6     Preemptive Rights.

(a)    After the Effective Date, the Company shall not, and the Company shall not permit any of its Subsidiaries to, sell or issue to any Person (including any then-current Member) any (i) Equity Interests of the Company or any of its Subsidiaries, or (ii) options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests of the Company or any of its Subsidiaries (any such Equity Interests, options, warrants or securities, collectively, the “Additional Securities”) (other than pursuant to an Excluded Issuance), unless the Company or its applicable Subsidiary first submits written notice (a “Preemptive Rights Notice”) to each Member that owns or holds Class A Common Units identifying the material terms of the Additional Securities (including the price, number or amount and type of Additional Securities, and all other material terms thereof) and offers to each such Member (other than holders of Class B Units) that also demonstrates to the Company’s reasonable satisfaction that such Member is an Accredited Investor (any such Member, a “Preemptive Member” and, collectively, the “Preemptive Members”) the opportunity to purchase up to a portion of the Additional Securities (a “Pro Rata Portion”) on such terms and conditions set forth in the Preemptive Rights Notice. A Preemptive Member’s Pro Rata Portion shall be equal to the product of (1) the total number or amount of Additional Securities subject to the sale or issuance and (2) a fraction, (A) the numerator of which is the number of Class A Units then owned or held by such Preemptive Member, and (B) the denominator of which is the total number of Class A Units then owned or held by all Preemptive Members collectively.

(b)    The Company’s or its applicable Subsidiary’s offer to each Preemptive Member shall remain open for a period of thirty (30) days after the Preemptive Rights Notice is delivered to such Preemptive Member in accordance with Section 17.5. A Preemptive Member may accept such offer by delivering written notice of such acceptance to the Company prior to the expiration of such thirty (30) day period, which notice shall set forth the number or amount of such Additional Securities to be purchased by such Preemptive Member (which, in any event, shall not exceed the number or amount equal to such Preemptive Member’s Pro Rata Portion). If not all Preemptive Members subscribe for their full respective Pro Rata Portions, then the Company shall notify in writing the fully-subscribing Preemptive Members of such fact and shall offer, or cause its applicable Subsidiary to offer, such fully-subscribing Preemptive Members the right to acquire such unsubscribed Additional Securities on the terms set forth in the Preemptive Rights Notice. Each fully-subscribing Preemptive Member shall have the right to elect to purchase up to its pro rata share of such unsubscribed Additional Securities (in proportion to the Pro Rata Portions of all fully-subscribing Preemptive Members), by delivering written notice to the Company within two (2) Business Days from the date such offer from the Company or its applicable Subsidiary is delivered to such Preemptive Member. To the extent the procedure described in the preceding sentence does not result in the subscription of all unsubscribed Additional Securities, such procedure shall be repeated until there are no unsubscribed Additional Securities or until no Preemptive Member has elected to purchase additional unsubscribed Additional Securities. A Preemptive Member’s failure to respond to the Company by the expiration of such thirty (30) day period shall constitute a waiver of its rights under this Section 9.6 with respect to the purchase of Additional Securities, but shall not affect its rights with respect to any future issuances or sales of Additional Securities.

(c)    In the event that any Additional Securities are not subscribed for by the Preemptive Members in accordance with this Section 9.6, the Company or its applicable Subsidiary will have ninety (90) days after the expiration of the last period in which Preemptive Members are entitled to subscribe for Additional Securities to issue or sell the unsubscribed Additional Securities, at a price and upon other terms no more favorable to a purchaser of Additional Securities, in the aggregate, than those specified in the Preemptive Rights Notice delivered to the Preemptive Members pursuant to Section 9.6(a). Following the earlier to occur of (i) the date the Company or its applicable Subsidiary issues or sells all such unsubscribed Additional Securities and (ii) the date of the expiration of the ninety (90) day period referred to in the immediately preceding sentence, the Company or its applicable Subsidiary will not issue or sell any Additional Securities (other than pursuant to an Excluded Issuance) without first offering such Additional Securities to each of the Preemptive Members in the manner provided in this Section 9.6.

(d)    Notwithstanding anything to the contrary set forth herein, the Company may comply with its obligations under this Section 9.6 by first selling or issuing to (or causing its applicable Subsidiary to sell or issue to) one or more Persons (including any of the Preemptive Members and/or any of their respective Affiliates) (each, an “Accelerated Acquirer”) all or any portion of the Additional Securities contemplated to be issued or sold, and, promptly thereafter, offering to issue or sell to the Preemptive Members the number or amount of such Additional Securities the Preemptive Members would have been entitled to purchase pursuant to this Section 9.6 by applying Sections 9.6(a) and 9.6(b) as if the Company or its applicable Subsidiary had not first issued or sold all or the applicable portion of such Additional Securities to the Accelerated Acquirer but rather had offered to issue or sell all of such Additional Securities to all Preemptive Members at the same time in accordance with the terms of those Sections (and the determination of the number or amount of such Additional Securities to be offered to any Preemptive Member in accordance with this sentence shall take into account any such Additional Securities that were previously purchased by such Preemptive Member and/or any of its Affiliates if such Preemptive Member and/or any of its Affiliates is an Accelerated Acquirer). The Company or its applicable Subsidiary shall be permitted to pay the Accelerated Acquirer(s) a reasonable fee or premium (which may be nonrefundable) in connection with the issuance or sale of such Additional Securities to such Accelerated Acquirer(s), and it shall not be required that such fee or premium be shared with the Preemptive Members or taken into account in connection with the price to be paid by the Preemptive Members. In the event that any Preemptive Member purchases Additional Securities pursuant to any such offer referred to in the first sentence of this Section 9.6(d) and, as a result thereof, the Accelerated Acquirer(s) would not have been permitted to purchase all of the Additional Securities they had purchased if all of the Additional Securities contemplated to be issued or sold had instead been offered to all Preemptive Members at the same time in accordance with Sections 9.6(a) and 9.6(b), then the Accelerated Acquirer(s) shall sell or transfer to the Company or its applicable Subsidiary, for a price equal to the original cost thereof (plus any accrued and unpaid yield or interest thereon, if applicable, but without reducing such cost by any fee or premium received by the Accelerated Acquirer(s) in connection therewith), the excess number or amount of Additional Securities that had been acquired by the Accelerated Acquirer(s).

(e)    If the Company and/or any of its Subsidiaries desires to sell or issue (other than in an Excluded Issuance) (i) any Additional Securities and (ii) any indebtedness or debt securities of the Company or any of its Subsidiaries that do not otherwise constitute Additional Securities, and the items described in clauses (i) and (ii) are to be sold or issued together in unit increments (or in any other stapled or attached form), then such unit increments shall be deemed Additional Securities for purposes of this Section 9.6 and the provisions of this Section 9.6 shall apply to such unit increments.

9.7     Right of First Offer.

(a)    If at any time a Member (such Member, the “Offering Member”) wishes to effect a ROFO Transaction, such Offering Member shall first deliver written notice (a “ROFO Notice”) to the Company, in accordance with Section 17.5, of its desire to effect a ROFO Transaction. The ROFO Notice shall (i) contain a description of the material terms and conditions of the ROFO Transaction, including the number of Units proposed to be transferred (the “Offered Units”) and the purchase price (which purchase price must be exclusively in cash) (such material terms and conditions, collectively, the “Proposed Terms”), and (ii) offer the Company the right to acquire the Offered Units on the Proposed Terms in accordance with the terms of this Section 9.7.

(b)    For a period of ten (10) Business Days after delivery of the ROFO Notice to the Company (the “ROFO Period”), the Company shall have the right (the “Right of First Offer”) to elect by delivering written notice (a “Purchase Notice”) to the Offering Member to purchase, on the Proposed Terms, all, but not less than all, of the Offered Units; provided, however, that if the Company elects to provide Company Information to the Offering Member pursuant to Section 9.7(c) prior to the expiration of such 10-Business Day period, then the ROFO Period shall instead be deemed to commence on such date that, following the receipt by the Offering Member of such Company Information, either (i) the Offering Member have reaffirmed to the Company in writing its intention to Transfer the Offered Units or (ii) if the Offering Member has not made such reaffirmation, is three (3) Business Days after the Offering Member’s receipt of such Company Information. Any Company Information provided to an Offering Member pursuant to this Section 9.7(b) shall constitute “Board Information” under and for all purposes of this Agreement and shall be subject to the terms of Article 18. During the ROFO Period (but not after the end of the ROFO Period), any offer to purchase by the Company and the offer to sell by the Offering Member shall, in each case, be revocable.

(c)    During the 10-Business Day period referred to in Section 9.7(b), the Company shall have the right to provide the Offering Member with information with respect to the Units, the Company or its Subsidiaries that may constitute material non-public information or information that is not known to other Members and that may be material to a decision to the sale of the Offered Units by such Offering Member (“Company Information”). To exercise this right, the Company shall deliver a written notice to the Offering Member that the Company desires to provide such Offering Member with Company Information (but shall not provide such Offering Member with any details regarding such Company Information), which notice shall be delivered to such Offering Member prior to the expiration of such 10-Business Day period. If the Company delivers any such notice to the Offering Member, then either (i) such Offering Member shall agree in writing delivered to the Company to be provided with such Company Information or (ii) such Offering Member shall decline to receive such Company Information (it being understood and agreed that if such Offering Member does not agree in writing delivered to the Company to receive the Company Information within two (2) Business Days following such Offering Member’s receipt of written notice from the Company of its desire to provide such Offering Member with Company Information, then such Offering Member shall be deemed to have declined to receive such Company Information), in which case the offer to sell the Offered Units by such Offering Member shall be deemed to be revoked.

(d)    If the Company elects to purchase all, but not less than all, of the Offered Units, the closing for such purchase and sale shall take place within fifteen (15) Business Days after the expiration of the ROFO Period. Anything herein to the contrary notwithstanding, if the Company does not elect to exercise the Right of First Offer with respect to all Offered Units, then the Offering Member shall not have an obligation to sell any Offered Units to the Company.

(e)    At the closing of any purchase and sale of Offered Units under this Section 9.7, (i) the Offering Member shall deliver, against payment of the purchase price therefor, in accordance with the Proposed Terms, certificates or other documentation (or other evidence thereof reasonably acceptable to the Company) representing such Offered Units, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Company for the proper transfer of such Offered Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens), and (ii) the Company shall deliver to the Offering Members the purchase price for such Offered Units in accordance with the Proposed Terms.

(f)    In the event that the Company does not elect to exercise its Right of First Offer purchase rights under this Section 9.7 with respect to all of the Offered Units, then the Offering Members will have ninety (90) days after the expiration of the ROFO Period to sell or Transfer all (but not less than all) of the Offered Units not sold to the Company to a third party (subject to compliance with the terms set forth in this Agreement), at a purchase price in cash that is no lower than the purchase price specified in the ROFO Notice and upon other terms that are, in the aggregate, no more favorable to the third party than the Proposed Terms specified in the ROFO Notice. In the event the Offering Member has not sold all of such Offered Units within such ninety-day period, such Offering Member shall not thereafter sell or Transfer such Offered Units (other than in an Excluded ROFO Transfer) without first offering such Offered Units to the Company in the manner provided in this Section 9.7; provided, however, that if the ROFO Transaction with a third party is unable to be consummated within such ninety-day period as a result of antitrust or other regulatory delay, then such ninety-day period shall be extended on account of such delay as necessary to permit the Company to effect such ROFO Transaction.

ARTICLE 10
FISCAL YEAR; BOOKS OF ACCOUNT; REPORTS

10.1     Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be established by the Board.

10.2    Books and Records. The books and records of the Company may be kept at such place or places as may be from time to time designated by the Board. The Company shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its Members and the Board (and any committee of the Board) and the names and places of residence of its officers.

10.3    Tax Election. The Company intends to be treated as an association taxable as a corporation for U.S. federal, state and local income tax purposes under Treasury Regulation section 301.7701-3 and under any corresponding provision of state or local law. Within seventy-five (75) days after its formation, the Company shall file an Entity Classification Election (IRS Form 8832) to be treated as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date the Certificate of Formation was filed, and any officer of the Company is authorized and empowered to make such election.

10.4    Required Records. To the fullest extent permitted under applicable law, each Member hereby waives its rights under Section 18-305(a) of the Act to obtain the information specified therein; provided, however, that to the extent that, notwithstanding such waiver, any such Member is entitled to receive such information, the receipt thereof shall be subject to all of the limitations set forth in Section 18-305 of the Act (including the right of the Managers to keep certain information confidential from the Members pursuant to Section 18-305(c) of the Act), and shall be limited to review of the Company’s general ledger and those financial statements derived from it; provided, further, that the review of such information shall be at the sole cost and expense of such Member, during regular business hours of the Company, upon reasonable advance notice, in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, and subject to such other standards as may be established by the Board from time to time. Except as expressly required by non-waivable provisions of applicable law and except as expressly set forth in Section 15.1, the Members shall have no rights to obtain, examine or inspect, or make copies or extracts of, any documents, materials or information relating to the Company or any of its Subsidiaries or any of their respective businesses, assets, operations, properties, financial and other conditions, prospects, or members, partners or shareholders.

10.5    Audits of Books and Accounts. The Company’s books and accounts shall be audited at such times and by such auditors as shall be specified and designated by vote or written consent of the Board.

ARTICLE 11
DISTRIBUTIONS

11.1    Distributions.

(a)    Subject to (i) the other terms of this Section 11.1, (ii) the terms of Section 11.2, and (iii) the then-existing agreements of the Company or its Subsidiaries relating to indebtedness or debt securities of the Company or any of its Subsidiaries, the Board may (but shall not be obligated to) cause the Company to make Distributions to the Members, at such times and in such amounts as the Board may determine in its sole discretion, and each Distribution shall be made to the Members that own or hold Class A Units and to the Members that own or hold Class B Units to the extent such Members owning or holding Class B Units are entitled to Distributions in respect of such Class B Units in accordance with this Agreement, the applicable Management Incentive Plan and/or any applicable Award Agreement (ratably among such Members based on their respective ownership, immediately prior to such Distribution, of the total number of issued and outstanding Class A Units and Class B Units entitled to Distributions in accordance with this Agreement, the applicable Management Incentive Plan and/or any applicable Award Agreement).

(b)    Anything in Sections 11.1(a) and 13.2 to the contrary notwithstanding, unless the Board otherwise approves, if any Member that owns or holds Class A Units shall not have (i) actually executed and delivered to the Company (A) a counterpart of this Agreement or a Joinder Agreement or (B) a completed AI Questionnaire as required pursuant to this Agreement, or (ii) provided the Company with such Member’s Member Beneficial Ownership Information as required pursuant to this Agreement or any representations, forms, certificates or other information required by Section 11.4, in any such case at or prior to the time of any payment by the Company of any Distribution on account of Class A Units, then (x) such Member shall not receive, or be entitled to receive, any such Distribution on account of such Member’s Class A Units until such Member executes and delivers or provides to the Company the applicable document(s) and/or information referred to in clause (i) or clause (ii) above, subject to the additional terms and provisions of this Section 11.1(b), and (y) the Company shall hold back any Distributions that, except for this Section 11.1(b), would otherwise have been paid or distributed to such Member in respect of such Member’s Class A Units. The Company shall not be required to pay any interest in respect of any cash, assets, property, securities or other amounts held back pursuant to the immediately preceding sentence. The Company shall be free to use all such cash, assets, property, securities and other amounts as it sees fit and the Company shall not be under any obligation to pay such cash, assets, property, securities or other amounts into an escrow account (or any similar arrangement). In the event that (I) any Member that owns or holds Class A Units is not paid or distributed a Distribution on account of such Member’s Class A Units as a result of this Section 11.1(b), and (II) such Member executes and delivers or provides the applicable document(s) and/or information referred to in clause (i) or clause (ii) above subsequent to the time at which such payment or distribution would have otherwise been made (but held back pursuant to this Section 11.1(b)), then, promptly following such execution and delivery or provision by such Member, the Company shall pay or distribute such Distribution to such Member; provided, however, that the obligation of the Company to pay or distribute any such Distribution to such Member shall (X) terminate upon the consummation of a Sale Transaction, (Y) be subject to any limitations or restrictions under the Act or other applicable law, and (Z) be subject to any limitations or restrictions under the then existing agreements of the Company or its Subsidiaries relating to indebtedness or debt securities of the Company or any of its Subsidiaries.

(c)    To the extent the Company makes a Distribution pursuant to Section 11.1(a) or Section 13.2(b) in the form of any assets, property or securities (other than cash), such Distribution shall be equal to the Fair Market Value of such of assets, property or securities for purposes of Section 11.1(a) or Section 13.2(b), as applicable.

(d)    Unless a different record date is established by the Board, any Distribution pursuant to or in accordance with this Section 11.1 shall be made to the Persons shown on the Register of Members as holders of Units entitled to such Distribution as of the date of such Distribution.

11.2    Limitations on Distributions. Notwithstanding any provision to the contrary in this Article 11, no Distribution shall be made if such Distribution would violate the Act or any other applicable law.

11.3    No Other Distributions. Except as set forth in this Article 11 or upon the dissolution and liquidation of the Company pursuant to, and subject to the terms and conditions of, Article 13, no Member shall have the right to demand or receive any Distribution or other return on capital in respect of its Units.

11.4    Withholding Tax. The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any federal, state, local or foreign taxing authority with respect to any distribution to such Member or otherwise with respect to such Member (including in connection with a distribution in kind or as a result of a failure to provide materials necessary to prevent withholding under this Section 11.4) and to withhold (or deduct) the same from distributions to such Member, including in connection with an audit of the Company. Any funds withheld by reason of this Section 11.4 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement and, to the extent such withholding has not offset a current distribution, shall reduce future distributions to which such Member is otherwise entitled pursuant to this Agreement. Each Member agrees to furnish the Company with any representations, forms, certificates or other information as shall be reasonably requested by the Company to assist the Company in determining the extent of, or in fulfilling or complying with, any withholding, reporting or compliance obligations the Company may have. The Company shall be entitled to withhold distributions from any Member that fails to provide the representations, forms, certificates and information referred to in the preceding sentence and to use such withheld distributions in order to satisfy any withholding obligations with respect to such Member.

ARTICLE 12
WITHDRAWALS; ACTION FOR PARTITION

12.1    Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or, subject to the terms of Section 9.3, cause the sale of any Company property; and, notwithstanding any provisions of applicable law to the contrary, each Member (and each of such Member’s legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

12.2    Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Act, but except as otherwise provided in this Agreement, each Member hereby covenants and agrees that such Member has entered into this Agreement based on its mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Company (other than upon the permitted Transfer of all of its Units, so long as such withdrawal does not result in a dissolution of the Company), (b) exercise any power under the Act to dissolve the Company, (c) petition for judicial dissolution of the Company, or (d) demand a return of such Member’s contributions to capital of the Company (or a bond or other security for the return of such contributions). Anything herein to the contrary notwithstanding, no Member shall be entitled to abandon or surrender such Member’s Units or other Interests.

ARTICLE 13
DISSOLUTION AND LIQUIDATION

13.1    Events Causing Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events:

(a)    notwithstanding anything in Section 18-801(a)(3) of the Act to the contrary, the affirmative vote or written consent of the Board and the Majority Members;

(b)    the entry of a final decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c)    at any time there are no Members of the Company, unless the Company is continued in accordance with the Act.

Except as otherwise set forth in this Section 13.1, the Company is intended to have perpetual existence. To the fullest extent permitted by law, any death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member (or the occurrence of any other event that terminates the continued membership of a Member in the Company) shall not, in and of itself, cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2    Liquidation and Winding Up. If the Company is dissolved pursuant to Section 13.1, the Company shall be liquidated and the Managers (or other Person or Persons designated by the Board or by a decree of court) shall wind up the affairs of the Company. The Managers or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a)    First, to the payment of (or establishing reserves to pay) all debts and liabilities of the Company (including any debts or liabilities owed to any Member) in the order of priority as provided by law; and

(b)    The balance, if any, to the Members in accordance with Section 11.1(a).

ARTICLE 14
AMENDMENTS

14.1    Amendments.

(a)    Any term, condition or provision of this Agreement may be amended, modified or waived from time to time if, and only if, such amendment, modification or waiver is in writing and signed, (x) in the case of an amendment or modification, by the Company and the Majority Members at the time of such amendment or modification, or (y) in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing sentence, in addition to the affirmative vote or written consent of the Company and the Majority Members, no amendment or modification of any term, condition or provision of this Agreement shall be made (whether by merger, consolidation or reorganization of the Company, except in connection with a Sale Transaction) relating to:

(i)    Section 6.2(a), Section  9.1, Section  9.3, Section  9.4, Section  9.6, Section  9.7, Article 15 or the definition of “Super-Majority Members” (including any of the defined terms used in any such Section, Article or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of the Super-Majority Members;

(ii)    Section 6.2(b)(i), Section  6.2(b)(ii), Section  6.2(b)(iii), Section  6.2(b)(iv), Section  6.2(g), Section  6.12, Section  6.14, the penultimate sentence of Section 6.15, Section 6.20 or the definitions of “Designating Group,” “Designating Member,” or “Designation Right” (including any of the defined terms used in any such Section, sentence or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of each Designating Group (it being understood that a Member shall only be entitled to vote on, or consent to, an amendment or modification of this Agreement pursuant to this clause (ii) if such Member has a Designation Right as of the time of such amendment or modification);

(iii)    Section 6.2(f) or Section  6.2(g) (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein), without the affirmative vote or written consent of the Majority Specified Members;

(iv)    the second sentence of Section 6.12(a) or the definition of “Q Investments Members” (including any of the defined terms used in such sentence or definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the Q Investments Members;

(v)    the definition of “HG Vora Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the HG Vora Members;

(vi)    the definition of “TCW Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the TCW Members;

(vii)    the definition of “Redwood Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the Redwood Members;

(viii)    Section 14.1(b)(i) (including any of the defined terms used in such Section, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of each Member that owns or holds Class A Units;

(ix)    any of clauses (i)-(viii) of this Section 14.1(a) without the prior written consent of the specific Member or Members, and/or the Member or Members that own or hold the requisite percentage of the Units, as applicable, that would be required to amend the underlying provision or definition of this Agreement to which such amendment or modification relates; provided, however, that no amendment or modification of this Section 14.1(a)(ix) shall be made without the affirmative vote or written consent of each Member that owns or holds Class A Units.

(b)    Anything in this Agreement to the contrary notwithstanding, (i) subject to clause (ii) of this Section 14.1(b), no amendment or modification of any provision of this Agreement (whether by merger, consolidation or reorganization of the Company, except in connection with a Sale Transaction) that would materially and adversely affect the rights or materially increase the obligations of any Member that owns or holds Units of any particular series or class (in its capacity as an owner or holder of Units of such series or class) set forth in this Agreement in a manner that is disproportionate in any material respect to the effect of such amendment or modification on the comparable rights and obligations of the other Members that own or hold Units of such series or class (in their capacity as owners or holders of Units of such series or class) set forth in this Agreement (without regard to any effect resulting from (A) the individual circumstances of any such Member or (B) the differences in the respective percentages of ownership of Units of the Members) shall be made without the affirmative vote or written consent of such affected Member; provided, however, that, for the avoidance of doubt, neither the authorization or creation of a new class or series of Units or other Equity Interests or equity-based securities of the Company (including any amendments or modifications to this Agreement to incorporate the terms, rights, preferences and privileges of such new class or series of Units or other Equity Interests or equity-based securities of the Company) nor the issuance of any additional Units or any other Equity Interests or equity-based securities of the Company (including any amendments or modifications to this Agreement to incorporate the terms of any such additional issuance), shall (in any such case) be deemed to adversely affect the rights or increase the obligations of any Member, and (ii) the Board is hereby authorized and empowered, acting alone and without further vote or action of any of the Members or any other Person, to amend or modify this Agreement (A) as provided in Section 5.2(b) hereof and (B) as may be required to give effect to the terms of a Management Incentive Plan or any Award Agreement, and each Member shall be deemed to have executed any such amendment to, or amendment and restatement of, this Agreement; provided, however, that if any such amendment or modification would otherwise require any vote or consent pursuant to any of clauses (i)-(ix) of Section 14.1(a) (other than immaterial amendments or modifications), then such vote or consent shall be obtained as a condition to any such amendment or modification.

(c)    Anything in this Section 14.1 or elsewhere in this Agreement to the contrary notwithstanding (except as contemplated in the proviso in the definition of “Majority Members”), the Members who own or hold Class B Units (in their capacity as such) shall have no right to vote on, or right to consent to, any amendment, modification or waiver of or to this Agreement.

ARTICLE 15
INFORMATION RIGHTS

15.1    Information Rights. Subject to the obligations of the Members under Article 18, the Company shall make available to each Member (other than Members that are Competitors or that own or hold Class B Units) the following information:

(a)   within ninety (90) days after the end of each Fiscal Year commencing with the fiscal year ending December 31, 20251, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year, including a consolidated balance sheet and consolidated statements of income or operations, members’ equity and cash flows for such Fiscal Year, prepared in accordance with GAAP, together with the auditors’ report on such audited consolidated financial statements; and

1 Note to Draft: Timing to be consistent with timing for delivery of annual financial statements under Exit Term Loan Facility.

(b)    within forty-five (45) after the end of each Fiscal Quarter in each of the Company’s first three (3) Fiscal Quarters in each Fiscal Year commencing with the fiscal quarter ending March 31, 20262, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter, including a consolidated balance sheet and consolidated statements of income or operations and cash flows for such Fiscal Quarter, prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments;

provided, however, that if the Company does not produce consolidated financial statements required by this Section 15.1 at the Company level, but consolidated financial statements are produced at the level of one or more of its Subsidiaries that cover substantially the same information that would have been covered by consolidated financial statements of the Company and its Subsidiaries, then, in lieu of making available such consolidated financial statements of the Company and its Subsidiaries, the Company shall make available to each Member that owns or holds Units (other than Members that are Competitors or that own or hold Class B Units) the consolidated financial statements of its applicable Subsidiary or Subsidiaries, on the terms set forth in this Section 15.1.

15.2    Delivery of Information. The Company may make available the information described in Section 15.1 within the specified time periods, on a password-protected website that is only available to the Members (other than Members that are Competitors or that own or hold Class B Units) and any actual or prospective Transferees of Units (other than actual or prospective Transferees of Class B Units). The Company shall provide any password or other login information to the Members (other than Members that are Competitors or that own or hold Class B Units) and, upon request of any Member, any actual or prospective Transferees of Units (other than actual or prospective Transferees of Class B Units) so that any such Person shall be able to access such website.

As a condition to gaining access to the information posted on such website, each Person may be required to (a) “click through” certain confidentiality provisions or take other affirmative action pursuant to which such Person shall acknowledge its confidentiality obligations in respect of such information, (b) certify its status as a Member that owns or holds Class A Units or an actual or prospective bona fide Transferee of Class A Units, as applicable, and (c) in the case of any Person that is a Member, confirm and ratify that it is a party to, and bound by all of the terms and provisions of, this Agreement.

15.3    Termination of Information Rights. The requirements of this Article 15 shall cease to apply at such time as the Company becomes obligated to file reports under Section 13 or Section 15(d) of the Exchange Act or as a voluntary filer pursuant to contractual obligations or otherwise (so long as the Company makes such filings). Nothing in this Agreement shall require, or shall be deemed or construed to require, the Company to file reports under Section 13 or Section 15(d) of the Exchange Act.

2 Note to Draft: Timing to be consistent with timing for delivery of quarterly financial statements under Exit Term Loan Facility.

ARTICLE 16
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

16.1    Representations and Warranties of the Members. Each Member (including each Person, if any, admitted as a Member after the Effective Date) hereby represents, warrants and acknowledges to the Company and to each other Member on the Effective Date (or the date on which such Member executes and delivers a Joinder Agreement) as follows:

(a)    Such Member (if such Member is an Entity) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to conduct its business as it is now being conducted and as proposed to be conducted.

(b)    Such Member has the full power, authority and legal right to execute, deliver and perform this Agreement, and, if such Member is an Entity, the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action of such Member. This Agreement constitutes such Member’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

(c)    Such Member is not subject to, or obligated under, any provision of (i) its organizational documents (if such Member is an Entity), (ii) any agreement, contract, arrangement or understanding, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree, in any such case that would be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of such Member’s assets (including its Units) would be created, by such Member’s execution, delivery and/or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)    No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any Governmental Authority or any other Person is necessary on such Member’s part for such Member’s execution, delivery and/or performance of this Agreement or the consummation of the transactions contemplated hereby, in any such case that has not previously been obtained by such Member.

(e)    No Person has or will have, as a result of any act or omission by such Member, any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with any of the transactions contemplated by this Agreement.

(f)    Neither such Member nor any of its Affiliates (other than Related Funds) is, nor will the Company as a result of such Member holding an Interest be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

(g)    Except as expressly set forth in this Agreement, neither the Company, any Manager, any Observer nor any other Member shall have any duty or responsibility to provide such Member with any documents, materials or other information concerning the business, operations, assets, properties, financial and other conditions, or prospects of the Company or any of its Subsidiaries which may come into the possession of the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, employees, agents, other representatives or Affiliates.

(h)    Except as expressly set forth in this Section 16.1, neither the Company, any Manager, any Observer, any other Member nor any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates has made any representations or warranties to such Member regarding the business, assets, operations, properties, financial and other conditions, or prospects of the Company or any of its Subsidiaries, or otherwise, and no act by the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any such representation or warranty by the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates.

(i)    The Units acquired by such Member have been, or are being, acquired by such Member for its own account and not with a view to the sale or distribution of any part thereof (or any fractional or beneficial interest therein), and such Member has no present intention of selling, granting any participation in, or otherwise distributing any of the Units (or any fractional or beneficial interest therein). Such Member does not have any contract, agreement or understanding with any Person to sell or Transfer any of the Units (or any fractional or beneficial interest therein), or grant any participation in any of the Units (or any fractional or beneficial interest therein), to such Person.

(j)    (i) Such Member must bear the economic risk of such Member’s investment in the Units acquired by such Member indefinitely unless the disposition of such Units is registered or qualified under the Securities Act and applicable state securities laws or an exemption from such registration or qualification is available, and that the Company has no obligation or intention of so registering or qualifying such Units, (ii) there is no assurance that any exemption from the Securities Act or applicable state securities laws will be available, or, if available, that such exemption will allow such Member to dispose of or otherwise Transfer any or all of such Member’s Units in the amounts or at the times such Member might desire and (iii) the Company is not presently under any obligation to register the Units under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 under the Securities Act and that it may never be required to do so.

(k)    Such Member: (i) is an Accredited Investor, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Units acquired by such Member, (iii) has received all of the information about the Company and its Subsidiaries that it has requested and considers necessary or appropriate for deciding whether to acquire the Units acquired by such Member, (iv) is acquiring Units based upon such Member’s own investigation, and the exercise by such Member of such Member’s rights and the performance of such Member’s obligations under this Agreement will be based upon such Member’s own investigation, analysis and expertise, (v) has the ability to bear the economic risks inherent in its investment of the Units acquired by such Member, (vi) is able, without materially impairing its financial condition, to hold the Units acquired by such Member for an indefinite period of time and to suffer a complete loss of its investment, and (vii) understands and has fully considered for purposes of its investment in the Units acquired by such Member the risks of this investment and understands that: (A) the Units represent an extremely speculative investment that involves a high degree of risk of loss, (B) it may not be possible for such Member to liquidate its investment in any of the Units because of substantial restrictions on the transferability of the Units, (C) no public market exists for the Units, and no representation has been made to such Member that any such public market will exist in the future, and (D) there have been no representations as to the possible future value, if any, of any of the Units.

16.2    Survival of Representations and Warranties. Each of the representations, warranties and acknowledgements of each Member in Section 16.1 shall survive the Effective Date (or the date on which such Member executes and delivers a Joinder Agreement).

ARTICLE 17
MISCELLANEOUS

17.1    Entire Agreement. This Agreement (including the exhibits and schedules to this Agreement) amends and restates the Initial LLC Agreement in its entirety and contains the entire understanding among the Members and the Company with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement among the Members and the Company.

17.2    Counterparts. For the convenience of the parties hereto, this Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of this Agreement by portable document format (PDF) or other electronic transmission will be effective as delivery of a manually executed counterpart of this Agreement.

17.3    Severability. If any provision hereof would be invalid or unenforceable in any respect under applicable law, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and if any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

17.4    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns.

17.5    Notices. All notices, requests, waivers, document deliveries and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given, sent, provided, delivered or received (a) when personally delivered to the party to be notified, (b) when sent by electronic mail (“e‑mail”) to the party to be notified, (c) three (3) Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified, or (d) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any Member, to such Member at its address or e-mail address set forth in the Register of Members and (ii) in the case of the Company, to the Company at the Principal Office, Attention: [●] ([●]) (or to another officer of the Company that is required to be provided with such notice, request, waiver, document or other communication pursuant to the terms of this Agreement). A party may change its address or e-mail address for purposes of notice hereunder by (x) in the case of the Company, giving notice of such change to all of the Members in the manner provided in this Section 17.5 and (y) in the case of any Member, giving notice of such change to the Company in the manner provided in this Section 17.5.

17.6    Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.7  GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. EACH OF THE COMPANY AND EACH MEMBER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, OF ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE COMPANY OR ANY MEMBER WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT ONLY IN SUCH COURTS. EACH OF THE COMPANY AND EACH MEMBER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE COMPANY AND EACH MEMBER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS SPECIFIED IN SECTION 17.5, OR IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND EACH MEMBER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

17.8    No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its legal representatives, heirs, administrators, executors, successors and permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person other than (x) the Covered Persons (solely with respect to Sections 8.1 and 8.2), (y) the Identified Persons (solely with respect to Section 8.5), and (z) to the extent not already a party hereto, each Affiliate of any of the Members for purposes of Section 8.6.

17.9    Binding Effect. By virtue of the Plan of Reorganization and the order of the Bankruptcy Court that confirmed the Plan of Reorganization, on the Effective Date, without any further action on the part of, or notice to, any Person, each of the Persons that received Existing Common Units became a party to this Agreement as a “Member” hereunder, became fully bound by, and subject to, all of the covenants, terms, conditions and provisions of this Agreement as a “Member” party hereto, and is deemed to have signed this Agreement. This Agreement shall apply to, and be binding upon, all holders of Units and Interests, whether or not such holder has executed a counterpart of this Agreement or a Joinder Agreement, and shall also apply to all Units and Interests no matter when acquired, and by acceptance of Units or Interests each holder agrees to be so bound. This Agreement shall become effective on the Effective Date.

17.10    Additional Actions and Documents. The parties agree to execute and deliver any further instruments and perform any additional acts that are or may become reasonably necessary to carry on the Company or to effectuate its purposes.

17.11    Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, a non-breaching party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such non-breaching party shall, therefore, be entitled to injunctive relief, specific performance or other equitable remedies to enforce such obligations, this being in addition to any other remedy to which such Person is entitled at law or in equity. Each of the parties hereto hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. Each of the parties hereto hereby agrees not to assert that specific performance, injunctive relief and other equitable remedies are unenforceable, invalid, contrary to law or inequitable or violate public policy for any reason. The right of specific performance, injunctive relief and other equitable remedies is an integral part of the transactions contemplated by this Agreement.

17.12    Assignment. No rights, interests or obligations of any Member herein may be assigned without the prior approval of the Board and the Majority Members, except assignments to Transferees of Units in connection with Transfers of Units that strictly comply with Article 9; provided, however, that (a) the Designation Right of a Designating Group shall not be assignable, (b) the rights of each Designating Group under Section 6.20 shall not be assignable and (c) the rights of each Preemptive Member under Section 9.6 shall not be assignable except to any Person that is an Affiliate of such Preemptive Member and an Accredited Investor at the time of such assignment (and any such assignment may be made in connection with, or not in connection with, a Transfer of Units to such Person); provided, that the assignment of such rights under Section 9.6 to any such Person that is not then a Member shall only be permitted if the conditions set forth in Section 4.2(b) are satisfied in connection with the related purchase of Additional Securities by such Person.

17.13    Redaction. Anything herein to the contrary notwithstanding, any copy of the Register of Members that is provided to a Member that holds Class B Units shall be redacted to remove all information relating to each other Member, including the class or series and number of Units held by each other Member (and, if applicable, any hurdles, participation thresholds, vesting schedules, forfeiture provisions or other terms and conditions applicable thereto), and the Members that hold Class B Units shall not be entitled to such information.

17.14    Spousal Consent. Unless waived by the Company, each married Member, and each Member who, subsequent to the Effective Date, marries or remarries, will concurrently with his or her execution hereof, or the consummation of such marriage, as applicable, deliver to the Company the written consent of his or her spouse in a form that is acceptable to the Company in its sole discretion; provided, however, that the failure of any such Member to do so will not affect the validity or enforceability of this Agreement.

17.15   Financial Crimes Matters. The Company shall conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

17.16    Termination. This Agreement shall terminate automatically upon the occurrence of an IPO and, to the extent applicable, (a) the entry into of a stockholders agreement pursuant to, and as described in, Section 19.2 by the Reorganized Issuer and the Members, and/or (b) the entry into of registration rights agreement pursuant to, and as described in, Section 19.3 by the Company or the Reorganized Issuer, as applicable, and the Members; provided, however, that (i) any liability of any current or former Member for any breach of this Agreement prior to such termination shall survive any such termination, and (ii) the terms and provisions of the following Sections and Articles of this Agreement shall survive any such termination: Section 4.4(b), Section 4.5, Article 8 (other than Section 8.7), Section 17.7, Article 18 and Article 19.

ARTICLE 18
CONFIDENTIALITY

18.1    Confidentiality. Each Member hereby agrees that, during the period commencing on the Effective Date (or, with respect to any Member that becomes a party hereto after the Effective Date, the date any such Member executes and delivers a Joinder Agreement) and, in the case of Member that own or hold Class A Units, ending on the first anniversary of the date on which such Member no longer beneficially owns or holds any Units, or, in the case of Members that own or hold Class B Units, and at all times thereafter (such period, the “Confidentiality Period”), such Member will keep strictly confidential and will not disclose or divulge to any other Person (other than as permitted by Section 18.2) any (a) confidential, business, financial or proprietary information regarding the Company or any of its Subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any other Member in respect of the Company or any of its Subsidiaries (in any such case, whether in written, oral or electronic form), that is obtained by, or on behalf of, such Member from the Company or any of its Subsidiaries (including, for all purposes of this Article 18, any such information obtained by such Member from any Manager or Observer), from the Company’s or any such Subsidiary’s legal or financial advisors or any other agents or advisors engaged by the Company or any of its Subsidiaries, from any other Member, or through the ownership of Interests, and (b) notes, analyses, compilations, studies, interpretations or other documents prepared by such Member or any of its Representatives which contain, reflect or are based upon the information referred to in clause (a) above (collectively, “Confidential Information”). Confidential Information shall not include information which (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 18.1 by a Member or any of its Representatives), (ii) is or becomes available to a Member on a non-confidential basis from a source other than the Company, any other Member or any of their respective Affiliates or Representatives (provided, that such Member is not aware that such source is under an obligation to keep such information confidential) or (iii) is independently developed by such Member or its Representatives without reference to the Confidential Information.

18.2    Permitted Disclosure of Confidential Information.

(a)    Notwithstanding Section 18.1, Confidential Information may be disclosed as follows:

(i)    Confidential Information may be provided by a Member, on a confidential basis, to such Member’s Affiliates and the respective managers, officers, directors, employees, partners, investors, members, representatives, attorneys, accountants, auditors, trustees, insurers, other professional advisors and financing sources of such Member and such Member’s Affiliates (together with such Member’s Affiliates, collectively, “Representatives”), to the extent reasonably necessary in connection with such Member’s investment in the Company; provided, however, that such Member shall direct its Representatives to comply with the restrictions in this Article 18 as if such Representatives were a party hereto and bound by such restrictions, and such Member shall be responsible for ensuring that its Representatives comply with such restrictions and shall be responsible and liable for any breach of any such restrictions by any of its Representatives.

(ii)    Confidential Information may be provided by a Member (other than any Member that owns or holds Class B Units), on a confidential basis, to an actual or potential bona fide Transferee of all or a portion of the Units owned or held by such Member, to the extent reasonably necessary to consummate a sale or other Transfer of such Units permitted under this Agreement; provided, however, that (x) prior to such Member’s delivery of Confidential Information to an actual or potential bona fide Transferee of Units pursuant to this clause (ii), such actual or potential bona fide Transferee shall have executed and delivered to such Member and the Company a Transferee confidentiality agreement substantially in the form attached hereto as Exhibit C, (y) in no event shall Confidential Information be provided to any Competitor and (z) in no event shall Board Information be provided to any such actual or prospective bona fide Transferee unless otherwise approved in advance in writing by the Company.

(iii)    In the event that a Member or any of its Representatives determines, in good faith upon the advice of counsel (including internal counsel), that disclosure of Confidential Information is required under applicable law or regulation, or by any Governmental Authority having jurisdiction over such Member or such Representative, such Member or such Representative will (x) use commercially reasonable efforts to preserve the confidentiality of the Confidential Information sought to be disclosed; and (y) to the extent legally permitted, promptly provide the Company with written notice so that the Company may seek (at the Company’s expense) an appropriate protective order or other remedy and/or waive compliance with this Agreement and, if requested by the Company, assist the Company (at the Company’s expense) to seek such a protective order or other remedy. Provided that such notice (to the extent legally permitted) is furnished, if, in the absence of a protective order or other remedy, such Member or any applicable Representative is, in the opinion of its counsel, legally compelled to disclose Confidential Information, such Member or such Representative may disclose pursuant to this Section 18.2(a)(iii) only that portion of such Confidential Information, and only to those parties, that such counsel has advised is compelled or required to be disclosed, without liability under this Agreement. In addition, any Member and any applicable Representative shall be entitled to share Confidential Information with Governmental Authorities in connection with routine regulatory audits and examinations that are conducted by such Governmental Authorities of such Member or any of its Affiliates, in each case, without providing the Company with notice of such sharing or disclosure.

(iv)    With the prior consent of the Company, any Member may provide Confidential Information of the Company (but not Confidential Information of any other Member in respect of the Company or any of its Subsidiaries) to any Person in connection with a potential Sale Transaction with such Person; provided that such Person has an obligation to the Company to keep such Confidential Information confidential.

(v)    Any Member that is an employee, consultant or other service provider of the Company or any of its Subsidiaries may disclose Confidential Information in the performance of such employment duties or services to the extent authorized by the Company’s policies in respect thereof.

(b)    Termination. All the rights and obligations of a Member set forth in this Article 18 shall terminate automatically upon the expiration of the Confidentiality Period applicable to such Member; provided, however, that no such termination shall relieve any Member from any liability relating to any breach of this Article 18.

ARTICLE 19
IPO

19.1    IPO Approval. Subject to Section 9.3, the Company shall not initiate or undertake an IPO or effect a Corporate Conversion in connection therewith without the prior approval or written consent of the Board. The parties hereto agree that any IPO may be effected at the Company level or at a Subsidiary or parent Entity of the Company or by or through a successor Entity or effected through another form of recapitalization, reorganization, and/or exchange of the Units (as determined by the Board), and that in the event of a planned IPO, the Company shall convert all (or the appropriate portion) of the Units then held by any Members into an economically equivalent number of shares of the common stock of the Company or its applicable Subsidiary, parent Entity or successor Entity effecting such IPO. If an IPO has been approved in accordance with this Section 19.1, or otherwise approved pursuant to Section 9.3, each Member hereby consents to such IPO and shall vote for (to the extent it has any voting right) and raise no objections against such IPO, and each Member shall take all reasonable actions in connection with the consummation of such IPO as requested by the Company.

19.2    Required Actions. In connection with an IPO, subject to the requisite approval set forth in Section 19.1, the Board may either (a) cause the Company to contribute all or substantially all of its assets to a corporation in a transaction qualified under Code Section 351(a), and thereupon liquidate and dissolve the Company, (b) elect to have all Members contribute their Units to a corporation, in a transaction qualifying under Code Section 351(a), as long as the Fair Market Value of the shares of the corporation received by all Members, as determined by the Board, is equal to the Fair Market Value of the Units Transferred, as reasonably determined by the Board, (c) cause the Company to distribute some or all of the shares of capital stock of one or more Subsidiaries of the Company to the Members, (d) cause the Company to transfer its assets, liabilities and operations to a corporation in exchange for any combination of cash, debt or capital stock in such corporation, (e) cause a corporation to be admitted as a Member of the Company, with such corporation purchasing interests in the Company from the Company or Members (as determined by the Board) with the proceeds of a public offering of the corporation’s stock, or (f) otherwise cause the Company to convert into a corporation, by way of merger, consolidation or otherwise. Each Member hereby consents to such actions and shall vote for (to the extent it has any voting right) and raise no objections against such actions, and each Member shall, at the request of the Board, take all actions reasonably necessary or desirable to effect such actions (including whether by conversion into a corporation, merger or consolidation into a corporation, recapitalization or reorganization, sale of securities, or otherwise), giving effect to the same economic (other than any tax effects resulting therefrom), voting and corporate governance provisions contained herein (any such transaction contemplated by this Section 19.2, a “Corporate Conversion”). In connection with such Corporate Conversion, at the request of the Board, each Member hereby agrees to enter into a stockholders agreement (or equivalent) with the corporate successor (the “Reorganized Issuer”) and each other Member which contains restrictions on the Transfer of such capital stock and other provisions (including with respect to the governance and control of such Reorganized Issuer) in form and substance (including with respect to the termination thereof) similar to the provisions and restrictions set forth herein to the extent reasonably requested by the Board. Further, each Member shall (solely in its capacity as such) execute and deliver any documents and instruments and perform any additional acts that may be reasonably necessary or appropriate, as determined by the Board, to effectuate and perform any such IPO or Corporate Conversion.

19.3    Registration Rights Agreement. In connection with (but prior to the consummation of) an IPO, the Company or any Reorganized Issuer, as applicable, shall enter into a registration rights agreement with, or for the benefit of, each Member, in form and substance reasonably satisfactory to the Majority Members, with respect to the registration of its common equity securities (“Company Securities”) following the consummation of an IPO; provided, that such registration rights agreement shall provide that (a) any Member or group of Members party to such registration rights agreement (any such holder, a “Registered Holder”) that own or hold at least ten percent (10.0%) of all of the Company Securities that are issued and outstanding at the time of any such request may request that the Company or such Reorganized Issuer, as applicable, effect the registration under the Securities Act of a specified number of “Registrable Securities” (as customarily defined) held by such Registered Holder(s); provided, that, subject to certain customary exceptions to be included in such registration rights agreement, the Company or such Reorganized Issuer, as applicable, will not be required to effect any such demand right more than three times, and (b) the Registered Holders shall be entitled to reasonable and customary piggyback registration rights.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned are a party to, bound by and subject to, and shall be deemed to have signed this Agreement as of the Effective Date.

COMPANY:

MODIVCARE TOPCO, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement]

MEMBERS:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement]

Schedule A

Specified Members

1.	Q Global Advisors, LLC

2.	HG Vora Capital Management, LLC

3.	TCW Investment Management Company LLC, Metropolitan West Asset Management, LLC or TCW Asset Management Company LLC

4.	Redwood Capital Management, LLC

5.	Brigade Capital Management, LP

Schedule B

Actions Requiring Approval of the Board and the Majority Members

1.           Merge with, or consolidate into, another Entity (including an “other business entity” as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor.

2.             Sell, lease or exchange all or substantially all of the consolidated assets of the Company, including its goodwill.

3.           Convert to a corporation, a statutory trust, a business trust, an association, a real estate investment trust, a common-law trust or any other incorporated or unincorporated business or Entity.

4.             Divide into two or more Entities.

5.             Transfer to or domesticate or continue in any jurisdiction other than the State of Delaware.

6.             Dissolve, wind up its affairs or liquidate.

Schedule B

Schedule C

Officers

Name	Title

Schedule C

Exhibit A

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

Reference is hereby made to that certain Amended and Restated Limited Liability Company Agreement of ModivCare Topco, LLC (the “Company”), dated as of [●] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LLC Agreement”), by and among the Company and the members of the Company from time to time party thereto. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

This Accredited Investor Questionnaire is being completed, executed and delivered by the undersigned pursuant to (a) Section 4.2(b) of the LLC Agreement in connection with the issuance of Units to the undersigned, (b) Section 4.6 of the LLC Agreement as required by, or in response to a request made by the Company to the undersigned pursuant to, Section 4.6 of the LLC Agreement, or (c) Section 9.1(c) of the LLC Agreement in connection with a Transfer of Units to the undersigned.

For purposes of this Accredited Investor Questionnaire, the term “Accredited Investor” (pursuant to clause (a) of Rule 501 promulgated under the Securities Act) means any Person who comes within any of the following categories:

(1)

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Investment Company Act of 1940; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

Exhibit A

(3)

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)

Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000 (provided, for purposes of calculating net worth under this paragraph (5), that (A) the person’s primary residence shall not be included as an asset, (B) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability) and (C) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability);

(6)

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act;

(8)	Any entity in which all of the equity owners are Accredited Investors;

(9)	Any entity, of a type not listed in paragraph (1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10)

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(11)

Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12)

Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13)

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in paragraph (12) above and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) above.

The undersigned hereby certifies to the Company that, as of the date of this Accredited Investor Questionnaire, the undersigned is an Accredited Investor under the following category set forth above (e.g., (1) through (13) of the definition of “Accredited Investor” above): __________.

[Remainder of Page Intentionally Left Blank]

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire on the date set forth above.

[ ]

By:
Name:
Title:

Exhibit A

Exhibit B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [●], is executed by the undersigned pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of ModivCare Topco, LLC (the “Company”), dated as of [●] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LLC Agreement”), by and among the Company and the members of the Company from time to time party thereto. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

(1)

Acknowledgements. The undersigned hereby acknowledges and agrees that (a) it has received and reviewed a complete copy of the LLC Agreement, (b) by executing and delivering this Joinder Agreement, it is agreeing to become a party to the LLC Agreement as a “Member” thereunder and shall be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the LLC Agreement as a “Member” party thereto, (c) it has had sufficient time to consider the LLC Agreement and to consult with an attorney if it wished to do so, or to consult with any other Person of its choosing, before signing this Joinder Agreement and (d) it has willingly executed and delivered this Joinder Agreement with full understanding of the legal and financial consequences of this Joinder Agreement and the LLC Agreement.

(2)

Agreements. The undersigned hereby agrees that, upon execution and delivery to the Company of this Joinder Agreement, the undersigned (a) shall become a party to the LLC Agreement as a “Member” thereunder and shall be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the LLC Agreement as a “Member” party thereto, and (b) makes the representations, warranties and acknowledgments set forth in Section 16.1 of the LLC Agreement to the Company and to each other Member as of the date of this Joinder Agreement.

(3)	Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

(4)

Counterparts. This Joinder Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of this Joinder Agreement by portable document format (PDF) or other electronic transmission will be effective as delivery of a manually executed counterpart of this Joinder Agreement.

(5)	Headings. The headings of the various sections of this Joinder Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Joinder Agreement.

(6)	Register of Members. For purposes of the Register of Members, the undersigned’s address and e-mail address are as follows:

Exhibit B

Address:

E-mail Address:

[__________]

Date:
By:

Title:

Exhibit B

Exhibit C

FORM OF TRANSFEREE CONFIDENTIALITY AGREEMENT

[NAME OF POTENTIAL TRANSFEREE]

[ADDRESS]

Attention:

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible transaction (the “Transaction”) involving the sale or transfer of limited liability company interests of ModivCare Topco, LLC (the “Company”) owned, held or controlled by [INSERT NAME OF TRANSFEROR] (the “Transferor”) to [INSERT NAME OF POTENTIAL TRANSFEREE] (the “Potential Transferee”), the Transferor is prepared to make available to the Potential Transferee certain Confidential Information (as defined below). As a condition to such Confidential Information being furnished to the Potential Transferee, the Potential Transferee hereby agrees that it will comply with the following terms of this letter agreement (this “Confidentiality Agreement”):

1.     Confidential Information. (a) “Confidential Information” means any (x) confidential, business, financial or proprietary information regarding the Company or any of its subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any member of the Company in respect of the Company or any of its subsidiaries (in any such case, whether in written, oral or electronic form), that has been obtained by, or on behalf of, the Potential Transferee or any of its Representatives from the Company or any of its subsidiaries, from the Transferor, or from any of their respective Representatives and (y) notes, analyses, compilations, studies, interpretations or other documents prepared by the Potential Transferee or any of its managers, officers, directors, employees, partners, investors, members, representatives, attorneys, accountants, auditors, trustees, insurers, other professional advisors and financing sources (collectively, “Representatives”), which contain, reflect or are based upon the information referred to in clause (x) above. Confidential Information shall not include information which (A) is known or becomes known to the public in general (other than as a result of a breach of the confidentiality obligations hereunder or otherwise by the Transferor, the Potential Transferee or any of their respective Representatives), (B) is or becomes available to the Potential Transferee on a non-confidential basis from a source other than the Company or any of its subsidiaries, the Transferor or any of their respective Representatives (provided, that the Potential Transferee is not aware that such source is under an obligation to keep such Confidential Information confidential) or (C) is independently developed by the Potential Transferee or any of its Representatives without reference to the Confidential Information.

Exhibit C

(b) The Potential Transferee recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company, the Transferor and any other member of the Company if any Confidential Information is disclosed to a third party, and hereby agrees that it will keep strictly confidential and will not disclose, divulge or use for any purpose, other than to evaluate the Transaction, any of the Confidential Information; provided, however, that any of the Confidential Information may be disclosed, on a confidential basis, to any of the Potential Transferee’s Representatives that need to know such information for the purpose of evaluating the Transaction. The Potential Transferee shall cause its Representatives to comply, and the Potential Transferee shall be responsible for ensuring that its Representatives comply, with the restrictions set forth in this Confidentiality Agreement as if such Representatives were a party hereto and bound by such restrictions, and shall be responsible and liable for any breach of any such restrictions by any of its Representatives.

2.     Disclosure of Confidential Information. In the event that the Potential Transferee or any of its Representatives determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or is required by governmental or by regulatory authorities having jurisdiction over the Potential Transferee or such Representative, the Potential Transferee or such Representative will, to the extent legally permitted and practicable under the circumstances, promptly provide the Transferor and the Company with written notice so that they may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Confidentiality Agreement and, if requested by the Transferor or the Company, assist the Transferor or the Company to seek such a protective order or other remedy. Provided that such foregoing notice (to the extent legally permitted and practicable under the circumstances) is furnished, if, in the absence of a protective order or other remedy, the Potential Transferee or any of its applicable Representatives is, in the opinion of its counsel, required to disclose Confidential Information, the Potential Transferee or such Representative may disclose pursuant to this Section 2 only that portion of such Confidential Information, and only to those parties, that such counsel has advised is required to be disclosed, without liability under this Confidentiality Agreement.

3.    Return and Destruction of Confidential Information. In the event that the Potential Transferee decides not to proceed with the Transaction, the Potential Transferee will promptly inform the Transferor of that decision. In that case, or at any time upon the request of the Transferor for any reason, the Potential Transferee will, as directed by the Transferor, promptly deliver to the Transferor or the Company all Confidential Information (and any copies thereof). Upon the Transferor’s request, the Potential Transferee shall provide the Transferor with prompt written confirmation of the Potential Transferee’s compliance with this Section 3. Notwithstanding the return or destruction of the Confidential Information, the Potential Transferee and its Representatives shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder.

4.   No Representations or Warranties. The Potential Transferee understands, acknowledges and agrees that neither the Company nor any of its subsidiaries, the Transferor nor any other member of the Company makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and neither the Company nor any of its subsidiaries, the Transferor nor any other member of the Company shall have any liability to the Potential Transferee or to any of its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

Exhibit C

5.      Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered by the Company and the Transferor if the Potential Transferee fails to comply with any of the obligations imposed on it by this Confidentiality Agreement and that in the event of any such failure, the Transferor and the Company will be irreparably damaged and will not have an adequate remedy at law. The Transferor and the Company shall, therefore, be entitled to injunctive relief, specific performance or other equitable remedies to enforce such obligations, this being in addition to any other remedy to which either the Transferor or the Company is entitled at law or in equity. The Potential Transferee hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. The Potential Transferee hereby agrees not to assert that specific performance, injunctive relief and other equitable remedies are unenforceable, violate public policy, invalid, contrary to law or inequitable for any reason. The right of specific performance, injunctive relief and other equitable remedies is an integral part of the transactions contemplated by this Confidentiality Agreement.

6.   Governing Law. THIS CONFIDENTIALITY AGREEMENT AND ANY CONFLICTS ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE TRANSFEROR OR THE POTENTIAL TRANSFEREE WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS CONFIDENTIALITY AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT ONLY IN SUCH COURTS. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SPECIFIED BELOW, OR IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

7.    Term. This Confidentiality Agreement will terminate on the earlier of (a) two (2) years from the date hereof and (b) the Potential Transferee executing a Joinder Agreement to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of [●], among the Company and its members, as amended, supplemented, amended and restated or otherwise modified from time to time; provided, however, that no such termination of this Confidentiality Agreement shall relieve the Potential Transferee from any liability relating to any breach of this Confidentiality Agreement.

Exhibit C

8.      Notices. All notices, requests, waivers and other communications made pursuant to this Confidentiality Agreement shall be in writing and shall be deemed to have been effectively given, delivered, provided or received (a) when personally delivered to the party to be notified; (b) when sent by electronic mail (“e-mail”) to the party to be notified; (c) three (3) business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows:

to the Transferor, at: [ ]

to the Potential Transferee, at: [ ]

A party may change its address or e-mail address for purposes of notice hereunder by giving notice of such change to the other party in the manner provided in this Section 8.

9.     Miscellaneous. This Confidentiality Agreement contains the entire agreement between the Transferor and the Potential Transferee regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Transferor and the Potential Transferee regarding such subject matter. It is understood and agreed that no failure or delay by the Transferor or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No provision in this Confidentiality Agreement can be waived or amended except by written consent of the Transferor, the Potential Transferee and the Company, which consent shall specifically refer to the provision to be waived or amended and shall explicitly make such waiver or amendment. This Confidentiality Agreement may be signed by electronic transmission and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. If any provision of this Confidentiality Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Confidentiality Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. The provisions of this Confidentiality Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns. The Potential Transferee may not assign this Confidentiality Agreement without the prior written consent of the Transferor and the Company. The Potential Transferee agrees and acknowledges that the Company shall be an express third-party beneficiary hereof, having all rights to enforce this Confidentiality Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit C

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Confidentiality Agreement as of this __ day of ________, 20__.

Very truly yours,

TRANSFEROR

[ ]
By:
Name:
Title:

CONFIRMED AND AGREED as of the date written above:

POTENTIAL TRANSFEREE

[ ]

By:
Name:
Title:

Exhibit C

EXHIBIT B

Redline to Prior TopCo LLC Agreement

[Intentionally Omitted]

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PROMETHEUS HOLDCO, LLC

This Amended and Restated Limited Liability Company Agreement of Prometheus Holdco, LLC, dated as of December [●], 2025 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by ModivCare Buyer, LLC, a Delaware limited liability company, as the sole member (the “Member”) and the Managing Member (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time the “Act”), by filing the Certificate of Formation of the Company with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Act on October 17, 2016;

WHEREAS, ModivCare Inc. (f/k/a The Providence Service Corporation), a Delaware corporation (the “Legacy Member”), the initial sole member of the Company, entered into a Limited Liability Company Agreement of the Company, dated as of October 17, 2016 (as amended to the date hereof, the “Original LLC Agreement”);

WHEREAS, on the date hereof, but prior to the effectiveness of this Agreement, the Legacy Member and the Member entered into that certain Purchase Agreement, dated as of the date hereof, pursuant to which the Member acquired (among other things) all of the issued and outstanding limited liability company interests of the Company and, in connection therewith, (a) the Member became the sole member of the Company, (b) the Legacy Member ceased to own any limited liability company interests of the Company, (c) the Legacy Member ceased to be a member of the Company, and (d) the Legacy Member resigned and withdrew from its role as the Managing Member and the Member became the Managing Member; and

WHEREAS, the Managing Member desires to enter into this Agreement to amend and restate the Original LLC Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Managing Member hereby agrees as follows:

1.    Name. The name of the limited liability company is Prometheus Holdco, LLC (the “Company”).

2.    Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.

3.    Powers of the Company. Notwithstanding any other provision of this Agreement, the power and authority of the Company shall be limited to taking any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2, including without limitation the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.

4.    Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, Delaware 19904. The name and address of the registered agent for service of process on the Company in the State of Delaware are Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904.

5.     Fiscal Year. The fiscal year of the Company shall end on December 31.

6.    Member. The Member is hereby admitted as a member of the Company upon its execution and delivery of this Agreement. The name and the business, residence or mailing address of the Member is as follows:

Name	Address

ModivCare Buyer, LLC	6900 Layton Avenue, Suite 1200, Denver, Colorado 80237

7.    Management; Authorized Person. The business and affairs of the Company shall be managed exclusively by or under the direction of ModivCare Buyer, LLC (the “Managing Member”), and, except pursuant to a delegation from the Managing Member, no other person or entity shall have the power, authority or right to bind the Company. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Managing Member may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, any documents required to obtain a U.S. taxpayer identification number, any documents facilitating the organization and maintenance of subsidiaries and any documents otherwise required in order for the Company to conduct business.

8.    Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Managing Member, (b) at any time there is no member of the Company, unless the Company is continued pursuant to the Act or (c) the entry of a decree of judicial dissolution of the Company under section 18-802 of the Act.

9.    Capital Contributions. The capital contributions of the Member are set forth on the books and records of the Company. No interest shall be paid on any capital contribution. No loan made to the Company by the Member shall constitute a capital contribution to the Company for any purpose.

2

10.  Additional Contributions. The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise.

11.    Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

12.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managing Member. If one or more additional members are admitted, such distributions shall be apportioned among the members pro rata in proportion to their respective capital contributions. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate the Act or other applicable law.

13.    Resignation of the Member.

(a)    The Member may not resign from the Company except pursuant to an amendment to this Agreement signed by the remaining member(s) who have been admitted pursuant to Section 14. The effectiveness of such amendment shall, as to the Member designated as a resigning Member in such amendment, constitute the resignation of such Member as a member of the Company. This Agreement shall constitute an amendment to the Original LLC Agreement to provide for the resignation of the Legacy Member as a member of the Company.

(b)    Upon the resignation of any Member, such resigning Member shall, to the extent permitted by applicable law, be entitled to payment as the Managing Member determines in good faith based on its capital contribution, and shall have no further right, interest or obligation of any kind whatsoever as a member of the Company.

14.    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

15.    Liability of the Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member (whether in its capacity as a member of the Company or as the Managing Member) shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company or the Managing Member.

16.    Exculpation and Indemnification. Neither the Member (whether in its capacity as a member of the Company or as the Managing Member) nor any officer (each, a “Covered Person”) shall be liable to the Company or any other person or entity who or that is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions, provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have personal liability on account thereof.

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17.    Amendment. Subject to Section 13, any amendment to this Agreement shall require the consent of the Managing Member only.

18.    Bankruptcy. The bankruptcy (as defined in the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

19.    Tax Classification. The Company shall be classified as a disregarded entity for U.S. federal income tax purposes.

20.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

21.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

[Signature page follows]

4

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

ModivCare Buyer, LLC

By:
Name:
Title:

MANAGING MEMBER:

ModivCare Buyer, LLC

By:
Name:
Title:

[Signature Page of Amended and Restated Limited Liability Company Agreement of Prometheus Holdco, LLC]

SOCRATES HEALTH HOLDINGS, LLC

a Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December [●], 2025

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
SOCRATES HEALTH HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) of Socrates Health Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of December [●], 2025, by ModivCare Buyer, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.) (as amended from time to time, the “Act”), by filing the Certificate of Formation of the Company (as amended, supplemented or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Act on September 24, 2020;

WHEREAS, the Company initially entered into a Limited Liability Company Agreement of the Company, dated as of September 24, 2020 (the “Original LLC Agreement”), with ModivCare Inc. (f/k/a The Providence Service Corporation), a Delaware corporation (the “Legacy Member”), as the sole member of the Company;

WHEREAS, on the date hereof, but prior to the effectiveness of this Agreement, the Legacy Member and the Member entered into that certain Purchase Agreement, dated as of the date hereof, pursuant to which the Member acquired (among other things) all of the issued and outstanding Units (as defined below) and, in connection therewith, (a) the Member became the sole member of the Company, (b) the Legacy Member ceased to own any Units and (c) the Legacy Member ceased to be a member of the Company; and

WHEREAS, the Member desires to enter into this Agreement to amend and restate the Original LLC Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Member hereby agrees as follows:

1.     Name. The name of the limited liability company governed hereby is “Socrates Health Holdings, LLC.”

2.    Filing of Certificates. The Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on September 24, 2020 pursuant to and in accordance with the Act. The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary or desirable for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2

3.    Purpose. The Company does and will exist for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act, and in any and all activities necessary or incidental to accomplish the foregoing.

4.     Term. The existence of the Company commenced on the date a Certificate of Formation was filed with the office of the Secretary of State of the State of Delaware under and pursuant to the Act and shall continue until the Company is dissolved pursuant to Section 15 of this Agreement.

5.     Registered Office and Agent. The address of the registered office of the Company in the State of Delaware is c/o Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904.

6.    Membership. The Member owns 100 Units (as defined in Section 7 below), which represents 100% of the issued and outstanding membership interests in the Company.

7.     Capitalization. The Member’s interest in the Company, including the Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member’s interest therein, as provided by the Act or this Agreement, shall be represented by units of limited liability company interest (each, a “Unit”). The Company is authorized to issue one thousand (1,000) Units. All Units issued hereunder shall be issued in uncertificated form unless otherwise determined by the Board of Managers (as defined below).

8.     Additional Members. One or more additional members may be admitted to the Company with the written consent of the Board of Managers. Prior to the admission of such additional members to the Company, the Member shall adopt a new operating agreement or amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. In such event, each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary. This Agreement shall be binding on any person who becomes a member or holder of financial rights in the Company, even if such person does not execute this Agreement.

9.      Capital Contributions. The capital contributions of the Member are set forth on the books and records of the Company. No interest shall be paid on any capital contribution. No loan made to the Company by the Member shall constitute a capital contribution to the Company for any purpose. The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise.

10.     Tax Status; Income and Deductions.

(a)    Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes, and neither the Company nor the Member or any Manager shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

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(b)    Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

11.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interests in the Company if such distribution would violate the Act or any other applicable law.

12.     Board of Managers.

(a)    Establishment. There is hereby established a Board of Managers of the Company (the “Board of Managers” or the “Board”) comprised of natural persons (the “Managers”) having the authority and duties set forth in this Agreement and the Act. Managers need not be residents of the State of Delaware.

(b)    Powers. The business and affairs of the Company shall be managed by or under the direction of the Board. All actions outside of the ordinary course of business of the Company to be taken by or on behalf of the Company shall require the approval of the Board. Managers shall have the duties, powers and rights of managers of limited liability companies organized under the Act.

(c)    Limitations on Authority. The authority of the Board over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(d)    Number of Managers and Term of Office. As of the date hereof, the Board shall consist of one (1) Manager, who shall initially be L. Heath Sampson. The number of Managers comprising the Board may be increased or decreased from time-to-time by the Board or the Member, but at all times shall consist of at least one (1) Manager. The Managers shall be elected by the Member and shall hold office until their respective successors are elected or until their earlier death, resignation or removal.

(e)    Chairperson. The Board may designate one of the Managers to serve as Chairperson (the “Chairperson”) and preside at all meetings of the Board. The Chairperson shall serve from his or her election until his or her death or earlier resignation or until his or her removal by Managers having a majority of the votes on the Board (excluding, for such purposes. the Chairperson). The Chairperson on the date hereof shall be L. Heath Sampson.

(f)    Removal. The Member may remove, with or without cause, any Manager.

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(g)    Resignation. A member of the Board may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the removal or death of any Manager or any vacancy for any other reason may be filled by a vote of the Member, and any Manager so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

(h)    Meetings of the Board. The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate. Meetings of the Board shall be held on at least two (2) business days’ prior notice to the Managers, or upon such shorter notice as may be approved by all of the Managers. Such notice must be in writing and may be communicated via electronic mail or facsimile. Any Manager may waive such notice as to himself. A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(i)    Conduct of Meetings. Any meeting of the Managers may be held, and any Manager may attend and vote and be present at a meeting, in person (including by written and signed proxy given to another Manager) or telephonically.

(j)    Quorum; Voting. A majority of the total number of Managers then serving on the Board must be present at a meeting (in person, telephonically or by proxy) in order to constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, the act of the Managers holding a majority of the total votes present at a meeting of the Board at which a quorum is present shall be the act of the Board. If a quorum shall not be present during a meeting of the Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. For all business that is put to the vote of the Board, each Manager of the Company shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of Managers holding a majority of the votes entitled to be cast by Managers.

(k)    Attendance and Waiver of Notice. Attendance by a Manager at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(l)    Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken and are signed by a number of Managers holding a majority of the votes entitled to be cast by Managers.

(m)    Compensation of the Managers. Managers, as such, shall not receive any stated salary for their services, but may receive such reasonable compensation for their services as may be from time to time agreed upon by a majority of the Board. In addition, Managers may be reimbursed by the Company for expenses incurred to attend regular or special meetings of the Board. Nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its subsidiaries in any other capacity and receiving reasonable compensation for such service..

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13.     Officers. The officers of the Company (the “Officers”), if any, shall be appointed by the Board in its sole discretion, and the Board may assign such officers titles including, but not limited to, “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary” and “chief financial officer.” Any officers so appointed will have such authority and perform such duties as the Board may, from time to time, delegate to them. No Officer need be a Member and any number of offices may be held by a single person. The salaries and other compensation, if any, of the Officers shall be fixed from time to time by the Board. Any Officer may resign, in writing, as such at any time and such resignation will be effective at the time specified in the written resignation, or if no time is specified, at the time the written resignation is received by the Company. Any Officer may be removed as such, either with or without cause, at any time by the Board.

14.     Tax Elections. The fiscal and taxable year of the Company shall end on December 31st of each calendar year.

15.     Dissolution; Liquidation.

(a)    Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; and (iii) the occurrence of any other event which terminates the continued membership of the Member in the Company. The bankruptcy or insolvency of the Member, or the occurrence of any event listed in Section 18-304 of the Act, shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b)    Liquidation. Upon the dissolution of the Company, the Board of Managers shall wind up the affairs of the Company. The Member shall continue to receive distributions, profits and losses during the period of liquidation in accordance with Section 10 and Section 11 hereof. Following the payment of or provision for all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Board of Managers to set up such cash reserves as may be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, (i) a final allocation of all items of income, gain, loss, and expense shall be made in accordance with Section 10 hereof, and (ii) the proceeds of the liquidation and any other funds (or other remaining assets) of the Company shall be distributed, in cash or in kind, to the Member in accordance with Section 11.

16.     Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as manager of the Company.

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17.     Indemnification.

(a)    The Company hereby agrees to indemnify and hold harmless any person or entity (each, an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Indemnified Person (or one or more of such Indemnified Person’s affiliates) by reason of the fact that such Indemnified Person is or was the Member or is or was serving as a Manager or an officer, principal, member, partner, employee or other agent of the Company or is or was serving at the request of the Company as a Manager, officer, director, principal, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Board otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its affiliates contained herein or in the other agreements with the Company; provided, further, that, unless the Board otherwise determines, no Indemnified Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Indemnified Person or with respect to a proceeding between such Indemnified Person on the one hand and any of the Company or its subsidiaries on the other. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person (in form and substance acceptable to the Board) to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)    The right to indemnification and the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, by-law, vote of Managers or otherwise.

(c)    The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 17(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 17.

(d)    Notwithstanding anything contained herein to the contrary (including in this Section 17), any indemnity by the Company relating to the matters covered in this Section 17 shall be provided out of and to the extent of Company assets only and not of the Member (unless the Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

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(e)    If this Section 17 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 17 to the fullest extent permitted by any applicable portion of this Section 17 that shall not have been invalidated and to the fullest extent permitted by applicable law. The indemnification provisions set forth in this Section 17 shall be deemed to be a contract between the Company and each of the Indemnified Persons constituting Indemnified Persons at any time while the provisions of this Section 17 remain in effect, whether or not such Indemnified Person continues to serve in such capacity and whether or not such Indemnified Person is a party hereto. In addition, this Section 17 cannot be retroactively amended to adversely affect the rights of any Indemnified Persons arising in connection with any acts, omissions, facts or circumstances occurring prior to such amendment.

18.     Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only with the written consent of the Member.

19.     Transfers; Assignments. The Member may at any time transfer or assign in whole or in part its limited liability company interest in the Company. If the Member transfers or assigns any of its interest in the Company pursuant to this Section, the transferee or assignee shall be admitted to the Company, subject to Section 8. If the Member transfers or assigns all of its interest in the Company pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer or assignment, and, immediately following such admission, the transferor or assignor Member shall cease to be a member of the Company.

20.    Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws.

21.    Binding on Subsequent Members and Holders. This Agreement shall be binding on any person who becomes a member or holder of financial rights in the Company, even if such person does not execute this Agreement.

22.    Severability. In the event that any provision of this Agreement is declared invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

* * * * * *

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement of Socrates Health Holdings, LLC as of the date first written above.

MEMBER:

MODIVCARE BUYER, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page of
Amended and Restated Limited Liability Company Agreement of Socrates Health Holdings, LLC

AMENDED AND RESTATED OPERATING AGREEMENT OF
MODIVCARE SOLUTIONS, LLC

This Amended and Restated Operating Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made as of December [●], 2025, by ModivCare Buyer, LLC, a Delaware limited liability company, as the sole member of the Company (the “Specified Member”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.) (as amended from time to time, the “Act”), by filing the Certificate of Formation of the Company (as amended, supplemented or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Act on August 30, 1999;

WHEREAS, LogistiCare, Inc., a Delaware corporation, the initial sole member of the Company, entered into an Operating Agreement of the Company, dated as of August 30, 1999 (as amended to the date hereof, the “Original Operating Agreement”);

WHEREAS, prior to the date hereof, ModivCare Inc., a Delaware corporation (the “Legacy Member”), became the sole member of the Company;

WHEREAS, on the date hereof, but prior to the effectiveness of this Agreement, the Legacy Member and the Specified Member entered into that certain Purchase Agreement, dated as of the date hereof, pursuant to which the Specified Member acquired (among other things) all of the issued and outstanding limited liability company interests of the Company (including all of the Membership Interests and Interests) and, in connection therewith, (a) the Specified Member became the sole member of the Company, (b) the Legacy Member ceased to own any limited liability company interests of the Company (including any of the Membership Interests or Interests), (c) the Legacy Member ceased to be a member of the Company, and (d) the Legacy Member resigned and withdrew from its role as the Manager (as defined below) and the Specified Member became the Manager; and

WHEREAS, the Specified Member desires to enter into this Agreement to amend and restate the Original Operating Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Members hereby agree as follows:

1.      Name; Organization. The name of the Company shall be ModivCare Solutions, LLC, or such other name as the Manager may from time to time hereafter designate.

2.       Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Section 9 hereof.

“Event of Withdrawal of a Member” means the occurrence of any event which terminates the continued membership of a Member in the Company; provided, however, that the bankruptcy or insolvency of a Member, or the occurrence of any event listed in Section 18-304 of the Act, shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

“Interest” means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member’s Percentage Interest in profits, losses, allocations and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act and (iii) such Member’s other rights and privileges herein provided.

“Manager” means the Specified Member and such successor managers as may be designated by a majority in interest of the Members from time to time.

“Members” means the Specified Member and all other persons or entities admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.

“Percentage Interest” means a Member’s share of the profits and losses of the Company and the Member’s percentage right to receive distributions of the Company’s assets. The Percentage Interest of each Member shall initially be the percentage set forth opposite such Member’s name on Schedule 1 attached hereto, as such Schedule shall be amended from time to time in accordance with the provisions hereof. The combined Percentage Interest of all Members shall at all times equal one hundred percent (100%).

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.       Purpose. The Company has been established to engage in any lawful act or activity for which limited liability companies may be organized under the Act as it now exists or may hereafter be amended and supplemented.

4.       Offices.

(a)      The principal office of the Company shall be located at 6900 Layton Avenue, Suite 1200, Denver, Colorado 80237.

(b)     The address of the registered office of the Company in the State of Delaware is located at 838 Walker Road, Suite 21-2, Dover, Delaware 19904. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904.

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5.      Members. The name and business or residence address of each Member of the Company is set forth on Schedule 1 attached hereto, as the same may be amended from time to time.

6.       Term. The Company shall continue until dissolved and terminated in accordance with Section 15 of this Agreement.

7.     Management by Manager. The Company shall be managed by the Manager, who shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company. The authority of the Manager shall include, without limitation: (i) the right to acquire, own, develop, operate, manage, lease, finance, mortgage and sell property related to the business of the Company; (ii) to approve annual business plans and budgets for the Company; (iii) to appoint officers of the Company and delegate management authority to such officers; and (iv) generally to exercise management responsibility of the business of the Company. Members holding a majority of the Percentage Interest of the Members may remove the Manager then in office and designate a new Manager for the Company.

8.     Officers. The officers, if any, shall be appointed by the Manager. At the time of the election of any officers, the Manager may by resolution determine the titles of the officers and the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Formation or this Agreement provides otherwise.

(a)      Compensation of Officers. The salaries of all officers and agents of the Company, if any, shall be fixed by the Manager.

(b)     Term of Office; Removal and Vacancies. The officers of the Company shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Manager may be removed at any time by the Manager or by the majority of the Percentage Interest of the Members. If the office of any officer becomes vacant for any reason, the vacancy shall be filled by the Manager.

(c)    President. If appointed by the Manager, the President shall be the Chief Executive Officer of the Company, unless such an officer is elected separately by the Manager, and shall, subject to the control of the Manager, have general supervision, direction and control of the business and officers of the Company. The President shall be an ex-officio member of all committees, if any, and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of companies, and shall have such other powers and duties as may be prescribed by the Manager or this Agreement.

(d)     Secretary. If appointed by the Manager, the Secretary shall attend all sessions of the meetings of the Manager and all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required by the Manager. The Secretary shall give, or cause to be given, notice of all meetings of the Members and of the Manager, and shall perform such other duties as may be prescribed by the Manager or this Agreement.

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(e)    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys, and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Manager. The Treasurer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the Manager at its regular meetings, or when the Manager so requires, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Manager, the Treasurer shall give the Company a bond, in such sum and with such surety or sureties as shall be satisfactory to the Manager, for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

9.       Capital Contributions; Administrative Matters.

(a)    The capital contributions of the Members are set forth on the books and records of the Company. No interest shall be paid on any capital contribution. No loan made to the Company by any Member shall constitute a capital contribution to the Company for any purpose.

(b)     [The Company intends to be treated as an association taxable as a corporation for U.S. federal, state and local income tax purposes under Treasury Regulation section 301.7701-3 and under any corresponding provision of state or local law.]

(c)      The fiscal year of the Company shall be the fiscal year of the Manager.

(d)     All items of Company income, gain, profit, loss, depreciation, credit or the like shall be allocated among the Members in accordance with their respective Percentage Interests as set forth in Schedule 1 attached hereto.

10.      Assignment.

(a)      A Member’s Interest (the “Membership Interest”) is transferable (in whole or in part) either voluntarily or by operation of law. The Member may sell, assign, convey, exchange, mortgage, pledge, grant, hypothecate or transfer all or a portion of such Member’s Membership Interest. In the event of the transfer of less than all of such Member’s Membership Interest, the transferee shall become a member of the Company on such terms and condition as such member, the applicable Member and the Company shall agree upon. In the event of the transfer of the Member’s entire Membership Interest, the transferee shall succeed to all the Member’s rights under this Agreement. Upon the transfer of the Member’s Membership Interest, the transferee shall become a member of the Company upon the completion of the transfer without further action.

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(b)    Without limiting any of the forgoing, upon the sale, transfer or other disposition of any Member’s entire Membership Interest pursuant to any pledge thereof to any lender (or any agent, trustee or other representative for any lender or group of lenders), the transferee of such Membership Interest shall become a member of the Company and shall acquire all right, title and interest of such Member in the Company, including all rights under this Agreement, and such Member shall be withdrawn as a member of the Company hereunder and shall have no further right, title or interest in the Company or under this Agreement.

11.     Withdrawal. No Member shall have the right to withdraw from the Company, except with the consent of all of the other Members and upon such terms and conditions as may be specifically agreed upon in writing between such other Members and the withdrawing Member.

12.    Additional Members. The Members, acting unanimously, shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by all of the Members; and in connection with any such admission, the Members shall amend Schedule 1 attached hereto to reflect the name, address and any agreed upon changes in Percentage Interests.

13.    Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members may determine. Distributions shall be made to (and profits and losses shall be allocated among) Members pro rata in accordance with their respective Percentage Interests.

14.     Return of Capital. No Member shall have any liability for the return of any Member’s Capital Contribution which Capital Contribution shall be payable solely from the assets of the Company at the absolute discretion of the Members, subject to the requirements of the Act.

15.      Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)      The determination of all of the Members to dissolve the Company; or

(b)     The occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under Section 18-801 of the Act;

provided however, the Members may continue the business of the Company upon the occurrence of an Event of Withdrawal or any other event causing a dissolution of the Company under Section 18-801 of the Act by electing to do so within ninety (90) days after the occurrence of any such event. Any such election shall be made by the Members by action of the holders of fifty percent (50%) or more of the Percentage Interests of the Members.

16.    Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or the Manager.

17.      Indemnification.

(a)     No Member or the Manager shall have any personal liability whatsoever to the Company or any other Member on account of such Member’s or the Manager’s status as a Member or the Manager, respectively, or by reason of such Member’s or the Manager’s acts or omissions in connection with the conduct of the business of the Company.

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(b)    The Company shall indemnify and hold harmless each Member and the Manager (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Member or the Manager under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty).

(c)     The contract rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

18.      Amendments. This Agreement may be amended only upon the written consent of all Members.

19.      Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware.

[Signature On Next Page]

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IN WITNESS WHEREOF, the Specified Member has caused this Agreement to be duly executed as of the day and year first above written.

MODIVCARE BUYER, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page of
Amended and Restated Operating Agreement of ModivCare Solutions, LLC

Schedule 1

Percentage Interest

Member	Percentage Interest
ModivCare Buyer, LLC 6900 Layton Avenue, Suite 1200, Denver, Colorado 80237	100%

VICTORY HEALTH HOLDINGS, LLC

a Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December [●], 2025

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
VICTORY HEALTH HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) of Victory Health Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of December [●], 2025 by ModivCare Buyer, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), (as amended from time to time the “Act”), by filing the Certificate of Formation of the Company (as amended, supplemented or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Act on July 28, 2021;

WHEREAS, the Company initially entered into a Limited Liability Company Agreement of the Company, dated as of August 2, 2021 (the “Original LLC Agreement”), with ModivCare Inc., a Delaware corporation (the “Legacy Member”), as the sole member of the Company;

WHEREAS, on the date hereof, but prior to the effectiveness of this Agreement, the Legacy Member and the Member entered into that certain Purchase Agreement, dated as of the date hereof, pursuant to which the Member acquired (among other things) all of the issued and outstanding Units (as defined below) and, in connection therewith, (a) the Member became the sole member of the Company, (b) the Legacy Member ceased to own any Units and (c) the Legacy Member ceased to be a member of the Company; and

WHEREAS, the Member desires to enter into this Agreement to amend and restate the Original LLC Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Member hereby agrees as follows:

1.        Name. The name of the limited liability company governed hereby is “Victory Health Holdings, LLC.”

2.        Filing of Certificates. The Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on July 28, 2021 pursuant to and in accordance with the Act. The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary or desirable for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.     Purpose. The Company does and will exist for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act, and in any and all activities necessary or incidental to accomplish the foregoing.

4.        Term. The existence of the Company commenced on the date a Certificate of Formation was filed with the office of the Secretary of State of the State of Delaware under and pursuant to the Act and shall continue until the Company is dissolved pursuant to Section 16 of this Agreement.

5.        Principal Business Office. The principal business office of the Company shall be located at 6900 Layton Avenue, Suite 1200, Denver, Colorado 80237, or at such other location as may hereafter be determined by the Board (as defined below).

6.       Registered Office and Agent. The address of the registered office of the Company in the State of Delaware is c/o Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904.

7.       Membership. The Member owns 100 Units (as defined in Section 8 below), which represents 100% of the issued and outstanding membership interests in the Company.

8.       Capitalization. The Member’s interest in the Company, including the Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member’s interest therein, as provided by the Act or this Agreement, shall be represented by units of limited liability company interest (each, a “Unit”). The Company is authorized to issue one thousand (1,000) Units. All Units issued hereunder shall be issued in uncertificated form unless otherwise determined by the Board of Managers (as hereinafter defined).

9.       Additional Members. One or more additional members may be admitted to the Company with the written consent of the Board of Managers. Prior to the admission of such additional members to the Company, the Member shall adopt a new operating agreement or amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. In such event, each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary. This Agreement shall be binding on any person who becomes a member or holder of financial rights in the Company, even if such person does not execute this Agreement.

10.      Capital Contributions. The capital contributions of the Member are set forth on the books and records of the Company. No interest shall be paid on any capital contribution. No loan made to the Company by the Member shall constitute a capital contribution to the Company for any purpose. The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise.

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11.      Tax Status; Income and Deductions.

(a)      Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes, and neither the Company nor the Member or any Manager shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b)      Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

12.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interests in the Company if such distribution would violate the Act or any other applicable law.

13.      Board of Managers.

(a)       Establishment. There is hereby established a Board of Managers of the Company (the “Board of Managers” or the “Board”) comprised of natural persons (the “Managers”) having the authority and duties set forth in this Agreement and the Act. Managers need not be residents of the State of Delaware.

(b)     Powers. The business and affairs of the Company shall be managed by or under the direction of the Board. All actions outside of the ordinary course of business of the Company to be taken by or on behalf of the Company shall require the approval of the Board. Managers shall have the duties, powers and rights of managers of limited liability companies organized under the Act.

(c)       Limitations on Authority. The authority of the Board over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(d)      Number of Managers and Term of Office. As of the date hereof, the Board shall consist of one (1) Manager, who shall initially be L. Heath Sampson. The number of Managers comprising the Board may be increased or decreased from time‑to‑time by the Board or the Member, but at all times shall consist of at least one (1) Manager. The Managers shall be elected by the Member and shall hold office until their respective successors are elected or until their earlier death, resignation or removal.

(e)       Chairperson. The Board may designate one of the Managers to serve as Chairperson (the “Chairperson”) and preside at all meetings of the Board. The Chairperson shall serve from his or her election until his or her death or earlier resignation or until his or her removal by Managers having a majority of the votes on the Board (excluding, for such purposes. the Chairperson). The Chairperson on the date hereof shall be L. Heath Sampson.

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(f)        Removal. The Member may remove, with or without cause, any Manager.

(g)       Resignation. A member of the Board may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the removal or death of any Manager or any vacancy for any other reason may be filled by a vote of the Member, and any Manager so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

(h)       Meetings of the Board. The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate. Meetings of the Board shall be held on at least two (2) business days’ prior notice to the Managers, or upon such shorter notice as may be approved by all of the Managers. Such notice must be in writing and may be communicated via electronic mail or facsimile. Any Manager may waive such notice as to himself. A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(i)       Conduct of Meetings. Any meeting of the Managers may be held, and any Manager may attend and vote and be present at a meeting, in person (including by written and signed proxy given to another Manager) or telephonically.

(j)     Quorum; Voting. A majority of the total number of Managers then serving on the Board must be present at a meeting (in person, telephonically or by proxy) in order to constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, the act of the Managers holding a majority of the total votes present at a meeting of the Board at which a quorum is present shall be the act of the Board. If a quorum shall not be present during a meeting of the Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. For all business that is put to the vote of the Board, each Manager of the Company shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of Managers holding a majority of the votes entitled to be cast by Managers.

(k)     Attendance and Waiver of Notice. Attendance by a Manager at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(l)        Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken and are signed by a number of Managers holding a majority of the votes entitled to be cast by Managers.

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(m)      Compensation of the Managers. Managers, as such, shall not receive any stated salary for their services, but may receive such reasonable compensation for their services as may be from time to time agreed upon by a majority of the Board. In addition, Managers may be reimbursed by the Company for expenses incurred to attend regular or special meetings of the Board. Nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its subsidiaries in any other capacity and receiving reasonable compensation for such service.

14.      Officers. The officers of the Company (the “Officers”), if any, shall be appointed by the Board in its sole discretion, and the Board may assign such officers titles including, but not limited to, “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary” and “chief financial officer.” Any officers so appointed will have such authority and perform such duties as the Board may, from time to time, delegate to them. No Officer need be a Member and any number of offices may be held by a single person. The salaries and other compensation, if any, of the Officers shall be fixed from time to time by the Board. Any Officer may resign, in writing, as such at any time and such resignation will be effective at the time specified in the written resignation, or if no time is specified, at the time the written resignation is received by the Company. Any Officer may be removed as such, either with or without cause, at any time by the Board.

15.      Tax Elections. The fiscal and taxable year of the Company shall end on December 31st of each calendar year.

16.      Dissolution; Liquidation.

(a)       Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; and (iii) the occurrence of any other event which terminates the continued membership of the Member in the Company. The bankruptcy or insolvency of the Member, or the occurrence of any event listed in Section 18-304 of the Act, shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b)      Liquidation. Upon the dissolution of the Company, the Board of Managers shall wind up the affairs of the Company. The Member shall continue to receive distributions, profits and losses during the period of liquidation in accordance with Section 11 and Section 12 hereof. Following the payment of or provision for all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Board of Managers to set up such cash reserves as may be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, (i) a final allocation of all items of income, gain, loss, and expense shall be made in accordance with Section 11 hereof, and (ii) the proceeds of the liquidation and any other funds (or other remaining assets) of the Company shall be distributed, in cash or in kind, to the Member in accordance with Section 12.

17.      Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as manager of the Company.

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18.      Indemnification.

(a)     The Company hereby agrees to indemnify and hold harmless any person or entity (each, an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Indemnified Person (or one or more of such Indemnified Person’s affiliates) by reason of the fact that such Indemnified Person is or was the Member or is or was serving as a Manager or an officer, principal, member, partner, employee or other agent of the Company or is or was serving at the request of the Company as a Manager, officer, director, principal, member, partner, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Board otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its affiliates contained herein or in the other agreements with the Company; provided, further, that, unless the Board otherwise determines, no Indemnified Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Indemnified Person or with respect to a proceeding between such Indemnified Person on the one hand and any of the Company or its subsidiaries on the other. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person (in form and substance acceptable to the Board) to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)      The right to indemnification and the advancement of expenses conferred in this Section 18 shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, by‑law, vote of the Managers or otherwise.

(c)      The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 18(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 18.

(d)     Notwithstanding anything contained herein to the contrary (including in this Section 18), any indemnity by the Company relating to the matters covered in this Section 18 shall be provided out of and to the extent of Company assets only and not of the Member (unless the Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

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(e)      If this Section 18 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 18 to the fullest extent permitted by any applicable portion of this Section 18 that shall not have been invalidated and to the fullest extent permitted by applicable law. The indemnification provisions set forth in this Section 18 shall be deemed to be a contract between the Company and each of the Indemnified Persons constituting Indemnified Persons at any time while the provisions of this Section 18 remain in effect, whether or not such Indemnified Person continues to serve in such capacity and whether or not such Indemnified Person is a party hereto. In addition, this Section 18 cannot be retroactively amended to adversely affect the rights of any Indemnified Persons arising in connection with any acts, omissions, facts or circumstances occurring prior to such amendment.

19.      Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only with the written consent of the Member.

20.     Transfers; Assignments. The Member may at any time transfer or assign in whole or in part its limited liability company interest in the Company. If the Member transfers or assigns any of its interest in the Company pursuant to this Section, the transferee or assignee shall be admitted to the Company, subject to Section 9. If the Member transfers or assigns all of its interest in the Company pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer or assignment, and, immediately following such admission, the transferor or assignor Member shall cease to be a member of the Company.

21.     Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws.

22.     Binding on Subsequent Members and Holders. This Agreement shall be binding on any person who becomes a member or holder of financial rights in the Company, even if such person does not execute this Agreement.

23.     Severability. In the event that any provision of this Agreement is declared invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement of Victory Health Holdings, LLC as of the date first written above.

MEMBER:

MODIVCARE BUYER, LLC, a Delaware limited liability company

By:

Name:
Title:

Signature Page of
Amended and Restated Limited Liability Company Agreement of Victory Health Holdings, LLC

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of [●], 2025 (the “Effective Date”), by and between ModivCare Inc., a Delaware corporation (“Seller”), and ModivCare Buyer, LLC, a Delaware limited liability company (“Buyer” and together with Seller, each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, Seller and certain of its Affiliates commenced voluntary bankruptcy cases under chapter 11 of title 11 of the United States Code on August 20, 2025, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, on [●], 2025, the Bankruptcy Court entered an order [Docket No. [●]] confirming the [●] Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. [●]] (as so confirmed, including any and all supplements and filings in connection therewith, the “Plan”);

WHEREAS, Buyer is a wholly-owned Subsidiary (as defined below) of ModivCare Intermediate, LLC, a Delaware limited liability company (“New Parent”), and New Parent is a wholly-owned Subsidiary of ModivCare Topco, LLC, a Delaware limited liability company (“New Grandparent”);

WHEREAS, on the Effective Date, but prior to the execution and delivery of this Agreement, (a) New Grandparent issued and contributed (i) all of the common limited liability company interests of New Grandparent (the “New Common Interests”) that are to be issued and outstanding on the Effective Date (other than (x) the New Common Interests to be issued on the Effective Date upon the valid exercise of the Subscription Rights (as defined below) and (y) the DIP Backstop Premium) (the New Common Interests referred to in this clause (i), the “Contributed Interests”), (ii) the New Warrants, (iii) rights to purchase up to $200,000,000, in the aggregate, of the New Common Interests pursuant to the Equity Rights Offering (the “Subscription Rights”), and (iv) the DIP Backstop Premium (together with the Contributed Interests, the New Warrants and the Subscription Rights, the “Restructuring Consideration”) to New Parent and New Parent further contributed the Restructuring Consideration to Buyer (such contributions, collectively, the “Contribution Transactions”) and (b) Buyer entered into the Exit Facility Term Credit Agreement and incurred the Exit Term Loans pursuant thereto;

WHEREAS, in accordance with the Plan and the Restructuring Transaction Steps Memorandum, Seller desires to sell, convey, assign, transfer and deliver to Buyer all of its rights, title and interest in and to the Transferred Assets (as defined below) in exchange for (A) all of Buyer’s rights, title and interest in and to the Restructuring Consideration, (B) all of the Exit Term Loans and (C) the assumption by Buyer of all of the Assumed Liabilities (as defined below) (such exchange, the “Exchange”); and

WHEREAS, the Parties desire to enter into this Agreement in order to effect the Exchange as part of the transactions to occur on the Effective Date pursuant to the Plan and in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum.

NOW, THEREFORE, the Parties hereto hereby agree as follows.

1.        Certain Definitions. As used herein:

“Action” means any action, claim, counterclaim, complaint, investigation, petition, suit, demand, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, assessment, inquiry, notice, examination or other proceeding of any nature, whether civil, criminal, administrative or otherwise, in law or in equity.

“Assumed Liabilities” means all liabilities of Seller in existence as of the Effective Date that are (a) Reinstated under the Plan or (b) continuing after the Effective Date pursuant to the Plan, in each case, after giving effect to any and all satisfactions, settlements, compromises, releases, restructurings, assumptions and/or discharges of such liabilities contemplated by the Plan.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Company Entities” means (a) New Grandparent, (b) New Parent, (c) Buyer, (d) each Transferred Entity and (e) each Subsidiary of each Transferred Entity; and each is a “Company Entity”.

“Consolidated Group” means any consolidated, combined or other Tax group (a) of which Seller was the parent (or a successor to the parent) and some or all of the Transferred Entities and their Subsidiaries were members, or (b) for which any Company Entity would be liable for Taxes of Seller or Seller would be liable for Taxes of any Company Entity.

“Equity Interests” means, with respect to any Person, (a) any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person, and (b) any options, warrants, securities or rights of any kind or nature that are convertible into, exercisable or exchangeable for, require the issuance and/or delivery of, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person.

“Excluded Assets” means, collectively, the following assets, properties, securities, contracts, rights and interests owned or held by Seller: (a) all Executory Contracts and all Unexpired Leases of Seller that are not assumed by Seller pursuant to the Plan, (b) all Equity Interests of Seller, (c) all rights of Seller under this Agreement, and (d) all files, documents, instruments and records relating to incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, Seller’s certificate of incorporation and bylaws, and other documents relating to the ownership, incorporation, organization or existence of Seller.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

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“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Authority.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Seller Board” means the board of directors of Seller.

“Seller Officers” means the officers of Seller.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other Entity (a) more than a majority of the aggregate voting power of the voting securities of which is, as of such time, directly or indirectly owned by such Person, or (b) in which such Person, directly or indirectly, owns more than fifty percent (50.0%) of the equity economic interest thereof.

“Tax” means (a) any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, alternative or add-on minimum, sales and use, excise, franchise, ad valorem, value added, real and personal property, escheat or unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, net worth, business and occupation, disability, employment, unemployment, social security (or similar), transfer, payroll, severance, windfall profit, stamp, withholding, and all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions to tax, surcharges, fees and penalties related thereto, and (b) any liability for the payment of any amounts of a type described in clause (a) above of another Person arising by reason of contract, assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” means a report, return, election, or other information filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Transferred Assets” means all of the assets, properties, cash, securities, contracts, rights and interests owned or held by Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, and expressly including the Transferred Equity but expressly excluding the Excluded Assets.

“Transferred Business” means the business of the Transferred Entities and their respective Subsidiaries as of, or prior to, the Effective Date.

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“Transferred Entities” means, collectively, (a) higi SH Holdings Inc., a Delaware corporation, (b) Ingeus Investments Limited, a United Kingdom private limited company, (c) Prometheus Holdco LLC, a Delaware limited liability company, (d) Socrates Health Holdings, LLC, a Delaware limited liability company, (e) ModivCare Solutions, LLC, a Delaware limited liability company, and (f) Victory Health Holdings, LLC, a Delaware limited liability company; and each is a “Transferred Entity”.

“Transferred Entity Matter” means any matter relating to one or more of: (a) the Transferred Business, (b) any of the Transferred Assets, (c) any of the Assumed Liabilities, (d) any of the current or former officers, directors, managers, employees, consultants, advisors, independent contractors, representatives or agents of any Transferred Entity or any Subsidiary of a Transferred Entity, (e) any assets, contracts, permits, licenses, properties, rights or liabilities of any Transferred Entity or any Subsidiary of a Transferred Entity, (f) any Taxes or Tax Return of Seller, any Transferred Entity or any Subsidiary of a Transferred Entity, and (g) any of the transactions contemplated by this Agreement or the Plan.

“Transferred Equity” means all of the issued and outstanding Equity Interests of the Transferred Entities.

2.        Exchange.

(a)     For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, effective as of the Effective Date, but in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum, the following shall occur:

(i)    Seller hereby sells, conveys, assigns, transfers and delivers to Buyer all of its rights, title and interest in and to the Transferred Assets. Buyer hereby acquires, accepts and takes delivery of the Transferred Assets from Seller.

(ii)    In exchange for the Transferred Assets, Buyer hereby (A) conveys, assigns, transfers and delivers to Seller (x) all of its right, title and interest in and to the Restructuring Consideration and (y) all of the Exit Term Loans and (B) assumes from Seller and agrees to pay, perform and otherwise satisfy, as and when due, all of the Assumed Liabilities. Seller hereby acquires, accepts and takes delivery of the Restructuring Consideration and the Exit Term Loans from Buyer.

(b)    Seller hereby irrevocably acknowledges and agrees that, upon consummation of the Exchange, without any further action on the part of, or notice to, any Person, (i) Buyer shall become a member, stockholder or other applicable equity owner of each Transferred Entity and shall be registered on the books and records of each Transferred Entity as the sole and exclusive owner of all of the Transferred Equity of such Transferred Entity, (ii) Seller shall no longer be a member, stockholder or other applicable equity owner of any Transferred Entity and shall no longer be registered on the books and records of any Transferred Entity as the owner of any of the Transferred Equity of such Transferred Entity, (iii) Seller shall have resigned and withdrawn from any position or role with any Transferred Entity (including any position or role entitled “manager”, “managing member” or any other title of a similar import or nature) that confers upon Seller any rights, powers or authorities with respect to any Transferred Entity or any of its businesses, operations, assets, liabilities, employees, finances, prospects or affairs, and Buyer shall assume and be vested with such position or role, and (iv) all rights, powers and authorities granted or delegated to Seller with respect to any Transferred Entity or any of its businesses, operations, assets, liabilities, employees, finances, prospects or affairs shall be revoked from Seller and vested solely and exclusively with Buyer.

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3.    Correspondence and Certain Amounts. Seller shall (a) promptly deliver (or cause to be promptly delivered) to Buyer any mail or other communications received by Seller after the Effective Date addressed to any Transferred Entity or any Subsidiary of a Transferred Entity or which relates to any Transferred Entity Matter, whether such mail or other communication is addressed to any Transferred Entity, any Subsidiary of a Transferred Entity or Seller, (b) promptly transfer (or cause to be promptly transferred) in immediately available funds to Buyer or any of its Affiliates that is designated by Buyer, any cash, electronic credits or deposits received by Seller to the extent that such cash, electronic credits or deposits relate to any Transferred Entity Matter, and (c) promptly deliver (or cause to be promptly delivered) to Buyer or any of its Affiliates that is designated by Buyer, any checks or other instruments of payment that it or any of its Affiliates receives to the extent that such checks or other instruments are addressed to a Transferred Entity or any Subsidiary of a Transferred Entity or relate to any Transferred Entity Matter. Prior to the transfer or delivery to Buyer or its applicable Affiliate of any such cash, electronic credits or deposits referred to in clause (b) of the immediately preceding sentence or any such checks or other instruments of payment referred to in clause (c) of the immediately preceding sentence, Seller shall hold the same in trust for Buyer or its applicable Affiliate, and the transfer and delivery thereof to Buyer or its applicable Affiliate shall be made with any necessary endorsements or assignments and without set-off, counterclaim or reduction of any kind.

4.       Tax Matters.

(a)    The Parties acknowledge and agree that the Transferred Entities and their respective Subsidiaries shall exit the Consolidated Group as of the end of the day on the Effective Date to the extent the Transferred Entities and such Subsidiaries are part of the Consolidated Group and that, to the extent applicable, the U.S. federal income Tax Return of the Consolidated Group for all applicable Tax periods and any corresponding or similar state and local income Tax Return will be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1) and any corresponding or similar provisions of state and local income Tax Law.

(b)    On the day after the Effective Date, Seller shall (i) resign as agent for the Consolidated Group effective as of the earliest date permitted by Revenue Procedure 2015-26 and designate New Grandparent (or its designee) as the substitute agent of the Consolidated Group under Treasury Regulations Section 1.1502-77(c)(7) in accordance with the procedures set forth in Revenue Procedure 2015-26 and (ii) take any and all actions to cause New Grandparent (or its designee) to become the agent for the Consolidated Group under applicable state or local income Tax Law (in either such capacity, the “Substitute Agent”).

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(c)    In the event Seller dissolves before New Grandparent (or its designee) becomes the agent for the Consolidated Group pursuant to Section 4(b), prior to such dissolution, (i) Seller shall designate New Grandparent (or its designee) as agent for the Consolidated Group under Treasury Regulations Section 1.1502-77(c)(5) in accordance with the procedures set forth in Revenue Procedure 2015-26, (ii) Seller shall provide written notice of such designation to the Internal Revenue Service in accordance with Treasury Regulations Section 1.1502-77(c)(5)(iii) and (iii) Seller shall take any and all actions to cause New Grandparent (or its designee) to become the agent for the Consolidated Group under applicable state or local income Tax Law.

(d)    Buyer shall prepare and file, or cause to be prepared and filed, on behalf of Seller and each of its Subsidiaries (prior to giving effect to the Exchange), all Tax Returns for the Consolidated Group and Seller, in each case, that have not been filed as of the Effective Date and all Tax Returns relating to the business of Seller as conducted by Seller as of prior to the Effective Date (the “Business”) or the Transferred Entities and their Subsidiaries (each such Tax Return, a “Specified Return”, and, collectively, the “Specified Returns”). If requested by Buyer (or its designee), Seller shall promptly execute and file, or cause to be executed and filed, any Specified Returns submitted by Buyer (or its designee) to it for execution or filing.

(e)    The Company Entities shall pay, without duplication, as and when due (to the extent not otherwise discharged or otherwise paid pursuant to the Plan) (i) all Taxes shown to be due on (or which any Governmental Authority asserts are properly shown as due on, or otherwise assesses in respect of) any of the Specified Returns, (ii) all Taxes, if any, arising out of or relating to, the transactions contemplated by the Plan imposed on the Company Entities or Seller, (iii) all Taxes, if any, arising out of any claim for refund under, or amendment of a Tax Return in accordance with, Section 4(h), (iv) all Taxes of the Company Entities or Seller with respect to the Business or the Transferred Entities and their Subsidiaries, (v) all U.S. federal and state income Taxes of Seller for the 2025 and 2026 tax years and (vi) any and all losses, liabilities, costs and expenses resulting from, or arising out of, any of the items or matters described in clauses (i) through (v) of this Section 4(e).

(f)    Seller shall, at the request of Buyer, or the Substitute Agent on behalf of Seller shall be authorized to, make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5)(viii) (or any corresponding or similar provision of state or local income Tax Law) to reduce the Tax basis in its shares of capital stock of any Transferred Entity (or, with respect to any Transferred Entity that is classified as a disregarded entity, such Transferred Entity’s applicable Subsidiary that is a member of the Consolidated Group) in order to avoid any reduction in the net operating loss, Tax basis or other Tax attributes of any Transferred Entity (or such Subsidiary) in accordance with the rules under Treasury Regulations Section 1.1502-36(d)(6) (or any corresponding or similar provision of state or local income Tax Law).

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(g)    Buyer and its Affiliates shall, and shall have the sole and exclusive authority to, represent the interests of Seller and each Transferred Entity and its Subsidiaries with respect to any Action with respect to (i) Taxes, Tax Returns or any other Tax matter relating or with respect to the Consolidated Group (or any member thereof with respect to such Tax, Tax Return or Tax matter) or Seller, (ii) any Specified Return or any Taxes to be reported therein, or (iii) any other matter primarily relating to Taxes which could impact any Company Entity (including the right to control the defense, settlement, compromise or other resolution of any such Action, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Action). Seller shall provide Buyer and its Affiliates and their attorneys and tax advisors with the appropriate powers of attorney or other necessary authorizations to give effect to the foregoing.

(h)    Buyer and its Affiliates shall have the sole and exclusive right to (i) initiate any claim for refund for any Taxes with respect to any Specified Return or any other Tax Return relating to the Business or the Transferred Entities and their Subsidiaries, and (ii) amend any Specified Return or any other Tax Return relating to the Business or the Transferred Entities and their Subsidiaries. Seller hereby authorizes the payment of any refund (including any interest received thereon) for any Taxes with respect to any Specified Return or with respect to the Business or the Transferred Entities and their Subsidiaries to the Substitute Agent (or Seller shall, if it is in actual receipt of such Tax refund, promptly pay such amount to the Substitute Agent and in any event within ten (10) days after the receipt of such Tax refund). Seller shall not initiate any such claim for a refund or any amendment of a Specified Return without the prior written consent of Buyer or the Substitute Agent. The Company Entities shall be entitled to the entire amount of any Tax refund, credit in lieu of a Tax refund or other overpayment (including any interest received thereon) received by, or with respect to, any Specified Return or with respect to the Business or the Transferred Entities and their Subsidiaries.

(i)    Seller shall cooperate fully and assist in connection with the matters set forth in this Section 4, including by promptly notifying Buyer in writing upon receipt by Seller of written notice of any Tax contest, audit, administrative or court proceeding, or other dispute relating to any liability for income Taxes of Seller or the Consolidated Group, by providing such information, documents and materials, and by executing and/or filing (or causing its officers and other authorized representatives or assignee for benefit of creditors to execute and/or file) such documents, instruments, notices, powers of attorney, letters, forms and other papers, in any such case that are necessary or desirable (in the reasonable judgment of Buyer or one of its Affiliates) and that such Person is legally permitted to execute and file in connection with accomplishing, effectuating, addressing, or consummating any of the matters set forth in this Section 4. In furtherance of, and without limiting, the foregoing, (i) Seller shall execute, on or prior to the Effective Date (or, if provided after the Effective Date, within a reasonable time following receipt), such forms as may be reasonably determined to be necessary (x) to authorize Buyer or any of its Affiliates to sign, negotiate, correspond regarding, settle and administer the Specified Returns or any Actions governed by Section 4(g) and make Tax payments to be made in connection therewith and (y) to establish any available exemption (or reduction) with respect to any applicable Taxes to be covered by a Specified Return, and (ii) in the event that applicable Law requires that Seller (or any of its officers or other authorized representatives) execute and/or file any Specified Return, then Seller shall promptly execute and/or file (or cause its applicable officer or other authorized representative to promptly execute and/or file) such Specified Return after receipt thereof from Buyer.

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(j)    To the maximum extent permitted by applicable Law, the Consolidated Group shall allocate any limitation or “net unrealized built in gain” permitted to be utilized under Section 382 of the Code (as defined below) (and any similar provision of state, local, and foreign Law), to the Transferred Entities or their applicable Subsidiaries.

(k)    Seller shall, at the request of Buyer, in connection with the consummation of the transactions contemplated by the Plan, (i) join Buyer or its applicable Affiliate in making the election under section 338(h)(10) of the Code (and any analogous election under state or local Law) in the case of a “qualified stock purchase” (within the meaning of section 338 of the Code) with respect to any Transferred Entity or any of its Subsidiaries and (ii) make the election under section 336(e) of the Code in the case of a “qualified stock disposition” (within the meaning of Treasury Regulations section 1.336-2) with respect to any Transferred Entity or any of its Subsidiaries, and agrees to cooperate fully with Buyer (and any Affiliate of Buyer) in connection with the making of any such election described in clause (i) or (ii), including participating in the timely filing of IRS Form 8023, the binding agreement and section 336(e) election statement set forth in Treasury Regulations section 1.336-2(h) and related or comparable forms for state, local, or foreign Tax purposes.

5.        Nonassignable Assets.

(a)    To the extent that the assignment, transfer, conveyance and/or delivery to Buyer or any of its Affiliates of any of the Transferred Assets is (i) not permitted without the consent, waiver, confirmation or other approval of a third party, (ii) not permitted without the filing of any documents, certificates or instruments with, or the payment of any Taxes, fees or other amounts to, any Governmental Authority or (iii) prohibited by applicable Law and, in any such case, such consent, waiver, confirmation, other approval is not obtained, such filing or payment is not made or such waiver of such prohibition in compliance with Law is not obtained and cannot be overridden by the Confirmation Order or other order of the Bankruptcy Court (such Transferred Assets, the “Nonassignable Assets”), then this Agreement will not be deemed to constitute an assignment of, and an undertaking or attempt to assign, such Nonassignable Asset or any right or interest therein unless and until such consent, waiver, confirmation or other approval is obtained, such filing or payment is made or such prohibition is waived in compliance with Law. If any such consent, waiver, confirmation or other approval is not obtained, such filing or payment is not made or such waiver of such prohibition is not obtained prior to the Effective Date in respect of a Nonassignable Asset, then, solely to the extent not prohibited under applicable Law or the terms of such Nonassignable Asset, Seller and Buyer shall reasonably cooperate with each other in any lawful and feasible arrangement designed to provide Buyer or its applicable Affiliate with the benefits of, or under, the applicable Nonassignable Asset (an “Interim Arrangement”), including enforcement for the benefit of Buyer or its applicable Affiliate of any and all rights of Seller against any party to the applicable Nonassignable Asset. At the request of Buyer, Seller shall cooperate and assist to obtain as expeditiously as possible the applicable consent, waiver, confirmation or other approval, to make the applicable filing or payment and/or to obtain a waiver of any prohibition under applicable Law necessary for the assignment, transfer, conveyance and/or delivery of any Nonassignable Asset to Buyer or its applicable Affiliate.

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(b)    Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred by Seller in connection with Seller’s (i) performance of any Interim Arrangement, as required by Section 5(a), or (ii) cooperation and assistance in obtaining any consent, waiver, confirmation or other approval, making any applicable filing or payment and/or obtaining a waiver of any prohibition under applicable Law necessary for the assignment, transfer, conveyance and/or delivery thereof to Buyer or its applicable Affiliate, as required by Section 5(a).

6.       Post-Effective Date Governance.

(a)    From and after the Effective Date, the Seller Board shall consist of at least one (1) director. As of the Effective Date, following the consummation of the transactions contemplated by the Plan, the Seller Board shall consist of: [●]. Seller shall provide prompt written notice to Buyer of any changes to the composition of the Seller Board.

(b)    The Seller Officers shall consist of at least one (1) individual who is authorized to act on behalf of and to bind Seller, including by executing and delivering on behalf of and in the name of Seller any document, agreement or instrument requiring the signature of an officer of Seller. As of the Effective Date, the Seller Officers shall consist of the following individuals, with the title of the officer positions set forth opposite the name of each such individual:

Name	Title
[●]	[●]

(c)    Seller shall provide prompt written notice to Buyer of any removal, resignation, retirement, death, incapacity, disqualification, election, replacement or appointment of any Seller Officer.

7.     Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Laws of the State of Delaware.

8.      Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. No Party shall assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

9.     Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

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10.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed (including via electronic signatures) by each of the Parties and delivered to the other Party.

11.    Further Assurances. At any time and from time to time after the Effective Date, at the request of a Party and without further consideration, the other Party and each of its successors or permitted assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such Party may reasonably request to give effect to the transactions contemplated by this Agreement.

12.    Purchase Price Allocation. Buyer will provide to Seller an allocation of the amounts properly taken into account as consideration for U.S. federal and applicable state and local income tax purposes among the Transferred Assets (and, if applicable, among the assets of any Transferred Entities and their Subsidiaries, in each case, classified as disregarded entities for U.S. federal and applicable state and local income tax purposes) in accordance with Section 1060 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”, and such allocation, the “Allocation”). The Allocation shall be binding on the Parties for all purposes and neither Party shall take any position inconsistent with the Allocation unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

13.    Tax Forms. Concurrently with the execution and delivery of this Agreement by the Parties, Seller shall deliver to Buyer a properly completed Internal Revenue Service Form W-9 duly executed by Seller.

14.     Intended Tax Treatment. The Parties intend that for U.S. federal and applicable state and local income tax purposes:

(a)    pursuant to Treasury Regulations Section 1.1032-3, the Contribution Transactions, taken together with the transactions contemplated by this Agreement, shall collectively be treated as if (i) New Grandparent contributed an amount of cash equal to the fair market value of the Restructuring Consideration to New Parent as a contribution to the capital of New Parent, followed immediately by a contribution of such cash by New Parent to Buyer as a contribution to the capital of Buyer, and (ii) Buyer used the cash received by it pursuant to clause (i) to acquire the Restructuring Consideration from New Grandparent for its fair market value immediately prior to Buyer’s transfer of the Restructuring Consideration to Seller pursuant to this Agreement;

(b)    the Contribution Transactions and the Exchange shall be treated as a taxable sale by Seller and the acquisition by Buyer of the assets of Seller (including any other direct or indirect subsidiary of Seller treated as a disregarded entity for U.S. federal income tax purposes) governed by Section 1001 of the Code;

(c)    any payment pursuant to this Agreement, the Plan or the Restructuring Transaction Steps Memorandum made after the Effective Date shall be treated as an adjustment to purchase price for the Transferred Assets to the extent permitted by applicable Law; and

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(d)    the books and records of each Party shall be maintained, and all U.S. federal (and applicable state and local) Tax Returns of the Parties shall be filed in a manner consistent with the intended tax treatment set forth in this Section 14 unless otherwise required by a change in Law or a “determination” as defined in Section 1313(a) of the Code.

15.    Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 15 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 15. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or when transmitted by email (with no bounce back or other notification of failure to be delivered). If a Notice deemed given upon delivery or transmission is delivered or transmitted after 5:00 p.m. in the place of the receiving Party (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

Address for Notice:

If to Seller, to:

[●]

with a copy (which shall not constitute effective Notice) to:

[●]

If to Buyer, to:

[●]

with a copy (which shall not constitute effective Notice) to:

[●]

16.    Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party.

17.    Amendment. Any term, condition or provision of this Agreement may be amended, modified or waived from time to time if, and only if, such amendment, modification or waiver is in writing and signed, (a) in the case of an amendment or modification, by Seller and Buyer or (b) in the case of a waiver, by the Party against whom the waiver is to be effective.

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18.    Specific Performance. Each Party hereby acknowledges and agrees that the other Party would be irreparably harmed if any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at law or in equity, each Party shall be entitled to specific performance, injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce its rights hereunder, without the necessity of proving the inadequacy of money damages as a remedy and without the posting of any bond.

19.    Power of Attorney. IN ORDER TO SECURE THE EXPRESS OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT, SELLER HEREBY IRREVOCABLY GRANTS TO BUYER A POWER-OF-ATTORNEY TO EXECUTE, ACKNOWLEDGE, DELIVER, SWEAR TO, FILE AND RECORD (INCLUDING FILINGS AND RECORDINGS WITH GOVERNMENTAL AUTHORITIES) ALL SUCH INSTRUMENTS, AGREEMENTS AND DOCUMENTS, AND TO TAKE ANY AND ALL SUCH ACTIONS AND DO ANY AND ALL SUCH THINGS, IN THE NAME AND ON BEHALF OF SELLER TO PERFORM AND COMPLY WITH SUCH OBLIGATIONS. THE POWER OF ATTORNEY GRANTED BY SELLER PURSUANT TO THIS SECTION 19 IS COUPLED WITH AN INTEREST, IS IRREVOCABLE, AND SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE LIQUIDATION, BANKRUPTCY, INSOLVENCY OR DISSOLUTION OF SELLER.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

MODIVCARE INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

BUYER:

MODIVCARE BUYER, LLC

By:
Name:
Title:

[Signature Page to Purchase Agreement]

EXHIBIT H

Redline to Prior Purchase Agreement

[Intentionally Omitted]

WARRANT AGREEMENT

dated as of December [●], 2025

between

ModivCare Topco, LLC

and

GLAS USA LLC,

as Warrant Agent

THIS DRAFT REMAINS SUBJECT TO CONTINUING NEGOTIATIONS WITH ALL PARTIES AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS, INCLUDING SUCH PARTIES’ CONSENT RIGHTS UNDER RESTRUCTURING SUPPORT AGREEMENT.

Exhibit A	Form of Warrant Certificate
Exhibit B	Form of Assignment
Exhibit C	Form of Exercise Notice

ii

WARRANT AGREEMENT

Warrant Agreement (this “Warrant Agreement”), dated as of December [●], 2025, between ModivCare Topco, LLC, a Delaware limited liability company (the “Company”), and GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, as warrant agent (together with its successors appointed pursuant to this Warrant Agreement, the “Warrant Agent”).

WHEREAS, pursuant to the Joint Chapter 11 Plan of Reorganization (the “Plan”) of ModivCare Inc. and its debtor affiliates under title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) approved by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), the Warrants (as defined below) to acquire Common Units (as defined below) of the Company are being issued;

WHEREAS, the Warrants and the Common Units underlying the Warrants have been offered and sold in reliance on the exemption from the registration requirements of the Securities Act (as defined below) and any applicable state securities or “blue sky” laws afforded by Section 1145(a) of the Bankruptcy Code; and

WHEREAS, the Company desires that the Warrant Agent act, and the Warrant Agent is willing to act, in connection with the issuance, exchange, transfer, substitution and exercise of Warrants as set forth in this Warrant Agreement.

NOW THEREFORE in consideration of the mutual agreements contained in this Warrant Agreement, the Company and the Warrant Agent agree as follows.

ARTICLE 1
DEFINITIONS

Section 1.1      Certain Definitions.

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AI Questionnaire” has the meaning given to such term in the LLC Agreement.

“Appropriate Officer” has the meaning set forth in Section 2.3(b).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Below FMV Issuance” has the meaning set forth in Section 4.2(a).

“Board” means the board of managers of the Company from and after the Closing Date.

“Business Day” means any day other than a Saturday, a Sunday, a day which is a legal holiday in the State of New York, or a day on which banking institutions and trust companies in the State of New York are authorized or obligated by Law or executive order to close.

“Change of Control Transaction” means (a) a transaction or series of related transactions pursuant to which any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of a majority of the outstanding Common Units or a majority of the voting power of (x) the Common Units (or securities issued in exchange for Common Units) or (y) the Company’s ultimate parent entity, (b) any reorganization, merger, share exchange or consolidation of the Company with or into any other Person in which the holders of Common Units immediately prior to such transaction own (directly or indirectly) immediately after such transaction less than 50% of the total voting power of the Common Units (or securities issued in exchange for Common Units, or, if the Company is not the acquiring or surviving entity in such transaction, less than 50% of the total voting power in the applicable successor entity) or (c) the sale, Transfer or other disposition of all or substantially all of the assets or business of the Company and its subsidiaries, taken as a whole, whether by merger, consolidation, business combination, stock purchase, asset purchase or otherwise.

“Chosen Court” has the meaning set forth in Section 6.14(b).

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the “Effective Date” of the Plan as defined therein.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Units” means the limited liability company interests in the Company designated as “Class A Voting Common Units” of the Company and issued on or after the Closing Date.

“Company” has the meaning set forth in the Preamble.

“Company Order” means a written request or order signed in the name of the Company by its Chairperson of the Board, its Chief Executive Officer, its Chief Financial Officer, any Vice President, its Treasurer, any Assistant Treasurer, its Secretary or any Assistant Secretary, and delivered to the Warrant Agent.

“Competitor” has the meaning given to such term in the LLC Agreement.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and approving the transactions contemplated thereby.

“Convertible Security” means any right, option, warrant or other security or evidence of indebtedness issued by the Company that is convertible into, or exercisable or exchangeable for, directly or indirectly, Common Units.

“Corporate Agency Office” has the meaning set forth in Section 2.4(a).

“Entity” means any corporation, partnership, limited liability company, limited liability partnership, joint stock company, joint venture, estate, association, trust, unincorporated organization or association, business trust, tenancy in common or other legal entity.

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the related rules and regulations promulgated under it.

“Exempt Offering” means any offer or sale of Securities of the Company (a) in an Initial Public Offering to which Section 3.2(c) applies or in any bona fide underwritten public offering registered under the Securities Act, (b) to directors, managers, officers, employees, consultants or unaffiliated third-party advisors of, or other unaffiliated third-party providers of services to, the Company or any of its subsidiaries pursuant to any stock option, warrant, stock purchase plan, agreement or arrangement, any employment agreement, any other benefit plans or compensatory arrangements or any other bona fide compensatory arrangements, including equity purchase plans, approved by the Board, (c) as consideration in connection with (i) the bona fide acquisition of the assets or securities of, (ii) any business combination, merger, joint venture, license agreement or similar commercial transaction with, or (iii) the receipt of services from, in each case, any Person that is unaffiliated with the Company in any transaction approved by the Board primarily for purposes other than raising capital, (d) upon the exchange, exercise or conversion of any Convertible Securities that are outstanding on the Closing Date (including the Warrants) or issued after the Closing Date in a transaction that complies with the provisions of this Warrant Agreement and the LLC Agreement, in each case pursuant to their terms, (e) pursuant to a transaction to which Section 4.3 or Section 4.4 applies, or (f) as an inducement or additional consideration to a counterparty in connection with any bona fide debt financing transaction, equipment leasing transaction, real property leasing transaction or transaction similar to the foregoing, in each case, subject to terms and conditions approved by the Board.

“Exercise Date” has the meaning set forth in Section 3.2(e).

“Exercise Notice” means, for any Warrant, an exercise notice substantially in the form set forth in Exhibit C.

“Exercise Price” means (a) in the case of the Series A Warrants, $13.42 per Common Unit, (b) in the case of the Series B Warrants, $15.162 per Common Unit, and (c) in the case of the Series C Warrants, $16.904 per Common Unit, in each case subject to adjustment as provided in Article 4.

“Exercising Owner” means any Warrantholder that exercises Warrants pursuant to the terms of this Warrant Agreement.

“Expiration Time” means the earliest to occur of: (a) the Close of Business on December [●], 2030; (b) immediately prior to the initial closing of an Initial Public Offering; and (c) immediately prior to the closing of a Change of Control Transaction.

“Fair Market Value,” means, as of a specified date and with regard to any Securities, cash or other property, the following:

(a)

in the case of any Securities listed on the New York Stock Exchange or the Nasdaq Stock Market, the VWAP of a single unit of such Security for the ten (10) Trading Days immediately preceding the specified date (or if such Securities have been listed for less than ten (10) Trading Days, the VWAP for such lesser period of time);

(b)

in the case of any Securities listed on a U.S. exchange other than the New York Stock Exchange or the Nasdaq Stock Market, the VWAP of a single unit of such Security in composite trading for the principal U.S. national or regional securities exchange on which such Securities are then listed for the ten (10) Trading Days immediately preceding the specified date (or if such Securities have been listed for less than ten (10) Trading Days, the VWAP for such lesser period of time);

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(c)

in the case of Securities that are publicly traded but are not listed on a U.S. exchange, the average of the reported bid and ask prices of a single unit of such Security in the over-the-counter market on which such Securities are then traded for the ten (10) Trading Days immediately preceding the specified date (or if such Securities have been publicly traded (but not listed) for less than ten (10) Trading Days, the average of the reported bid and ask prices for such lesser period of time); provided that, with respect to the determination of fair market value of the Common Units pursuant to this clause (c), if the Board, in its sole discretion, determines that the volume of Common Units traded in the over-the-counter market during the ten (10) Trading Day (or lesser) period specified in this clause (c) could be insufficient to allow an accurate calculation of the fair market value of the Common Units, the Company shall, at its own cost and expense, retain an Independent Appraiser selected by the Board to determine the fair market value of the Common Units (which fair market value may, to avoid doubt, take into account trading in the over-the-counter market to the extent deemed appropriate by the Independent Appraiser), and the Company shall instruct the Independent Appraiser to make such determination within thirty (30) days and the determination of the fair market value of the Common Units by the Independent Appraiser shall be final and binding on all Persons;

(d)

in the case of Securities not addressed by clauses (a) through (c) above, the fair market value of such Securities as determined by the Board in its good faith judgment; provided that, with respect to the determination of the fair market value of the Common Units pursuant to this clause (d), if Warrantholders holding at least 10% of the Warrants of any Series dispute the Board’s determination of the fair market value of Common Units by providing written notice to the Company within two (2) Business Days following receipt of notice of such determination by the Board, the Company shall, at its own cost and expense, retain an Independent Appraiser that is mutually agreeable to the Company and such Warrantholders to determine the fair market value of the Common Units, and the Company shall instruct the Independent Appraiser to make such determination within thirty (30) days and the determination of the fair market value of the Common Units as provided herein by the Independent Appraiser shall be final and binding on all Persons;

(e)	in the case of cash, the U.S. dollar equivalent of the amount thereof; and

(f)	in the case of other property, as determined by the Board in its good faith judgment.

“Fully Diluted Outstanding Shares” at any given time, means the aggregate number of Common Units that would be outstanding on such date on a fully diluted basis and assuming that all Convertible Securities (including the Warrants, all other Convertible Securities and all Securities that would be received upon the exercise of other Convertible Securities) outstanding on such date have been fully exercised on such date (whether or not then exercisable).

“Funds” has the meaning set forth in Section 3.2(g).

“Funds Account” has the meaning set forth in Section 3.2(g).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

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“Independent Appraiser” means an independent valuation firm experienced in valuations of securities similar to the Common Units.

“Initial Public Offering” means (a) a bona fide underwritten initial public offering of Securities of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms), (b) a direct listing of Securities of the Company on a national securities exchange or (c) a SPAC Transaction.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the related rules and regulations promulgated under it.

“Joinder” means a joinder to the LLC Agreement in the form attached as an exhibit to the LLC Agreement, or other documentation in form and substance acceptable to the Company in its sole discretion (which may be on a “click-through” or similar basis).

“Law” means any federal, state, local, foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement having the force of law or any undertaking to or agreement with any Governmental Authority, including common law.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“Non-Surviving Transaction” has the meaning set forth in Section 4.13.

“Person” means an individual, an Entity or a Governmental Authority.

“Plan” has the meaning set forth in the Recitals.

“Plan Asset Regulation” means the regulation issued by the U.S. Department of Labor at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Record Date” means, with respect to any dividend, distribution, recapitalization, redemption, reclassification, split, reverse split, reorganization, consolidation, merger or other transaction or event in which the holders of Common Units have the right to receive any cash, Securities or other property or in which Common Units are (or another applicable Security is) exchanged for or converted into, any combination of, cash, Securities or other property, the date fixed for determination of holders of Common Units entitled to receive such cash, Securities or other property or participate in such exchange or conversion (whether such date is fixed by the Board or by statute, contract or otherwise).

“Sanctioned Person” has the meaning given to such term in the LLC Agreement.

“Securities” means (a) any capital stock (whether common or preferred, voting or nonvoting), partnership, membership or limited liability company interest or other equity or voting interest, (b) any notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, and (c) any other “securities,” as such term is defined or determined under the Securities Act.

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“Securities Act” means the Securities Act of 1933, as amended from time to time, and the related rules and regulations promulgated under it.

“Series A Warrants” means those Warrants designated as Series A pursuant to this Warrant Agreement.

“Series B Warrants” means those Warrants designated as Series B pursuant to this Warrant Agreement.

“Series C Warrants” means those Warrants designated as Series C pursuant to this Warrant Agreement.

“Series” means the Series A Warrants, the Series B Warrants or the Series C Warrants, as applicable.

“SPAC Transaction” means a transaction or a series of related transactions (whether by merger, consolidation, reorganization, business combination or otherwise) involving the Company and a publicly traded special purpose acquisition company (or similar entity) in which the Common Units or all or any portion of the consideration received or to be received by the holders of Common Units, or any securities into which the Common Units are converted, in connection with such transaction or transactions consists of equity securities listed on a U.S. national securities exchange or that will be so listed when issued or exchanged in connection with such transaction or transactions.

“Substituted Property” has the meaning set forth in Section 4.13.

“Surviving Transaction” has the meaning set forth in Section 4.13.

“Trading Days” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which Securities are not traded on the applicable securities exchange.

“Transaction” has the meaning set forth in Section 4.13.

“Transfer” means, (a) when used as a noun means any direct or indirect, voluntary or involuntary sale, hypothecation, pledge, assignment (as collateral or otherwise), attachment, encumbrance, or other transfer or disposition of any interest (legal or beneficial) in any security (including the transfer of any Person that owns such security or transfer by reorganization, merger, sale of substantially all assets or by operation of law) and (b) when used as a verb means to, directly or indirectly, voluntarily or involuntarily, sell, hypothecate, pledge, assign (as collateral or otherwise), encumber, or otherwise transfer or dispose of any interest (legal or beneficial) in any security (including the transfer of any Person that owns such security or transfer by reorganization, merger, sale of substantially all assets or by operation of law). “Transferor”, “Transferee” and all conjugations of “Transfer” shall have correlative meanings.

“Transfer Notice” has the meaning set forth in Section 2.8(c).

“VWAP” means, for any Trading Day, the price for Securities determined by the daily volume-weighted average price per unit of such Securities for such Trading Day on the trading market on which such Securities are then listed or quoted, in each case, for the regular trading session (including any extensions of such regular trading session, without regard to pre-open or after hours trading outside of such regular trading session) as reported on the New York Stock Exchange or Nasdaq Stock Market, or if such Securities are not listed or quoted on the New York Stock Exchange or Nasdaq Stock Market, as reported by the principal U.S. national or regional securities exchange on which such Securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

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“Warrants” means the warrants of the Company issued pursuant to this Warrant Agreement with the terms, conditions and rights set forth in this Warrant Agreement. The Warrants shall be issued in three separate series, designated as Series A, Series B and Series C. Each Warrant shall entitle the holder of such Warrant, upon exercise and payment of the applicable Exercise Price as set forth in this Warrant Agreement, to one Common Unit, subject to adjustment as provided in this Warrant Agreement.

“Warrant Agent” has the meaning set forth in the Preamble.

“Warrant Agreement” has the meaning set forth in the Preamble.

“Warrant Certificate” means, with respect to each Series, those certain warrant certificates evidencing the Warrants of such Series, in each case, substantially in the form of Exhibit A.

“Warrant Register” has the meaning set forth in Section 2.4(b).

“Warrant Unit” means each Common Unit issuable upon the exercise of any Warrants.

“Warrantholder” means each Person in whose name Warrants are registered in the Warrant Register.

Section 1.2      Rules of Construction. Except as otherwise expressly provided in this Warrant Agreement or unless the context otherwise requires:

(a)         the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(b)         the word “or” when used in this Warrant Agreement is not exclusive;

(c)       the definitions contained in this Warrant Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term;

(d)         references to a party or the parties mean the parties to this Warrant Agreement, in each case, unless another agreement is specified;

(e)         references to currency, the term “dollars” and character “$” will be to United States dollars;

(f)        unless otherwise expressly indicated, any agreement, instrument, law or statute defined or referred to in this Warrant Agreement means such agreement, instrument, law, or statute as from time to time amended, restated, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and any statute defined or referred to in this Warrant Agreement shall include all rules and regulations promulgated under the same;

(g)        references to “day” or “days” are to calendar days, and whenever any action must be taken under this Warrant Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

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(h)     references to a Person are also to its permitted successors and assigns and, in the case of such Persons that are individuals, such individual’s heirs, executors and administrators;

(i)      in the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Warrant Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Warrant Agreement was prepared by or at the request of a particular Person or its counsel; and

(j)        all references to this Warrant Agreement include, whether or not expressly referenced, the exhibits and schedules attached to this Warrant Agreement.

ARTICLE 2
WARRANT CERTIFICATES; ISSUANCE, EXECUTION AND TRANSFER OF WARRANTS

Section 2.1      Issuance of Warrants.

(a)     On the Closing Date, the Company shall issue or reserve for issuance in accordance with the Plan an initial number of Warrants equal to 8,823,529 Series A Warrants, 10,380,623 Series B Warrants and 12,12,497 Series C Warrants (each such Warrant to be subject to adjustment from time to time as described in this Warrant Agreement) in accordance with the terms of this Warrant Agreement and the Plan. On the Closing Date, the Warrant Agent shall register or reserve, as applicable, all such Warrants in the Warrant Register. All such Warrants issued on the Closing Date shall be dated as of the Closing Date and, subject to the terms hereof, shall be the only Warrants issued or outstanding under this Warrant Agreement as of the Closing Date. All such Warrants reserved on the Closing Date shall be issued and dated in such names and as of such dates as the Company shall specify in a Company Order for the issuance of such reserved Warrants.

(b)    Each Warrant Certificate shall evidence the number and Series of Warrants specified in such Warrant Certificate. At the Company’s election, each Warrant Certificate shall be (i) represented by a physical Warrant Certificate or (ii) issued by electronic book-entry registration on the books and records maintained by the Warrant Agent.

(c)    All Warrants issued under this Warrant Agreement shall in all respects be equally and ratably entitled to their respective benefits under this Warrant Agreement, without preference, priority, or distinction on account of the actual time of the issuance and authentication thereof or (except as to the respective Exercise Price of, and number of Warrant Units underlying, each Series of Warrants) any other terms of such Warrants. Each Warrant shall be, and shall remain, subject to the provisions of this Warrant Agreement until such time as such Warrant shall have been duly exercised or shall have expired or been cancelled in accordance with the terms hereof. Each Warrantholder shall be bound by, and be an express third party beneficiary of (entitled to directly enforce), all of the terms and provisions of this Warrant Agreement as fully and effectively as if such Warrantholder had signed this Warrant Agreement.

Section 2.2    Form of Warrant. The Warrant Certificates evidencing the Warrants for each Series (a) shall be in registered form only and substantially in the form attached as Exhibit A; (b) shall be dated the date on which countersigned by the Warrant Agent or issued in book-entry registration on the books and records maintained by the Warrant Agent; (c) shall have such insertions as are appropriate or required or permitted by this Warrant Agreement; (d) may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved on such Warrant Certificates as the authorized officers of the Company executing the same may approve (execution by the authorized officers of the Company to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Warrant Agreement, the Plan or the Confirmation Order; (e) shall bear a restrictive legend substantially similar to that set forth in Section 2.9, which legend shall refer to, among other things, the restrictions contained in this Warrant Agreement and the LLC Agreement; and (f) shall otherwise be in such form as shall be required to comply with any Law or with any rule or regulation of any securities exchange on which the Warrants may be listed.

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Section 2.3      Execution and Delivery of Warrant Certificates.

(a)    At any time and from time to time on or after the date of this Warrant Agreement, (i) Warrant Certificates evidencing the Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and upon receipt of a Company Order and at the direction of the Company set forth in such Company Order, the Warrant Agent shall countersign and deliver such Warrant Certificates to or as directed by the Company for original issuance to the respective Persons entitled to such Warrant Certificates or (ii) electronic entry registrations on the books and records maintained by the Warrant Agent evidencing the Warrants shall be delivered by the Warrant Agent upon receipt of a Company Order and at the direction of the Company set forth in such Company Order. The Warrant Agent is authorized to countersign and deliver Warrant Certificates as required by this Section 2.3 or by Section 2.1, Section 2.4, Section 2.7, Section 2.8 or Section 3.2(d) or to provide evidence from time to time to the Warrantholders whose Warrants are held in book-entry form on the books and records maintained by the Warrant Agent, as requested.

(b)    To the extent certificated, the Warrant Certificates shall be executed in the name and on behalf of the Company by the Chairperson of the Board, the Chief Executive Officer or Chief Financial Officer (each, an “Appropriate Officer”) and attested to by the Secretary or one of the Assistant Secretaries of the Company, either manually or by facsimile or electronic signature printed on such Warrant Certificate. The Warrant Certificates shall be countersigned by the Warrant Agent, either manually or by facsimile or electronic signature, and shall not be valid for any purpose unless so countersigned. In case any Appropriate Officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery such Warrant Certificates, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be an Appropriate Officer of the Company, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Section 2.4     Registration, Transfer, Exchange and Substitution.

(a)    The Warrant Agent will maintain an office (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of Transfer or exchange in accordance with this Section 2.4 and where Warrant Certificates may be surrendered for exercise of Warrants by such Warrant Certificates, which office is 3 Second Street, Suite 203, Jersey City, New Jersey 07311 as of the Closing Date. The Warrant Agent will give prompt written notice to all Warrantholders of any change in the location of such office.

(b)    Subject to the Company’s option set forth in Section 2.1(b), the Warrant Certificates evidencing the Warrants initially shall be issued in electronic book-entry registered form. The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose, and the Warrant Agent shall maintain, a warrant register (the “Warrant Register”). Subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by Law, the Warrant Register shall provide for the registration of Warrant Certificates and any Transfers, exchanges or substitutions of any Warrant Certificates as provided in this Warrant Agreement.

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(c)    Upon surrender for registration of Transfer of any Warrant Certificate at the Corporate Agency Office, and compliance by the Transferor and each Transferee with the provisions of this Warrant Agreement and the LLC Agreement, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated Transferee or Transferees, one or more new Warrant Certificates evidencing a like aggregate number of Warrants and of the same Series.

(d)    At the option of any Warrantholder, upon payment of the applicable charges provided for under this Warrant Agreement by such Warrantholder, Warrant Certificates may be exchanged at the Corporate Agency Office for other Warrant Certificates evidencing a like aggregate number of Warrants of the same Series. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates of the same tenor and evidencing the same aggregate number of Warrants of the same Series as evidenced by the Warrant Certificates surrendered by the Warrantholder making the exchange. Every Warrant Certificate surrendered for registration of Transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of Transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the holder of such Warrant Certificates or their attorney duly authorized in writing.

(e)    All Warrant Certificates issued upon any registration of Transfer or exchange of, or substitution for, any Warrant Certificates shall be a valid obligation of the Company, evidencing the same obligations and entitled to the same benefits under this Warrant Agreement, as the respective Warrant surrendered for such registration of Transfer, exchange or substitution.

(f)     No service charge shall be made for any registration of Transfer or exchange of Warrant Certificates. Notwithstanding the foregoing, the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed in connection with any registration of Transfer or exchange of Warrant Certificates and may subject any such Transfer to the payment of unpaid withholding taxes (if any) attributable to the Transferor Warrantholder as and to the extent provided in Section 3.10. The Warrant Agent shall forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice.

(g)    Upon request of the Company from time to time, the Warrant Agent shall deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the Common Units as the Company may request. From time to time as the Company may request, the Warrant Agent shall also make available to the Company for inspection by the Company’s agents or employees such books and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants, such inspections to occur at the Corporate Agency Office during normal business hours.

(h)    The Warrant Agent shall keep copies of this Warrant Agreement and any notices given to Warrantholders under this Warrant Agreement shall be available for inspection by the Warrantholders during normal business hours at the Corporate Agency Office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Warrant Agreement as the Warrant Agent may request.

Section 2.5     Cancellation of the Warrants. Any Warrants outstanding as of the Expiration Time shall be automatically cancelled without any further action on the part of the Warrant Agent or any other person, and all rights in respect of such Warrants under this Warrant Agreement shall cease as of such time. The Warrant Agent will cancel all Warrants surrendered for Transfer, exchange, exercise or cancellation and dispose of them in accordance with its normal procedures. Certification of the cancellation of all cancelled Warrants shall be delivered to the Company upon written request.

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Section 2.6    Reservation of Common Units. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Units sufficient to permit the exercise in full of all outstanding Warrants.

Section 2.7     Loss or Mutilation.

(a)    If (i) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (ii) both (A) there shall be delivered to the Company and the Warrant Agent (x) a claim by a Warrantholder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Warrantholder and a request by such Warrantholder for a new replacement Warrant Certificate, and (y) such indemnity bond as may be required by them to save each of them and any agent of either of them harmless and (B) such other reasonable requirements as may be imposed by the Company as permitted by Section 8-405 of the Uniform Commercial Code have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Warrantholder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange for or in lieu of such Warrant Certificate, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants and of the same Series.

(b)    Upon the issuance of any new Warrant Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to such issuance and other reasonable expenses (including the reasonable fees and expenses of the Warrant Agent and of counsel to the Company) in connection with such issuance.

(c)    Every new Warrant Certificate executed and delivered pursuant to this Section 2.7 in lieu of any lost, wrongfully taken or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, wrongfully taken or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Warrant Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered under this Warrant Agreement.

(d)    The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken or destroyed Warrant Certificates.

Section 2.8      Restrictions on Transfer.

(a)    Unless otherwise waived by the Board in its sole discretion, no Warrants shall be Transferred by any Warrantholder (regardless of the manner in which the Warrantholder initially acquired such Warrants), if:

(i)    such Transfer would, if consummated, result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Company or any of its subsidiaries;

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(ii)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the Common Units for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), result in the Company having, in the aggregate, (A) 1,500 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act), or (B) 400 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) that are not Accredited Investors, of either (x) the Warrants or (y) the Common Units (assuming, for purposes of this clause (y), that all issued and outstanding Convertible Securities (including all issued and outstanding Warrants) were exercised, exchanged or converted at the time of such Transfer), unless at the time of such Transfer the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act; provided that the numbers 1,500 and 400 as used in this Section 2.8(a)(ii) shall be increased by the number of such holders that acquire from the Company, after the Closing Date, Common Units, in any such case other than any such acquisition (1) that was made by a holder who held any such Common Units prior to such acquisition (including in connection with a distribution to all holders of any such Common Units), (2) made through a distribution under the Plan or (3) made upon exercise of any of the Warrants;

(iii)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the Common Units for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), require the Company to register any Series of Warrants, the Common Units or any other equity Securities of the Company under the Exchange Act (as a result of the number of holders of such Series of Warrants, the Common Units or such other equity Securities or otherwise), unless, at the time of such Transfer, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

(iv)    such Transfer would, in the judgment of the Board, cause the Company to be required to register as an “investment company” under the Investment Company Act;

(v)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers for which a notice thereof has been previously delivered to the Company, but not yet consummated), cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(vi)     such Transfer is not to an Accredited Investor;

(vii)     such Transfer is to any Competitor; or

(viii)    such Transfer is to any Sanctioned Person.

(b)    In addition to the restrictions set forth in Section 2.8(a), no Warrants shall be Transferred by any Warrantholder unless (i) the Warrant Certificates representing such Warrants bear legends as provided in Section 2.9, for so long as such legends are applicable, and (ii) either (A) the Transferee is an Affiliate of the Transferor or (B) prior to such Transfer (unless waived by the Company in its sole discretion), (1) the Transferee and the Transferor shall have delivered to the Company representation letters in such form as may be approved from time to time by the Company (including a representation from the Transferee that the Transferee is an Accredited Investor) and (2) the Transferor shall have delivered to the Company a legal opinion, reasonably acceptable to the Company, stating that the registration of the Units that are the subject of such proposed Transfer is not required under the Securities Act or any applicable state securities or “blue sky” laws. Any of the requirements set forth in Section 2.8(b)(ii)(B) may be waived by the Company in its sole discretion.

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(c)    Unless otherwise waived by the Company, any Warrantholder proposing to effect a Transfer of Warrants must submit to the Company, not less than five (5) Business Days prior to such Transfer, a written notice of such Transfer (a “Transfer Notice”). A Transfer Notice shall be delivered to the Company, to the attention of (i) the Secretary or Chief Financial Officer, or any of their designees, and (ii) the Chairperson of the Board, and to the Warrant Agent, in each case in accordance with Section 6.13. A Transfer Notice shall include or be accompanied by (A) the name, address, e-mail address and telephone number of the Transferor and the Transferee, (B) a certification from the Transferee regarding whether the Transferee is an Affiliate of the Transferor, (C) a certification from the Transferee that the Transferee is not a Sanctioned Person, (D) a certification from the Transferee that the Transferee is not a Competitor under clause (a) or clause (c) of the definition of “Competitor” and is not engaged in competition with the Company or any of its subsidiaries, (E) the number and Series of Warrants proposed to be Transferred to, and acquired by, the Transferee, (F) the date on which the Transfer is proposed to be effective, (G) the percentage of the Transferor’s total number of such Series of Warrants to be Transferred, (H) a duly executed assignment, in the form attached to this Warrant Agreement as Exhibit B, together with the physical Warrant Certificates (if any) representing the Warrants proposed to be Transferred, (I) an AI Questionnaire, duly completed and executed by the Transferee, (J) an IRS Form W-9 or appropriate IRS Form W-8, as applicable (or successor forms), duly completed and executed by the Transferee to the extent such Transferee has not already delivered to the Company such a duly completed and executed tax form that is not obsolete, inaccurate or expired, and (K) a request that the Company instruct the Warrant Agent to register the Transfer in the Warrant Register. So long as the other provisions of this Section 2.8 are satisfied and complied with, the Company shall, within five (5) Business Days after a Transfer Notice is delivered to the Company (but in no event earlier than the proposed effective date of Transfer specified in the Transfer Notice), instruct and use commercially reasonable efforts to cause the Warrant Agent to register the Transfer of such Warrants in the Warrant Register unless, (I) prior to the expiration of such five (5) Business Day period, the Company requests information demonstrating that the Transfer complies with this Section 2.8 (including information demonstrating that the Transferee is not a Competitor or a Sanctioned Person) or (II) the Transferor by written notice to the Company withdraws the related Transfer Notice prior to registration of the Transfer. If any such request for information is made, the Company shall instruct and use commercially reasonable efforts to cause the Warrant Agent to register the Transfer in the Warrant Register no later than five (5) Business Days after the Company receives such information (but in no event earlier than the proposed effective date of Transfer specified in the Transfer Notice), unless the Company determines during any such five (5)-Business Day period that the Transfer is not permitted pursuant to the terms of this Section 2.8, in which case the Company shall promptly inform the Transferor of such determination.

(d)    Upon the closing of each Transfer that is permitted by this Warrant Agreement, (i) such Transferee shall be deemed to be a Warrantholder for purposes of this Warrant Agreement, (ii) such Transferee shall be entitled to the rights and subject to the obligations of a Warrantholder under this Warrant Agreement with respect to the Transferred Warrants and (iii) the Company shall instruct and use commercially reasonable efforts to cause the Warrant Agent to register the Transfer in the Warrant Register.

(e)    The Warrant Agent shall not record in the Warrant Register the Transfer of any Warrants except for Transfers that are consummated in accordance with the terms and provisions of this Warrant Agreement. Any purported Transfer of Warrants in violation of such terms and provisions shall be void ab initio and shall not be recognized by the Company or the Warrant Agent.

(f)    If any Warrantholder is an Entity that has no substantial assets other than Warrants or indebtedness of, or securities in, the Company or any of its subsidiaries, then such Warrantholder agrees that no shares of capital stock of, or other equity interests in, such Warrantholder may be sold, transferred or otherwise disposed to any Person other than in accordance with the terms and provisions of this Section 2.8 as if such capital stock or other equity interests were Warrants; provided that a Transfer of capital stock or other equity interests in such Warrantholder to any Affiliate of such Warrantholder (other than to any Affiliate of such Warrantholder that is a portfolio company of such Warrantholder or any of its other Affiliates) shall not be subject to this Section 2.8(f).

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(g)    The Transferor and the Transferee shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket third-party costs and expenses (including legal fees) incurred by the Company in connection with any Transfer or proposed Transfer of such Transferor’s Warrants.

(h)    Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, waive or modify the application of any term or provision of a procedural nature set forth herein to any Transfer so long as such waiver or modification (i) is for administrative convenience purposes to facilitate the consummation of such Transfer, (ii) does not adversely affect the rights of any of the Warrantholders, (iii) does not subject any of the Warrantholders to any additional obligations or liabilities, and (iv) is approved by the Transferor and the ultimate Transferee of such Transfer (which approval may be provided by e-mail to the Company in accordance with Section 6.13). The right of the Company to make any such waiver or modification need not be uniform among Transfers and may be made by it selectively among any Transfers (whether or not such Transfers are similar in nature). Any such waiver or modification shall not require any consents or approvals of the Warrant Agent or the Warrantholders under Section 5.2.

Section 2.9    Restrictive Legend. Each Warrant Certificate and the account of each Warrantholder on the Warrant Register shall be marked with a legend in the following or a substantially comparable form:

THIS WARRANT WAS ORIGINALLY ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145. THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAWS, AND TO THE EXTENT THE HOLDER OF THIS WARRANT IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT AND THE COMMON UNITS ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN (A) THE LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER [●], 2025, AMONG MODIVCARE TOPCO, LLC AND THE OTHER PARTIES THERETO (THE “LLC AGREEMENT”), AND (B) THE WARRANT AGREEMENT, DATED AS OF DECEMBER [●], 2025, BETWEEN MODIVCARE TOPCO, LLC AND GLAS USA LLC (THE “WARRANT AGREEMENT”). THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LLC AGREEMENT AND THE WARRANT AGREEMENT. THE UNDERLYING COMMON UNITS TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT WILL CONTAIN THE LEGENDS SET FORTH IN SECTION 9.1 OF THE LLC AGREEMENT.

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ARTICLE 3
EXERCISE AND SETTLEMENT OF WARRANTS

Section 3.1    Right to Acquire Common Units Upon Exercise. Subject to the provisions of the applicable Warrant Certificate and of this Warrant Agreement, when countersigned by the Warrant Agent, each Warrant Certificate shall entitle the applicable Warrantholder to acquire from the Company, for each Warrant evidenced by such Warrant Certificate, one (1) Common Unit at the applicable Exercise Price, subject to adjustment as provided in this Warrant Agreement. Notwithstanding the foregoing, if Warrants are issued by book-entry registration on the books and records maintained by the Warrant Agent and not represented by physical certificates pursuant to Section 2.1(b), any applicable Warrantholder’s rights with respect to such uncertificated Warrant Certificates shall not be subject to such countersignature by the Warrant Agent. The Exercise Price, and the number of Common Units obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Article 4.

Section 3.2      Exercise of Warrants.

(a)     Subject to and upon compliance with the terms and conditions set forth in this Warrant Agreement, a Warrantholder may exercise all or any whole number portion of the Warrants held by such Warrantholder on any Business Day from and after the date of issuance of such Warrant until the Expiration Time.

(b)      Except in the case of an automatic exercise pursuant to Section 3.2(c), to exercise a Warrant, the Warrantholder thereof must:

(i)    if the Warrants are represented by physical certificates, surrender the Warrant Certificate evidencing such Warrants to the Warrant Agent at the Corporate Agency Office;

(ii)    deliver to the Warrant Agent and the Company a duly completed and executed Exercise Notice as to the Warrantholder’s election to exercise the number of the Warrants specified therein, duly executed by such Warrantholder;

(iii)    pay to the Warrant Agent (x) an amount equal to the Exercise Price for each Common Unit receivable upon exercise of each Warrant to be exercised and (y) those applicable taxes and charges provided for in Section 3.8 (with all other taxes and charges being the responsibility of the Company), in each case of (x) and (y), by wire transfer of immediately available funds to an account specified in writing by the Company in the Exercise Notice or such other account as the Company shall have given notice to the Warrant Agent and such Warrantholder in accordance with Section 6.13; and

(iv)    if such Warrantholder is not already a member under the LLC Agreement, deliver to the Warrant Agent and the Company a duly completed and executed Joinder, pursuant to which such Warrantholder agrees to be bound by the LLC Agreement and acknowledges that all Common Units issued upon such exercise of such Warrants shall be subject to the LLC Agreement, to the Company (with a copy concurrently delivered to the Warrant Agent) prior to or concurrently with delivering an Exercise Notice in accordance with Section 3.2(b)(ii). Without limiting the foregoing, the exercise of any Warrant by any Warrantholder shall be deemed to be such Warrantholder’s agreement to be bound by, and shall cause the Warrantholder thereof to become automatically bound, by the LLC Agreement.

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(c)     Subject to the last paragraph of this Section 3.2(c), immediately prior to the occurrence of a Change of Control Transaction, the closing of a SPAC Transaction or the pricing of any Initial Public Offering (other than a SPAC Transaction), each Warrantholder shall, without further action on the part of any Warrantholder, be deemed to have exercised its Warrants on a “cashless” basis, with such number of Common Units deliverable upon such exercise determined as follows:

where:

X =	the number of Common Units issuable upon exercise pursuant to this Section 3.2(c).

A =

(i) in the case of a Change of Control Transaction, the Fair Market Value of Securities, cash or other assets payable per Common Unit in connection with the Change of Control Transaction and (ii) in the case of (A) an Initial Public Offering under clause (a) of the definition thereof, the per security offering price to the public in the Initial Public Offering, (B) an Initial Public Offering under clause (b) of the definition thereof, the reference price for such Initial Public Offering, and (C) an Initial Public Offering under clause (c) of the definition thereof, the Fair Market Value of the Securities, cash or other assets payable per Common Unit in such SPAC Transaction.

B =	the applicable Exercise Price of such Warrant.

C =	the number of Common Units as to which the applicable Warrants are exercisable (prior to payment of the applicable Exercise Price).

If “A” in the calculation above is less than or equal to the applicable Exercise Price for such Warrant, then each such Warrant shall not be exercised as contemplated by this Section 3.2(c) and shall be automatically cancelled upon consummation of the Change of Control Transaction or Initial Public Offering for no consideration. In such event, neither the Warrantholder nor any other Person shall have any rights under the Warrants or this Warrant Agreement unless any Warrant has been duly exercised prior to the consummation of such Change of Control Transaction or Initial Public Offering. The deemed exercise of any Warrant by any Warrantholder pursuant to this Section 3.2(c) shall be deemed to be such Warrantholder’s agreement to be bound by, and shall cause the Warrantholder thereof to become automatically bound, by the LLC Agreement. Any deemed exercise of any Warrant pursuant to this Section 3.2(c) in connection with the pricing of an Initial Public Offering (other than direct listing or a SPAC Transaction) shall be expressly conditioned on the closing of such Initial Public Offering.

(d)    If fewer than all of the Warrants represented by a Warrant Certificate are exercised (which shall in no event be applicable in the event of an automatic exercise pursuant to Section 3.2(c)), such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants of the same Series which were not exercised shall be executed by the Company. The Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names, subject to the provisions of this Warrant Agreement regarding registration of Transfer and payment of governmental charges in respect of such registration of Transfer, as may be directed in writing by the Warrantholder, and shall deliver the new Warrant Certificate to the Person or Persons in whose name such new Warrant Certificate is so registered. Whenever required by the Warrant Agent, the Company will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

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(e)    The date on which all of the requirements for exercise set forth in this Section 3.2 in respect of a Warrant have been satisfied is the “Exercise Date” with respect to such Warrant.

(f)    Subject to Section 3.2(h), any exercise of a Warrant pursuant to the terms of this Warrant Agreement shall be irrevocable and enforceable in accordance with its terms.

(g)    All funds received by the Warrant Agent under this Warrant Agreement that are to be distributed or applied by the Warrant Agent in the performance of services in accordance with this Warrant Agreement (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company (the “Funds Account”). Until paid pursuant to the terms of this Warrant Agreement, the Warrant Agent will hold the Funds through the Funds Account in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating), each as reported by Bloomberg Finance L.P. The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall forward funds deposited in the Funds Account in a given week by the fifth Business Day of the following week by wire transfer to an account designated by the Company.

(h)    Prior to the delivery of any Common Units upon exercise of a Warrant, the Company shall be obligated to comply with all applicable Laws which require action to be taken by the Company in connection with such delivery. Upon the reasonable advance request of an Exercising Owner (other than in the case of an automatic exercise of a Warrant pursuant to Section 3.2(c)), at the sole cost and expense of such Exercising Owner, the Company shall reasonably assist and reasonably cooperate with such Exercising Owner that is required to make any governmental filings or obtain any governmental approvals prior to or in connection with receipt of Common Units upon any exercise of a Warrant. Notwithstanding the foregoing, in no event shall any filing or approval extend the Expiration Time. The Company shall provide the Warrant Agent, upon the Warrant Agent’s reasonable request, with evidence of compliance with this Section 3.2(h), which the Warrant Agent shall be entitled to rely upon.

(i)    Notwithstanding the foregoing, if the Common Units are to be issued in a name other than the record holder of the applicable Warrant, such record holder shall be deemed to have requested a Transfer of such Warrant prior to such exercise, which Transfer must comply with the provisions of this Warrant Agreement and the LLC Agreement.

Section 3.3      Delivery of Common Units.

(a)      In connection with the exercise of Warrants, the Warrant Agent shall:

(i)    examine all Exercise Notices and all other documents delivered to it to ascertain whether, on their face, such Exercise Notices and any such other documents have been executed and completed in accordance with their terms;

(ii)    where an Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, endeavor to inform the appropriate parties (including the Person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

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(iii)   inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(iv)    advise the Company with respect to an exercise, no later than three (3) Business Day following the satisfaction of each of the applicable procedures for exercise set forth in Section 3.2(b) of: (x) the receipt of such Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement; (y) the number of Common Units to be delivered by the Company; and (z) such other information as the Company shall reasonably require;

(v)    promptly deposit in the Funds Account all Funds received in payment of the applicable Exercise Price in connection with any exercise of Warrants;

(vi)    provide to the Company, upon the Company’s request, the number of Warrants previously exercised, the number of Common Units issued in connection with such exercises and the number of remaining outstanding Warrants; and

(vii)    provide to the Company, upon the Company’s request, any Exercise Notices delivered pursuant to Section 3.2(b) and any documents delivered pursuant to Section 3.2(b) or Section 3.3(b).

(b)    With respect to each properly exercised Warrant in accordance with this Warrant Agreement (other than in the case of an automatic exercise of a Warrant pursuant to Section 3.2(c)), within ten (10) Business Days after the applicable Exercise Date, the Company shall issue, in book-entry form, the Common Units due in connection with such exercise for the benefit and in the name of the Person designated by the Warrantholder submitting the applicable Exercise Notice. The Person on whose behalf and in whose name any Common Units are so registered shall for all purposes be deemed to have become the holder of record of such Common Units as of the Close of Business on the applicable Exercise Date. The Company covenants that all Common Units which may be issued upon exercise of Warrants will be, upon payment of the Exercise Price and issuance of such Common Units, fully paid and nonassessable, free of preemptive rights and (except as specified in Section 3.8 or in the LLC Agreement) free from all taxes, liens, charges and security interests (other than those created by the applicable Warrantholder or Person on whose behalf or in whose name such Common Units are issued) with respect to the issuance of such Warrants. Notwithstanding any provision in this Warrant Agreement to the contrary, the Company shall not be required to register Warrant Units in the name of any person who acquired any Warrant or any Warrant Units otherwise than in accordance with the terms of this Warrant Agreement, the Warrant and the LLC Agreement.

(c)     Promptly after the Warrant Agent has taken the action required by this Section 3.3 (or at such later time as may be mutually agreeable to the Company and the Warrant Agent), the Warrant Agent shall account to the Company with respect to the consummation of any exercise of any Warrants.

Section 3.4      No Fractional Common Units to Be Issued.

(a)    Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to issue any fraction of a Common Unit upon exercise of any Warrants.

(b)    If any fraction of a Common Unit would be issuable on the exercise of any Warrants if not for the provisions of this Section 3.4, the Company shall round down the number of Common Units to be issued to the nearest whole number of units. All Warrants exercised by a Warrantholder on the same Exercise Date shall be aggregated for purposes of determining the number of Common Units to be delivered pursuant to Section 3.3(b).

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(c)    By its acceptance of an interest in a Warrant, each Warrantholder expressly waives its right to any fraction of a Common Unit upon its exercise of such Warrant.

Section 3.5     Acquisition of Warrants by Company. The Company shall have the right, except as limited by Law, to purchase or otherwise to acquire one or more Warrants at such times, in such manner and for such consideration as agreed by the Company and the applicable Warrantholder. A Transfer of Warrants to the Company shall not be subject to the requirements of Section 2.8.

Section 3.6    Validity of Exercise. All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be determined by the Company in good faith and in accordance with the terms of this Warrant Agreement and the Warrants, which determination, absent manifest error, shall be final and binding. The Company reserves the right to reject any and all Exercise Notices not in proper form and duly executed by the Person in whose name the Warrants are to be issued pursuant to which Warrants are to be issued in the name of a Person other than the record holder of the applicable Warrant, unless such deemed Transfer complies with the terms of this Warrant Agreement and the LLC Agreement. The Company shall give prompt notice to the Warrant Agent and the applicable Warrantholders of any such determination. The Warrant Agent shall incur no liability for or in respect of (and except to the extent such liability arises from the Warrant Agent’s gross negligence, willful misconduct, bad faith or material breach of this Warrant Agreement, as determined by a court of competent jurisdiction in a final non-appealable judgment) and shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of, a determination made by the Company pursuant to this Section 3.6. The Warrant Agent shall not be under any duty or responsibility to any Warrantholder to make or cause to be made any adjustment in the Exercise Price or in the number of Warrants Shares any Warrant is exercisable for (except as instructed in writing by the Company), or to determine whether any facts exist that may require any such adjustments, or with respect to the nature or extent of or method employed in making any such adjustments when made. The Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Notices with regard to any particular exercise of Warrants.

Section 3.7      Certain Calculations.

(a)     Other than with respect to certain calculations relating to automatic exercises of Warrants pursuant to Section 3.2(c) (as described in the penultimate sentence of this Section 3.7(a)), the Warrant Agent shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants as described in this Article 3. In connection with any such calculations, the Warrant Agent shall provide prompt written notice to the Company, in accordance with Section 3.3(a)(iv), of the number of Common Units deliverable upon exercise and settlement of Warrants. The Company shall be responsible for the calculation of “A” described in Section 3.2(c) in connection with any automatic exercise of a Warrant pursuant to Section 3.2(c) and shall provide written notification to the Warrant Agent of the number of Common Units to be issued in settlement of any such automatic exercise. The Warrant Agent shall not be responsible for performing the calculations set forth in Article 4.

(b)    The Warrant Agent shall not be accountable with respect to the validity or value of any Common Units that may at any time be issued or delivered upon the exercise of any Warrant, and it makes no representation with respect to the validity or value of any Common Units. The Warrant Agent shall not be responsible, to the extent not arising from the Warrant Agent’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment), for any failure of the Company to issue, transfer or deliver any Common Units, or to comply materially with any of the covenants of the Company contained in this Article 3 of this Warrant Agreement.

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Section 3.8     Charges, Taxes and Expenses. Issuance of Warrant Units shall be made without charge for any documentary, stamp or similar issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Units, all of which taxes and expenses shall be paid by the Company (excluding, to avoid doubt, any income, withholding or similar taxes). Notwithstanding the foregoing, neither the Company nor the Warrant Agent shall be required (a) to pay any tax that may be payable in respect of a Transfer event, including the issuance and delivery of Warrant Units in a name other than the name of the Warrantholder in which the Warrants are registered, or (b) to effect a Transfer, including by issuing or delivering Warrant Units, in the name other than that in which the Warrants were registered unless and until the Persons requesting the issuance or delivery of such Warrant Units or other similar Transfer shall have paid to the Company the amount of such tax or shall have reasonably demonstrated that such tax has been paid.

Section 3.9    Cancellation of Warrant Certificates. Any Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent. All Warrant Certificates surrendered or delivered to or received by the Warrant Agent for cancellation pursuant to this Section 3.9 shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy any such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct.

Section 3.10   Withholding and Reporting Requirements. The Company shall be permitted to comply with all applicable tax withholding and reporting requirements imposed by any Governmental Authority with respect to the Warrants and this Warrant Agreement, and all distributions, dividends or other payments requiring withholding under applicable Law, including, as applicable, deemed distributions or dividends pursuant to the Warrants and any payment of cash in lieu of Common Units payable in connection with the exercise of a Warrant, shall be subject to applicable withholding and reporting requirements. Notwithstanding any provision hereof to the contrary, each of the Company and the Warrant Agent shall be authorized to, at their discretion, (a) take any actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements, (b) apply any cash amount otherwise deliverable to a Warrantholder (whether pursuant to this Warrant Agreement or otherwise) to pay (or, in the case of the Company, reimburse the Company for) withholding taxes attributable to such Warrantholder, (c) liquidate a portion of any non-cash amount (including Common Units) otherwise deliverable to a Warrantholder (whether pursuant to this Warrant Agreement or otherwise) to generate sufficient funds to pay (or, in the case of the Company, reimburse the Company for) withholding taxes attributable to such Warrantholder, (d) require reimbursement from any Warrantholder to the extent any withholding is required in respect of such Warrantholder in the absence of any cash or property described in clauses (b) or (c), or (e) establish any other mechanisms it believes are reasonably necessary and appropriate, including requiring Warrantholders to (x) submit appropriate tax and withholding certifications (such as Internal Revenue Service Forms W-9 or the appropriate Internal Revenue Service Forms W-8, as applicable) or any other documentation reasonably requested to comply with any withholding under applicable law or (y) promptly pay to the Company in cash any withholding tax amount which is or was required to be paid under applicable law with respect to such Warrantholder as a condition of receiving the benefit of any adjustment as provided in this Warrant Agreement. Any amounts that are so withheld and paid to the appropriate Governmental Authority shall be treated as having been paid to the Person in respect of which such withholding was made.

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ARTICLE 4
ADJUSTMENTS

Section 4.1    Adjustments and Other Rights. The Exercise Price of each Series of Warrants and the number of Common Units into which each Warrant is to be convertible pursuant to Article 3 of this Warrant Agreement of each Warrant shall be subject to adjustment from time to time in accordance with this Article 4. Notwithstanding the foregoing, (i) no single event shall be subject to adjustment under more than one subsection of this Article 4 so as to result in duplication and (ii) if any single event would otherwise require adjustment of the Exercise Price of such Series of Warrants or the number of Common Units into which each Warrant is to be convertible pursuant to more than one such subsection, such adjustment as the Company determines to make in good faith shall be made.

Section 4.2      Common Units Issued at Less Than the Fair Market Value.

(a)    If the Company issues or sells, or is deemed to have issued and sold pursuant to Section 4.2(b)(iii), any Common Units (other than pursuant to an Exempt Offering) for no consideration or for consideration per Common Unit equal to less than 95% of the Fair Market Value of such Common Units at the time of such issuance or sale (a “Below FMV Issuance”), then the Exercise Price of each Series of Warrants in effect immediately prior to each such issuance or sale will be immediately reduced to the price determined by multiplying such Exercise Price by a fraction (A) the numerator of which shall be the sum of (1) the product obtained by multiplying the number of Fully Diluted Outstanding Shares immediately prior to such issuance or sale by the Fair Market Value of the Common Units immediately prior to such issuance or sale, plus (2) the aggregate consideration, if any, received by the Company for the total number of such additional Common Units or Convertible Securities so issued or sold, and (B) the denominator of which shall be the product obtained by multiplying (1) the number of Fully Diluted Outstanding Shares immediately after such issuance or sale by (2) the Fair Market Value of the Common Units immediately prior to such issuance or sale.

(b)     For the purposes of any adjustment of the Exercise Price of any Series of Warrants pursuant to this Section 4.2, the following provisions shall be applicable:

(i)     In the case of the issuance or sale of Common Units or Convertible Securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such Securities before deducting from such amount any discounts or commissions allowed, paid or incurred by the Company in connection with such issuance and sale.

(ii)     In the case of the issuance or sale of Common Units or Convertible Securities (other than upon the conversion of other Securities of the Company) for consideration in whole or in part other than cash, including Securities acquired in exchange for such Common Units or Convertible Securities (other than Securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting from such consideration any discounts or commissions allowed, paid or incurred by the Company in connection with such issuance and sale.

(iii)      In the case of the issuance of Convertible Securities (whether or not at the time so convertible or exchangeable):

(A)    The aggregate maximum number of Common Units deliverable upon exercise of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities are issued and for consideration equal to the aggregate consideration (determined in the manner provided in this Section 4.2), if any, received by the Company upon the issuance or sale of such Convertible Securities plus the minimum purchase price provided in such Convertible Securities for the Common Units covered by such Convertible Securities;

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(B)    The aggregate maximum number of Common Units deliverable upon conversion of or in exchange for any such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for consideration equal to the consideration (determined as provided in this Section 4.2), if any, received by the Company upon the issuance or sale of such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in this Section 4.2), if any, to be received by the Company upon the conversion or exchange of such Convertible Securities;

(C)    If the Exercise Price shall have been adjusted upon the issuance or sale of any Convertible Securities, no further adjustment of the Exercise Price shall be made for the actual issuance of Common Units upon the exercise, conversion or exchange such Convertible Securities; and

(D)     Upon the expiration or termination of any unexercised, unconverted or unexchanged Convertible Securities that resulted in an adjustment to the Exercise Price pursuant to the terms of this Section 4.2, the Exercise Price then in effect shall be readjusted to such Exercise Price that would then be in effect if such Convertible Securities had never been issued.

Section 4.3     Dividends, Distributions, Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Units in Common Units, (ii) split, subdivide, recapitalize, restructure or reclassify the outstanding Common Units into a greater number of Common Units or effect a similar transaction or (iii) combine, recapitalize, restructure or reclassify the outstanding Common Units into a smaller number of Common Units or effect a similar transaction, in each case other than upon a Transaction to which Section 4.13 applies, the number of Common Units issuable upon exercise of a Warrant and the Exercise Price of each Series will be adjusted as follows:

where:

NA =	the number of Common Units issuable upon exercise of a Warrant of such Series immediately after adjustment pursuant to this Section 4.3.

NB =	the number of Common Units issuable upon exercise of a Warrant of such Series immediately before adjustment pursuant to this Section 4.3.

EA =	the Exercise Price of such Series of Warrants immediately after adjustment pursuant to this Section 4.3.

EB =	the Exercise Price of such Series of Warrants immediately before adjustment pursuant to this Section 4.3.

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OA =	the number of Common Units outstanding immediately after the transaction of event resulting in an adjustment pursuant to this Section 4.3.

OB =	the number of Common Units outstanding immediately before the transaction of event resulting in an adjustment pursuant to this Section 4.3.

Such adjustments shall become effective (x) in the case of clause (i) above, at the Close of Business on the Record Date for such dividend or distribution or (y) in the case of clause (ii) or clause (iii) above, at 9:00 a.m., New York City time, on the effective date of such event. In the event that a dividend or distribution described in clause (i) above is not so paid or made, the Exercise Price and the number of Common Units issuable upon exercise of a Warrant of each Series shall be readjusted, effective as of the date when the Board determines not to make such dividend or distribution, as the case may be, to be the Exercise Price and the number of Common Units issuable upon exercise of a Warrant of such Series that would be in effect if such dividend or distribution had not been declared.

Section 4.4    Other Distributions If the Company shall make a distribution to all or substantially all of the holders of its Common Units of Securities, evidences of indebtedness, assets, property, cash, rights, options or warrants (other than dividends, distributions or issuances for which an adjustment is made pursuant to Section 4.3 applies), the number of Common Units issuable upon exercise of a Warrant and the Exercise Price of each Series will be adjusted as follows:

where:

NA =	the number of Common Units issuable upon exercise of a Warrant of such Series immediately after adjustment pursuant to this Section 4.4.

NB =	the number of Common Units issuable upon exercise of a Warrant of such Series immediately before adjustment pursuant to this Section 4.4.

EA =	the Exercise Price of such Series of Warrants immediately after adjustment pursuant to this Section 4.4.

EB =	the Exercise Price of such Series of Warrants immediately before adjustment pursuant to this Section 4.4.

M =	the Fair Market Value of one (1) Common Unit immediately preceding the Record Date for such dividend or distribution.

D =	the Fair Market Value of such dividend or distribution made per Common Unit as of the Record Date for such dividend or distribution.

Such adjustments shall become effective at the Close of Business on the Record Date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Exercise Price and the number of Common Units issuable upon exercise of a Warrant of each Series shall be readjusted, effective as of the date when the Board determines not to make such dividend or distribution, as the case may be, to be the Exercise Price and the number of Common Units issuable upon exercise of a Warrant of each Series that would be in effect if such dividend or distribution had not been declared.

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Section 4.5      Reserved.

Section 4.6   Dissolution, Total Liquidation or Winding Up. If at any time there is a voluntary or involuntary dissolution, total liquidation or winding-up of the Company, then the Company shall provide (or otherwise make available or cause to be made available) to each Warrantholder written notice of the date on which such dissolution, liquidation or winding-up shall take place (and, in any event, not less than fifteen (15) Business Days before any date set for definitive action). Such notice shall also specify the date as of which the record holders of Common Units shall be entitled to exchange their Common Units for Securities, money or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be. On such date, each Warrantholder shall be entitled to receive, upon surrender of its Warrant for each Common Unit then receivable upon exercise of such Warrant, the cash, Securities or other property, less an amount of cash, Securities or other Property having an aggregate Fair Market Value equal to the Exercise Price for such Warrant then in effect, that such Warrantholder would have been entitled to receive in respect of such Common Unit had such Warrant been exercised immediately prior to such dissolution, liquidation or winding-up. Upon receipt of such cash, Securities or other property, any and all rights of such Warrantholder to exercise such Warrant shall terminate in their entirety. If the cash, Securities or other property distributable in respect of such Common Unit in the dissolution, liquidation or winding-up has a Fair Market Value which is less than the Exercise Price for such Warrant then in effect, no such cash, Securities or other property shall be delivered to such Warrantholder in respect of such Warrants and such Warrant shall terminate and be of no further force or effect upon the dissolution, liquidation or winding-up.

Section 4.7    Rounding of Calculations; Minimum Adjustments. All calculations under this Article 4 shall be made to the nearest one-tenth (1/10th) of a cent or rounded down to the nearest whole share, as the case may be. Any provision of this Article 4 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Common Units issuable upon the exercise of a Warrant shall be made if the amount of such adjustment would be less than $0.01 or one Common Unit, respectively, but any such amount shall be carried forward and an adjustment with respect to such amount shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one Common Unit, respectively, or more, subject in all cases to Section 3.4.

Section 4.8    Timing of Issuance of Additional Common Units Upon Certain Adjustments. In any case in which the provisions of this Article 4 shall require that an adjustment shall become effective immediately after a Record Date for an event or an agreement to issue or sell Common Units or Convertible Securities, the Company may defer until the occurrence of such event, issuance or sale issuing to each holder of a Warrant exercised after such Record Date or date of such agreement and before the occurrence of such event, issuance or sale the additional Common Units issuable upon such exercise by reason of the adjustment required by such Record Date or agreement over and above the Common Units issuable upon such exercise before giving effect to such adjustment.

Section 4.9    Statement Regarding Adjustments. Whenever the Exercise Price or the number of Common Units issuable upon exercise of a Warrant shall be adjusted as provided in this Article 4, the Company shall file, at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Common Units issuable upon exercise of a Warrant after such adjustment. The Company shall also cause a copy of such statement to be delivered to each Warrantholder at the address appearing in the Company’s records.

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Section 4.10    Notice of Adjustment Event. In the event that (i) the Company shall propose to take any action of the type described in this Article 4 or (ii) the Company fixes any Record Date for any such event, the Company shall give notice to each Warrantholder, in the manner set forth in Section 4.9, which notice shall specify the Record Date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto (including the material terms with respect to any contemplated transaction) and indicate the effect on the applicable Exercise Price and the number, kind or class of units or other Securities or property which shall be deliverable upon exercise or exchange of a Warrant, if any. Such notice shall be given at least fifteen (15) Business Days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action. Subject to the restrictions contained herein, nothing shall prohibit the Warrantholders from exercising their Warrants following the date of such notice. Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to deliver any notice pursuant to this Section 4.10 at any time that such notice would contain material non-public information relating to the Company or the Common Units.

Section 4.11    Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article 4, the Company shall take any action which may be necessary, including obtaining regulatory, stock exchange (if applicable) or member approvals or exemptions under the Securities Act, in order that the Company may subsequently validly and legally issue, as fully paid and nonassessable, all Common Units that each Warrantholder is entitled to receive upon exercise of a Warrant.

Section 4.12   Adjustment Rules. Any adjustments pursuant to this Article 4 shall be made successively whenever an event referred to this Article 4 shall occur. If an adjustment in the Exercise Price made under this Article 4 would reduce the Exercise Price to an amount below the par value (if any) of the Common Units, then such adjustment in the Exercise Price made under this Article 4 shall reduce the Exercise Price to the par value (if any) of the Common Units and then, so long as the Company shall have taken any company action which would, in the opinion of its counsel, be necessary in order that the Company may validly issue Common Units at the Exercise Price as so adjusted in accordance with its obligations under Section 3.7, to such lower par value (if any) as may then be established.

Section 4.13    Changes in Capitalization. In case at any time or from time to time while the Warrants remain outstanding and unexpired in whole or in part, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

(i)    a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person other than a controlled Affiliate of the Company, in each case, other than a Change of Control Transaction or an Initial Public Offering (a “Non-Surviving Transaction”), or

(ii)    any reclassification of the Common Units into Securities or other property (other than solely into Common Units of the Company (in which event Section 4.3 shall apply)), or any merger of another Person into the Company in which the previously outstanding Common Units shall be cancelled, reclassified or converted or changed into or exchanged for Securities of the Company or other property (including cash) or any combination of the foregoing (other than solely into or for Common Units of the Company (in which event Section 4.3 shall apply)), in each case, other than a Change of Control Transaction or an Initial Public Offering (a “Surviving Transaction” and, together with any Non-Surviving Transaction, a “Transaction”), then, as a condition to the consummation of such Transaction, the Company shall (or, in the case of any Transaction that constitutes a Non-Surviving Transaction, the Company shall cause such other Person to) execute and deliver to the Warrant Agent a written instrument providing that:

(x)     so long as any Warrant remains outstanding, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Warrant Agreement, each Warrant, upon the exercise of such Warrant at any time after the consummation of such Transaction, shall be exercisable:

(I)    into, in lieu of the Common Units issuable upon such exercise prior to such consummation, only the Securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of Common Units into which such Warrant was exercisable immediately prior to such Transaction, after giving effect to any applicable adjustment for events subsequent to the effective date of such Transaction as nearly equivalent as may be practicable to the adjustments provided for in this Article 4; and

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(II)    at an Exercise Price for such Substituted Property equal to the aggregate Exercise Price payable by such holder for all such Common Units into which such Warrant was exercisable immediately prior to such Transaction; and

(y)      the rights and obligations of the Company (or, in the event of a Transaction that constitutes a Non-Surviving Transaction, such other Person) and the Warrantholders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Warrantholders in respect of Common Units as set forth in this Warrant Agreement.

Such written instrument shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4. The above provisions of this Section 4.13 shall similarly apply to successive Transactions.

Section 4.14    Optional Tax Adjustment. The Company may at its option, at any time prior to the Expiration Time, increase the number of Common Units into which each Warrant is exercisable, or decrease the Exercise Price for such Warrant, in addition to those changes otherwise required by this Article 4, as deemed advisable by the Board, in order that any event treated for U.S. federal and applicable state and local income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients or that such tax shall be diminished.

ARTICLE 5
OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS

Section 5.1      No Rights as Members.

(a)      Nothing contained in this Warrant Agreement shall be construed as conferring upon any Person the right to vote, receive any dividend or other distribution, receive notice of, or attend, any meeting of members or otherwise exercise any rights whatsoever as a member or other equity holder of the Company to the extent such vote, dividend, giving of notice, meeting or other exercise of rights (or, if applicable, the relevant Record Date therefor) precedes the Close of Business on the Exercise Date with respect to the exercise of such Warrant. No Warrantholder shall have any right not expressly conferred under this Warrant Agreement or under, or by applicable law with respect to, the Warrant held by such holder.

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(b)   Notwithstanding anything to the contrary in this Warrant Agreement, by accepting and holding Warrants, each Warrantholder acknowledges and agrees as follows: (i) in its capacity as a Warrantholder, the relationship of such Warrantholder to the Company is strictly contractual in nature and is not the relationship of a member, other form of equity holder or any similarly situated person to the Company; (ii) no fiduciary or similar duties of any kind or description are owed to any Warrantholder in its capacity as a Warrantholder; (iii) in furtherance of the foregoing (and not in limitation of the foregoing), no manager or officer of the Company shall owe any duty of any kind (including any fiduciary duty) to any Warrantholder, in its capacity as a Warrantholder, including in connection with any act or failure to act, whether under this Warrant Agreement, the Warrant or otherwise; and (iv) such Warrantholder shall not, and shall cause its Affiliates not to, bring, make, institute or seek to bring, make, or institute, in the name of or on behalf of the Company, such Warrantholder or any other Person, any claim or proceeding arising out of, or relating to, this Warrant Agreement or any Warrants against any manager or officer of the Company directly or indirectly in connection with an alleged breach of such manager’s or officer’s duties, including fiduciary duties.

Section 5.2      Modification/Amendment.

(a)    This Warrant Agreement may be modified or amended only upon the written consent of the Warrantholders holding a majority of each then-outstanding Series of Warrants to be modified or amended and the Company; provided, that any modification or amendment that (i) has the effect of increasing the Exercise Price of any Warrant or amending clause (i) of the definition of “Expiration Time” to an earlier time or (ii) materially and adversely affects the rights or interests of any Warrantholder with respect to any Series of Warrants disproportionately relative to any other Warrantholder of such Series of Warrants shall require the written consent of each affected Warrantholder. For all purposes under this Warrant Agreement, a Warrant ceases to be outstanding if such Warrant is exercised or if the Company holds or is the beneficial owner of such Warrant.

(b)    Notwithstanding the foregoing or anything to the contrary in this Warrant Agreement, the Company and the Warrant Agent may from time to time supplement or amend this Warrant Agreement: (i) without the approval of any Warrantholders in order to cure any ambiguity, manifest error or other mistake in this Warrant Agreement, or to correct or supplement any provision contained in this Warrant Agreement that may be defective or inconsistent with any other provision in this Warrant Agreement or (ii) to make any other provision in regard to matters or questions arising under this Warrant Agreement that the Company and the Warrant Agent may deem necessary or desirable and that, in each case, shall not adversely affect, alter or change the interests of any Warrantholder in any material respect.

(c)     Upon execution and delivery of any amendment pursuant to this Section 5.2, such amendment shall be considered a part of this Warrant Agreement for all purposes and every Warrantholder holding a Warrant Certificate shall be bound by such amendment. Any consent delivered by electronic means shall be deemed to constitute written consent.

Section 5.3     Rights of Action. All rights of action against the Company in respect of this Warrant Agreement are vested in the Warrantholders, and any Warrantholder, without the consent of the Warrant Agent or any other Warrantholder, may, on such Warrantholder’s own behalf and for such Warrantholder’s own benefit, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Warrantholder’s rights under this Warrant Agreement or right to exercise such Warrantholder’s Warrants in the manner provided in this Warrant Agreement.

Section 5.4    Issuance Obligation Remedies. Nothing in this Warrant Agreement shall limit the right of any Warrantholder to pursue any other remedies available to it under this Warrant Agreement, at law or in equity, including a decree of specific performance or injunctive relief with respect to the Company’s violation of its obligations under this Warrant Agreement or any failure by the Company to timely issue Common Units upon exercise of such Warrant as required pursuant to the terms of this Warrant Agreement.

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Section 5.5     Tax Forms. Each Holder of a Warrant shall deliver to the Warrant Agent a properly completed and duly executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable.

ARTICLE 6
CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 6.1      Change of Warrant Agent.

(a)    The Warrant Agent, or any successor to it appointed after the date of this Warrant Agreement, may resign its duties and be discharged from all further duties and liabilities under this Warrant Agreement (except for liability arising as a result of the Warrant Agent’s own gross negligence, willful misconduct bad faith or material breach of this Warrant Agreement (as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction)) after giving sixty (60) days’ notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. Following any required notice period, pending appointment of a successor to the Warrant Agent, the duties of the Warrant Agent shall be carried out by the Company. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated warrant agent or by the Warrantholders representing a majority of each Series of Warrants at the time outstanding, then the Warrantholders representing a majority of each Series of Warrants at the time outstanding may appoint a successor warrant agent.

(b)   The Warrant Agent may be removed by the Company at any time upon thirty (30) days’ written notice to the Warrant Agent. Notwithstanding the foregoing, the Company shall not remove the Warrant Agent until a successor warrant agent meeting the qualifications of this Warrant Agreement shall have been appointed. Pending appointment of a successor to the Warrant Agent, the duties of the Warrant Agent shall be carried out by the Company.

(c)     Any successor warrant agent appointed by the Company shall be a corporation or banking association organized, in good standing and doing business under the Laws of the United States of America or any state or the District of Columbia, and authorized under such Laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such successor warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment to the extent such reports are published at least annually pursuant to Law or to the requirements of a federal or state supervising or examining authority.

(d)     After acceptance in writing of such appointment by the successor warrant agent, such successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent under this Warrant Agreement, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers and rights of such predecessor warrant agent under this Warrant Agreement; and upon request of any successor warrant agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor warrant agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor warrant agent of the duties and responsibilities under this Warrant Agreement, the predecessor warrant agent shall deliver and transfer, at the expense of the Company, to the successor warrant agent any property at the time held by it under this Warrant Agreement. As soon as practicable after such appointment, the Company shall give notice of such appointment to the predecessor warrant agent. Failure to give such notice, or any defect in such notice, shall not affect the validity of the appointment of the successor warrant agent.

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(e)     Any entity into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust or agency business of the Warrant Agent, shall be the successor warrant agent under this Warrant Agreement without the execution or filing of any paper or any further act on the part of any of the parties of this Warrant Agreement, but only if such entity would be eligible for appointment as a successor warrant agent under Section 6.1(c).

(f)    The provisions of this Article 6 with regard to the Warrant Agent shall survive the termination and the resignation or removal of the Warrant Agent.

Section 6.2    Compensation; Further Assurances. The Company agrees that it will (a) pay the Warrant Agent reasonable compensation for its services as Warrant Agent in an amount separately agreed to between the Company and the Warrant Agent, (b) except as otherwise expressly provided, pay or reimburse the Warrant Agent upon written demand for all reasonable and documented expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Warrant Agreement (including the reasonable and documented compensation, expenses and disbursements of its counsel incurred in connection with the execution and administration of this Warrant Agreement), except any such expense, disbursement or advance as may arise from its or any of their gross negligence, willful misconduct or bad faith (as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction), and (c) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement. The Warrant Agent agrees to provide the Company with prior written notice of the retention of counsel whose compensation, expenses and disbursements are to be paid or reimbursed by the Company under this Section 6.2.

Section 6.3      Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

Section 6.4    Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action under this Warrant Agreement, such matter (unless other evidence in respect of such actions be specifically prescribed in this Warrant Agreement) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by a certificate executed by a duly authorized officer of the Company delivered to the Warrant Agent, and such certificate shall, in the absence of bad faith on the part of the Warrant Agent, be relied upon by the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Warrant Agreement. Notwithstanding the foregoing, in lieu of such certificates, in its discretion the Warrant Agent may accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

Section 6.5      Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement (except its countersignature of this Warrant Agreement) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

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Section 6.6      Validity of Agreement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering or omitting any action under this Warrant Agreement, the Warrant Agent may apply to any duly authorized officer of the Company for instruction, and the Company shall provide the Warrant Agent with such instructions concerning the services to be provided under this Warrant Agreement, and such instructions shall be full authorization and protection to the Warrant Agent and, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, or is for any reason unsure as to what action to take hereunder, the Warrant Agent shall notify the Company in writing as soon as practicable, and upon delivery of such notice may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Warrantholder or other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent. The Warrant Agent shall not be held to have notice of any change of authority of any Person, until receipt of such notice from the Company. The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement, nor shall it by any act under this Warrant Agreement be deemed to make any representation or warranty as to the authorization or reservation of any Common Units to be issued pursuant to this Warrant Agreement or any Warrants or as to whether any Common Units will, when issued, be validly issued, fully paid and nonassessable. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by Warrant Agent in reliance in good faith upon any Company instructions except to the extent that the Warrant Agent had actual knowledge of facts and circumstances that would render such reliance unreasonable.

Section 6.7    Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers vested in it or perform any duty under this Warrant Agreement either itself or by or through its attorneys or agents provided that the Warrant Agent shall remain responsible for the activities or omissions of any such agent or attorney and reasonable care has been exercised in the selection and in the continued employment of such attorney or agent.

Section 6.8     Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrantholder for any action taken or not taken (a) in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent and presented by the proper party or parties or (b) in relation to its services under this Warrant Agreement, unless such liability arises out of or is attributable to the Warrant Agent’s gross negligence, material breach of this Warrant Agreement, willful misconduct or bad faith (as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, damages, fines, penalties, claims, demands, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement or otherwise arising in connection with this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence, material breach of this Warrant Agreement, willful misconduct or bad faith (as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). The Warrant Agent shall be liable under this Warrant Agreement only for its gross negligence, material breach of this Warrant Agreement, fraud, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment), for which the Warrant Agent is not entitled to indemnification under this Warrant Agreement. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought. The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Warrants. The Warrant Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Warrant Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties).

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Section 6.9      Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any Warrantholder shall furnish the Warrant Agent with reasonable indemnity (as determined by the Warrant Agent) for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take (or not take) such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. The Warrant Agent shall promptly notify the Company and each Warrantholder in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Warrant Agreement.

Section 6.10     Actions as Agent.

(a)    The Warrant Agent shall act under this Warrant Agreement solely as agent and not in a ministerial or fiduciary capacity, and its duties shall be determined solely by the provisions of this Warrant Agreement. The duties and obligations of the Warrant Agent shall be determined solely by the express provisions of the Warrant Agreement or of the Warrant Certificates, and the Warrant Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Warrant Agreement or in the Warrant Certificates. No implied covenants or obligations shall be read into the Warrant Agreement against the Warrant Agent. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Warrant Agreement except for its own gross negligence, willful misconduct or bad faith (as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). Notwithstanding anything in this Warrant Agreement to the contrary, in no event will the Warrant Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Warrant Agent has been advised of the possibility of such loss or damage. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, accountants, agents or other experts, and the Warrant Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or the Warrantholders resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction).

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(b)    The Warrant Agent shall not, by countersigning Warrant Certificates or by any other act under this Warrant Agreement, be deemed to make any representations as to validity or authorization of the Warrants or the Warrant Certificates or any Warrant or as to whether the Warrant Shares will when issued be validly issued, fully paid and non-assessable (except as to its countersignature on such Warrant Certificates) or as to the Exercise Price, the number of Warrant Shares a Warrant is exercisable for, or any adjustment thereof (except as instructed in writing by the Company). The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Common Units or stock certificates or other securities or property upon the exercise of any Warrant or upon any adjustment pursuant to Article 4 or to comply with any of the covenants of the Company contained in Article 4.

(c)    The Warrant Agent shall not (i) be liable for any recital or statement of fact contained in this Warrant Agreement or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Warrant Agreement or in the Warrant Certificates, (iii) be liable for any act or omission in connection with this Warrant Agreement except for its own gross negligence, bad faith or willful misconduct (as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction) or (iv) be subject to, nor be required to comply with, or determine if any Person has complied with, the Warrants or any other agreement between or among the parties hereto, even though reference thereto may be made in this Warrant Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Warrant Agreement.

(d)     The Warrant Agent is authorized to accept and protected in accepting instructions with respect to the performance of its duties under this Warrant Agreement by Company Order and to apply to any such officer named in such Company Order for instructions (which instructions will be promptly given in writing when requested), and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions in any Company Order.

Section 6.11    Appointment and Acceptance of Agency. The Company appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions set forth in this Warrant Agreement and in the Warrant Certificate or as the Company and the Warrant Agent may later agree. By their acceptance of a Warrant Certificate evidencing Warrants, the Warrantholders agree to be bound by such terms and conditions.

Section 6.12    Successors and Assigns. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns under this Warrant Agreement. The Warrant Agent may assign this Warrant Agreement or any rights and obligations under this Warrant Agreement, in whole or in part, to an Affiliate of such Warrant Agent with the prior consent of the Company. Notwithstanding the foregoing, the Warrant Agent may make such an assignment without consent of the Company to any successor to the Warrant Agent by consolidation, merger or transfer of its assets, in each case, subject to the terms and conditions of this Warrant Agreement.

Section 6.13     Notices. Any notice or demand authorized by this Warrant Agreement to be given or made to the Company shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) or electronic mail (so long as the relevant computer record includes a successful transmission or no failure message is generated), as follows:

ModivCare Topco, LLC
6900 E Layton Avenue, 12th Floor
Denver, Colorado 80237
Attention:	[•]
Email:	[•]

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Any notice or demand authorized by this Warrant Agreement to be given or made to the Warrant Agent shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) or electronic mail (so long as the relevant computer record includes a successful transmission or no failure message is generated), as follows:

GLAS USA LLC
3 Second Street, Suite 203
Jersey City, New Jersey 07311
Email:	ClientServices.Americas@glas.agency
tmgus@glas.agency

Any notice or demand authorized by this Warrant Agreement to be given or made to any Warrantholder shall be sufficiently given or made if (i) sent by first-class mail, postage prepaid or electronic mail (so long as the relevant computer record includes a successful transmission or no failure message is generated) to the last address of the Warrantholder as it shall appear on the Warrant Register, with a copy (which shall not constitute notice) to its counsel listed on such Warrant Register, or (ii) made available on an electronic platform which such Warrantholder is entitled to access.

If the Warrant Agent shall receive any notice or demand addressed to the Company by a Warrantholder, the Warrant Agent shall promptly forward such notice or demand to the Company.

Section 6.14      Applicable Law; Jurisdiction.

(a)      All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Warrant Agreement and the exhibits and schedules to this Warrant Agreement (including the Warrant Certificates, if any) or any other matter arising out of or in connection with this Warrant Agreement, the transactions contemplated by this Warrant Agreement or the legal relationship among the parties, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)     Any and all suits, legal actions or proceedings arising out of this Warrant Agreement and the Warrants (including against any officer of the Company) shall be brought solely in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York (the “Chosen Court”). Each of the parties of this Warrant Agreement submits to and accepts the exclusive jurisdiction of the Chosen Court for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party waives personal service of any summons, complaint or other process. Each party also agrees that service may be made by certified or registered mail directed to it at its address set forth in the books and records of the Company. To the fullest extent permitted by law, each party irrevocably waives any objection which it may now or after the Closing Date have to the laying of venue or any such suit, legal action or proceeding in the Chosen Court. Each party further waives any claim that any suit, legal action or proceeding brought in the Chosen Court has been brought in an inconvenient forum. Each of the parties agrees that the exclusive choice of forum set forth in this Section 6.14 does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum. Nothing set forth in this Section 6.14 affects the right to serve process in any other matter permitted by law.

33

Section 6.15     Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS WARRANT AGREEMENT OR A WARRANT CERTIFICATE EVIDENCING A WARRANT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS WARRANT AGREEMENT OR A WARRANT CERTIFICATE EVIDENCING A WARRANT.

Section 6.16      Specific Performance. Each of the Company and the Warrant Agent acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant Agreement would give rise to irreparable harm to the other party to this Warrant Agreement for which monetary damages would not be an adequate remedy and agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party to this Warrant Agreement and the Warrantholders shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Section 6.17    Benefit of this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions of this Warrant Agreement is intended, or shall be construed, to confer upon, or give to, any Person other than the parties to this Warrant Agreement and the Warrantholders any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement of this Warrant Agreement, and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the parties to this Warrant Agreement and their respective successors and permitted assigns and the Warrantholders. By acceptance of a Warrant Certificate, each Warrantholder agrees to all of the terms and provisions of this Warrant Agreement applicable to a Warrantholder.

Section 6.18     Registered Warrantholder. Every Warrantholder, by accepting a Warrant Certificate, consents and agrees with the Company, with the Warrant Agent and with every subsequent holder of such Warrant Certificate that, prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrant Certificates are registered in the Warrant Register as the absolute owner of the Warrants evidenced by such Warrant Certificate for all purposes whatever (notwithstanding any notation of ownership or other writing on such Warrant Certificate made by anyone other than the Company or the Warrant Agent) and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrant Certificates or any Warrants evidenced by such Warrant Certificates on the part of any other Person and shall not be liable for any registration of transfer of Warrant Certificates that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer or with such knowledge of such facts that its participation in such registration or transfer amounts to bad faith.

Section 6.19     Headings. The Article and Section headings are for convenience only and are not a part of this Warrant Agreement and shall not affect the interpretation of this Warrant Agreement.

34

Section 6.20    Counterparts. This Warrant Agreement may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. A signed copy of this Warrant Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant Agreement.

Section 6.21    Entire Agreement. This Warrant Agreement, any Warrant Certificate and the LLC Agreement constitute the entire agreement of the Company, the Warrant Agent and the Warrantholders with respect to the subject matter of this Warrant Agreement and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent and the Warrantholders with respect to the subject matter of this Warrant Agreement.

Section 6.22    Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

Section 6.23     Termination. This Warrant Agreement shall terminate at the earlier to occur of (i) the Expiration Time (or, if later, Close of Business on the settlement date with respect to all exercises of Warrants as to which the respective Exercise Date is prior to the Expiration Time) and (ii) the date on which all outstanding Warrants have been exercised. All provisions regarding indemnification, warranty, liability and limits of the foregoing, including such provisions in favor of the Warrant Agent set forth in this Article 6, shall survive the termination or expiration of this Warrant Agreement.

Section 6.24    Confidentiality. The Warrant Agent and the Company agree that personal, non-public Warrantholder information which is exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except disclosures expressly permitted pursuant to the LLC Agreement or pursuant to applicable securities Laws or otherwise as may be required by Law, including pursuant to subpoenas from state or federal government authorities.

Section 6.25    Representations and Warranties of the Company. The Company represents and warrants to the Warrantholders that, as of the date hereof, (a) it has the corporate power and authority to execute this Warrant Agreement and consummate the transactions contemplated by this Warrant Agreement, (b) there are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of any Warrants and (c) the execution and delivery by the Company of this Warrant Agreement and the issuance of the Common Units upon exercise of any Warrant do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock, partnership, membership or limited liability company interest or other equity or voting interest or assets pursuant to, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Company’s Certificate of Formation or LLC Agreement or, to the Company’s knowledge, any Law in effect as of the date of this Warrant Agreement to which the Company is subject, or, to the Company’s knowledge, any agreement, instrument, order, judgment or decree to which the Company is subject as of the date of this Warrant Agreement, except for any such authorization, consent, approval, notice or exemption required under applicable securities laws or as have been received.

Section 6.26    Representations and Warranties of the Warrantholders. Each Warrantholder, by accepting any Warrant, represents and warrants to the Company that (a) it has received (or otherwise had made available to it), read and understands the LLC Agreement, (b) it agrees to be bound by the terms of this Warrant Agreement and, if it exercises any Warrants, the terms of the LLC Agreement (including the restrictions on Transfers contained herein and therein), and (c) (i) it does not hold “plan assets” as defined under and pursuant to the Plan Asset Regulation and (ii) its acquisition, holding and exercise of Warrants will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each Warrantholder, by accepting any Warrant, also represents and warrants to the Company as provided in Section 16.1 of the LLC Agreement, mutatis mutandis.

[signature pages follow]

35

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties to this Warrant Agreement as of the day and year first above written.

[REORGANIZED PARENT]

By:
Name:
Title:

GLAS USA LLC

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

[Face of Warrant Certificate]1

MODIVCARE TOPCO, LLC

WARRANT CERTIFICATE

EVIDENCING

SERIES [A][B][C] WARRANTS TO PURCHASE COMMON UNITS

THIS WARRANT WAS ORIGINALLY ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145. THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAWS, AND TO THE EXTENT THE HOLDER OF THIS WARRANT IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT AND THE COMMON UNITS ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN (A) THE LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER [●], 2025, AMONG MODIVCARE TOPCO, LLC AND THE OTHER PARTIES THERETO (THE “LLC AGREEMENT”), AND (B) THE WARRANT AGREEMENT, DATED AS OF DECEMBER [●], 2025, BETWEEN MODIVCARE TOPCO, LLC AND GLAS USA LLC (THE “WARRANT AGREEMENT”). THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LLC AGREEMENT AND THE WARRANT AGREEMENT. THE UNDERLYING COMMON UNITS TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT WILL CONTAIN THE LEGENDS SET FORTH IN SECTION 9.1 OF THE LLC AGREEMENT.

No. [ ]	[ ] Series [A][B][C] Warrants

THIS CERTIFIES THAT, for value received, [                                          ], or registered assigns, is the registered owner of the number of Series [A][B][C] Warrants to purchase Common Units of [Reorganized Parent], a Delaware limited liability company (the “Company”, which term includes any of its successors under the Warrant Agreement) specified above, and is entitled, subject to and upon compliance with the provisions of this Warrant Certificate and of the Warrant Agreement, at such holder’s option, at any time when the Warrants evidenced by this Warrant Certificate are exercisable, to purchase from the Company one (1) Common Unit for each Warrant evidenced, at the purchase price of $[        ] per Common Unit (as adjusted from time to time, the “Exercise Price”), payable in full at the time of purchase, the number of Common Units into which and the Exercise Price at which each Warrant shall be exercisable each being subject to adjustment as provided in Article 4 of the Warrant Agreement.

[1]

To be removed in the versions of the Warrant Certificates printed in multiple copies for use by the Warrant Agent in preparing Warrants Certificates for issuance and delivery from time to time to holders.

All Common Units issuable by the Company upon the exercise of the Warrants evidenced hereby shall, upon such issuance, be duly and validly issued and fully paid.

Each Warrant evidenced hereby may be exercised by the holder of this Warrant Certificate at the Exercise Price then in effect on any Business Day from and after the Closing Date until the Expiration Time (as defined on the reverse of this Warrant Certificate).

Subject to the provisions of this Warrant Certificate and of the Warrant Agreement, the holder of this Warrant Certificate may exercise all or any whole number of the Warrants evidenced hereby by surrendering to the Warrant Agent this Warrant Certificate at the Corporate Agency Office and delivering to the Warrant Agent and the Company a duly completed and executed Exercise Notice, together with payment in full (other than with respect to an automatic exercise of a Warrant pursuant to Section 3.2(c) of the Warrant Agreement) to the Warrant Agent of (x) those applicable taxes and charges required to be paid by the holder of this Warrant Certificate , if any, and (y) the aggregate Exercise Price as then in effect for each Common Unit receivable upon exercise of each Warrant being submitted for exercise. Any such payment of the Exercise Price is to be by wire transfer in immediately available funds to such account of the Company at such banking institution as the Company shall have designated from time to time for such purpose.

Reference is made to the further provisions of this Warrant Certificate set forth on the reverse of this Warrant Certificate, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless this Warrant Certificate has been countersigned by the Warrant Agent by manual, facsimile or electronic signature of an authorized officer on behalf of the Warrant Agent, this Warrant Certificate shall not be valid for any purpose and no Warrant evidenced by this Warrant Certificate shall be exercisable.

[signature pages follow]

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed.

Dated: [ ]

MODIVCARE TOPCO, LLC

By:
Name:
Title:

ATTEST:

Countersigned:

GLAS USA LLC, as Warrant Agent

By:
Authorized Agent

[Reverse of Warrant Certificate]2

MODIVCARE TOPCO, LLC

WARRANT CERTIFICATE

EVIDENCING

SERIES [A][B][C] WARRANTS TO PURCHASE COMMON UNITS

The Series [A][B][C] Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants of the Company designated as its Series [A][B][C] Warrants to purchase Common Units (“Warrants”), initially issued under and in accordance with the Warrant Agreement, dated as of December [●], 2025 (the “Warrant Agreement”), between the Company and GLAS USA LLC, as warrant agent (the “Warrant Agent”, which term includes any of its successor permitted under the Warrant Agreement). The Warrant Agreement, all amendments to the Warrant Agreement and the Limited Liability Company Agreement, dated as of December [●], 2025, by and among the Company and the other Persons named as parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), are each referred to for a statement of the respective rights, limitations of rights, transfer restrictions, duties and immunities of the Company, the Warrant Agent, the holders of Warrant Certificates and the owners of the Warrants evidenced by such Warrant Certificates and of the terms upon which the Warrant Certificates are, and are to be, countersigned and delivered. A copy of the Warrant Agreement and the LLC Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the holder of this Warrant Certificate. To the extent permitted by law, in the event of an inconsistency or conflict between the terms of this Warrant Certificate and the Warrant Agreement, the terms of the Warrant Agreement will prevail.

Except as provided in the Warrant Agreement, all outstanding Warrants shall expire and all rights of the holders of Warrant Certificates evidencing such Warrants shall terminate and cease to exist, as of the Expiration Time.

All outstanding Warrants shall be automatically, without further action on the part of any holder, deemed to be surrendered for cancellation immediately prior to the occurrence of a Change of Control Transaction or Initial Public Offering in exchange for the payment to the holders thereof of the consideration (if any) provided for in Section 3.2(c) of the Warrant Agreement.

If fewer than all of the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and Series and for the number of Warrants which were not exercised shall be executed by the Company upon the written order of the holder of this Warrant Certificate upon the cancellation of this Warrant Certificate.

The Warrant Certificates are issuable only in registered form in denominations of whole numbers of Warrants. No fractions of a Common Unit will be issued upon the exercise of any Warrant. As to any fractional Common Units to which a holder would otherwise be entitled, the Company shall round down to the nearest whole Common Unit.

[2]

To be removed in the versions of the Warrant Certificates printed in multiple copies for use by the Warrant Agent in preparing Warrants Certificates for issuance and delivery from time to time to holders.

Upon surrender at the office of the Warrant Agent and payment of the charges specified in this Warrant Certificate and in the Warrant Agreement, this Warrant Certificate may be exchanged for Warrant Certificates in other authorized denominations or the Transfer of this Warrant Certificate may be registered in whole or in part in authorized denominations to one or more designated transferees subject to the limitations contained in the Warrant Agreement and the LLC Agreement. Any Warrant Certificates issued upon exchange or registration of Transfer shall evidence the same aggregate number and Series of Warrants as this Warrant Certificate. The Company shall cause to be kept at the office of the Warrant Agent the Warrant Register in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by Law, the Company shall provide for the registration of Warrant Certificates and of Transfers or exchanges of Warrant Certificates. Issuance of Warrant Units shall be made without charge for any documentary, stamp or similar issue or transfer tax or other incidental expense in respect of the issuance of such Warrants Units, all of which taxes and expenses shall be paid by the Company. Notwithstanding the foregoing, the Company shall not be required (i) to pay any tax that may be payable in respect of a Transfer event, including the issuance and delivery of Warrant Units in a name other than the name of the holder in which the Warrants are registered, or (ii) to effect a Transfer, including by issuing or delivering Warrant Units, in the name other than that in which the Warrants were registered unless and until the Persons requesting the issuance or delivery of such Warrant Units or other similar Transfer shall have paid to the Company the amount of such tax or shall have reasonably demonstrated that such tax has been paid.

Prior to due presentment of this Warrant Certificate for registration of transfer, the Company, the Warrant Agent and any agent of the Company or the Warrant Agent may treat the Person in whose name this Warrant Certificate is registered as the owner of such Warrant Certificate for all purposes, and neither the Company, the Warrant Agent nor any such agent shall be affected by notice to the contrary.

With certain exceptions as provided in the Warrant Agreement, the Warrant Agreement permits the amendment of the Warrant Agreement and the modification of the rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders holding a majority of each then-outstanding Series of Warrants to be amended or modified.

Nothing contained in the Warrant Agreement or this Warrant Certificate shall be construed as conferring upon any Person, by virtue of holding or having a beneficial interest in a Warrant Certificate evidencing any Warrant, the right to vote, receive any dividend or other distribution, receive notice of, or attend, any meeting of members or otherwise exercise any rights whatsoever as a member of the Company to the extent such vote, dividend, giving of notice, meeting or other exercise of rights (or, if applicable, the relevant Record Date therefor) precedes the Close of Business on the Exercise Date with respect to the exercise of such Warrant. No holder shall have any right not expressly conferred under the Warrant Agreement or under, or by applicable law with respect to, this Warrant Certificate held by such holder.

By accepting and holding Warrants, each Warrantholder is deemed to acknowledge and agree as follows: in its capacity as a Warrantholder, the relationship of such Warrantholder to the Company is strictly contractual in nature and is not the relationship of a member or any similarly situated person to the Company. Notwithstanding anything to the contrary in this Warrant Certificate or the Warrant Agreement, no fiduciary or similar duties of any kind or description are owed to any Warrantholder, in its capacity as a Warrantholder. In furtherance of the foregoing (and not in limitation of the foregoing), no manager or officer of the Company shall owe any duty (including any fiduciary duty) to any Warrantholder, in its capacity as a Warrantholder, of any kind, including, without limitation, in connection with any act or failure to act, whether under this Warrant Certificate, the Warrant Agreement or otherwise. Each Warrantholder covenants and agrees, to the fullest extent permitted by law, that it shall not institute or seek to institute, directly or indirectly, and shall cause its Affiliates not to institute or seek to institute, in the name of or on behalf of the Company, such Warrantholder or any other Person, any proceeding or bring any other claim arising out of, or relating to, this Warrant Certificate or Warrant Agreement against any manager or officer of the Company in connection with an alleged breach of such manager’s or officer’s duties, including, without limitation, fiduciary duties.

The Company is not required and does not intend to file any registration statement for the Warrants or the Warrant Units.

This Warrant Certificate, each Warrant evidenced by this Warrant Certificate and the Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

The Warrant Agreement provides that each Holder or transferee of any Holder shall provide the Warrant Agent with properly completed and duly executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable.

All terms used in this Warrant Certificate which are defined in the Warrant Agreement and not otherwise defined herein shall have the meanings assigned to them in the Warrant Agreement.

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers [        ] Series [A][B][C] Warrants issued pursuant to that certain Warrant Agreement, dated as of December [●], 2025 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Warrant Agreement”), by and between ModivCare Topco, LLC (the “Company”) and GLAS USA LLC (the “Warrant Agent”) to:

Name, Address, Zip Code and Taxpayer Identification Number of Assignee

and irrevocably appoints:

Name of Agent

as its agent to transfer such Series [A][B][C] Warrants on the books and records maintained by the Warrant Agent.

Dated: [ ]	[TRANSFEROR]

By:
Name:
Title:

The Transferee has received and reviewed the Warrant Agreement, and agrees for the benefit of the Company to accept the assignment of the Series [A][B][C] Warrants set forth herein and be bound by the terms and conditions of the Warrant Agreement.

Dated: [ ]	[TRANSFEREE]

By:
Name:
Title:

EXHIBIT C

FORM OF EXERCISE NOTICE

ModivCare Topco, LLC

6900 E Layton Avenue, 12th Floor

Denver, Colorado 80237

GLAS USA LLC

3 Second Street, Suite 203

Jersey City, New Jersey 07311

Re:

Warrant Agreement dated as of December [●], 2025 between ModivCare Topco, LLC (the “Company”) and GLAS USA LLC, as Warrant Agent (as amended, restated, supplemented and/or otherwise modified from time to time, the “Warrant Agreement”)

The undersigned irrevocably elects to exercise the right to exercise [        ] Warrants and receive the consideration deliverable in exchange for such Warrants.

The undersigned shall tender payment of the Exercise Price for such Warrants in accordance with instructions received from the Warrant Agent.

Please check below if this exercise is contingent upon government filing or receipt of any government approval in accordance with Section 3.2(h) of the Warrant Agreement.

☐

This exercise is being made contingent upon government filing or receipt of any government approval. In the event that such filing shall not be made or approval shall not be obtained, then this exercise shall be deemed revoked.

THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT AND THE COMPANY, PRIOR TO CLOSE OF BUSINESS ON THE EXPIRATION TIME. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS AND PHONE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

By executing this Exercise Notice and delivering it to the Warrant Agent and the Company, the undersigned agrees, to the extent not already a party to the LLC Agreement, to become a party to, to be bound by all obligations under, and to comply with the provisions of the LLC Agreement as a member in the same manner as if the undersigned were an original signatory to the LLC Agreement.

All capitalized terms used in this notice and not otherwise defined shall have the meanings set forth in the Warrant Agreement.

By:
Authorized Signature

Address:

Telephone:

EXHIBIT J

Redline to Prior New Warrants Agreement

[Intentionally Omitted]

CREDIT AGREEMENT

dated as of

December [   ], 2025

among

MODIVCARE INTERMEDIATE, LLC,

as Holdings,

MODIVCARE BUYER, LLC,

as Borrower,

The Lenders Party Hereto, and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

i

SCHEDULES:

Schedule 2.01 –Term Loan Commitments and Allocations
Schedule 3.01A – Excluded WD Subsidiaries
Schedule 3.01B – Excluded Subsidiaries
Schedule 3.01C – Subsidiaries
Schedule 3.06(a) – Litigation Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.05 – Existing Investments
Schedule 6.07 – Transactions with Affiliates
Schedule 6.09 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Compliance Certificate
Exhibit C-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit C-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit C-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit C-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

CREDIT AGREEMENT (this “Agreement”) dated as of December [        ], 2025 among MODIVCARE INTERMEDIATE, LLC., a Delaware limited liability company (“Holdings”), MODIVCARE BUYER, LLC., a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party hereto, and WILMINGTON TRUST, N.A., as Administrative Agent and Collateral Agent.

WHEREAS, on August 20, 2025, the Borrower, certain affiliates and subsidiaries of the Borrower (collectively with the Borrower, the “Debtors”), filed voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the Southern District of Texas (such court, together with any other court having exclusive jurisdiction over the case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. 25-90309 (collectively, the “Chapter 11 Cases”);

WHEREAS, on December 15, 2025, the Bankruptcy Court entered the Confirmation Order (as hereinafter defined), confirming the Plan of Reorganization (as defined below); and

WHEREAS, pursuant to the Plan of Reorganization, the consideration for the payment in full of the DIP Obligations (as defined below) is the incurrence of certain Obligations hereunder on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable ABL Facility”: an asset based or other revolving credit facility acceptable to the Required Lenders, as may be amended, restated, amended and restated, extended, replaced, supplemented, otherwise modified or refinanced from time to time, and the financing arrangements, obligations and indebtedness made and incurred pursuant thereto.

“Acceptable ABL Financing Documents”: the credit agreement and any other loan documents entered into in connection with an Acceptable ABL Facility acceptable to the Required Lenders.

“Acceptable Intercreditor Agreement” mean an intercreditor agreement by and among the Administrative Agent, the Collateral Agent, and the agent for an Acceptable ABL Facility on terms acceptable to the Required Lenders, as amended, supplemented, restated, waived or otherwise modified from time to time.

“Acquisition” means (i) any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by Holdings or any Subsidiary of (a) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person or (b) all or a majority of the Equity Interests in a Person or division or line of business of a Person.

“Administrative Agent” means Wilmington Trust, National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Lender that is the Sponsor or an Affiliate thereof (other than Holdings or any Subsidiary).

“Agent” means, individually and collectively, as the context may require, the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” that certain Agency Fee Letter, dated as of the Closing Date, between the Borrower and Wilmington Trust, National Association, in its capacity as the Agent and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Agreed Currencies” means Dollars.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Agreement Currency” has the meaning assigned to such term in Section 9.20.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Party” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.

“Applicable Premium” means, with respect to a Premium Trigger Event that occurs (i) prior to the one (1) year anniversary of the Closing Date, an amount equal to 0.00% of the Super Senior Term Loans subject to such Premium Trigger Event, (ii) from and after the first anniversary of the Closing Date and prior to the two (2) year anniversary of the Closing Date, an amount equal to 1.00% of the Super Senior Term Loans subject to such Premium Trigger Event, (iii) from and after the second anniversary of the Closing Date and prior to the three (3) year anniversary of the Closing Date, an amount equal to 2.00% of the Super Senior Term Loans subject to such Premium Trigger Event, and (iv) from and after the three (3) year anniversary of the Closing Date, an amount equal to 3.00% of the Term Loans subject to such Premium Trigger Event. For the avoidance of doubt, there shall be no Applicable Premium payable on the Takeback Term Loans.

“Applicable Rate” means (a) with respect to Super Senior Term Loans, (i) at any time prior to the first anniversary of the Closing Date, a percentage per annum equal to (x) 4.25% in the case of Benchmark Loans and (y) 3.25% in the case of ABR Loans, (ii) at any time on or after the first anniversary of the Closing Date until the second anniversary of the Closing Date, a percentage per annum equal to (x) 5.00% in the case of Benchmark Loans and (y) 4.00% in the case of ABR Loans, (iii) at any time on or after the second anniversary of the Closing Date until the third anniversary of the Closing Date, a percentage per annum equal to (x) 5.75% in the case of Benchmark Loans and (y) 4.75% in the case of ABR Loans; (iv) at any time on or after the third anniversary of the Closing Date until the fourth anniversary of the Closing, a percentage per annum equal to (x) 6.50% in the case of Benchmark Loans and (y) 5.50% in the case of ABR Loans, and (v) at any time on or after the fourth anniversary of the Closing Date, a percentage per annum equal to (x) 7.25% in the case of Benchmark Loans and (y) 6.25% in the case of ABR Loans, and (b) with respect to Takeback Term Loans, a percentage per annum equal to, (i) 5.00% in the case of Benchmark Loans and (ii) for 4.00% in the case of ABR Loans.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.10(a).

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Agent.

“Auction Procedures” means, with respect to a purchase of Term Loans in a Dutch auction, Dutch auction procedures agreed upon by the Borrower and the Administrative Agent (acting at the direction of Required Lenders).

“Auction Purchase Offer” shall mean an offer by a Purchasing Borrower Party to purchase Term Loans pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(f).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency Proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such Proceeding or appointment or has had any order for relief in such Proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Benchmark Loan, the Relevant Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Term SOFR Rate.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that is administratively feasible for the Agent and has been selected by the Required Lenders and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time; provided that such Benchmark Replacement Adjustment is administratively feasible for the Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Required Lenders decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that such Benchmark Replacement Conforming Changes implement changes that are administratively feasible for the Agent.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Agent through an Approved Borrower Portal.

“Borrowing” means (a) a Super Senior Term Loan of the same Type, made, converted or continued on the same date and, in the case of Benchmark Loans, as to which a single Interest Period is in effect and (b) a Takeback Term Loan of the same Type, made, converted or continued on the same date and, in the case of Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Agent and separately provided to the Borrower.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.09.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiaries” means any regulated Subsidiary of the Borrower primarily engaged in the business of providing insurance, reinsurance and insurance-related services to the Borrower, its other Subsidiaries and other Persons, including, for the avoidance of doubt and to the extent it is, from time to time, a Subsidiary hereunder, NEMT Insurance DE LLC, Series 1.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis; (ii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole to a Person, other than a Subsidiary; or (iii) Holdings fails to own and control 100% of the equity interests of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” has the meaning set forth in the preamble hereto.

“Charges” has the meaning assigned to such term in Section 9.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Super Senior Term Loans or Takeback Term Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Super Senior Term Loan Commitment or a Takeback Term Loan Commitment, and, when used in reference to any Lender, refers to whether such Lender is a Super Senior Term Loan Lender or a Takeback Term Loan Lender.

“Closing Date” means December [ ], 2025.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents to secure the Secured Obligations; provided that the Collateral shall exclude Excluded Assets.

“Collateral Agent” means Wilmington Trust, National Association (including its branches and affiliates), in its capacity as collateral agent for the Lenders hereunder.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, assignments or similar agreements, whether heretofore, now, or hereafter executed by the Borrower or any other Loan Party and delivered to the Administrative Agent to secure the Secured Obligations.

“Commitments” means the commitments of Lenders to make Loans hereunder.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent or any Lender by means of electronic communications pursuant to Section 8.03, including through an Approved Electronic Platform.

“Confirmation Order” means Order (I) Confirming Second Amended Joint Chapter 11 Plan of Reorganization of Modivcare Inc. and its Debtor Affiliates and (II) Denying Motions of Official Committee of Unsecured Creditors of Leave, Derivative Standing, and Authority to Commence and Prosecute Certain Causes of Action on Behalf of Debtors’ Estates [Docket No. 1055] entered by the Bankruptcy Court on December 15, 2025, in the Chapter 11 Cases.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) the provision for federal, state, local and foreign income Taxes payable by Holdings and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) all charges, fees, costs and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with (I) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (II) any proposed or actual issuance or incurrence of any other Indebtedness permitted by Section 6.01 (including for settlement of Convertible Indebtedness), (v) fees, costs, charges and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with any proposed or actual issuance of Equity Interests or any proposed or actual Investments permitted by Section 6.05, Dispositions permitted by Section 6.03 or 6.04, or Involuntary Dispositions, (vi) (x) restructuring or reorganization charges or reserves, (y) severance costs and (z) losses recognized from the discontinuance of operations for such period; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi), when taken together with amounts added back pursuant to clause (xv), for any four fiscal quarter period shall not exceed 25% of Consolidated EBITDA in the aggregate (calculated after giving effect to such adjustments), (vii) losses and expenses incurred during such period in connection with claims for which the Borrower reasonably expects to be reimbursed, (viii) payments in settlements less collections, losses, fees, costs, charges and expenses (including legal expenses) incurred in connection with any disputes with dissident shareholders (including in connection with any Section 220 demands, proxy fights or consent solicitations), contract disputes, legal settlements, litigation or arbitration for such period, (ix) earnings impact, both positive and negative of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies for such period, (x) any non-cash stock based compensation expenses incurred during such period, (xi) debt negotiation costs and subsequent audit and legal expenses if required by holders of any Indebtedness permitted hereunder for such period, (xii) restructuring, integration or similar charges incurred outside the ordinary course of business in connection with any permitted Acquisition involving consideration in excess of $20,000,000 individually in an aggregate amount of up to 10% of the total consideration paid by Holdings and the Subsidiaries, (xiii) all other non-cash charges (including non-cash impairment charges), expenses (including non-cash option expenses) and other items reducing such Consolidated Net Income (but excluding those expenses, charges and losses related to accounts receivable) which do not represent a cash item in such period or any future period, (xiv) extraordinary, unusual or non-recurring charges, costs and losses (including, without limitation, costs of and payments of legal Proceedings, legal settlements, fines, judgments or orders and (xv) in connection with permitted asset sales, mergers or other business combinations, acquisitions, investments, dispositions or divestitures, operating improvements, restructurings, cost saving initiatives, new or renegotiated vendor or other expense-related contracts and certain other similar initiatives and specified transactions, the amount of cost savings, operating expense reductions, other operating improvements and cost synergies either (i) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty-four (24) months of the date thereof or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), in each case, which will be added to Consolidated EBITDA as so projected or determined until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and cost synergies had been realized on the first day of such period and will be net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (xv) for any four fiscal quarter period shall not exceed, when taken together with amounts added back in reliance on clause (vi), 25% of Consolidated EBITDA in the aggregate (calculated after giving effect to such adjustments), minus, to the extent included in Consolidated Net Income for such period, (1) litigation awards for such period, (2) all non-cash items increasing Consolidated Net Income, all as determined in accordance with GAAP, and (3) extraordinary, unusual or non-recurring gains, all calculated for Holdings and its Subsidiaries in accordance with GAAP on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation (i) interest expense or rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, and (ii) capitalized interest), premium payments and debt discount of Holdings and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness, and with respect to the deferred purchase price of assets, in each case, of Holdings and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than Holdings, the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to Holdings, the Borrower or any Subsidiary of the Borrower.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contract Provider” means any Person or an employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any employment arrangement or contract with the Holdings, the Borrower or any Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means unsecured Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement that is (a) convertible into Equity Interests of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests); provided that any such Indebtedness issued after the date hereof shall not have a maturity date, and shall not be redeemable in any manner whatsoever, at any time prior to the date that is six months after the Maturity Date.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)      a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Agent or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent or such Lender, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“DIP Credit Facility” means that credit facility evidenced by (a) that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of August 22, 2025 (the “DIP Credit Agreement”), by and among ModivCare Inc., as borrower, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and as collateral agent and (b) the other Loan Documents (as defined in the DIP Credit Agreement).

“DIP Obligations” means the “Obligations” under the DIP Credit Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person but excluding any issuance by any Loan Party or any such Subsidiary of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) any Involuntary Disposition, (b) any surrender, termination, expiration or waiver of contracts or contract rights, or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business and (c) Liens.

“Disqualified Equity” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding, for the avoidance of doubt, any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interest that is not Disqualified Equity and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, and the termination or expiration of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, and the termination or expiration of the Commitments), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity, in the case of each of clauses (a) through (d), prior to the date that is ninety-one (91) days after the latest Maturity Date; provided that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity solely because they may be required to be repurchased by the Borrower or any Subsidiary of the Borrower in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) Persons that are specifically identified by the Borrower to the Agent in writing prior to the Closing Date, (b) any Person that is reasonably determined by the Borrower after the Closing Date to be a competitor (directly or through a controlled subsidiary or portfolio company) of the Borrower or its Subsidiaries and which is specifically identified by the Borrower, from time to time, in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Agent and the Lenders in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are (i) clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names or (ii) identified in writing by the Borrower, from time to time, in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Agent and (y) are not bona fide debt investment funds (except to the extent separately identified under clause (a) or (b) above). It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time in accordance with Section 9.01.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holding Company” mean any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment or natural resources, or release of any Hazardous Material into the environment.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Accounts” means any accounts used solely as (i) payroll and other employee wage and benefit accounts, (ii) accounts holding taxes (including sales tax and withholding tax) withheld or collected in respect of third parties and fiduciary accounts for unaffiliated third parties, (iii) zero balance accounts that are swept daily into a deposit account subject to a control agreement, (iv) collateral accounts for letters of credit, letters of guaranty and similar obligations (including, for the avoidance of doubt, any accounts used to cash collateralize letters of credit in existence on the Closing Date), and (v) otherwise approved by the Required Lenders in their sole discretion.

“Excluded Assets” means: (1) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (2) assets in respect of which pledges and security interests (x) are prohibited or restricted by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party) (other than Holdings or any Subsidiary)) that, in the case of this clause (B), exists on the Closing Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor and was not incurred in contemplation of its becoming a Subsidiary Guarantor (including pursuant to assumed Indebtedness so long as such Indebtedness is permitted to be assumed under this Agreement), in each case other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction, the Bankruptcy Code, or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets or (y) would require a governmental (including regulatory) consent, approval, license or authorization in order to provide the lien that is required on the Closing Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor, unless such consent, approval, license or authorization has been obtained or (z) would result in material adverse tax consequences to any Loan Party or any Subsidiary as reasonably determined in good faith by the Borrower in consultation with the Required Lenders, (3) Equity Interests in any entity other than Wholly Owned Subsidiaries to the extent pledges thereof are not permitted by such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction, the Bankruptcy Code, or any other applicable law), (4) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or a Subsidiary Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (5) Excluded Accounts, letters of guaranty or contractual or similar obligations (including cash collateral therein or any other secured obligations with respect to any such account or obligation) not prohibited by this agreement held in such accounts) therein), (6) the Equity Interests of (i) any Captive Insurance Subsidiary, (ii) the Mercury Joint Venture and (iii) any Excluded WD Subsidiary; and (7) those assets as to which the Agent (at the direction of the Required Lenders) agrees in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof outweighs, or are excessive in relation to, the practical benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Real Property” mean any fee-owned real property having a fair market value (together with improvements thereof) of less than $2,500,000, as determined in good faith by the Borrower, and any leasehold interests in real property.

“Excluded Subsidiary” means (a) any Domestic Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Domestic Foreign Holding Company or a CFC, (c) any Domestic Subsidiary (i) that is prohibited or restricted from Guaranteeing the Secured Obligations by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party (other than Holdings, the Borrower or any Subsidiary)) that, in the case of this clause (B), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of its becoming a Subsidiary (including pursuant to assumed Indebtedness, so long as such Indebtedness is permitted to be assumed under this Agreement), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee of the Secured Obligations that is required on the Closing Date or at the time such Subsidiary becomes a Subsidiary, unless such consent, approval, license or authorization has been obtained or (iii) where the provision of a Guarantee by such Subsidiary of the Secured Obligations would result in material adverse tax consequences to the Borrower and/or its direct or indirect Subsidiaries as determined in good faith by the Borrower in consultation with the Required Lenders, (d) any Foreign Subsidiary, (e) those Domestic Subsidiaries as to which the Agent (at the direction of the Required Lenders) and the Borrower reasonably agree that the cost, burden, difficulty or consequence of obtaining a Guarantee of the Secured Obligations from such Subsidiary outweighs, or are excessive in relation to, the practical benefit to the Lenders of the Guarantee to be afforded thereby, (f) subject to Section 9.14, any Subsidiary that is not a Wholly Owned Subsidiary, (g) any Excluded WD Subsidiary, and (h) NEMT Insurance DE LLC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Excluded WD Assets” means the Equity Interests of the Excluded WD Subsidiaries and all of the respective assets and property of each of the Excluded WD Subsidiaries (whether now owned or hereafter formed or acquired).

“Excluded WD Subsidiaries” means the entities listed on Schedule 3.01A, any Subsidiary of an entity listed on Schedule 3.01A and any other Subsidiary that has no material assets other than Excluded WD Assets.

“Exclusion Event” means an event or events resulting in the exclusion of the Borrower or any Subsidiary or any of the Facilities from participation in any Medical Reimbursement Program and which is reasonably likely to result in a loss of 10% or more of the consolidated revenues of Holdings and its Subsidiaries or Consolidated EBITDA during the 12-month period succeeding such event or events.

“Extraordinary Receipts” means any cash receipts in excess of $50,000 received by any Loan Party or any Subsidiary thereof that are (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnification payments received by any Loan Party or Subsidiary, (c) any purchase price adjustment or working capital adjustment received by any Loan Party or Subsidiary pursuant to any purchase agreement or related documentation or (d) any Tax refunds or employee benefit plan reversions, in each case, received by any Credit Party or Subsidiary.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, together (i) the Agent Fee Letter and (ii) the Fronting Fee Letter.

“Final Release Conditions” has the meaning assigned to such term in Section 9.14(b).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other Person designated as a “Financial Officer” by any of the foregoing officers in writing to the Agent and reasonably acceptable to the Agent.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or each Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate or each Daily Simple RFR shall be 1.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Fee Letter” means that certain fee letter between the Borrower and the Fronting Lender, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Fronting Lender” means Jefferies Capital Services, LLC, in its capacity as fronting lender.

“Full PIK Trigger Event” means an event where, as of the end of the day on the date that is five (5) Business Days (the “Trigger Date”) prior to any Interest Payment Date, Liquidity is less than (x) with respect to any Interest Payment Date on or prior to the first anniversary of the Closing Date, $125,000,000 and (y) with respect to any Interest Payment Date after the first anniversary of the Closing Date, $175,000,000, in each case calculated on a pro forma basis as if the cash interest payment for such Interest Payment Date had been made on the Trigger Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approvals” has the meaning assigned to such term in Section 3.03.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, any supranational bodies (such as the European Union or the European Central Bank) and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Borrower in good faith.

“Guaranty Agreement” means that certain Guaranty Agreement dated as of the Closing Date (including any and all supplements thereto) and executed by Holdings and each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, in each case, regulated pursuant to any Environmental Law.

“Healthcare Laws” means all federal and state laws applicable to the business of Borrower regulating the provision of and payment for healthcare services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” and all rules and regulations promulgated thereunder, including the Medicare Regulations and the Medicaid Regulations.

“Healthcare Permit” means a Governmental Approval required under Healthcare Laws applicable to the business of Holdings or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Healthcare Laws applicable to the business of Holdings or any of its Subsidiaries.

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936

“Holdings” has the meaning set forth in the Preamble.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of Disqualified Equity, (d) the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out, deferred or similar obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (z) expenses accrued in the ordinary course of business), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than letters of credit issued to support the contractual obligations of the Captive Insurance Subsidiaries, so long as such letters of credit are fully secured by cash of such Captive Insurance Subsidiaries), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date.

“Interest Period” means with respect to any Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if acceptable to all Lenders, twelve months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.05. The outstanding amount of an Investment shall be reduced by dividends, distributions, repayments, repurchases, sale consideration or any other payments received in cash or Permitted Investments in respect of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person of whom at least 1% but not more than 50% of the shares of its voting stock is beneficially owned, directly or indirectly, by any of Holdings and its Subsidiaries and the management of which is controlled by Holdings and its Subsidiaries.

“Judgement Currency” has the meaning assigned to such term in Section 9.20.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Licensed Entity” has the meaning specified in the definition of Transition Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the sum of (i) the aggregate amount of unrestricted Unencumbered Cash held in deposit accounts or securities accounts in the United States; and (ii) the amount actually permitted to be drawn pursuant to an Acceptable ABL Facility as of such date.

“Loan Documents” means this Agreement (including schedules and exhibits hereto), any promissory notes issued pursuant to Section 2.10(e), the Collateral Documents, the Guaranty Agreement, any fee letters, and any other agreements, contracts or other documents relating to or entered into in connection with the commercial lending facility made available hereunder by the Borrower or any other Loan Party with or in favor of the Agent and/or the Lenders. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Managed Entities” means any Person for which the Borrower or its Affiliates provides or intends to provide management or administrative services, excluding each of the Excluded Subsidiaries (other than Captive Insurance Subsidiaries).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Master Consent to Assignment” means that certain Master Consent to Assignment, dated as of the Closing Date, by and among the Borrower, the Agent and the Fronting Lender.

“Material Adverse Effect” means any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, operations, properties or financial condition of Holdings and its subsidiaries, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents or (iii) the rights and remedies of the Lenders or the Agent under the Loan Documents.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than two and one half percent (2.5%) of Consolidated EBITDA for such period or (ii) which contributed greater than two and one half percent (2.5%) of Consolidated Total Assets as of the end of any such fiscal quarter; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds five percent (5%) of Consolidated EBITDA for any such period or five percent (5%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower shall (or, in the event the Borrower has failed to do so within fifteen (15) Business Days, the Agent may) designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries. At any time, Borrower may designate any Domestic Subsidiary as a Material Domestic Subsidiary.

“Material Foreign Subsidiary” means each Foreign Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of the end of any such fiscal quarter.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means the Super Senior Term Loan Maturity Date and the Takeback Term Loan Maturity Date, as applicable.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code as amended, and any statute succeeding thereto.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Mercury Joint Venture” means any limited liability company that owns 100% of the issued and outstanding Equity Interests of CCHN Group Holdings, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received (including, in the case of cash proceeds initially escrowed, such cash proceeds when released from such escrow and received) in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all actual fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness secured by such asset or otherwise subject to mandatory prepayment or that otherwise comes due or would be in default under the terms thereof as a result of such event; (iii) the amount of all open market purchases of Term Loans made with such cash proceeds; and (iv) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate (which rate shall be administratively feasible for the Agent) for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by a financial institution selected by the Required Lenders from a federal funds broker of recognized standing selected by such financial institution; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities, any Applicable Premium, and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of Holdings and its Subsidiaries to any of the Lenders, the Agent, or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OIG” means the Office of Inspector General of HHS and any successor thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the NYFRB Rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act of 2001.

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)         Liens imposed by law for Taxes that have not yet been paid (to the extent such non-payment does not violate Section 5.04) or that are being contested in compliance with Section 5.04 and Liens for unpaid utility charges;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s and other like Liens imposed by law, or arising out of reservations or retentions of title, conditional sale, consignment or similar arrangements for the sale of goods, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)         (i) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws, to secure liability to insurance carriers under insurance of self-insurance arrangements or regulations or employment laws or to secure other public, statutory or regulatory regulations and (ii) Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(d) (i) pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposit and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and (ii) Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(e)         judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) or Liens securing appeal or surety bonds related to such judgments;

(f)      easements, zoning restrictions, rights-of-way and similar charges or encumbrances on, and minor title deficiencies affecting, real property, in each case do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries, taken as a whole;

(g)       leases, licenses, subleases or sublicenses granted (i) to others not adversely interfering in any material respect with the business of Holdings and its Subsidiaries as conducted at the time granted, taken as a whole and (ii) between or among any of the Loan Parties or any of their Subsidiaries;

(h)       Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)         Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l)       any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Lien affecting solely the interest of the landlord, lessor or sublessor;

(m)       purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

(n)        any interest or title of a licensor or sublicensor under any license or sublicense entered into by Holdings or any Subsidiary as a licensee or sublicensee (i) existing on the Closing Date or (ii) in the ordinary course of its business; and

(o)        with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the letters of credit permitted under the foregoing clauses (c)(ii) or (d)(ii)).

“Permitted Indebtedness” means any Indebtedness not prohibited by the terms of this Agreement.

“Permitted Investments” means:

(a)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)         investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above at the date of such acquisition;

(e)         money market funds that, at such date of acquisition) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, and (ii) which are administered by reputable financial institutions that have portfolio assets of at least $500,000,000, substantially all of whose assets are invested in Permitted Investments of the character described in the foregoing clauses (a) through (d);

(f)         investments of any Foreign Subsidiary that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(g)         any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Agent, prior to the Closing Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Required Lenders, not to be unreasonably withheld, conditioned or delayed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan Effective Date” has the meaning set forth in Section 4.01(m).

“Plan of Reorganization” means the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 959], as confirmed by the Bankruptcy Court through the Confirmation Order.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Foreign Subsidiary.

“Preferred Stock” means Equity Interests of the Borrower with preferential rights of payment of dividends or upon liquidation, dissolution or winding up; provided that such Preferred Stock shall not be redeemable at any time prior to the date that is six months after the Maturity Date (it being understood that any conversion of Preferred Stock into common Equity Interests shall not constitute a redemption) and the other terms of such Preferred Stock are reasonably satisfactory to the Agent. The amount of any Preferred Stock outstanding as of any date will be the liquidation value thereof, excluding accrued or accreted dividends, if any.

“Premium Trigger Event” means: (a) any repayment (including at maturity) or prepayment of all, or any part, of the principal balance of Super Senior Term Loan for any reason, whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any insolvency proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; (b) the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 8.02, including as a result of the commencement of any proceeding under any Debtor Relief Law; (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any insolvency proceeding, assignment for the benefit of creditors, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any insolvency proceeding to Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; (d) the occurrence of a Change of Control; (e) the termination of this Agreement for any reason.

“Prepayment Event” means:

(a)     any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of Holdings or any Subsidiary (i) pursuant to Section 6.04(i) of this Agreement or (ii) not permitted by this Agreement; or

(b)     any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary;

(c)      the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02; or

(d)       Extraordinary Receipts.

“Prepetition Facilities” means the facilities under that certain Credit Agreement, dated as of February 3, 2022 (as amended by that certain Amendment No. 1 dated as of June 26, 2023, as further amended by that certain Amendment No. 2 dated as of February 22, 2024, as further amended by that certain Amendment No. 3 dated as of July 1, 2024, as further amended by that certain Amendment No. 4 dated as of September 30, 2024, and as further amended by that certain Amendment No. 5 dated as of January 9, 2025, the “Prepetition Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Prepetition Lenders”), and Wilmington Trust, National Association, as successor administrative agent and collateral agent thereunder.

“Prepetition Obligations” mean the Obligations under the Prepetition Credit Agreement, as such term is defined therein.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prometheus” means Prometheus Holdco, LLC, a Delaware limited liability company.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Borrower Party” means the Borrower or any Subsidiary of the Borrower that becomes an Assignee pursuant to Section 9.04(f).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Recipient” means (a) the Agent, and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day and that is two (2) U.S. Government Securities Business Days preceding the date of such setting, and (ii) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, managers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Benchmark Borrowing, the Term SOFR Rate.

“Relevant Screen Rate” means with respect to any Benchmark Borrowing, the Term SOFR Reference Rate.

“Required Lenders” means, subject to Section 2.20, Lenders holding Term Loans representing more than 50% of the aggregate amount of all outstanding Term Loans at such time; provided, that, if there are two (2) or more Lenders (it being understood that for purposes of this definition, Lenders that are Affiliates of a Lender shall constitute a single Lender), “Required Lenders” must include at least two (2) of such Lenders; provided further that for the purposes of calculating Required Lenders, the Loans and Commitments of Affiliated Lenders shall not exceed 25%.

“Required Super Senior Lenders” means, subject to Section 2.20, Lenders holding Super Senior Term Loans representing more than 50% of the aggregate amount of all outstanding Super Senior Term Loans at such time; provided, that, if there are two (2) or more Super Senior Lenders (it being understood that for purposes of this definition, Lenders that are Affiliates of a Lender shall constitute a single Lender), “Required Super Senior Lenders” must include at least two (2) of such Super Senior Lenders; provided further that for the purposes of calculating Required Super Senior Lenders, the Loans and Commitments of Affiliated Lenders shall not exceed 25%.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, a Financial Officer or other executive officer of the Borrower.

“Restricted Junior Debt” has the meaning assigned to such term in Section 6.10(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RFR” means, for any RFR Loan denominated in Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Dollars, a U.S. Government Securities Business Day.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.

“S&P” means S&P Global Ratings or any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person, and thereafter the rent or lease of such property or asset by such Person as lessee, with the intent to use such property or asset for substantially the same purpose as the property or asset prior to such sale or transfer.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent, the Collateral Agent, and the Lenders in respect of all other present and future obligations and liabilities of Holdings, the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Closing Date, between the Loan Parties and the Agent, for the benefit of the Agent and the other Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a)  such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature, nor has such Person currently incurred such debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

“Sponsor” means any Person who directly or indirectly by itself or through one or more of its Affiliates of funds is the beneficial owner of 50.1% or more of the Equity Interests of the Borrower.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Agent is subject with respect to any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Federal Reserve Board. Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Federal Reserve Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of Holdings, the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Guaranty Agreement. The Subsidiary Guarantors on the Closing Date are identified as such in Schedule 3.01C hereto.

“Super Senior Term Commitments” means, with respect to any Super Senior Term Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Super Senior Term Commitment”, or in the Assignment and Assumption or other documentation or record contemplated hereby pursuant to which such Lender shall have assumed its Super Senior Term Commitment, as applicable. The aggregate amount of Super Senior Term Commitments as of the Closing Date are $100,000,000.

“Super Senior Term Lenders” means, as of any date of determination, each Lender having a Super Senior Term Commitment or that holds Super Senior Term Loans.

“Super Senior Term Loans” means the term loans made by the Super Senior Lenders to the Borrower on the Closing Date pursuant to Section 2.01(b).

“Super Senior Term Loan Facility” means the term loan facility consisting of the Super Senior Term Commitments and the Super Senior Term Loans.

“Super Senior Term Loan Maturity Date” means December [ ], 2030.

“Supermajority Lenders” means, subject to Section 2.20, Lenders holding Term Loans representing more than 66 2/3% of the aggregate amount of all outstanding Term Loans at such time; provided, that, if there are two (2) or more Lenders (it being understood that for purposes of this definition, Lenders that are Affiliates of a Lender shall constitute a single Lender), “Supermajority Lenders” must include at least two (2) of such Lenders; provided further that for the purposes of calculating Supermajority Lenders, the Loans and Commitments of Affiliated Lenders shall not exceed 25%.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Takeback Term Loan Lender” means, as of any date of determination, each Lender that holds Takeback Term Loans.

“Takeback Term Loans” means the term loans deemed made by the Term Lenders to the Borrower pursuant to Section 2.01(a).

“Takeback Term Loan Allocation” means, with respect to each Takeback Term Loan Lender, the portion of the Loan deemed made to or issued by the Borrower pursuant to Section 2.01(a). The initial amount of each Lender’s Takeback Term Loan Allocation is set forth on Schedule 2.01 under the heading “Take Back Term Loan Allocation”. As of the Closing Date, the aggregate Takeback Term Loan Allocations are $300,000,000.

“Takeback Term Loan Maturity Date” means December [ ], 2030.

“Term Lender” means each Lender that holds Super Senior Term Loans or Takeback Term Loans.

“Term Loans” means the Super Senior Term Loans and the Takeback Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i).

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, and the use of the proceeds thereof. (b) the other transactions contemplated to occur on the Closing Date pursuant to this Agreement, (c) the other transactions contemplated to occur on the Plan Effective Date and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transition Period” means, with respect to any Subsidiary that is subject to an “affidavit of no control” or similar filing with any Governmental Authority (a “Licensed Entity”), the period commencing on the date of Acquisition of such Subsidiary and ending on the date such “affidavit of no control” or similar filing is no longer outstanding.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Alternate Base Rate or the Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Cash” means, at any time, cash and Permitted Investments maintained by the Borrower and one or more Subsidiary Guarantors in the United States and not subject to any Liens (other than Permitted Encumbrances and Liens permitted pursuant to Section 6.02(a), (f), (i), (m), (o), (p) or (q)).

“United States” or “U.S.” mean the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(i)(B)(3).

“Wholly Owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by the Borrower (other than (i) directors’ qualifying shares; (ii) shares issued to foreign nationals to the extent required by applicable law; and (iii) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Borrower (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and may be classified and referred to by Class (e.g., a “Super Senior Term Loan” or “Takeback Term Loan”) or by Type (e.g., a “Benchmark Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Benchmark Super Senior Term Loan” or an “ABR Takeback Loan”. Borrowings also may be classified and referred to by Class (e.g., a “Super Senior Term Loan Borrowing” or “Takeback Term Loan Borrowing”) or by Type (e.g., a “Benchmark Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Benchmark Super Senior Term Loan Borrowing” or an “ABR Takeback Term Loan”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or a financing lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease or a financing lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05.    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06.    Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08.    Deemed Roll. Upon the Closing Date, the Takeback Term Loan Lenders hereunder shall have been deemed to roll their DIP Obligations and Prepetition Obligations, as applicable, into the Obligations hereunder.

ARTICLE II

The Credits

SECTION 2.01.    Loans.

(a)    Subject to the terms and conditions set forth herein, each Lender with a Takeback Term Loan Allocation (severally and not jointly) shall be deemed to have made a Takeback Term Loan to the Borrower in Dollars on the Closing Date, in an amount equal to such Lender’s Takeback Term Loan Allocation. Amounts repaid or prepaid in respect of Takeback Term Loans may not be reborrowed.

(b)    Subject to the terms and conditions set forth herein, each Lender with a Super Senior Term Loan Commitment (severally and not jointly) agrees to make a Super Senior Term Loan to the Borrower in Dollars on the Closing Date, in an amount equal to such Lender’s Super Senior Term Loan Commitment by making immediately available funds available to the Agent’s designated account, not later than the time specified by the Agent. Amounts repaid or prepaid in respect of Super Senior Term Loans may not be reborrowed.

SECTION 2.02.    Loans and Borrowings.

(a)    Each Loan shall be deemed made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Super Senior Term Loan Commitments or Takeback Term Loan Allocation, as applicable.

(b)    Subject to Section 2.14, (i) each Super Senior Term Loan Borrowing shall be comprised entirely of ABR Loans or Benchmark Loans; and (ii) each Takeback Term Loan Borrowing shall be comprised entirely of ABR Loans or Benchmark Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Benchmark or ABR Borrowings outstanding (in the aggregate for all Benchmark Borrowings and ABR Borrowings).

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03.    Borrowing Requests.

To request a Term Loan Borrowing, the Borrower shall notify the Agent of such request by irrevocable written notice: (a) (in the case of a Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 p.m. New York City time one (1) Business Day prior to the date of the proposed Borrowing (or, in each case, such shorter period as the Agent (as directed by the Required Lenders) may agree. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      the date of such Borrowing, which shall be a Business Day;

(ii)    whether such Borrowing is to be a Super Senior Term Loan Borrowing or a Takeback Term Loan Borrowing and whether such Borrowing is to be an ABR Borrowing or a Benchmark Borrowing;

(iii)    in the case of a Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv)     the location and number of the Borrower’s account to which funds are to be disbursed.

(b)    Each requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.14(a) and 2.14(f)), as applicable

.

SECTION 2.04.    [Reserved].

SECTION 2.05.    [Reserved].

SECTION 2.06.    [Reserved].

SECTION 2.07.    Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time (or in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time), to the account of the Agent most recently designated by it for such purpose by notice to the Lenders; provided, however, that the Takeback Term Loans shall be deemed made as provided in Section 2.01(a). The Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Agent to an account of the Borrower maintained with the Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.    Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Agent.

(c)     Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Benchmark Borrowing; and

(iv)    if the resulting Borrowing is a Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c), prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.14(a) and 2.14(f)), as applicable.

(d)    Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is the same as the immediately preceding Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.    Termination of Commitments.

Unless previously terminated the Term Loan Commitments shall terminate upon the making of the applicable Term Loans and all other Commitments shall terminate on the applicable Maturity Date.

SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt.

(a)    Repayment of Loans. Beginning on March 31, 2026, the Borrower shall repay Term Loans on the last day of each March, June, September and December in an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date (which payments shall be adjusted from time to time pursuant to Section 2.11(a) and Section 2.11(e)). To the extent not previously repaid, the Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender, all unpaid Super Senior Term Loans, including any Applicable Premium, in full in Dollars on the applicable Super Senior Term Loan Maturity Date. To the extent not previously repaid, the Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender, all unpaid Takeback Term Loans in full in Dollars on the Takeback Term Loan Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations (including, without limitation, the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement).

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

(f)    The Subsidiary Guarantors are co-obligors for all purposes under this Agreement and fully liable for all Obligations under this Agreement.

SECTION 2.11.    Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (x) prior notice in accordance with the provisions of this Section 2.11(a) and (y) solely with respect to the Super Senior Term Loans, Section 2.12(d). The Borrower shall notify the Agent by written notice of any prepayment hereunder (i) (x) in the case of prepayment of (A) a Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Borrower (and in the absence of such direction, in direct order of maturity), and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(e); provided, however that as long as any Super Senior Term Loans are outstanding, any voluntary or mandatory prepayment or repayment by the Borrower shall first be applied to the Super Senior Term Loans until the Super Senior Term Loans are paid in full. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13, and (ii) break funding payments pursuant to Section 2.16 (if any).

(b)    [Reserved].

(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any of its Subsidiaries in respect of (i) any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.11(e) below in an aggregate amount equal to 50% of the amount of such Net Proceeds and (ii) of an Acceptable ABL Facility, the Borrower shall, contemporaneously with the closing of such Acceptable ABL Facility, prepay the Super Senior Term Loans as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of the amount of such Net Proceeds until the Super Senior Term Loans are paid in full.

(d)    [Reserved]

(e)    All such amounts pursuant to Sections 2.11(c) shall be applied to the Term Loans and shall be allocated ratably to the Term Loans then outstanding, and with respect to the Super Senior Term Loans, shall be accompanied by any Applicable Premium in accordance with Section 2.12(d); provided, however that as long as any Super Senior Term Loans are outstanding, the Borrower shall direct the application of all such prepayments of Term Loans to the Super Senior Term Loans until the Super Senior Term Loans are paid in full.

(f)    With respect to any prepayment of Term Loans pursuant to Section 2.11(c), any Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Agent of any event giving rise to a prepayment under Section 2.11(c) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11(c). Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Retained Declined Proceeds”) by providing written notice to the Agent no later than two (2) Business Days after the date of such Lender’s receipt of notice from the Agent regarding such prepayment. If the Lender does not give a notice to the Agent on or prior to such second Business Day informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. Such Lender’s Retained Declined Proceeds may be retained by the Borrower and thereafter shall not be subject to any prepayment obligation under Section 2.11(c).

SECTION 2.12.    Fees and Premiums.

(a)    The Borrower agrees that the Super Senior Term Loans shall be issued with original issue discount of 2.50% of the amount of all of the Super Senior Term Loan Commitments as of the Closing Date (prior to the termination of such Commitments). The Super Senior Term Loans shall be funded net of such original issue discount, and all such original issue discount shall be fully earned as of the Closing Date.

(b)    The Borrower agrees to pay to the Agent and to the Lenders, including, without limitation, to the Fronting Lender, as applicable, in each case, for their own account, the fees payable in the amounts and at the times separately agreed upon between the Borrower and either the Agents, the Lenders or the Fronting Lender, as applicable, from time to time.

(c)    All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Agent for distribution to the applicable Lenders, or to the Fronting Lender in accordance with the Fronting Fee Letter, as applicable. Fees paid shall not be refundable under any circumstances.

(d)    Upon the occurrence of a Premium Trigger Event, the Borrower shall provide Agent with written notice thereof and pay to Agent, for the pro rata benefit of the Super Senior Lenders, an amount equal to (a) in the case of a Premium Trigger Event occurring under clause (a) of the definition thereof, the Applicable Premium multiplied by the principal amount of the Super Senior Term Loans so prepaid or (b) in the case of a Premium Trigger Event occurring under clause (b), (c), (d) or (e) of the definition thereof, the Applicable Premium multiplied by the entire outstanding principal amount of the Super Senior Term Loans.

It is understood and agreed that if the Super Senior Term Loans are accelerated as a result of an Event of Default (including an acceleration upon the occurrence of an Event of Default pursuant to Section 7.01(h) or 7.01(i)), the Super Senior Term Loans that become due and payable shall include the Applicable Premium determined as of such date, which shall become immediately due and payable by the Borrower and shall constitute part of the Obligations as if the Super Senior Term Loans were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits and actual damages as a result thereof. The Applicable Premium shall also be automatically and immediately due and payable if the Super Senior Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means, or if any acceleration of the Obligations is “decelerated” by the Borrower, or the Borrower otherwise reinstates the Obligations, including, without limitation, under a plan of reorganization or similar manner in any bankruptcy, insolvency or similar proceeding. The Applicable Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Super Senior Term Lender as the result of the early repayment or prepayment of the Loans (and not unmatured interest or a penalty) and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall each be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Super Senior Term Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Borrower shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Applicable Premium or any similar or comparable prepayment fee, and the Borrower shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Applicable Premium, and (E) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay or guarantee the payment of the Applicable Premium to the Super Senior Term Lenders as herein described are individually and collectively a material inducement to Lenders to make available (or be deemed to make available) the Super Senior Term Loans and Commitments hereunder.

SECTION 2.13.    Interest.

(a)    The (i) Super Senior Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for Super Senior Term Loans and (ii) Takeback Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for Takeback Term Loans.

(b)    The (i) Super Senior Term Loans comprising each Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Super Senior Term Loans and (ii) Takeback Term Loans comprising each Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Takeback Term Loans.

(c)    Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, the outstanding Obligations shall automatically accrue interest at the rate of (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears in cash on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Notwithstanding the foregoing, upon at least five (5) Business Days prior written notice to Agent before the last day of each Interest Period, the Borrower (subject to approval by the Borrower’s board of directors) may elect to pay in kind up to (x) if no Full PIK Trigger Event has occurred, up to 350 basis points of the Applicable Rate for Takeback Term Loans for such Interest Period and (y) if a Full PIK Trigger Event has occurred, all of the interest payable for Takeback Term Loans for such Interest Period by delivery of a notice (such notice, a “PIK Interest Election Notice” and such election a “PIK Interest Election”) to the Agent not later than 11:00 a.m. New York City time). Any portion of accrued interest on any Takeback Term Loan that is paid in kind pursuant to this Section 2.13(d) shall automatically, by operation of the terms hereof, without the requirement for any Person to take any action or cause anything to be done in order to effectuate such payment, be deemed paid on the due date therefor, by deeming the amount of the accrued interest subject to the delivery of the PIK Interest Election Notice to be automatically capitalized as principal amount of the Takeback Term Loans, and, accordingly, the amount of the accrued interest subject to the PIK Interest Election shall be compounded onto, and added to the aggregate principal amount of the Takeback Term Loans outstanding immediately prior to such payment, and thereafter shall bear interest as provided in Section 2.13 and shall otherwise be treated as principal of such Takeback Term Loans for all purposes of the Loan Documents. For the avoidance of doubt, interest on Super Senior Term Loans shall not be subject to a PIK Interest Election Notice.

(e)    Interest computed by reference to the Term SOFR Rate, shall be computed on the basis of a year of 360 days. Interest computed by reference to Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate or Relevant Rate, shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.    Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)    the Agent or the Required Lenders determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining any Relevant Rate or Relevant Adjusted Rate (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; or

(ii)      the Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Benchmark Borrowing, the Relevant Rate or Relevant Adjusted Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent (acting at the direction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Benchmark Borrowing and any Borrowing Request that requests a Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent (acting at the direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Agent will promptly notify the Borrower and the Lenders of any occurrence of a Benchmark Transition Event, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non‑occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then‑current Benchmark is a term rate (including the Term SOFR Rate) and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non‑representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)      Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Benchmark Borrowing, conversion to or continuation of Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event. Furthermore, if any Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute an ABR Loan.

SECTION 2.15.    Increased Costs.

(a)      If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)      impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Agent, or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Agent, or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Agent, such Lender, as applicable, then reasonably determines to be relevant).

(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by the Agent, or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Agent, or such Lender as applicable, then reasonably determines to be relevant).

(c)    A certificate of a Lender setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.    Break Funding Payments.

(a)    With respect to Benchmark Loans, in the event of (i) the payment of any principal of any Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iv) the assignment of any Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d) or (v) the failure by the Borrower to make any payment of any Benchmark Loan (or interest due thereof) denominated in an Agreed Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d) or (iv) the failure by the Borrower to make any payment of any Loan (or interest due thereof) denominated in an Agreed Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17.    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent) or by the Agent shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(2)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person and the Administrative Agent shall deliver to the Borrower and, in the case of a Lender, the Agent on or prior to the date on which such Lender or Administrative Agent, as the case may be, becomes a Lender or an Administrative Agent, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or, in the case of a Lender, the Agent), an executed copy of IRS Form W-9 certifying that such Lender or Administrative Agent, as applicable, is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, in the case of a Lender, the Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    [reserved].

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.    Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a)    (i) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in each case in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Borrowing was made and (ii) to the Agent at its offices at 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention of Jeffrey Rose (Telephone No. (612) 217-5630) (Email: jrose@wilmingtontrust.com). The Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Subject to the proviso in the definition of Interest Period, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)    At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Agent shall have received, prior to any date on which any payment is due to the Agent for the account of the relevant Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Agent pursuant to Section 2.11(a)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the applicable Overnight Rate.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)         any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and in accordance with this Section; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(b)       the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, further, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that (with references in this Article III (other than Section 3.04(a) and the second sentence of Section 3.01) to “Subsidiaries” to exclude Captive Insurance Subsidiaries):

SECTION 3.01.    Organization; Powers; Subsidiaries. Each of the Loan Parties (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite organizational power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and, to the extent the concept is applicable in such jurisdiction, is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification. Schedule 3.01C hereto identifies each Subsidiary as of the Closing Date, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by Holdings, the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary Guarantor and each other Subsidiary pledged to the Agent are validly issued and outstanding and, to the extent applicable, fully paid and nonassessable and, as of the Closing Date, all such shares and other Equity Interests indicated on Schedule 3.01C as owned by Holdings, the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens permitted pursuant to Section 6.02. Except as indicated on Schedule 3.01C hereto, as of the Closing Date, there are no outstanding commitments or other obligations of Holdings, the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of Holdings, the Borrower or any Subsidiary.

SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a Proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

SECTION 3.03.    Governmental Approvals; No Conflicts. (a) The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (the “Governmental Approvals”), except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect and except for any filings, registrations, endorsements, notarizations, stampings and/or notifications necessary to perfect Liens created pursuant to the Loan Documents, (b) the Transactions will not violate in any material respect any applicable material law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any material order of any Governmental Authority binding upon any Loan Party or its assets, (c) the Transactions will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except, in the case of clauses (b) and (c), for any such violations, defaults or rights that could not reasonably be expected to result in a Material Adverse Effect, (d) the Transactions will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries, other than Liens created or permitted under the Loan Documents and (e) the Transactions do not result in a limitation of any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party or adversely affect the ability of any Loan Party to participate in any Medical Reimbursement Programs, except to the extent such limitation could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2024 reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2025, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since the Closing Date, there has been no material adverse change in the business, assets, results of operations or financial condition of Holdings and its Subsidiaries, taken as a whole.

SECTION 3.05.    Properties.

(a)    Except for Liens permitted pursuant to Section 6.02, each of Holdings and its Subsidiaries has good title to, or (to the knowledge of Holdings, the Borrower or any Subsidiary) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 3.05(b)) material to its business, except as could not reasonably be expected to result in a Material Adverse Effect.

(b)    Each of Holdings and its Subsidiaries owns, or is licensed to use (subject to the knowledge-qualified infringement representation in this Section 3.05(b)), all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and its Subsidiaries, to any Loan Party’s knowledge, does not infringe upon the rights of any other Person, except for any such infringements, or ownership or license issues, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation, Environmental and Labor Matters.

(a)    Except as may be disclosed on Schedule 3.06(a), there are no actions, suits, Proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings and the Borrower, threatened in writing against Holdings, the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that could reasonably be expected to adversely affect the rights and remedies of the Agent and/or the Lenders under this Agreement or any other Loan Documents.

(b)    Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

(c)    There have been no material strikes, walkouts, work stoppages or other material labor difficulty within the last five years for Holdings, the Borrower or any of its Subsidiaries.

SECTION 3.07.    Compliance with Laws . Each of Holdings and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except (i) in instances in which such laws, regulations or orders are being contested in good faith by appropriate Proceedings diligently conducted (as reasonably determined by the Borrower) or (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.    Investment Company Status. Neither Holdings, the Borrower nor any of its Subsidiaries is required to be registered as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes. Each of Holdings and its Subsidiaries has filed or caused to be filed all federal income Tax returns and all other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of all federal income Taxes and all other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate Proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.    Disclosure. All written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders (in each case, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of Holdings, the Borrower or any Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, when taken as a whole and after giving effect to all supplements and updates thereto, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared (it being understood by the Agent and the Lenders that any such projections are not to be viewed as facts that are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections). As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.    Liens. There are no Liens on any of the real or personal properties of Holdings, the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.13.      No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14.  No Burdensome Restrictions. Neither Holdings, the Borrower nor any Subsidiary not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.09.

SECTION 3.15.      Solvency. Holdings and its Subsidiaries taken as a whole are Solvent as of the Closing Date.

SECTION 3.16.    Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with insurance companies reasonably believed by the Borrower to be financially sound and reputable, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.17.    Security Interest in Collateral. The Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral covered thereby and (i) when the Collateral constituting certificated securities (as defined in the UCC) in the Domestic Subsidiaries of the Borrower is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the Liens under the Collateral Documents on such Collateral will constitute a fully perfected security interest in all right, title and interest of the respective Loan Parties thereunder in such Collateral, prior and superior in right to any other Person, except for Liens permitted by Section 6.02 and so long as such Collateral remains in control of the Collateral Agent, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Documents will constitute a fully perfected security interest in all right, title and interest of the respective Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for Liens permitted by Section 6.02.

SECTION 3.18.    Anti-Corruption Laws and Sanctions. Holdings and the Borrower have implemented and maintain in effect policies and procedures reasonably designed to achieve material compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower, its Subsidiaries, and, to the knowledge of Holdings and the Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, the Borrower, any Subsidiary, or, to the knowledge of Holdings and the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of Holdings and the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.19.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.20.    Plan Assets; Prohibited Transactions. None of Holdings, the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.21.    Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.22.    Fraud and Abuse. Neither Holdings, the Borrower nor any Subsidiary nor any of their respective officers or directors has engaged in any activities that are prohibited under any applicable provision of any Healthcare Law and the regulations promulgated thereunder, including HIPAA, the Medicare Regulations or the Medicaid Regulations, to the extent such activities would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.23.    Licensing and Accreditation.

(a)    Each of Holdings and its Subsidiaries has, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals and certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; (ii) obtained and maintains in good standing all Governmental Approvals and Healthcare Permits; (iii) obtained and maintains accreditation from all generally recognized accrediting agencies where required by applicable law or necessary for reimbursement by any applicable Medical Reimbursement Program; (iv) entered into and maintains in good standing its Medicare Provider Agreements and, to the extent applicable, Medicaid Provider Agreements; and (v) ensured that all such Healthcare Permits are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited (collectively, “Certificates, Licenses and Accreditation”). No event has occurred or other fact exists with respect to the Certificates, Licenses and Accreditation and Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Certificates, Licenses and Accreditation and Governmental Approvals, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect. No written notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any material Certificates, Licenses and Accreditation and Governmental Approvals has been delivered or issued or, to the knowledge of the Borrower and the Subsidiary Guarantors, threatened in writing, in any such case, that could reasonably be expected to result in a Material Adverse Effect.

(b)    To the knowledge of Holdings, the Borrower and Subsidiary Guarantors, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provision of such services by such Person in the locations where the Loan Parties and their Subsidiaries conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Borrower and its Subsidiaries to operate substantially as currently operated and as contemplated to be operated.

(c)    There is no civil, criminal or administrative action, suit, claim, indictment, Proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of Holdings, the Borrower and the Subsidiary Guarantors, threatened in writing by any federal, state or local governmental agency against Holdings, the Borrower or any Subsidiary or any Responsible Officer thereof, nor is there any basis therefore, in any such case, that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.24.    Reimbursement from Medical Reimbursement Programs. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)    The accounts receivable of Holdings and its Subsidiaries and all billing and collection practices of Holdings and its Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Medical Reimbursement Programs, including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors in all material respects.

(b)    In particular, accounts receivable relating to such Medical Reimbursement Programs do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

(c)    Neither Holdings, the Borrower nor any of its Subsidiaries have submitted to any Medical Reimbursement Program any fraudulent, abusive or materially false or improper claim for payment, billed any Medical Reimbursement Program for any service not rendered as claimed, or, to their knowledge, received and retained any payment or reimbursement from any Medical Reimbursement Program in excess of the proper amount allowed by applicable law and applicable contracts or agreements with the Medical Reimbursement Program.

SECTION 3.25.    Medicare and Medicaid Notices and Filings Related to Health Care Business. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to Holdings and its Subsidiaries, to the extent applicable: (i) each has timely filed all reports required to be filed in connection with Medicare and applicable Medicaid programs and due on or before the date hereof, and all required reports and administrative forms and filings are true and complete in all material respects; (ii) there are no claims, actions, Proceedings or appeals pending (and neither any Loan Party nor any of their Subsidiaries has filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any Medicare or Medicaid cost reports or claims filed by Holdings or any of its Subsidiaries on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims; (iii) except for normal ordinary course inspections, audits and surveys, to the knowledge of Holdings, the Borrower or any Subsidiary Guarantor, no validation review, survey, inspection, audit, investigation or program integrity review related to Holdings, the Borrower or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled or, to the knowledge of the Loan Parties, pending or threatened against or affecting any Loan Party or any Subsidiary; and (iv) each has timely filed all material reports, data and other information required by any other Governmental Authority with authority to regulate Holdings, the Borrower or any Subsidiary or its business in any manner.

SECTION 3.26.    Captive Insurance Subsidiaries. Holdings owns (directly or indirectly) issued and outstanding Equity Interests of each of the Captive Insurance Subsidiaries. Each of the Captive Insurance Subsidiaries has been adequately capitalized in compliance with applicable law. The sole business activity of the Captive Insurance Subsidiaries is providing insurance coverage or reinsurance for the Borrower, its Affiliates, the other Excluded Subsidiaries, the Managed Entities and transportation providers. The Borrower has not guaranteed or otherwise agreed to pay or be responsible for any Indebtedness or obligations of the Captive Insurance Subsidiaries of any kind or nature which would not be permitted hereunder.

ARTICLE IV

Conditions

SECTION 4.01.    Closing Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)    The Agent (or its counsel) and the Lenders (or their counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with this Agreement and the Transactions, all in form and substance satisfactory to the Agent and its counsel.

(b)      [reserved].

(c)     The Administrative Agent (or its counsel) and the Lenders (or their counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Latham & Watkins LLP, special New York, Delaware, California, Illinois, Massachusetts and Texas counsel for the Loan Parties, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request.

(d)    The Agent (or its counsel) and the Lenders (or their counsel) shall have received such documents and certificates as the Agent or its counsel and the Lenders or their counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel and the Lenders and their counsel.

(e)     The Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III are true and correct as of such date in all material respects (or, if qualified by Material Adverse Effect or other materiality qualification, in all respects) and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

(f)     (i) The Agent (or its counsel) and the Lenders (or their counsel) shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding Holdings, the Borrower and the Subsidiary Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least seven (7) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (d) shall be deemed to be satisfied).

(g)    The Agent (or its counsel) and the Lenders (or their counsel), including, without limitation, the Fronting Lender (or its counsel), shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)      The Agent Fee Letter shall have been executed and delivered by each party thereto.

(i)    All necessary and material governmental and third-party consents and approvals necessary in connection with the Facility and the transactions contemplated thereby shall have been obtained on or prior to the Closing Date.

(j)     (i) Concurrently with the closing of this Agreement, the obligations under the DIP Credit Facility shall have been discharged and satisfied in full, all commitments thereunder shall have been terminated, and all Liens securing the DIP Credit Facility shall have been released, and (ii) after consummation of the Plan of Reorganization and giving effect to the Transactions, the Loan Parties shall have no outstanding Indebtedness, contingent liabilities or claims against them, except as expressly contemplated by the Plan of Reorganization and expressly permitted under the Loan Documents.

(k)     The Plan of Reorganization shall be in full force and effect and shall not have been amended or modified in any manner adverse to the Administrative Agent or the Lenders (in their capacities as such) or be subject to a stay or injunction (or similar prohibition) in effect with respect thereto or a motion to stay.

(l)      The Confirmation Order shall be in full force and effect and shall not have been vacated, reversed or modified in any manner adverse to the Administrative Agent or the Lenders (in their capacities as such) or be subject to a stay or injunction (or similar prohibition) in effect with respect thereto or a motion to stay, and shall constitute a final order of the Bankruptcy Court not subject to appeal.

(m)    (i) All conditions precedent to the effectiveness of the Plan of Reorganization shall have been or shall substantially concurrently be satisfied or, consistent with the terms of the Plan of Reorganization, waived, (ii) the effective date of the Plan of Reorganization shall have occurred on or before the Closing Date, and (iii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan of Reorganization in accordance with its terms shall occur substantially contemporaneously with the Closing Date (the “Plan Effective Date”).

(n)     The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(o)      The Collateral Documents shall have been entered into and shall be in full force and effect.

(p)     The Fronting Lender shall have received the Master Consent to Assignment duly executed and delivered by the Borrower and the Agent, the Fronting Fee Letter duly executed and delivered by the Borrower and a copy of the Borrowing Request related to the Super Senior Term Loans delivered to the Agent pursuant to Section 4.02(c).

The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Borrowing. The obligation of each Lender to make a Term Loan on the occasion of any Borrowing (other than a conversion or continuation of any Loan), is subject to the satisfaction of (or waiver of in accordance with Section 9.02) the following conditions:

(a)    The representations and warranties of Holdings and the Borrower set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date.

(b)    At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)    The Agent shall have received, a Borrowing Request five (5) Business Days prior to funding in the form set forth in this Credit Agreement; provided such Borrowing Request may delivered (1) Business Day prior to the Closing Date (or, in each case, such shorter period as the Agent or Required Lenders may agree).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than Obligations expressly stated to survive such payment and termination), each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Agent for distribution to each Lender:

(a)    within ninety (90) days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year ending December 31, 2025, within 120 days after the end of such fiscal year) commencing with the fiscal year of the Borrower ending December 31, 2025, its audited consolidated balance sheet and related statements of earnings, changes in shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing without a “going concern” or like qualification or exception or qualification or exception as to the scope of the audit (other than (a) impending maturity of the Term Loans, (b) failure to satisfy any financial covenant set forth in any documentation evidencing Permitted Indebtedness, (c) qualifications with respect to changes in accounting principles or practices reflecting changes in GAAP that are required or approved by the Borrower’s accountants or (d) any emphasis of matter or explanatory paragraph) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)     within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, in the case of the fiscal quarters ending March 31, 2026 and June 30, 2026, within 60 days after the end of such fiscal quarter) commencing with the fiscal quarter of the Borrower ending March 31, 2026, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     concurrently with any delivery of financial statements under clause (b) above and clause (e) below to the Agent, commencing with the financial statements delivered pursuant to clause (b) with respect to the fiscal quarter ending March 31, 2026, a compliance certificate substantially in the form of Exhibit B of a Financial Officer of the Borrower (i) certifying, in the case of the financial statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consis‐tently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) certifying as to whether, to the knowledge of such Financial Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d)    promptly, and in any event within five (5) Business Days, after receipt thereof by Holdings or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(e)     promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Agent or any Lender (acting through the Agent) may reasonably request;

(f)     promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender (acting through the Agent) may reasonably request; (y) following entry into an Acceptable ABL Facility, any financial statements or other material information provided to the agent or lenders under an Acceptable ABL Facility Financing (to the extent not already provided under this Agreement), including any borrowing base certificates and related calculations; and (z) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether made available by the Agent); provided that the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents

SECTION 5.02.    Notices of Material Events. The Borrower will furnish to the Agent (for distribution to each Lender) written notice of the following promptly after a Responsible Officer having actual knowledge thereof:

(a)      the occurrence of any Default;

(b)     the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)      any other development that has resulted a Material Adverse Effect;

(e)     any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(f)      the occurrence of any event of default under the Acceptable ABL Financing Documents or under any agreement or document governing other Indebtedness relating to Indebtedness in an aggregate principal amount equal to or greater than $20,000,000.

Each notice delivered under this Section shall be in writing and shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of its Material Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, all reasonable actions (as determined in the Borrower’s and such Subsidiary’s reasonable business judgment) to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights necessary in the conduct of the business of the Borrower and Subsidiaries taken as a whole, (including any required professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (b), to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that, the foregoing shall not prohibit any merger, consolidation, Disposition, liquidation or, dissolution or other transaction permitted under Section 6.03.

SECTION 5.04.    Payment of Taxes. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05.    Maintenance of Properties; Insurance. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted and except (i) as otherwise permitted by Section 6.03 or 6.04 or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, in all material respects, with carriers reasonably believed by the Borrower to be financially sound and reputable or through reasonable and adequate self-insurance (i) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Agent, upon any reasonable request of the Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Agent, on or prior to the sixtieth day following the Closing Date, endorsements (x) to all “All Risk” physical damage insurance policies on all of the tangible personal property and assets of the Borrower and the Subsidiary Guarantors naming the Agent as lender loss payee, and (y) to all general liability and other liability policies of the Borrower and the Subsidiary Guarantors naming the Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part then due and payable relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent reasonably deems advisable, it being agreed that the Agent shall reasonably promptly notify the Borrower of any such action. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Captive Insurance Subsidiaries shall not provide insurance or reinsurance coverage for any Person other than the Borrower, the Subsidiary Guarantors, Affiliates of the Borrower, the other Subsidiaries of the Borrower, transportation providers or Managed Entities, without the prior written consent of the Agent.

SECTION 5.06.    Books and Records; Inspection Rights. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made and, subject to Section 5.01(b), in form permitting financial statements conforming with GAAP to be derived therefrom. Each of Holdings and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Agent, at reasonable times during business hours and upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records for the purpose of verifying the accuracy of the various reports delivered by the Borrower or its Subsidiaries to the Agent pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and, in connection therewith, to discuss its affairs, finances and condition with its Financial Officers and, provided that Holdings, the Borrower or such Subsidiary is afforded a reasonable opportunity to participate in such discussion, its independent accountants; provided that, so long as no Event of Default has occurred and is continuing, the Agent’s exercise of such rights set forth in this sentence may not be made more than one time in any calendar year. Holdings and the Borrower acknowledge that, subject to Section 9.12, the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to Holdings and its Subsidiaries’ assets for internal use by the Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither Holdings nor any Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent (or any designated representative) is then prohibited by law or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.07.    Compliance with Laws.

(a)     Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) in instances in which such laws, rules, regulations or orders are being contested in good faith by appropriate Proceedings diligently conducted (as reasonably determined by the Borrower).

(b)    Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, ensure that (i) billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal Healthcare Laws relating to self-referrals and anti-kickback measures, including 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2), and 42 U.S.C. Section 1395nn, except, in each case with respect to clauses (i) and (ii) above, where the failure to so comply would not result in a Material Adverse Effect.

(c)     Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, maintain policies that are consistent with HIPAA in all material respects.

(d)    Each of Holdings and the Borrower will maintain in effect and enforce policies and procedures designed to ensure material compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.    Use of Proceeds. The proceeds of the Term Loans will be used only (i) for the cash collateralization of letters of credit; (ii) to pay fees and expenses associated with the Plan of Reorganization; (iii) the working capital needs and (iv) for general corporate purposes of Holdings and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, except in each case to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.    Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)    As promptly as possible but in any event within five (5) Business Days (or such later date as may be agreed upon by the Required Lenders) after any Person becomes a Material Domestic Subsidiary or any Domestic Subsidiary qualifies independently as, or is designated by the Borrower or the Agent as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary”, the Borrower shall provide the Agent with written notice thereof and shall cause each such Subsidiary which also qualifies as a Material Domestic Subsidiary to deliver to the Agent a joinder to the Guaranty Agreement and a joinder to the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Guaranty Agreement and the Security Agreement to be accompanied by requisite organizational resolutions, other organizational documentation and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Required Lenders and its counsel (but, with respect to any such legal opinion, limited to the types of matters covered in the legal opinions delivered pursuant to Section 4.01).

(b)     Subject to the terms, limitations and exceptions set forth herein and in the applicable Collateral Documents, the Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to perfected Liens in favor of the Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 and the provisions of the Collateral Documents. With respect to the pledge of any Equity Interest in any Subsidiary and subject to the terms, limitations and exceptions set forth in the applicable Collateral Documents, the Borrower will cause (A) 100% of the issued and outstanding Equity Interests of each Pledge Subsidiary that is a Domestic Subsidiary (other than Domestic Foreign Holding Companies and Subsidiaries of a CFC or a Domestic Foreign Holding Company) or a Foreign Subsidiary that is not a CFC and (B) 100% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Pledge Subsidiary (i) that is a Foreign Subsidiary treated as a CFC and (ii) that is a Domestic Foreign Holding Company, in each case directly owned by the Borrower or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected (subject in any case to Liens permitted by Section 6.02) Lien in favor of the Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents. Without limiting the generality of the foregoing, Holdings and the Borrower will, and will cause each Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property owned by Holdings, the Borrower or such Subsidiary Guarantor which does not constitute Excluded Real Property within ninety (90) days after the acquisition thereof or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Closing Date until the date that occurs fourteen (14) days after the Borrower has delivered to the Agent and the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower of that fact and (if applicable) notification to the Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower of such notice; and (iii) if such notice is required to be provided to the Borrower and flood insurance is available in the community in which such real property is located, evidence of required flood insurance.

(c)    Without limiting the foregoing, Holdings and the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Agent (acting at the direction of the Required Lenders) may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the terms, limitations and exceptions set forth herein or in any Collateral Document, all at the expense of the Borrower.

(d)    If any material assets are acquired by a Loan Party after the Closing Date (other than (i) Excluded Assets or (ii) assets of the type constituting Collateral under the Security Agreement that either become subject to the Lien under the Security Agreement upon acquisition thereof or with respect to which no notice or further action would be required to create or perfect the Agent’s Lien in such assets), the Borrower will notify the Agent thereof, and, if requested by the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and, as applicable, cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Required Lenders to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower, subject, however, to the terms, limitations and exceptions set forth herein or in any Collateral Document.

(e)    Notwithstanding anything to the contrary herein or in the other Loan Documents, neither Holdings, the Borrower nor any Subsidiary Guarantor shall be required, nor shall the Agent be authorized, (i) to perfect any pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (B) filings in United States government offices with respect to intellectual property as expressly required in the Loan Documents, (C) delivery to the Agent to be held in its possession of all Collateral consisting of material intercompany notes, stock certificates of Holdings and its subsidiaries and material instruments issued to the Borrower or any other Subsidiary Guarantors; (D) necessary perfection steps with respect to commercial tort claims and letters of credit which do not constitute Excluded Assets; (E) the filing and recording of Mortgages; and (F) the entry into control agreements or (ii) to take any action (other than the actions listed in clauses (i)(A) and (F) above) with respect to any assets located outside of the United States, or enter into any agreement or document governed by the laws of any jurisdiction outside of the United States.

SECTION 5.10.    Cooperation. Each of Holdings and the other Loan Parties shall, and shall cause their respective officers, directors, employees and advisors to, cooperate with the Agent, the Lenders and their advisors in furnishing information as and when reasonably requested by Agent or any other Lender regarding the Collateral or Borrower’s or any other Loan Party’s financial affairs, finances, financial condition, business and operations, subject to confidentiality obligations under this Agreement or reasonable non-disclosure agreements with respect to material non-public information.

SECTION 5.11.    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain in effect: (a) a public corporate family rating of the Borrower and a rating of the Credit Facilities, in each case from Moody’s and (b) a public corporate credit rating of the Borrower and a rating of the Credit Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of reasonable and customary rating agency fees and cooperation with reasonable and customary information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than Obligations expressly stated to survive such payment and termination), Holdings and the Borrower covenant and agrees with the Lenders that:

SECTION 6.01.    Indebtedness. Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)      the Secured Obligations;

(b)      Indebtedness existing on the Closing Date and set forth in Schedule 6.01;

(c)     Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.05;

(d)    Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary;

(e)     So long as the Obligations with respect to the Super Senior Term Loans are not outstanding (or, substantially concurrently with the entry into an Acceptable ABL Facility, will no longer be outstanding), Indebtedness represented by an Acceptable ABL Facility in an aggregate principal amount not to exceed $250,000,000;

(f)     customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(g)    Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit entered into in the ordinary course of business for legitimate business purposes;

(h)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(i)      Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(j)    Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(l)      Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(m)    Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(n)    Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of Holdings, the Borrower, or any of its Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(o)      Indebtedness expressly permitted under Section 6.04;

(p)    Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of Holdings and its Subsidiaries incurred in the ordinary course of business or existing on the Closing Date; and

(q)      other Indebtedness not constituting Indebtedness for borrowed money in an aggregate principal amount not to exceed $10,000,000.

Notwithstanding the foregoing, or anything to the contrary contained herein, (i) other than with respect to any Indebtedness existing as of the Closing Date, all Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Secured Obligations on terms reasonably satisfactory to the Agent and (ii) no Loan Party shall guarantee any Indebtedness of any Joint Venture or of any Subsidiary that is not a Loan Party, other than guaranties in the ordinary course of business for bona fide business purposes.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower may classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (x) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 6.01 and (y) all Indebtedness outstanding under an Acceptable ABL Facility will be deemed to have been incurred in reliance only on the exception in clause (e) of this Section 6.01.

SECTION 6.02.    Liens. Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)      Liens created pursuant to any Loan Document including with respect to any obligation to provide cash collateral;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of Holdings, the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02;

(d)    cash collateral securing obligations in respect of letters of credit of Loan Parties entered into in the ordinary course of business for legitimate business purposes;

(e)      [reserved];

(f)      Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to the Borrower or such other Loan Party;

(g)     Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries the ordinary course of business;

(h)     Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(i)     statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(j)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)    Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings, the Borrower or any of its Subsidiaries in connection with any Acquisition permitted by this Agreement, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(l)    in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(m)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(n)     Dispositions and other sales of assets permitted under Section 6.04;

(o)    to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Permitted Investments”;

(p)    Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(q)    Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any such Loan Party or Subsidiary;

(r)    Liens of sellers of goods to any Loan Party and any of their respective Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(s)     to the extent constituting a Lien, in the case of any Joint Venture of the Borrower or any Subsidiary, any put and call arrangements related to its Equity Interests set forth in organizational documents or any related Joint Venture or similar agreement;

(t)     Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs; provided that the Borrower or the other applicable Loan Party, in each case, shall have established adequate reserves for such claims or actions;

(u)     Licenses of intellectual property granted in the ordinary course of business;

(v)      Liens securing Indebtedness permitted under Section 6.01(e) subject to an Acceptable Intercreditor Agreement;

(w)   any interest and title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, licenses, subleases or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of its business and not otherwise prohibited by this Agreement; and

(x)      Liens in favor of customers on cash advances maintained in restricted customer escrow accounts actually received from customers of the Borrower or any Subsidiary in the ordinary course of business so long as such cash advances were made for the provision of future services by the Borrower or any such Subsidiary.

SECTION 6.03.    Fundamental Changes. (a) Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)     any Person (other than the Borrower or any of its Subsidiaries) may merge or consolidate with the Borrower or any of its Subsidiaries; provided that any such merger or consolidation involving (A) the Borrower must result in the Borrower as the surviving entity and (B) a Subsidiary Guarantor must result in such Subsidiary Guarantor as the surviving entity;

(ii)    any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is or becomes a Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity);

(iii)    any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party;

(iv)    Holdings and its Subsidiaries may sell, transfer, lease or otherwise dispose of any Subsidiary that is not a Loan Party (and, in connection with a liquidation, winding up or dissolution or otherwise, any Subsidiary that is not a Loan Party may sell, transfer, lease, license or otherwise dispose of any, all or substantially all of its assets) to another Subsidiary that is not a Loan Party;

(v)      Dispositions permitted by Section 6.04 (and any mergers or consolidations in connection therewith);

(vi)   any Subsidiary may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(vii)   any Subsidiary may liquidate, wind up or dissolve (and Dispose of all or substantially all of its assets in connection therewith) if its assets are transferred to the Borrower or any Subsidiary Guarantor or, if such Subsidiary is not a Subsidiary Guarantor, to any other Subsidiary;

provided that any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted, to the extent applicable, by Section 6.05.

(b)     Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from businesses of the type conducted by the Holdings and its Subsidiaries (taken as a whole) on the Closing Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

(c)     Each of Holdings and the Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Closing Date.

(d)     Each of Holdings and the Borrower will not permit Prometheus to (A) engage in any material operating or business activities (including making or permitting to exist any loans or advances to, or making or permitting to exist any Investment or any other interest in, any other Person) or own or acquire any material assets or other property, in each case other than ownership of Equity Interests of the Mercury Joint Venture, including activities ancillary thereto; (B) incur any Indebtedness or other liabilities, directly or indirectly, by way of Guarantee, suretyship or otherwise in excess of $1,000,000 (in each case, other than liabilities reasonably incurred in connection with its maintenance of its existence or imposed by law or otherwise ancillary to its ownership of Equity Interests of the Mercury Joint Venture); or (C) create, incur, assume or permit to exist any Liens on any of its Equity Interests of the Mercury Joint Venture (other than Liens in favor of the Agent).

(e)     Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the equity interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with its organizational documents, the Loan Documents, and the ABL Exit Facility, (v) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, and (vi) providing usual and customary indemnification to officers and directors, and activities incidental to the businesses or activities described in clauses (i) to (v) of this paragraph.

SECTION 6.04.    Dispositions. Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, make any Disposition, except:

(a)      Dispositions of obsolete, worn out, unused or surplus property in the ordinary course of business;

(b)    Dispositions of cash, including in connection with the cash collateralization of letters of credit, inventory and Permitted Investments in the ordinary course of business;

(c)    Dispositions of property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.

(d)      Dispositions of property by any Loan Party to any other Loan Party;

(e)    leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on terms that do not interfere in any material respect with the business of the Holdings and its Subsidiaries, taken as a whole;

(f)      Dispositions of intellectual property rights that are no longer used or useful in the business of the Holdings and its Subsidiaries;

(g)      the discount, write-off or Disposition of accounts receivable, in each case in the ordinary course of business;

(h)     Restricted Payments permitted by Section 6.08, Investments permitted by Section 6.05, Liens permitted by Section 6.02 and transactions and Dispositions permitted by Section 6.03 (other than clause (a)(v) thereof); and

(i)      any Disposition of assets with an aggregate fair market value of less than $10,000,000.

Notwithstanding the foregoing, or anything to the contrary contained herein, no intellectual property or other asset that is material to the business of the Loan Parties, taken as a whole, shall be assigned, transferred, or exclusively licensed or exclusively sublicensed (other than with respect to a terminable and limited license or sublicense of intellectual property granted for legitimate business purposes with a territorial, field, or other scope restriction, and on terms that do not interfere in any material respect with the business of the Loan Parties, taken as a whole) to any Subsidiary that is not a Loan Party.

SECTION 6.05.    Investments, Loans, Advances, Guarantees and Acquisitions. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any Person or all or substantially all of the assets of any Persons or any assets of any other Person constituting a business unit, division, product line or line of business of such Person (each of the foregoing transactions described in the foregoing clauses (i) and (ii), an “Investment”), except:

(a)      cash and Permitted Investments;

(b)    (i) Investments by the Holdings and its Subsidiaries existing on the Closing Date in the capital stock of their respective Subsidiaries, (ii) Investments by the Holdings and its Subsidiaries in a Loan Party; (iii) Investments by any Person existing on the date such Person becomes a Subsidiary or consolidates or merges with the Borrower or any of its Subsidiaries pursuant to a transaction otherwise permitted hereunder; (iv) Investments by Subsidiaries that are not Subsidiary Guarantors in other Subsidiaries that are not Subsidiary Guarantors and (v) Investments by the Borrower and the Subsidiary Guarantors in Foreign Subsidiaries to the extent such Investments are funded solely with the proceeds of the issuance by the Borrower of its Equity Interests;

(c)    bank deposits and prepaid expenses made in the ordinary course of business and Investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(d)    Guarantees and other Indebtedness permitted by Section 6.01, and transactions permitted by Section 6.03 to the extent constituting Investments;

(e)    Investments comprised of notes payable, stock or other securities issued by account debtors to the Borrower or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar Proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;

(f)     extensions of trade credit or the holding of receivables in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)    the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, in each case to the extent the payment therefore is permitted under Section 6.08;

(h)      endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(i)     transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04;

(j)      Investments constituting the creation of new Subsidiaries so long as the Borrower or such Subsidiary complies with Section 5.09 hereof and any Investment in such new Subsidiary is otherwise permitted under this Section 6.05;

(k)    Guarantees of leases and other contractual obligations of any Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business;

(l)      transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the Borrower or a Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(m)    Investments in existence on the Closing Date and described in Schedule 6.05; and

(n)     Investments to support regulatory capitalization requirements, insurance or reinsurance obligations of Captive Insurance Subsidiaries in the ordinary course of business.

For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For purposes of determining compliance with this Section 6.05, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.06.    [Reserved].

SECTION 6.07.    Transactions with Affiliates. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (b) transactions between or among the Holdings and its Subsidiaries (or an entity that becomes a Subsidiary of the Borrower as a result of such transaction) (or any combination thereof), (c) the payment of customary fees to directors of the Borrower or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee Benefit Plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Borrower or any of its Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Holdings and its Subsidiaries, (e) loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 6.08 and transactions permitted by Section 6.03, (f) issuances of Equity Interests to Affiliates and the registration rights and payments associated therewith, (g) transactions with Affiliates as set forth on Schedule 6.07 (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (h) any license, sublicense, lease or sublease (1) in existence on the Closing Date, (2) in the ordinary course of business or (3) substantially consistent with past practices, (i) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and Investments permitted by Section 6.05 in joint ventures, (j) advances of working capital to any Loan Party, (k) transfers of cash and assets to any Loan Party, and (l) intercompany transactions expressly permitted by Section 6.01, Section 6.03, Section 6.04, Section 6.05 and Section 6.08.

SECTION 6.08.    Restricted Payments. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, pay or make, directly or indirectly, any Restricted Payment, except:

(a)     Holdings and each Subsidiary may declare and pay dividends or other distributions or make other Restricted Payments with respect to its Equity Interests payable solely in additional common Equity Interests of such Person;

(b)     Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Loan Parties and (y) in the case of a Subsidiary that is not a Wholly Owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Borrower or a Subsidiary), (ii) make other Restricted Payments to the Borrower or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Loan Parties) and (iii) make any Restricted Payments that the Borrower would have otherwise been permitted to make pursuant to this Section 6.08 and (iv) for any taxable period for which the Borrower or any of its Subsidiaries are members of a consolidated, combined or similar income Tax group for U.S. federal and/or applicable state or local income Tax purposes (or are entities treated as disregarded from any such members for U.S. federal income Tax purposes) of which the Borrower or a direct or indirect owner of the Borrower is the common parent (a “Tax Group”), pay dividends or make other distributions not to exceed such common parent’s actual tax liabilities in respect of the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Holdings and its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Holdings and its Subsidiaries, as applicable, would have been required to pay as a stand-alone Tax Group (taking into account any loss carryovers and other tax attributes) and the amount of such payments will not be in duplication with Taxes paid or withheld directly by Holdings and its Subsidiaries; provided further that any non-Loan Parties shall make distributions to Loan Parties with respect to the portion of such Tax liabilities attributable to such non-Loan Parties;

(c)     the Borrower and each Subsidiary may make Restricted Payments in an aggregate amount not to exceed $10,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements, incentive plans or other Benefit Plans for management, directors, employees or former employees of Holdings and its Subsidiaries; provided, that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;

(d)     the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests;

(e)     cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)      cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for or by reference to Equity Interests of Borrower or any direct or indirect parent company of Borrower; and

(g)    the Borrower may redeem, repurchase or otherwise acquire its Equity Interests from (i) retired or terminated employees or officers or employees, officers or directors of the Borrower or its Subsidiaries pursuant to employment agreements entered into in the ordinary course of business or (ii) holders of restricted Equity Interests to the extent representing withholding tax obligations provided that purchases described in this clause (g) shall not exceed $10,000,000 in any fiscal year; provided that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and any amount carried over from the previous fiscal year shall be used in total with or prior to the permitted amount for each fiscal year, in each case, provided no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment occurs or would occur as a result thereof.

SECTION 6.09.    Restrictive Agreements. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations (to the extent required by the Loan Documents), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to Loan Parties that are holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary Guarantor, to the extent required by the Loan Documents, to Guarantee the Secured Obligations; provided that (i) this Section 6.09 shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date identified on Schedule 6.09 and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of, or in the granting of Liens on, assets that are encumbered by a Lien permitted by Section 6.02, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the Borrower, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts, (J) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting assignment thereof; and (K) restrictions pursuant to the Acceptable ABL Financing Documents as in effect on the Closing Date; (ii) clause (a) of this Section 6.09 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of this Section 6.09 shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, or to specific property to be sold pursuant to an executed agreement with respect to a permitted Disposition or other sale or disposition permitted by Section 6.04 and (iv) this Section 6.09 shall not apply to customary restrictions and conditions with respect to joint ventures.

SECTION 6.10.    Prepayments of Restricted Junior Debt and Amendments to Restricted Junior Debt Documents.

(a)     Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, in each case prior to the scheduled maturity date therefor, any Indebtedness of any Loan Party or any Subsidiary (other than intercompany Indebtedness permitted by Section 6.01(c)) that is subordinated in right of payment or in ranking of Liens to the Loans (such Indebtedness, “Restricted Junior Debt”) (other than pursuant to any refinancings, renewals or replacements of such Indebtedness to extent permitted by Section 6.01).

(b)    Furthermore, each of Holdings and the Borrower will not, and will not permit any Subsidiary to, amend the terms of any Restricted Junior Debt if such amendment, modification or change would add, modify or change any terms in a manner materially adverse to the interests of the Lenders (provided, that if such Restricted Junior Debt, when originally incurred or at the time of such amendment, modification or change, would be permitted to be incurred having terms and conditions that give effect such amendment, modification or change, then such amendment, modification or change shall not be deemed adverse to the interests of the Lenders).

SECTION 6.11.    Healthcare Permits; Healthcare Fines. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to:

(a)     Permit or cause to suffer any revocation by a state or federal regulatory agency any Governmental Approvals or Healthcare Permit to the extent such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approvals or Healthcare Permit was held by or originally issued for the benefit of the Borrower, a Subsidiary or a Contract Provider with whom the Borrower or Subsidiary has entered into a management agreement.

(b)     Permit one or more penalties or fines in an aggregate amount in excess of $20,000,000 to be unpaid when due (subject to any applicable appeal period) by the Loan Parties during any 12-month period under any Healthcare Law.

ARTICLE VII

Events of Default

SECTION 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary Guarantor in this Agreement or any other Loan Document or any document delivered in connection herewith or therewith, shall prove to have been incorrect in any material respect when made or deemed made;

(d)     Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it (or its Subsidiaries, to the extent applicable) contained in Section 5.02(a), 5.03 (solely with respect to the Borrower’s existence), or 5.08, 5.11 and in Article VI;

(e)    Holdings, the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant or agreement applicable to it contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

(f)     Holdings, the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness of Holdings, the Borrower or such Material Subsidiary, as applicable, when and as the same shall become due and payable, which is not cured within any applicable grace period provided for in the applicable agreement or instrument under which such Indebtedness was created;

(g)     any event or condition occurs that results in an Acceptable ABL Facility or any Material Indebtedness of Holdings, the Borrower or any Material Subsidiary becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period, and delivery of any applicable required notice, provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01, (iii) any reimbursement obligation in respect of a letter of credit, banker’s acceptance or similar obligation as a result of a drawing thereunder by a beneficiary thereunder in accordance with its terms and (iv) any such Material Indebtedness that is mandatorily prepayable, redeemable or able to be repurchased prior to the scheduled maturity thereof (A) with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness, the sale or other Disposition of any assets or a casualty or other proceeds-generating event, so long as such Material Indebtedness that has become due is so prepaid in full with such net proceeds required to be used to prepay such Material Indebtedness when due (or within any applicable grace period) or (B) constituting a “special mandatory redemption” or similar requirement applicable to debt securities incurred to finance one or more transactions if such transaction(s) will not be consummated or are not consummated within a specified timeframe, in the case of clauses (A) and (B) above, provided that such event shall not have otherwise resulted in an event of default with respect to such Material Indebtedness;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, or (iv) make a general assignment for the benefit of creditors;

(j)      Holdings, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more final judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not paid, fully bonded or covered by a Solvent and unaffiliated insurer that has not denied coverage) shall be rendered against Holdings, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated and undismissed for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Material Subsidiary to enforce any such judgment and such action shall not have been stayed;

(l)     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)    a Change in Control shall occur;

(n)    any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full in cash of all Secured Obligations (other than in respect of unasserted indemnification and expense reimbursement contingent indemnification obligations that survive the termination of this Agreement not yet due and payable), ceases to be in full force and effect in all material respects; or a Loan Party contests in writing the validity or enforceability of any provision of any Loan Document, or contests that it has any or further liability or obligation under any Loan Document (other than as a result of (x) the discharge of such Loan Party in accordance with the terms thereof, (y) a release of Collateral in accordance with the terms hereof or (z) the termination of such Loan Document in accordance with the terms thereof), or purports in writing to revoke, terminate or rescind any Loan Document;

(o)    any Collateral Document, after execution thereof, shall for any reason (other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.04), (ii) to the extent any loss of perfection or priority results solely from (A) the Agent no longer having possession of certificates actually delivered to it representing Equity Interests pledged under any Collateral Document or (B) a UCC filing having lapsed because a UCC continuation statement was not filed in a timely manner or (iii) the satisfaction in full in cash of all Secured Obligations) fail to create a valid and perfected security interest in any material portion of the Collateral purported to be covered thereby;

(p)      there shall occur an Exclusion Event; or

(q)      the occurrence of any “Event of Default” under the credit agreement governing an Acceptable ABL Facility.

SECTION 7.02.    Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to Holdings or the Borrower described in Section 7.01(h) or 7.01(i) occurring upon the occurrence of an actual or deemed entry of an order for relief under the Bankruptcy Code of the United States), and at any time thereafter during the continuance of such Event of Default, the Agent at the direction of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the other Loan Parties; and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and applicable law.

If an Event of Default described in Section 7.01(h) or 7.01(i) occurs upon the occurrence of an actual or deemed entry of an order for relief under the Bankruptcy Code of the United States with respect to Holdings or the Borrower, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Agent and the Lenders in the Loan Documents, the Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by each of Holdings and the Borrower on behalf of itself and its Subsidiaries. The Borrower further agrees on behalf of itself and its Subsidiaries, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 7.04, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, Holdings on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other Disposition.

SECTION 7.03.    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Borrower or the Required Lenders:

(a)      all payments received on account of the Secured Obligations shall, subject to Section 2.20, be applied by the Agent as follows:

(i)    first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Agents (including fees and disbursements and other charges of counsel to the Agents payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Agents in its capacity as such);

(ii)     second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts payable to the Super Senior Term Lenders (including fees and disbursements and other charges of counsel to the Super Senior Term Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)   third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Super Senior Term Loans and any Applicable Premium;

(iv)    fourth, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts payable to the Takeback Term Lenders and other Secured Partes (including fees and disbursements and other charges of counsel to the Takeback Term Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(v)     fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Takeback Term Loans;

(vi)    sixth, to the payment in full of all other Secured Obligations, in each case ratably among the Agents, the Lenders, and the other Secured Parties based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vii)    finally, the balance, if any, after all Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

The Administrative Agent and Collateral Agent

SECTION 8.01.    Authorization and Action.

(a)     Each Lender hereby irrevocably designates and appoints the entity named as Administrative Agent and Collateral Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are expressly delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize Wilmington Trust, National Association (in its capacity as Administrative Agent and Collateral Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)    the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)    where the Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)    nothing in this Agreement or any Loan Document shall require the Agent to account to any Lender for any sum or the profit element of any sum received by the Agent for its own account.

(d)    The Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)     [reserved].

(f)    In case of the pendency of any Proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such Proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial Proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such Proceeding.

(g)    The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

SECTION 8.02.    Agent’s Reliance, Limitation of Liability, Etc.

(a)     Neither the Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party in good faith and reasonably believed by it to be within the power conferred upon it (including without limitations for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instructions to exercise such discretion or grant such consent from any such Lender, as applicable), the Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as expressly provided for herein or in the other Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment), (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder, (iii) without any duty to take any discretionary actions or exercise discretionary powers and shall not be required to exercise any discretion or to take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided herein or in the other Loan Documents); provided that, such Agent shall not be required to take any action (x) unless furnished with an indemnification satisfactory to such Agent from the Lenders with respect thereto or (y) that, in its opinion or in the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, (iv) liable for any error in judgment made by such party (or by an officer or other employee of such party) in good faith, (v) liable for any indirect, special, punitive or consequential damages (including without limitation, lost profits) whatsoever, even if such party has been informed of the likelihood thereof and regardless of the form of action, (vi) required to take any action under this Agreement, the other Loan Documents or any related document if taking such action would (x) subject such party to a tax in any jurisdiction where it is not then subject to a tax or (y) would require such party to qualify to do business in any jurisdiction where it is not then so qualified, and (vii) under any duty as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the such party or any income thereon or as to the preservation of rights prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it, and such party shall not be under any obligation to independently request or examine insurance coverage with respect to any collateral nor shall any such party be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of any other Person or any other party selected by the Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral, and the Agent shall not be required to monitor the performance of any such Persons holding Collateral (for the avoidance of doubt, the Agent shall not be responsible to the Lenders for the perfection of any lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments).

(b)    The Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof (stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section) is given to the Agent by the Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (conspicuously marked as a “notice of Default” or a “notice of an Event of Default”) is given to the Agent by the Borrower, or a Lender, and received by an officer of such Agent responsible for the administration of this Agreement, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

(c)     Without limiting the foregoing, the Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may conclusively rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan; and (vi) shall be entitled to conclusively rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders. Notwithstanding anything herein or in any other Loan Document to the contrary, and without limiting any rights, protections, immunities or indemnities to the Agent hereunder, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” and phrases of similar import that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to take such action or to exercise such rights.

(d)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, the Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of any Benchmark (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Loan Documents, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any adjustment or modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Loan Documents are necessary or advisable, if any, in connection with any of the foregoing. The Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any other Loan Document as a result of the unavailability of any Benchmark (or other applicable benchmark interest rate), including as a result of any inability, delay, error or inaccuracy on the part of any other party, including without limitation any Lenders or Borrowers, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Agent shall have no liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, including but not limited to Bloomberg (or any successor source) and the Bloomberg or Reuters screen (or any successor source), or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website or any website administered by the Term SOFR Administrator, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

(e)    If at any time the Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

The Agent’s rights, protections, indemnities and immunities provided in this Agreement shall apply to the Agent for any actions taken or omitted to be taken under this Agreement and any other Loan Documents and any other related agreements in any of its respective capacities.

SECTION 8.03.    Posting of Communications.

(a)     The Borrower agrees that the Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.    The Agent Individually. With respect to its Commitments and Loans, the Person serving as the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The Person serving as the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Agent and without any duty to account therefor to the Lenders.

SECTION 8.05.    Successor Agent.

(a)    The Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint, or petition a court of competent jurisdiction to appoint, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.

(b)     Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Lender. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06.    Acknowledgements of Lenders .

(a)    Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities law), (iii) it has, independently and without reliance upon the Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)     Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Closing Date.

(c)

(i)    Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)    Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by the Borrower or any other Loan Party.

(iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07.    Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency Proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Secured Parties. The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Agent of documents in connection with any such release shall be without recourse to or warranty by the Agent.

(b)     [reserved].

(c)     The Secured Parties irrevocably authorize the Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c). The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08.    Credit Bidding.

(a)    The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09.    Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent or any of its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent or any of its Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)    The Agent hereby informs the Lenders that it is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, Agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10.    Borrower Communications. The Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)    Each of the Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Agent’s generally applicable document retention procedures and policies.

(e)     Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.11.    Additional Agent Related Provisions.

(a)    The permissive rights of the Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Agent shall not be answerable for other than its gross negligence or willful misconduct.

(b)    The Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement or any other Loan Document, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of Federal Reserve Bank wire or telex or other communications or computer facilities, malware or ransomware attack, disease, epidemic or pandemic, quarantine, national emergency, utility failure, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(c)    Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i)    if to Holdings or the Borrower, to it at 6900 Layton Avenue, Suite 1200, Denver Colorado 80237, Attention of Heath Sampson (Telephone No. (303) 728-7006) (Email: heath.sampson@modivcare.com);

(ii)     if to the Agent, to it at 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention of Jeffrey Rose (Telephone No. (612) 217-5630) (Email: jrose@wilmingtontrust.com); and

(iii)     if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to any Loan Party, the Lenders, and the Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.    Waivers; Amendments.

(a)    No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) subject to clause (x) below, reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that none of the waiver or reduction of any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.13(c) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon (other than interest payable at the applicable default rate set forth in Section 2.13(c)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(e) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.20(b) or 7.03 without the written consent of each Lender, (vi) (x) subordinate the Liens to liens securing any other debt and/or (y) subordination of any Obligations in right of payment to the payment of any other debt, in each case, without consent of each Lender directly and adversely affected thereby; provided that, notwithstanding the foregoing, the Liens may be subordinated to liens securing such other debt and/or the Obligations may be subordinated in right of payment to such other debt, in each case, (x) solely to the extent that such debt is provided by one or more existing Lenders and each other Lenders is offered a bona fide right to provide its pro rata share of such other debt on not less than five (5) Business Days’ notice, or (y) with respect to an Acceptable ABL Facility with a principal amount not to exceed the amount set forth in Section 6.01(e) pursuant to an Acceptable Intercreditor Agreement; (vii) change any of the provisions of this Section or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) release Holdings or all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty Agreement, in each case, without the written consent of each Lender, (ix) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; or (x) changing the manner, form or currency of any payment (or any portion thereof) due to any Lender, or permitting any interest or other payment (or portion thereof) due to any Lender to be paid in kind instead of in cash, in each case, without the prior written consent of Supermajority Lenders; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, hereunder without the prior written consent of the Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)     Without limiting section 9.02(b), without the prior written consent of the Required Super Senior Term Lenders, (i) no Prepayment Event or Premium Trigger Event may be modified or waived; (ii) no condition set forth in Article IV hereof may be modified or waived; and (iii) none of the Holdings, the Borrower nor any Subsidiary shall create, incur, assume or permit to exist any Indebtedness that is senior in payment priority to the Super Senior Term Loans or secured by liens that are senior to the Liens securing the Super Senior Term Loans (other than, in each case, Indebtedness or Liens that are permitted to incurred under this Agreement on the Closing Date).

(d)    The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the satisfaction of the Final Release Conditions, (ii) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agent, (iii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or Disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (v) as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral (except to the extent any of the foregoing constitutes Excluded Assets). In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, to (i) subordinate the Obligations in right of payment to Indebtedness permitted by Section 6.01(e) and (ii) subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(v), in each case, in accordance with, and subject to entry into, an Acceptable Intercreditor Agreement.

(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f)     Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower or other applicable Loan Parties only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Agent or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

SECTION 9.03.    Expenses; Limitation of Liability; Indemnity, Etc.

(a)    Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with such specialist counsel as may reasonably be required by the Agent, and a single firm of local counsel in each applicable jurisdiction) and the Required Lenders, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel to all such parties, along with such specialist counsel as may reasonably be required by the Agent, and a single firm of local counsel in each applicable jurisdiction, for the Agent, and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the Agent or the applicable Lender) and the Required Lenders, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses (subject to the foregoing limitations with respect to legal fees and expenses) incurred during any workout, restructuring or negotiations in respect of such Loans. The Borrower shall reimburse and pay all reasonable and documented out of pocket expense incurred by the Fronting Lender in connection with the Transaction (including as set forth in the Fronting Fee Letter).

(b)    Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any other Loan Party shall not assert, and the Borrower and each other Loan Party hereby waives, any claim against the Agent, and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), other than any such claims for direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)    Indemnity. The Borrower shall indemnify the Agent each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm of primary counsel for all Indemnitees, along with such specialist counsel as may reasonably be required by the Agent, and a single firm of local counsel in each applicable jurisdiction for all Indemnitees and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any act or omission of the Agent in connection with the administration of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective Proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Controlled Related Parties in performing its activities or in furnishing its commitments or services under this Agreement or the other Loan Documents, (ii) a breach in bad faith by such Indemnitee or any of its Controlled Related Parties of its material obligations under this Agreement or the other Loan Documents (it being understood that this clause (ii) shall not apply to the Agent) or (iii) any dispute solely among Indemnitees (not arising from any act or omission of the Borrower or any of its Affiliates) other than claims against an Indemnitee acting in its capacity as, or in fulfilling its role as, the Agent, under this Agreement or the other Loan Documents). As used above, a “Controlled Related Party” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling Person or Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. For the avoidance of doubt, nothing herein shall limit any reimbursement or indemnity for the benefit of the Fronting Lender set forth in the Fronting Fee Letter.

(d)    Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (c) of this Section 9.03, each Lender severally agrees to pay to the Agent, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.

(e)     Payments. All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)    the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)    the Agent;

(ii)      Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date set forth in the Assignment and Assumption with respect to such assignment delivered to the Agent and determined on an aggregate basis) shall not be less than $1,000,000 unless each of the Borrower and the Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non‑public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates (other than in accordance with Section 9.04(f) below), (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18 or 9.03(d), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)      Disqualified Institutions.

(i)      No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution, the Borrower, any of the Borrower’s Subsidiaries or any of the Borrower’s Affiliates) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Agent shall have the right, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)    The Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(f)     Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with this Section 9.04(f) (which assignment shall not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(i)     no Event of Default has occurred and is continuing or would result therefrom,

(ii)    such assignment shall be made pursuant to (i) a bona fide open market purchase on a non-pro rata basis for cash consideration or (ii) an Auction Purchase Offer open to all Term Lenders of the applicable Class conducted in accordance with the Auction Procedures;

(iii)    any Term Loans assigned to any Purchasing Borrower Party shall, without further action by any Person, be automatically and permanently cancelled for all purposes and no longer outstanding (and may not be resold by any Purchasing Borrower Party), it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Consolidated Net Income or Consolidated EBITDA;

(iv)    in no event shall any Purchasing Borrower Party be entitled to vote hereunder in connection with the assigned Term Loans;

(v)    no more than one (1) Auction Purchase Offer with respect to any Class may be ongoing at any one time, no more than four (4) Auction Purchase Offers (regardless of Class) may be made in any one year and any Auction Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis; and

(vi)    the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.04(f) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased; provided that any such assignment shall not constitute a voluntary or mandatory prepayment for any other purpose under this Agreement or the other Loan Documents.

In connection with any Term Loans assigned and cancelled pursuant to this Section 9.04(f), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Purchasing Borrower Party in connection with an assignment permitted by this Section 9.04(f) shall not be subject to any of the pro rata payment or sharing requirements of this Agreement.

Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not (a) be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or to facilitate any, Dutch auction unless it is reasonably satisfied with the terms and restrictions of such auction or (b) have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases by the Borrower or any Subsidiary. Each Purchasing Borrower Party waives any rights to bring any action in connection with this Agreement against the Administrative Agent in its capacity as such, including, without limitation, with respect to any duties or obligations or alleged duties or obligations of such agent under the Loan Documents.

(g)    Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender solely through Dutch auctions or offers to purchase or take by assignment open to all Lenders on a pro rata basis, in each case subject to the following limitations: (i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to Agent an Assignment Agreement; (ii) Affiliated Lenders will not receive information provided solely to Lenders by Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; and (iii) (A) each Affiliated Lender shall represent and warrant to the selling Lender and Agent (other than any other Affiliated Lender), or shall make a statement that such representation cannot be made, that it does not possess material non-public information with respect to the Loan Parties and their Subsidiaries or the securities of any of them that has not been disclosed to the Term Loan Lenders generally (other than Term Loan Lenders who elect not to receive such information). Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” or “Supermajority Lender” to the contrary, for purposes of determining whether the Required Lenders or Supermajority Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Term Loans and Commitments held by Affiliated Lenders shall not exceed 25%.

(h)     Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that (and each Assignment Agreement shall provide a confirmation that) if a proceeding under any Debtor Relief Law shall be commenced by or against any Loan Party at a time when such Affiliated Lender is a Lender, such Affiliated Lender irrevocably authorizes and empowers the Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in a manner such that all Affiliated Lenders will be deemed to vote in the same proportion as Lenders that are not Affiliated Lenders, unless the Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it in order to provide that all Affiliated Lenders will be deemed to vote in the same proportion as Lenders that are not Affiliated Lenders; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that has a disproportionate effect on such Affiliated Lender as compared to the proposed treatment of similar Obligations held by Term Loan Lenders that are not Affiliated Lenders.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (except for Unliquidated Obligations) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements (including the Fee Letters) with respect to fees payable to the Agent or the Lenders (including the Fronting Lender), as applicable. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    Each of the Lenders and the Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or Proceeding may (and any such claims, cross-claims or third party claims brought against the Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Agent or any Lender may otherwise have to bring any action or Proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(d)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or Proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court.

(e)     Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Agent or Lender, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Agent, the applicable Lender or its or their applicable Affiliates, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) subject to such agreement), (2) to any swap or derivative transaction relating to the Borrower and its obligations or (3) to any potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.   USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Borrower and each other Loan Party that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the such Borrower or such Loan Party, which information includes the name, address and tax identification number of such Borrower and such Loan Party and other information that will allow such Lender to identify such Borrower and such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 9.14.    Releases of Subsidiary Guarantors.

(a)    The Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.

(b)     At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated (the foregoing, collectively, the “Final Release Conditions”), the Guaranty Agreement and all obligations (other than those expressly stated to survive such termination) of Holdings and each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17.    No Fiduciary Duty, etc.

(a)    Holdings acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, Holdings, the Borrower or any other Person. Each of Holdings and the Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each of Holdings and the Borrower acknowledges and agrees that no Credit Party is advising Holdings and the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to Holdings or the Borrower with respect thereto.

(b)    Holdings further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, Holdings acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Holdings also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a Proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a Proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.20.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MODIVCARE INTERMEDIATE, LLC, as Holdings

By:
Name:
Title:

MODIVCARE BUYER, LLC, as the Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

WILMINGTON TRUST, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT L

Redline to Prior Exit Term Loan Credit Agreement

[Intentionally Omitted]